                                                    THIS FILING IS MADE PURSUANT
                                                    TO RULE 424(b)(4) UNDER
                                                    THE SECURITIES ACT OF
                                                    1933 IN CONNECTION WITH
                                                    REGISTRATION NO. 333-93073

PROSPECTUS

                                4,000,000 Shares

                              [LEAP WIRELESS LOGO]

                                  COMMON STOCK
                            ------------------------

LEAP WIRELESS INTERNATIONAL, INC. IS OFFERING 4,000,000 SHARES OF ITS COMMON STOCK. INITIALLY, THE U.S. UNDERWRITERS ARE OFFERING 3,200,000 SHARES IN THE UNITED STATES AND CANADA, AND THE INTERNATIONAL UNDERWRITERS ARE OFFERING 800,000 SHARES OUTSIDE THE UNITED STATES AND CANADA.
                            ------------------------

LEAP WIRELESS INTERNATIONAL, INC.'S COMMON STOCK IS QUOTED ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "LWIN." ON FEBRUARY 16, 2000, THE REPORTED LAST SALE PRICE OF THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET SYSTEM WAS $91 7/8 PER SHARE.
                            ------------------------

INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 13.

                            ------------------------

                               PRICE $88 A SHARE

                            ------------------------

                                                                      Underwriting
                                                        Price to      Discounts and    Proceeds to
                                                         Public        Commissions         Leap
                                                      ------------    -------------    ------------
Per Share...........................................     $88.00          $5.28            $82.72
Total...............................................  $352,000,000    $21,120,000      $330,880,000

Leap Wireless International, Inc. has granted the underwriters the right to purchase up to an additional 600,000 shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on February 23, 2000.

                            ------------------------

MORGAN STANLEY DEAN WITTER
                  DONALDSON, LUFKIN & JENRETTE
                                     CREDIT SUISSE FIRST BOSTON
                                                  ABN AMRO ROTHSCHILD
                                                      a division of ABN AMRO
                                                           Incorporated

February 16, 2000

[Inside Front Cover]

The inside front cover consists of a two page foldout. The outside page contains the Cricket logo at the top of the page with large text stating
"Making Wireless Comfortable for 30 Million Potential Customers in 53 U.S. Markets* Including..." followed by a list of licensed markets. The bottom of the page contains a disclaimer stating "*Includes licenses acquired or agreed to be acquired." The inside two page foldout consists of a picture showing people on an extra-long couch holding wireless handsets with the following quotes: "The whole neighborhood thinks I'm nuts? Everyone says she'll run up huge phone bills on me, but with Cricket you can't;" "I just got something you never thought a guy like me could get--a wireless phone. It's new, it's simple and it's called Cricket;" "Finally, no nonsense wireless for no nonsense people. No contract and they didn't even bother checking my credit;" and "I know two things about wireless phones. First I need one, and second, I don't have time to figure out those ridiculous rate plans." Below the people on the couch is the phrase "They're Comfortable with Virtually All Their Local Calls for One Low, Flat Rate." The Cricket logo is displayed at the bottom of the page.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    3
Risk Factors................................................   13
Special Note Regarding Forward-Looking Statements...........   23
Use of Proceeds.............................................   24
Price Range of Common Stock and Dividends...................   25
Capitalization..............................................   26
Selected Consolidated Financial Data and Unaudited Pro Forma
  Financial Data............................................   28
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   31
Business....................................................   45
Relationship with Qualcomm..................................   68
Management..................................................   73
Principal Stockholders......................................   77
Certain Relationships and Related Transactions..............   79
Description of Leap Capital Stock...........................   80
Description of the Units....................................   85
Certain U.S. Federal Tax Considerations for Non-U.S. Holders
  of Common Stock...........................................   88
Underwriters................................................   91
Legal Matters...............................................   93
Experts.....................................................   93
Where to Find Additional Information........................   94
Index to Financial Statements...............................  F-1

                            ------------------------

     You should rely only on the information contained in this prospectus and incorporated by reference into this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

     Cricket(SM) and SMARTCOM PCS(MR) are service marks of Leap and its subsidiaries. Pegaso(MR) is a registered service mark of Servicios Administrativos Pegaso, S.C. All other brand names, trademarks and service marks appearing in this prospectus are the property of their respective holders.

                      (This page intentionally left blank)

                               PROSPECTUS SUMMARY

     This summary highlights information about Leap and the common stock offered by this prospectus. It does not contain all the information that is important to you. You should read this summary together with the more detailed information and our financial statements and notes appearing elsewhere in this prospectus. You should carefully consider, among other factors, the matters set forth in "Risk Factors." The terms "we," "our," "us" and "Leap" refer to Leap Wireless International, Inc. and its subsidiaries unless the context suggests otherwise.

                                      LEAP

     Leap is a wireless communications carrier that is deploying unique, low-cost, simple wireless services designed to accelerate the transformation of mobile wireless into a mass consumer product. We generally seek to address a much broader population segment than incumbent wireless operators have addressed to date. In the United States, we are offering wireless service under the brand name "Cricket." Our innovative Cricket strategy is to extend the benefits of mobility to the mass market by offering wireless service that is as simple to understand and use as, and priced competitively with, traditional landline service. To expand the Cricket service, we currently have acquired or agreed to acquire wireless licenses covering approximately 30 million potential customers. We are also currently involved in developing and operating nationwide digital wireless networks in Mexico and Chile. In each of our markets, we are deploying 100% digital, Code Division Multiple Access (CDMA) networks that provide higher capacity and more efficient deployment of capital than competing technologies. This, when combined with our efforts to streamline operation and distribution systems, allows us to be a low-cost provider of wireless services in each of our markets.

     The Cricket vision is different from the typical cellular or PCS provider. The Cricket service is based on what we believe the mass market wants wireless service to be: predictable, affordable and as simple to understand and use as traditional landline telephone service, but with the benefits of mobility. Approximately 70% of the U.S. population currently does not subscribe to wireless phone service. We believe that many of these potential customers have avoided traditional wireless service because they perceive it to be expensive and complicated. We believe that a large number of consumers make the majority of their calls within the local areas in which they live, work and play. The Cricket service allows customers to make and receive virtually unlimited calls only within a local calling area for a low, flat monthly rate. The fixed price eliminates consumer cost uncertainty related to higher than expected monthly bills and the billing and service complexity associated with multiple rate plans and roaming charges.

     We believe that the Cricket service will help transform mobile voice and data wireless service from a luxury product into a mass consumer product. The Cricket service was introduced in Chattanooga, Tennessee in March 1999. We believe the initial results demonstrate the appeal of the Cricket service. As a part of the Cricket strategy we intend to:

     - attract new customers more quickly than other wireless providers that offer complex pricing plans with peak/off-peak rates, roaming charges and expensive "extra" minutes;

     - maintain lower customer acquisition costs by offering one simple service plan with a choice of only one or two handsets, and distributing our product through company stores and multiple points of sale where the mass market shops;

     - sustain lower operating costs per customer compared to other wireless providers through streamlined billing procedures, reduced customer care expenses, lower credit investigation costs and reduced bad debt; and

     - deploy our capital more efficiently by building our networks to cover only the urban and suburban areas of our markets where our potential customers live, work and play, while avoiding rural areas and corridors between distant markets.

     We licensed Cricket to Chase Telecommunications, Inc., a company that we have agreed to acquire. The Cricket service was launched under an agreement that requires the management of Chase Telecommunications to control the business until our proposed acquisition receives all necessary governmental approvals. The acquisition is anticipated to be completed in the first calendar quarter of 2000. In Chattanooga, the network covers approximately 315,000 of the approximately 550,000 potential customers in the license area, concentrated in an area that is similar to Chattanooga's local calling area for conventional landline telephone service. As of December 31, 1999, there were approximately 22,000 Cricket customers in Chattanooga, including approximately 6,100 customers added in December 1999. This represents an approximately 5.0% penetration of covered potential customers after the first eight months of operation. In the quarter ended November 30, 1999, the cost per gross additional customer was less than $300, which we believe is significantly lower than other wireless providers. The Cricket service was launched in Nashville, Tennessee in late January 2000.

     We have been designated under FCC rules to be eligible to hold C-Block and F-Block licenses. As a "designated entity" we can acquire these licenses, which many large incumbent wireless providers cannot hold, at generally attractive prices and terms. We recently acquired 36 licenses in the federal government's 1999 re-auction of C-Block licenses. We also have entered into agreements to purchase 19 other wireless licenses, including those of Chase Telecommunications, and we have agreed to sell two licenses covering 234,000 potential customers. These 53 licenses cover approximately 30 million potential customers in 53 local markets in the U.S. We are considering the purchase of additional licenses in additional U.S. markets. Our target markets generally are self-contained metropolitan communities in which our potential customers tend to live, work and play within one local urban and suburban area. These target communities, such as Charlotte, Salt Lake City and Tucson, are areas where roaming beyond the local area is less important and the Cricket low-cost, local-only service may be particularly attractive to potential customers. We intend to complete or commence building networks in 17 markets during 2000 in our initial phase of construction.

     Internationally, we are focusing our efforts in markets in the Americas where we believe the combination of unfulfilled demand and our attractive wireless service offerings will fuel rapid growth. We target markets that offer relatively low penetration of landline and wireless telephony combined with relatively stable political and economic climates.

     In Mexico, we were a founding shareholder and have invested $100 million in Pegaso Telecomunicaciones, S.A. de C. V., a joint venture with Grupo Pegaso and Grupo Televisa, the largest media company in the Spanish-speaking world. We currently own 28.6% of Pegaso, which is deploying the first 100% digital wireless communications network in Mexico. Pegaso holds wireless licenses generally in the 1900 MHz band to provide nationwide service covering nearly 100 million potential customers. Pegaso launched commercial service in Tijuana in February 1999 and extended its coverage area with launches in Mexico's three largest cities, Mexico City, Guadalajara and Monterrey, in December, September and August 1999, respectively. As of December 31, 1999, Pegaso had approximately 110,000 customers, including approximately 83,000 customers added in December 1999. In December 1999, Pegaso launched service in Mexico City, bringing its total covered potential customers in Mexico to approximately 27.7 million. Pegaso is continuing its network expansion and plans to build networks in up to 63 additional metropolitan areas throughout Mexico. Pegaso recently announced that it has signed a non-binding memorandum of understanding with Sprint PCS under which Sprint PCS would invest up to $250 million by purchasing shares from Pegaso and shareholders other than Leap. If the contemplated transaction is consummated, Sprint PCS will acquire a 30.5% interest in Pegaso and our percentage interest in Pegaso will decrease to 20.5%.

     In Chile, through our subsidiary, Smartcom S.A., we hold a nationwide wireless license in the 1900 MHz band and operate a nationwide digital wireless system. In April 1999, we acquired the remaining 50% of Smartcom that we did not already own. Subsequently, we recruited a new management team, upgraded the network capabilities and, in November 1999, relaunched service under a new brand name, SMARTCOM PCS. Smartcom's network is the only CDMA-based network in the country, and it covers approximately 12 million potential customers representing 80% of Chile's total population. As of December 31, 1999,

Smartcom had approximately 78,000 customers, including approximately 16,400 customers added in December 1999.

BUSINESS STRATEGY

     Our business strategy is to bring innovative wireless communications products and services to markets with strong growth potential in the U.S. and elsewhere in the Americas. Key elements of this strategy include:

     - Enhancing the Mass Market Appeal of Wireless Service. We are working to remove the price and complexity barriers that we believe have prevented many potential customers from using wireless service. We believe that large segments of the population do not use wireless service because they view wireless service as an expensive luxury item, believe they cannot control the cost of service, or find existing service plans too confusing. Our service plans are designed to offer appealing value in simple formats that customers can understand and budget for.

     - Offering an Appealing Value Proposition. Specific service plans will differ among our operations and ventures; however, we strive to provide service offerings that combine high quality and advanced features with simplicity and attractive pricing to create a "high value/reasonable price" proposition and broaden the market for wireless services. These offerings include, for example, the Cricket flat rate service plan in the U.S. and such innovative features as a fully-functioning phone out-of-the-box and per-second billing in our Mexican and Chilean operations.

     - Controlling and Minimizing Costs. To become one of the lowest-cost providers in the wireless industry, we are deploying advanced network technology to minimize our capital costs and streamlining marketing, distribution and back-office procedures.

     - Leveraging CDMA Technology. We are deploying state-of-the-art CDMA networks that provide higher capacity at a lower capital cost and can be easily upgraded to support enhanced capacity. We believe this enables us to operate superior networks that support rapid customer growth and high usage with lower costs per unit than other wireless carriers. In addition, we believe our CDMA networks will provide a better platform to expand into data and other services based on advances in second generation systems and on third generation digital technology in the future.

     - Expanding Our Service Through Acquisitions of Domestic Licenses. As a designated entity under the FCC rules, we intend to expand the Cricket service to selected metropolitan areas in the U.S. through the acquisition of additional wireless licenses. We believe that our designated entity status gives us opportunities that are not available to many of our larger competitors to acquire additional wireless licenses at generally attractive prices.

     - Investing Selectively in New Foreign Ventures. We plan to pursue wireless ventures in foreign markets with strong growth potential. When investing in foreign ventures, we generally seek investment partners that provide familiarity and marketing know-how in their local markets, financial and technical resources, or other attributes that can contribute to building a successful wireless business. We expect to be actively involved in the operations of each foreign venture in which we participate.
                            ------------------------

     Leap was formed as a Delaware corporation in June 1998 as a subsidiary of Qualcomm Incorporated. In September 1998, Qualcomm distributed all of the common stock of Leap to Qualcomm's stockholders as a taxable dividend, and Leap entered into various agreements with Qualcomm. See "Relationship with Qualcomm." Our executive offices are located at 10307 Pacific Center Court, San Diego, CA 92121. Our telephone number is (858) 882-6000. Our World Wide Web site address is http://www.leapwireless.com. The information on our Web site is not part of this prospectus.

                                  THE OFFERING

Common stock offered............  4,000,000 shares

Common stock to be outstanding
after the offering.............. 24,472,953 shares

Over-allotment option...........    600,000 shares

Use of proceeds................. We intend to use the net proceeds from the offering for capital expenditures, acquisitions of wireless licenses, strategic investments, repayment of debt (if the units offering is consummated) and general corporate purposes. See "Use of Proceeds."

Nasdaq National Market symbol... LWIN
-------------------------

     Unless we specifically state otherwise, information in this prospectus about the number of shares of our common stock to be outstanding upon the closing of the offering excludes 600,000 shares of common stock which the underwriters have the option to purchase to cover over-allotments, 2,829,854 shares of common stock issuable upon exercise of the Warrants to be issued in the units offering and the following shares reserved for issuance as of February 11, 2000:

     - 609,659 shares issuable upon conversion of outstanding Qualcomm Trust Convertible Preferred Securities;

     - 4,500,000 shares issuable upon exercise of a warrant issued to Qualcomm;

     - 3,728,506 shares issuable upon exercise of options to purchase Leap common stock granted to holders of existing Qualcomm options at the time of the distribution of Leap's common stock to the stockholders of Qualcomm;

     - 3,685,086 shares issuable to employees, officers, directors and consultants under Leap's equity incentive plans; and

     - 403,128 shares issuable upon consummation of our pending acquisitions of a wireless license in Denver and three wireless licenses in Albany, Columbus and Macon, Georgia, which acquisitions are subject to FCC approval and other conditions.

                         THE CONCURRENT UNITS OFFERING

Securities Offered.............. 225,000 Senior Units, each consisting of one
                                 12 1/2% Senior Note due 2010 and one Warrant to purchase common stock, and 668,000 Senior Discount Units, each consisting of one 14 1/2% Senior Discount Note due 2010 and one Warrant to purchase common stock. The Units will be offered only to qualified institutional buyers under Rule 144A.

Issue Prices.................... $1,000 per Senior Unit and $486.68 per Senior
                                 Discount Unit.

Closing......................... We anticipate that the units offering will be concurrent with this offering. The consummation of the units offering is conditioned upon the closing of this offering; however, the closing of this offering is not conditioned upon the closing of the units offering.

                                   THE NOTES

SENIOR NOTES

Aggregate Amount................ $225,000,000 aggregate principal amount of
                                 12 1/2% Senior Notes due 2010.

Maturity........................ April 15, 2010.

SENIOR DISCOUNT NOTES

Aggregate Amount................ $668,000,000 aggregate principal amount at maturity ($325,102,240 initial accreted value) of 14 1/2% Senior Discount Notes due 2010.

Maturity........................ April 15, 2010.

SENIOR NOTES AND SENIOR DISCOUNT NOTES

Guarantee....................... The Notes will be guaranteed on a senior, unsecured basis by Cricket Communications
                                 Holdings, Inc., our domestic subsidiary holding company.

Ranking......................... The Notes will be senior, unsecured obligations of Leap and (i) will rank equally in right of payment with all of our existing and future senior unsecured indebtedness, (ii) will be senior in right of payment to all future subordinated indebtedness of Leap and (iii) will be effectively subordinate to all secured indebtedness of Leap and to all indebtedness and other liabilities (including trade payables and lease obligations) of any of our subsidiaries other than any subsidiary which is a guarantor.

Certain Covenants............... The terms of the Notes will restrict our ability and the ability of certain of our subsidiaries to, among other things:

                                 - incur additional indebtedness;

                                 - create liens;

                                 - pay dividends, make distributions in respect
                                   of capital stock or redeem capital stock;

                                 - make investments or certain other restricted
                                   payments;

                                 - sell assets;

                                 - issue or sell stock of some of our
                                   subsidiaries;

                                 - enter into transactions with stockholders or
                                   affiliates;

                                 - engage in sale-leaseback transactions; and

                                 - effect a consolidation or merger.

                                 However, these limitations will be subject to a number of important qualifications and exceptions.

Registration Rights............. We are obligated to consummate an exchange offer for the Notes pursuant to an effective registration statement or cause to become effective a shelf registration statement for resales of the Notes. If one of these events does not occur within 180 days after the closing of the units offering, interest on the Notes will increase by 0.50% per annum until the exchange offer is consummated or such shelf registration statement becomes effective. Holders who do not participate in the exchange offer or in the registration may thereafter hold a less liquid security.

                                  THE WARRANTS

Warrants Offered................ 225,000 Warrants included as part of the Senior
                                 Units to purchase an aggregate of 1,157,850 shares of our common stock and 668,000 Warrants included as part of the Senior Discount Units to purchase an aggregate of 1,672,004 shares of our common stock, which together represent an indirect interest in approximately 7.333% of our common stock on a fully diluted basis, subject to adjustment.

Exercise Price.................. Each Warrant included as part of the Senior
                                 Units will entitle the holder thereof to purchase 5.146 shares of our common stock at an exercise price of $96.80 per share, subject to adjustment. Each Warrant included as part of the Senior Discount Units will entitle the holder thereof to purchase 2.503 shares of our common stock at an exercise price of $96.80 per share, subject to adjustment.

Exercise........................ The Warrants may be exercised at any time on or after February 23, 2001 and before April 15,
                                 2010. Warrants that are not exercised by the expiration date will expire.

Registration Rights............. We are required to file a shelf registration statement covering the resale of the Warrants, the issuance of the common stock issuable upon exercise of the Warrants and the resale of the common stock issuable upon exercise of the Warrants, and to use our best efforts to cause such registration statement to be declared effective, subject to certain exceptions, on or before 180 days after the closing of the units offering. We will be required to maintain the effectiveness of such shelf registration statement until all of the Warrants have expired or been exercised. We will be able to suspend the effectiveness of such registration statement under certain circumstances.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     AND UNAUDITED PRO FORMA FINANCIAL DATA

     The following tables contain summary historical consolidated statement of operations data, consolidated balance sheet data and other financial data for Leap. The historical consolidated financial data for the fiscal years ended August 31, 1997, 1998 and 1999 are derived from the audited consolidated financial statements of Leap, as restated, which are included elsewhere in this prospectus. The historical consolidated financial data as of November 30, 1999 and for the three months ended November 30, 1998 and 1999 are derived from the unaudited consolidated financial statements of Leap, as restated, which are included elsewhere in this prospectus. The historical consolidated financial data for the fiscal year ended August 31, 1996 were derived from the audited consolidated financial statements of Leap which are not included in this prospectus. The historical consolidated statement of operations gives effect to the distribution of Leap common stock as if it had occurred as of September 1, 1995. In addition, other operating data, including unaudited customer and potential customer data as of December 31, 1999, are presented.

     The unaudited pro forma financial data are derived from the unaudited pro forma financial information that gives effect to Leap's acquisition of the remaining 50% interest in Smartcom S.A., formerly named Chilesat Telefonia Personal S.A., that it did not already own, the pending acquisition of substantially all the assets of Chase Telecommunications Holdings, Inc., Leap's acquisition of wireless licenses from AirGate Wireless, L.L.C. in January 2000 and Leap's pending wireless license acquisitions from PCS Devco, Inc., Radiofone PCS, L.L.C. and Zuma PCS, LLC as if they had already occurred. The unaudited pro forma financial data are based upon available information and assumptions that management believes are reasonable. The unaudited pro forma consolidated balance sheet data give effect to the pending acquisitions of substantially all the assets of Chase Telecommunications Holdings and the wireless licenses as if they had occurred as of November 30, 1999. The unaudited pro forma consolidated statement of operations gives effect to the acquisition of the remaining 50% interest in Smartcom, the pending acquisition of substantially all the assets of Chase Telecommunications Holdings, the acquisition of wireless licenses from AirGate and the pending acquisitions of wireless licenses from PCS Devco, Radiofone and Zuma as if they had occurred as of September 1, 1998. The unaudited pro forma financial data are provided for illustrative purposes only and do not purport to represent what Leap's results of operations or financial condition actually would have been had these acquisitions in fact occurred on such dates or to project Leap's results of operations or financial condition for any future period or date.

     These tables should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the audited consolidated financial statements and unaudited pro forma financial information included elsewhere in this prospectus.

                                                                                                       THREE MONTHS ENDED
                                                      YEAR ENDED AUGUST 31,                               NOVEMBER 30,
                                     --------------------------------------------------------   ---------------------------------
                                                                                    PRO FORMA                           PRO FORMA
                                      1996     1997(1)      1998(1)       1999       1999(2)     1998(1)       1999      1999(2)
                                     ------   ----------   ----------   ---------   ---------   ----------   --------   ---------
                                              (RESTATED)   (RESTATED)                           (RESTATED)
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA(3):
Operating revenues.................  $   --    $     --    $      --    $   3,907   $ 11,966    $      --    $  5,484   $  7,821
Operating expenses:
  Cost of operating revenues.......      --          --           --       (3,810)   (13,285)          --      (7,384)   (10,650)
  Selling, general and
    administrative expenses........    (396)     (1,361)     (23,888)     (28,745)   (48,839)      (4,240)    (13,538)   (15,805)
  Depreciation and amortization....      --          --           --       (5,824)   (22,480)        (124)     (5,175)   (17,960)
                                     ------    --------    ---------    ---------   ---------   ---------    --------   --------
    Total operating expenses.......    (396)     (1,361)     (23,888)     (38,379)   (84,604)      (4,364)    (26,097)   (44,415)
                                     ------    --------    ---------    ---------   ---------   ---------    --------   --------
  Operating loss...................    (396)     (1,361)     (23,888)     (34,472)   (72,638)      (4,364)    (20,613)   (36,594)
Equity in net loss of
  unconsolidated wireless operating
  companies........................      --      (3,793)     (23,118)    (100,300)   (66,271)     (16,029)    (16,193)   (10,693)
Write-down of investments in
  unconsolidated wireless operating
  companies........................      --          --           --      (27,242)   (27,242)          --          --         --
Interest income....................      --          --          273        2,505      1,460          462         397        409
Interest expense and amortization
  of discount and facility fee.....      --          --           --      (10,356)   (28,225)      (1,051)     (7,174)    (8,511)
Foreign currency transaction
  losses...........................      --          --           --       (7,211)   (11,410)          --      (2,794)    (2,794)
Gain on sale of wholly owned
  subsidiary.......................      --          --           --        9,097      9,097           --          --         --
Gain on issuance of stock by
  unconsolidated wireless operating
  company..........................      --          --           --        3,609      3,609           --          --         --
Other income (expense), net........      --          --           --         (243)      (584)          --         116        114
                                     ------    --------    ---------    ---------   ---------   ---------    --------   --------
  Net loss.........................  $ (396)   $ (5,154)   $ (46,733)   $(164,613)  $(192,204)  $ (20,982)   $(46,261)  $(58,069)
                                     ======    ========    =========    =========   =========   =========    ========   ========
Basic and diluted net loss per
  common share(4)..................  $(0.02)   $  (0.29)   $   (2.65)   $   (9.19)  $ (10.50)   $   (1.19)   $  (2.45)  $  (3.01)
                                     ======    ========    =========    =========   =========   =========    ========   ========
Shares used to calculate basic and
  diluted net loss per common
  share(4).........................  17,648      17,648       17,648       17,910     18,313       17,663      18,857     19,264
                                     ======    ========    =========    =========   =========   =========    ========   ========
OTHER FINANCIAL DATA:
EBITDA(5)..........................  $ (396)   $ (5,154)   $ (47,006)   $(150,938)  $(142,959)  $ (20,269)   $(34,309)  $(32,007)
Capital expenditures...............      --          --           --       (6,864)                 (2,876)     (6,268)
Net cash used in operating
  activities.......................    (285)     (1,193)     (18,378)     (34,105)                (10,054)    (17,934)
Net cash used in investing
  activities.......................      --     (46,000)    (140,742)    (158,333)               (100,356)     (3,534)
Net cash provided by financing
  activities.......................     285      47,193      159,120      216,476                 117,906      33,156
Ratio of earnings to fixed
  charges(6).......................      --          --           --           --                      --          --

                                                                                 AS OF NOVEMBER 30, 1999
                                                              -------------------------------------------------------------
                                                                                            PRO FORMA          PRO FORMA
                                                                                           AS ADJUSTED        AS ADJUSTED
                                                                                             FOR THIS          FOR BOTH
                                                               ACTUAL     PRO FORMA(2)    OFFERING(2)(7)    OFFERINGS(2)(8)
                                                              --------    ------------    --------------    ---------------
                                                                                     (IN THOUSANDS)
BALANCE SHEET DATA(3):
Cash and cash equivalents...................................  $ 40,249      $ 12,742         $342,722         $  628,809
Working capital (deficit)...................................    22,945        (7,911)         322,069            608,156
Restricted cash.............................................        --            --               --             78,337
Total assets................................................   333,341       489,407          819,387          1,197,289
Long-term debt..............................................   260,818       391,134          391,134            609,189
Stockholders' equity........................................    25,173        45,784          375,764            535,612

                                                                               AS OF DECEMBER 31, 1999
                                                              ---------------------------------------------------------
                                                               U.S.(9)        MEXICO(10)        CHILE          TOTAL
OTHER OPERATING DATA:                                         ----------    --------------    ----------    -----------
Potential customers.........................................  30,156,000      99,000,000      14,900,000    138,100,000
Covered potential customers.................................     315,000      27,700,000      12,000,000     40,015,000
Customers...................................................      22,000         110,000          78,000        210,000
Proportionate potential customers(11).......................  29,010,000      28,300,000      14,900,000     66,480,000

-------------------------
 (1) These amounts have been restated for the adoption during fiscal 1999 of the equity method retroactive to the initial date of Leap's investment in Chase Telecommunications Holdings. See Note 2 of the notes to the consolidated financial statements included elsewhere in this prospectus.

 (2) Amounts for Chase Telecommunications included in the pro forma and pro forma as adjusted amounts are as of and for the year ended September 30, 1999 and as of and for the three months ended December 31, 1999.

 (3) For the fourth quarter of fiscal 1999, the financial statements of Smartcom are included in the consolidated financial data as a result of Leap's acquisition of the remaining 50% interest in Smartcom in April 1999. Before the fourth quarter, Leap's investment in Smartcom was accounted for using the equity method of accounting.

 (4) The basic and diluted net loss per common share for the year ended August 31, 1999 and for the three months ended November 30, 1998 and 1999 was calculated by dividing the net losses by 17,910,440, 17,662,760 and 18,856,656, respectively, the weighted average number of common shares outstanding during each of the periods. The basic and diluted net loss per common share for the pro forma year ended August 31, 1999 and pro forma three months ended November 30, 1999 was calculated by dividing the net losses by 18,313,568 and 19,264,214, respectively, the weighted average number of common shares outstanding during each of the periods. Leap was a wholly owned subsidiary of Qualcomm before September 23, 1998. The basic and diluted net loss per common share for the fiscal years ended August 31, 1996, 1997 (restated) and 1998 (restated) were calculated by dividing the net loss by the 17,647,685 shares of Leap common stock issued in the distribution to Qualcomm's stockholders on September 23, 1998.

 (5) EBITDA represents net income (loss) before interest, income taxes, depreciation and amortization. EBITDA is a measure commonly used in the telecommunications industry to analyze companies on the basis of operating performance and as a measure of debt service ability. It is not a measure of financial performance under generally accepted accounting principles.

 (6) For the years ended August 31, 1996, 1997, 1998 and 1999 and the pro forma year ended August 31, 1999, our earnings were insufficient to cover fixed charges by $0.4 million, $1.4 million, $23.6 million, $26.5 million and $70.0 million, respectively. For the three months ended November 30, 1998 and 1999 and the pro forma three months ended November 30, 1999, our earnings were insufficient to cover fixed charges by $3.9 million, $23.0 million and $38.8 million, respectively. Fixed charges consist of interest expense, including capitalized interest, amortized discounts related to indebtedness and that portion of rent expenses deemed to be interest.

 (7) The pro forma as adjusted for this offering balance sheet data have been adjusted to give effect to the sale of 4,000,000 shares of common stock in this offering at the public offering price of $88 per share and the application of the estimated net proceeds therefrom.

 (8) The pro forma as adjusted for both offerings balance sheet data have been adjusted to give effect to the sale of shares of common stock in this offering, the sale of the Units in the units offering and the application of the estimated net proceeds from both offerings. The consummation of the units offering is conditioned upon the closing of this offering; however, the closing of this offering is not conditioned upon the closing of the units offering. We intend to use a portion of the net proceeds of this offering to repay all outstanding borrowings under our credit agreement with Qualcomm and we intend to terminate the credit agreement which will result in a $4.5 million loss on the early extinguishment of the debt. If the units offering is not consummated, we will not repay any of our outstanding borrowings under the credit agreement. A total value of approximately $164.4 million has been assigned to the Warrants. The pro forma as adjusted for both offerings restricted cash amount reflects approximately $78.3 million of the proceeds from the units offering which are being pledged to secure the first seven interest payments on the Senior Notes.

 (9) These amounts assume the completion of Leap's pending acquisition of substantially all the assets of Chase Telecommunications Holdings, including C-Block licenses for approximately 6.6 million potential customers, which has not been completed and remains subject to customary closing conditions. Leap currently owns 7.2% of Chase Telecommunications Holdings. These amounts also assume the acquisition by Leap of wireless licenses representing approximately 3.6 million potential customers from AirGate, approximately 1.2 million potential customers from PCS Devco, approximately 5.0 million potential customers from Radiofone and approximately 1.3 million potential customers from Zuma. We completed the acquisition of wireless licenses from AirGate in January 2000. We have signed acquisition agreements with PCS Devco, Radiofone and Zuma but the acquisitions have not been completed and remain subject to closing conditions, including FCC approval.

(10) As of December 31, 1999, Leap owned 28.6% of the outstanding capital stock of Pegaso.

(11) Proportionate potential customers information is provided as of December 31, 1999, and represents our present equity share of the potential customers included in the licenses owned or to be acquired by our subsidiaries and ventures. We presently own a 96.2% interest in Cricket Communications Holdings, Inc. and a 28.6% interest in Pegaso in Mexico. If the proposed transaction between Sprint PCS and Pegaso is consummated, our percentage interest in Pegaso will decrease to 20.5%. We own 100% of Smartcom in Chile.

                                  RISK FACTORS

     In addition to the other information in this prospectus, you should carefully consider the following risks before making an investment decision. The trading price of our common stock could decline due to any of these risks, and you could lose all or a part of your investment.

WE HAVE A LIMITED OPERATING HISTORY

     We have only operated as an independent company since September 1998. Because we are at an early stage of development, we face risks generally associated with establishing a new business enterprise. When considering our prospects, investors must consider the risks, expenses and difficulties encountered by companies in their early stages of development. These risks include possible disruptions and inefficiencies associated with rapid growth and workplace expansion, the difficulties associated with raising money to finance new enterprises and the difficulties of establishing a significant presence in highly competitive markets.

THE CRICKET BUSINESS STRATEGY IS UNPROVEN

     Our business strategy in the United States, marketed under the brand name Cricket, is to offer consumers a service plan that allows them to make and receive virtually unlimited local calls for a low, flat monthly rate. This strategy, which has been introduced in only one market, is a new approach to marketing wireless services and may not prove to be successful. Our marketing efforts may not draw the volume of customers necessary to sustain our business plan, our capital and operating costs may exceed planned levels, and we may be unable to compete effectively with landline and other wireless service providers in our markets. In addition, potential customers may perceive the Cricket service to be less appealing than other wireless plans, which offer more features and options including the ability to roam outside of the home service area. If our business strategy proves to be successful, other wireless providers are likely to adopt similar pricing plans and marketing approaches. Should our competitors choose to adopt a strategy similar to the Cricket strategy, some of them may be able to price their services more aggressively or attract more customers because of their stronger market presence and geographic reach and their larger financial resources.

THE FAILURE TO COMPLETE OUR ACQUISITION OF CHASE TELECOMMUNICATIONS COULD DELAY THE EXPANSION OF THE CRICKET SERVICE AND RESULT IN SIGNIFICANT COSTS

     We have agreed to acquire substantially all of the assets of Chase Telecommunications Holdings, which owns C-Block licenses covering approximately
6.6 million potential customers in a region that includes approximately 97% of Tennessee. Because the pending acquisition involves the transfer of licenses, we sought, and recently received, approval of the transfer by the FCC. However, one party formally challenged the license transfer and may seek further judicial or administrative review of the FCC's decision. In addition, the acquisition could fail to close for other reasons beyond our control. Under the terms of a management agreement and trademark license agreement, Chase Telecommunications has already introduced the Cricket service in Chattanooga, Tennessee and Nashville, Tennessee. If we fail to close the acquisition of Chase Telecommunications, our expansion of the Cricket service according to our roll-out plan will be delayed. Any delay in the expansion of Cricket service could make it easier for competitors to duplicate our strategy and enter our target markets before we do. In addition, if we fail to close the acquisition of Chase Telecommunications by September 20, 2000, Leap will be required to pay in full up to $60 million of debt plus accrued interest incurred for the purchase and sale of equipment and services to Chase Telecommunications under Cricket Communications's credit agreement with Lucent Technologies.

THE FCC'S DECISION THAT WE ARE QUALIFIED TO HOLD C-BLOCK AND F-BLOCK LICENSES IS SUBJECT TO REVIEW AND APPEAL

     Our business plan anticipates and depends on our acquisition and operation of C-Block and F-Block licenses in the U.S. We believe that currently C-Block and F-Block licenses are generally more available and are less expensive to obtain than licenses in other FCC auction blocks, partly because a licensee may hold these licenses only if it qualifies as a "designated entity" under FCC rules.

     In July 1999, the FCC issued an opinion and order that found that we were entitled to acquire C-Block and F-Block licenses. The order approved our acquisition of the 36 C-Block licenses for which we were the highest bidder in the FCC's 1999 spectrum re-auction, and the transfer of three F-Block licenses from AirGate to one of our subsidiaries which cover portions of North Carolina, in each case subject to the fulfillment of certain conditions. In October 1999, the FCC issued to us the 36 re-auctioned licenses. In addition we have an application pending to acquire a C-Block license from PCS Devco.

     Each of the conditions imposed by the FCC has been satisfied except for the condition that we reduce our debt to Qualcomm to 50% or less of our total outstanding debt by January 2001 which will be satisfied if the units offering is consummated. We have a continuing obligation, during the designated entity holding period for our C-Block and F-Block licenses, to limit our debt to Qualcomm to 50% or less of our outstanding debt and to ensure that persons who are or were previously officers or directors of Qualcomm do not comprise a majority of our board of directors or a majority of our officers. We anticipate satisfying the debt reduction condition through additional financing activities and/or the refinancing of our debt to Qualcomm, but we may not be able to reduce our debt to Qualcomm to the required level. If we fail to continue to meet any of the conditions imposed by the FCC or otherwise fail to maintain our qualification to own C-Block and F-Block licenses, that failure would have a material adverse effect on our business and financial condition.

     Various parties previously challenged our qualification to hold C-Block and F-Block licenses, which challenges were rejected in the FCC's July 1999 order. One of these parties, a wireless operating company, has requested that the FCC review its order. In addition, further judicial review of this order is possible.

     We may not prevail in connection with any such appeal and we may not remain qualified to hold C-Block or F-Block licenses. If the FCC determines that we are not qualified to hold C-Block or F-Block licenses, it could take the position that all of our licenses should be divested, cancelled or reauctioned.

WE HAVE A HISTORY OF LOSSES AND ANTICIPATE FUTURE LOSSES

     Leap experienced net losses of $46.3 million in the first quarter of fiscal 2000, $164.6 million in fiscal 1999, $46.7 million in fiscal 1998 and $5.2 million in fiscal 1997. According to generally accepted accounting principles, Leap must recognize some or all of its subsidiaries' losses. These losses are likely to be significant for the next several years as we launch service in new markets and seek to increase our customer bases in new and existing markets. We may not generate profits in the short term or at all. If we fail to achieve profitability, that failure could have a negative effect on the market value of our common stock.

LEAP MAY FAIL TO RAISE REQUIRED CAPITAL

     We require significant additional capital to build-out and operate planned networks and for general working capital needs. We also require additional capital to invest in any new wireless opportunities, including capital for license acquisition costs. Capital markets have recently been volatile and uncertain. These markets may not improve, and we may not be able to access these markets to raise additional capital. Developing companies in emerging markets such as Latin America have found it particularly difficult to raise capital. If we fail to obtain required new financing, that failure would have a material adverse effect on our business and our financial condition. For example, if we are unable to access capital markets, we may have to restrict our activities or sell our interests in one or more of our subsidiaries or other ventures earlier than planned or at a "distressed sale" price.

YOUR OWNERSHIP INTEREST IN LEAP WILL BE DILUTED UPON ISSUANCE OF SHARES WE HAVE RESERVED FOR FUTURE ISSUANCE

     On February 11, 2000, 20,472,953 shares of our common stock were outstanding, and 12,926,379 additional shares of our common stock were reserved for issuance. The issuance of these additional shares will reduce your percentage ownership in Leap.

     Of the shares reserved for issuance, 609,659 shares are issuable upon conversion of outstanding Qualcomm Trust Convertible Preferred Securities. We agreed to issue shares of our common stock upon the conversion of these securities in connection with the spin-off of Leap from Qualcomm. The holders may convert the Qualcomm securities at any time into shares of Qualcomm common stock and Leap common stock. We will receive no additional consideration upon the issuance of the Leap common stock, and such shares generally will be freely tradeable by their holders. Qualcomm has announced that it has issued a call for redemption of these securities on March 6, 2000. Given the recent trading prices of Qualcomm and Leap stock, it is likely that the holders will convert the Trust Convertible Preferred Securities, and we would issue all 609,659 shares reserved for issuance.

     In addition to the shares of Leap common stock issuable upon conversion of outstanding Qualcomm Trust Convertible Preferred Securities, the following shares were reserved for issuance as of February 11, 2000:

     - 4,500,000 shares reserved for issuance upon exercise of a warrant issued to Qualcomm in connection with the spin-off of Leap, which is exerciseable in whole or in part at any time between now and September 2008;

     - 3,728,506 shares reserved for issuance upon exercise of options to purchase Leap common stock granted to holders of Qualcomm options in connection with the distribution of Leap's common stock to the stockholders of Qualcomm;

     - 3,685,086 shares reserved for issuance to employees, officers, directors and consultants under Leap's equity incentive plans; and

     - 403,128 shares issuable upon consummation of our pending acquisitions of a wireless license in Denver and three wireless licenses in Albany, Columbus and Macon, Georgia, which acquisitions are subject to FCC approval and other conditions.

     In addition, if the units offering is consummated, 2,829,854 shares of common stock will be reserved for issuance upon exercise of the Warrants to be issued in the units offering.

     Dilution of the outstanding number of shares of our common stock could adversely affect prevailing market prices for our common stock and our ability to raise capital through an offering of equity securities.

HIGH LEVELS OF DEBT COULD ADVERSELY AFFECT OUR BUSINESS AND FINANCIAL CONDITION

     We expect to obtain much of our required capital through debt financing. A substantial portion of the debt financing, including all of our vendor financing, bears or is likely to bear interest at a variable rate, exposing us to interest rate risk.

     Our high leverage could have important consequences, including the following:

     - our ability to obtain additional financing may be impaired;

     - a substantial portion of our future cash flows from operations must be dedicated to the servicing of our debt, thus reducing the funds available for operations and investments;

     - our leverage may reduce our ability to adjust rapidly to changing market conditions and may make us more vulnerable to future downturns in the general economy; and

     - high levels of debt may reduce the value of stockholders' investments in Leap because debt holders have priority regarding our assets in the event of a bankruptcy or liquidation.

     We may not have sufficient future cash flows to meet our debt payments or may not be able to refinance any of our debt at maturity. We also face additional risks with respect to our financing arrangements with vendors. These equipment financings depend on meeting planned levels of performance such as meeting specific target levels for potential and actual customers. If we fail to meet performance requirements, our equipment financing may be restricted or cancelled.

     Qualcomm has provided significant financing to Leap and has also agreed to provide significant additional financing. We may experience disputes or difficulties with Qualcomm with respect to these agreements. Our inability to draw funds under our financing agreements with Qualcomm and other equipment suppliers or obtain other sources of financing on similar terms would have a material adverse effect on our business and financial condition.

ADVERSE REGULATORY CHANGES COULD IMPAIR OUR ABILITY TO MAINTAIN EXISTING LICENSES AND OBTAIN NEW LICENSES

     We must maintain our existing telecommunications licenses and those we acquire in the future to continue offering wireless telecommunications services. Changes in regulations or failure to comply with the terms of a license or failure to have the license renewed could result in a loss of the license, penalties and fines. For example, we could lose a license if we fail to construct or operate a wireless network as required by the license. If we lose a license, that loss could have a material adverse effect on our business and financial condition.

     State regulatory agencies, the FCC, the U.S. Congress, the courts and other governmental bodies regulate the operation of wireless telecommunications systems and the use of licenses in the U.S. The FCC, Congress, the courts or other federal, state or local bodies having jurisdiction over our operating companies may take actions that could have a material adverse effect on our business and financial condition.

     The FCC has announced plans to hold a reauction of C-Block and F-Block licenses in July 2000. In connection with this reauction, two companies, SBC Communications, Inc., and Nextel Communications, Inc., have requested that the FCC, via waiver or a rulemaking proceeding, relax the eligibility rules for acquiring C-Block and F-Block licenses, such that these and possibly other large companies would be able to compete with us and other designated entities and small businesses in acquiring C-Block and F-Block licenses. While we plan to vigorously oppose the requests from SBC and Nextel, FCC action approving them could have a material adverse effect on our business and financial condition, including our ability to continue acquiring C-Block and F-Block licenses.

     Foreign governmental authorities regulate the operation of wireless telecommunications systems and the use of licenses in the foreign countries in which we operate. In some cases, the regulatory authorities also operate our competitors. Changes in the current regulatory environment of these markets could have a negative effect on us. In addition, the regulatory frameworks in some of these countries are relatively new, and the interpretation of regulations is uncertain.

     We believe that acquiring new telecommunications licenses will be highly competitive. If we are not able to obtain new licenses, or could not otherwise participate in companies that obtain new licenses, our ability to expand our operations would be limited.

WE HAVE ENCOUNTERED RELIABILITY PROBLEMS DURING THE INITIAL DEPLOYMENT OF OUR NETWORKS

     As is typical with newly-constructed networks, we and the companies that we have agreed to acquire have experienced reliability problems with respect to network infrastructure equipment in initial years of operation. We are working with equipment suppliers to address these problems. Chase Telecommunications is in the process of replacing the majority of its network infrastructure in Chattanooga with equipment from a different vendor that we believe is better suited to the high usage patterns of the Cricket service. Smartcom has replaced certain network components in its Chilean network and is currently upgrading certain system software components. Replacing system components requires significant expenditures and diverts management's attention from other matters. If our network infrastructure equipment ultimately fails to perform as expected, that failure could have a material adverse effect on our business and financial condition.

WE MAY EXPERIENCE DIFFICULTIES IN CONSTRUCTING AND OPERATING OUR
TELECOMMUNICATIONS NETWORKS

     We will need to construct new telecommunications networks and expand existing networks. We will heavily depend on suppliers and contractors to successfully complete these complex construction projects. We may experience quality deficiencies, cost overruns and delays on these construction projects, including deficiencies, overruns and delays not within our control or the control of our contractors. In addition, the construction of new telecommunications networks requires the receipt of permits and approvals from numerous governmental bodies including municipalities and zoning boards. Failure to receive these approvals in a timely fashion can delay system rollouts and can raise the costs of completing construction projects. Pegaso's launch of commercial service in Mexico City was delayed several months due to delays in obtaining the required permits from local authorities for cell site construction.

     We may not complete construction projects within budget or on a timely basis. A failure to satisfactorily complete construction projects could jeopardize wireless licenses and customer contracts. As a result, a failure of this type could have a material adverse effect on our business and financial condition.

     Even if we complete construction in a timely and cost effective manner, we will also face challenges in managing and operating our telecommunications systems. These challenges include operating and maintaining the telecommunications operating equipment and managing the sales, advertising, customer support, billing and collection functions of the business. Our failure in any of these areas could undermine customer satisfaction, increase customer turnover, reduce revenues and otherwise have a material adverse effect on our business and financial condition.

IF WE EXPERIENCE A HIGH RATE OF CUSTOMER TURNOVER, OUR COSTS COULD INCREASE

     Many providers in the U.S. personal communications services (PCS) industry have experienced a high rate of customer turnover as compared to cellular industry averages. The rate of customer turnover may be the result of several factors, including limited network coverage, reliability issues such as blocked or dropped calls, handset problems, inability to roam onto cellular networks, affordability, customer care concerns and other competitive factors. Our strategy to address customer turnover may not be successful, or the rate of customer turnover may be unacceptable. If our competitors choose to provide a service plan with pricing similar to the Cricket service, competitive factors could also cause increased customer turnover. A high rate of customer turnover could reduce revenues and increase marketing costs in order to attract the minimum number of replacement customers required to sustain our business plan, which, in turn, could have a material adverse effect on our business and financial condition.

CALL VOLUME UNDER CRICKET FLAT PRICE PLANS COULD EXCEED THE CAPACITY OF OUR WIRELESS NETWORKS

     Our Cricket strategy in the U.S. is to offer consumers a service plan that allows them to make virtually unlimited local calls for a low, flat monthly rate. Our business plans for this strategy assume that Cricket customers will use their wireless phones for substantially more minutes per month than customers who purchase service from other providers under more traditional plans. We intend to design our U.S. networks to accommodate the expected high call volume. Although we believe CDMA-based networks will be well suited to support high call volumes, if wireless use by Cricket customers exceeds the capacity of our future networks, service quality may suffer, and we may be forced to raise the price of Cricket service to reduce volume or otherwise limit the number of new customers. If our planned networks cannot handle the call volumes they experience, our competitive position and business prospects in the U.S. could be materially adversely affected.

RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS COULD ADVERSELY AFFECT OUR BUSINESS

     We face many risks from our international activities. Pegaso in Mexico and Smartcom in Chile largely depend on the economies in which they operate and these economies are in various stages of development. These markets are subject to rapid fluctuations in currency exchange rates, consumer prices, inflation, employment levels and gross domestic product.

     In addition, foreign laws and courts govern many of the agreements of Pegaso and Smartcom. Other parties may breach or may make it difficult to enforce these agreements.

     We will also face country-specific risks. The country-specific risks that we face include:

     Risks Associated With Doing Business in Mexico: Mexico's currency and financial markets continue to experience volatility. The impact on the Mexican economy of the economic crisis that began in Asia and then spread to Eastern Europe and Brazil has affected the ability of Mexican companies to access the capital markets. The ability of Mexican companies to access the capital markets may not improve and may deteriorate further in the future. The economy of Mexico historically is affected by fluctuations in the price of oil and petroleum products. Fluctuations in the prices of these products and continuing political tensions in Mexico could negatively impact our prospects in Mexico.

     Risks Associated With Doing Business in Chile: The success of our subsidiary in Chile depends largely on the economy of that country. Fluctuations in the prices of natural resources historically affect the economy of Chile. The economic crisis that began in Asia and spread to Eastern Europe and Brazil has negatively impacted some commodity prices, which could negatively impact our prospects in Chile. Although Chilean prices and its currency generally have been stable, maintaining this stability has required continued intervention by the Chilean government. A decision by the Chilean government to stop this intervention could negatively impact our prospects in Chile.

OUR RESULTS OF OPERATIONS MAY BE HARMED BY FOREIGN CURRENCY FLUCTUATIONS

     We are exposed to risk from fluctuations in foreign currency rates, which could impact our results of operations and financial condition. Although we report our financial statements in U.S. dollars, Pegaso and Smartcom report their results in local currencies. Consequently, fluctuations in currency exchange rates between the U.S. dollar and the applicable local currency will affect our results of operations as well as the value of our ownership interests in Pegaso and Smartcom and future ventures. We do not currently hedge against foreign currency exchange rate risks.

     Generally, our international ventures generate revenues that are paid in their local currency. However, many of these ventures' major contracts, including financing agreements and contracts with equipment suppliers, are denominated in U.S. dollars. As a result, a significant change in the value of the U.S. dollar against the national currency of an international venture could significantly increase the venture's expenses and could have a material adverse effect on our business and financial condition. For example, our international ventures may be unable to satisfy their obligations under equipment supply agreements denominated in U.S. dollars in the event of currency devaluations. In some developing countries, including Chile and Mexico, significant currency devaluations relative to the U.S. dollar have occurred and may occur again in the future. In such circumstances, Leap and its international ventures may experience economic loss with respect to the collectability of payments from their business partners and customers and the recoverability of their investments.

WE FACE SIGNIFICANT COMPETITION

     The wireless telecommunications industry generally is very competitive and competition is increasing. Unlike many wireless providers, we also intend to compete directly with landline service providers in the telecommunications industry. Many competitors have substantially greater resources than we have, and we may not be able to compete successfully.

     In the U.S., we will compete directly with other wireless providers and traditional landline carriers in each of our markets, many of whom have greater resources than we do and entered the market before us. A few of our competitors operate wireless telecommunications networks covering most of the U.S. Competitors' earlier entry and broader presence in the U.S. telecommunications market may have a negative effect on our ability to successfully implement our strategy. In addition, other wireless providers in the U.S. could attempt to implement our domestic strategy of providing unlimited local service at a low, flat monthly rate if our strategy proves successful. The landline services with which we will compete are already used by some of our potential customers, and we may not be successful in our efforts to persuade potential customers to adopt our wireless service in addition to, or in replacement of, their current landline service.

     Although the deployment of advanced telecommunications services is in its early stages in many developing countries, we believe competition is increasing as businesses, and foreign governments realize the market potential of telecommunications services. In Mexico, a number of international telecommunications companies, including Bell Atlantic, AT&T, MCI, Motorola, Nextel and SBC, as well as local competitors such as Telmex and other Mexican telecommunications companies, continue to actively engage in developing telecommunications services. In Chile, existing competitors include BellSouth, Telefonica and Entel. Pegaso and Smartcom also compete against landline carriers, including government-owned telephone companies. The Chilean telecommunications market historically has been very price competitive. We also expect the prices that Smartcom and Pegaso may charge for their products and services in some regions will decline over the next few years as competition increases in their markets. Our competitors in Mexico and Chile have greater financial resources and more established operations than Pegaso and Smartcom. Pegaso and Smartcom are at an early stage of development and may not be able to compete successfully.

     We compete with companies that use other communications technologies, including paging and digital two-way paging, enhanced specialized mobile radio and domestic and global mobile satellite service. These technologies may have advantages over the technology we use and may ultimately be more attractive to customers. We may compete in the future with companies who offer new technologies and market other services, including cable television access, landline telephone service and Internet access, that we do not currently intend to market. Some of our competitors offer these other services together with their wireless communications service, which may make their services more attractive to customers. In addition, we expect that, over time, providers of wireless communications services will compete more directly with providers of traditional landline telephone services as do we, energy companies, utility companies and cable operators who expand their services to offer communications services.

THE TECHNOLOGIES THAT WE USE MAY BECOME OBSOLETE, WHICH WOULD LIMIT OUR ABILITY TO COMPETE EFFECTIVELY

     We have employed digital wireless communications technology based on CDMA technology. We are required under an agreement entered into with Qualcomm in connection with our spinoff to use only cdmaOne systems in international operations through January 2004. Other digital technologies may ultimately prove to have greater capacity or features and be of higher quality than CDMA. If another technology becomes the preferred industry standard in any of the countries in which we operate, we may be at a competitive disadvantage, and competitive pressures may require us to change our digital technology at substantial cost. We may not be able to respond to those pressures or implement new technology on a timely basis, or at an acceptable cost. If CDMA technology becomes obsolete at some time in the future, and we are unable to effect a cost-effective migration path, it could materially and adversely affect our business and financial condition. For a more detailed discussion of CDMA technology see "Business -- CDMA Technology."

IF WIRELESS HANDSETS POSE HEALTH AND SAFETY RISKS, WE MAY BE SUBJECT TO NEW REGULATIONS, AND DEMAND FOR OUR SERVICES MAY DECREASE

     Media reports have suggested that certain radio frequency emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may have the effect of discouraging the use of wireless handsets, which would decrease demand for our services. In recent years, the FCC has updated the guidelines and methods it uses for evaluating radio frequency emissions from radio equipment, including wireless handsets. In addition, interest groups have requested that the FCC investigate claims that digital technologies pose health concerns and cause interference with hearing aids and other medical devices. There also are some safety risks associated with the use of wireless handsets while driving. Concerns over these safety risks and the effect of any legislation that may be adopted in response to these risks could limit our ability to market and sell our wireless service.

THE LOSS OF KEY PERSONNEL COULD HARM OUR BUSINESS

     We believe our success depends on the contributions of a number of our key personnel. These key personnel include Harvey P. White, Chairman of the Board and Chief Executive Officer of Leap, and Susan G. Swenson, President and Chief Operating Officer of Leap and Chief Executive Officer of our Cricket Communications subsidiary. If we lose the services of key personnel, that loss could materially harm our business. We do not maintain "key person" life insurance on any employee.

OUR STOCK PRICE IS VOLATILE

     The stock market in general, and the stock prices of telecommunications companies and other technology-based companies in particular, have experienced significant volatility that often has been unrelated to the operating performance of any specific public companies. The market price of Leap common stock has fluctuated widely in the past quarter and is likely to continue to fluctuate in the future. See "Price Range of Common Stock and Dividends." Factors that may have a significant impact on the market price of Leap common stock include:

     - future announcements concerning Leap or its competitors, including the announcement of joint development efforts;

     - changes in the prospects of our business partners or equipment suppliers;

     - quality deficiencies in our networks;

     - results of technological innovations;

     - government regulation, including the FCC's review of our acquisition of wireless licenses;

     - changes in recommendations of securities analysts and rumors that may be circulated about Leap or its competitors; and

     - public perception of risks associated with our international operations.

     Our future earnings and stock price may be subject to significant volatility, particularly on a quarterly basis. Shortfalls in our revenues or earnings in any given period relative to the levels expected by securities analysts could immediately, significantly and adversely affect the trading price of Leap common stock. In the past, following periods of volatility in the market price of a company's securities, class action litigation has often been instituted against the subject company. Litigation of this type could result in substantial costs and a diversion of our management's attention and resources which could, in turn, have a material adverse effect on our business and financial condition.

WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE

     We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We have been, and if the units offering is not consummated will continue to be, restricted from declaring or paying dividends by the terms of our credit agreement with Qualcomm. If the units offering is consummated, the terms of the indenture governing the Notes will restrict our ability to declare or pay dividends. We intend to retain future earnings to fund our growth. Accordingly, you will not receive a return on your investment in our common stock through the payment of dividends in the foreseeable future and may not realize a return on your investment even if you sell your shares. Any future payment of dividends to our stockholders will depend on decisions that will be made by our board of directors and will depend on then existing conditions, including our financial condition, contractual restrictions, capital requirements and business prospects.

A DETERMINATION THAT LEAP IS AN INVESTMENT COMPANY COULD ADVERSELY AFFECT OUR BUSINESS

     Our ownership interest in Pegaso was 28.6% as of December 31, 1999, and we expect that future investments in ventures will include ownership interests of less than 50% and that our interests will vary over time as the ventures raise additional capital. As a result, we could be subject to the registration requirements of the Investment Company Act of 1940. The Investment Company Act of 1940 requires registration of companies that engage primarily in the business of investing in stock. Because we intend to actively participate in the business operations of our subsidiaries and other ventures, we do not believe that we are primarily engaged in the business of investing in stock. We intend to monitor and adjust our interests in our ventures to the extent practical to avoid being subject to the Investment Company Act of 1940. In addition, to clarify our status under the Investment Company Act of 1940, in September 1998 we filed a request for an exemptive order from the SEC declaring Leap to be primarily engaged in a business other than investing in stock. The SEC has not yet ruled on our application and we are in the process of responding to their comments. The requested exemptive order may not be granted. If we must register as an investment company under the Investment Company Act of 1940, compliance with these regulations will negatively impact our business.

WE HAVE IMPLEMENTED OR ARE SUBJECT TO ANTI-TAKEOVER PROVISIONS THAT COULD PREVENT OR DELAY AN ACQUISITION OF LEAP THAT IS BENEFICIAL TO ITS STOCKHOLDERS

     Leap's charter and bylaws could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. Our charter and bylaw provisions could diminish the opportunities for a stockholder to participate in tender offers. The charter and bylaws may also restrain volatility in the market price of Leap common stock resulting from takeover attempts. In addition, our board of directors may issue preferred stock that could have the effect of delaying or preventing a change in control of Leap. The issuance of preferred stock could also negatively affect the voting power of holders of Leap common stock. The provisions of the charter and bylaws may have the effect of discouraging or preventing an acquisition of Leap or a sale of its businesses. In addition, Section 203 of the Delaware General Corporation Law imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock.

     We have adopted a rights plan that could discourage, delay or prevent an acquisition of Leap at a premium price. The rights plan provides for preferred stock purchase rights attached to each share of Leap common stock which will cause substantial dilution to a person or group acquiring 15% or more of Leap's stock if the acquisition is not approved by our board of directors. For a more detailed discussion of the rights plan see "Description of Leap Capital
Stock -- Rights Plan."

     The transfer restrictions imposed on the U.S. wireless licenses we own also adversely affect the ability of third parties to acquire us. Our licenses may only be transferred with prior approval by the FCC. In addition, we are prohibited from voluntarily assigning or transferring control of our C-Block and F-Block licenses for five years after grant date except to assignees or transferees that satisfy the financial criteria established by the FCC for designated entities. Accordingly, the number of potential transferees of our licenses is limited, and any acquisition, merger or other business combination involving Leap would be subject to regulatory approval.

     In addition, the documents governing our indebtedness contain limitations on our ability to enter into a change of control transaction. Under these documents, the occurrence of a change of control transaction, in some cases after notice and grace periods, would constitute an event of default permitting acceleration of the indebtedness.

YEAR 2000 RELATED SYSTEM FAILURES OR MALFUNCTIONS COULD HARM OUR BUSINESS

     As of the date of this prospectus, our systems have operated without any apparent Year 2000 related problems and appear to be Year 2000 compliant. We are not aware that any of our primary vendors or systems maintained by third parties (such as landline, long-distance and power systems) have experienced significant Year 2000 compliance problems. However, while no such problem has been discovered as of the date of this prospectus, Year 2000 issues may not become apparent immediately and, therefore, Leap may be affected in the future. We will continue to monitor the issue and work to remediate any Year 2000 issues that may arise.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     We have made statements in this prospectus, including statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to a number of risks, uncertainties and assumptions about Leap, including, among other things:

     - general economic and business conditions, both nationally and in our international markets;

     - our expectations and estimates concerning future financial performance, financing plans and the impact of competition;

     - anticipated trends in our business;

     - existing and future regulations affecting our business;

     - our ability to obtain additional debt and equity financing to fund capital expenditures and working capital deficits;

     - our ability to complete acquisitions; and

     - other risk factors described in the section entitled "Risk Factors" in this prospectus.

     You can identify these forward-looking statements by forward-looking words such as "believe," "may," "could," "will," "estimate," "continue," "anticipate," "intend," "seek," "plan," "expect," "should," "would" and similar expressions in this prospectus.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                                USE OF PROCEEDS

     The net proceeds we receive from the sale of 4,000,000 shares of our common stock in this offering are estimated to be $330.0 million, or $379.6 million, if the underwriters exercise their over-allotment option in full, at the public offering price of $88 per share after deducting underwriting discounts and commissions and estimated offering expenses of $900,000 payable by us. If the units offering is consummated, the net proceeds from the sale of the Units, consisting of Senior Notes and Warrants and Senior Discount Notes and Warrants, after deducting underwriting discounts and commissions and estimated offering expenses of $600,000, would be approximately $536.6 million.

     We expect to use the net proceeds of this offering and the sale of the Units in the units offering for:

     - the repayment of borrowings under our credit agreement with Qualcomm;

     - capital expenditures in connection with the expansion of our domestic and international networks, including the purchase of additional wireless licenses;

     - sales and marketing activities; and

     - working capital and general corporate purposes.

     Under our credit agreement with Qualcomm, Qualcomm has agreed to provide up to $35.2 million for working capital and $229.8 million for investment capital purposes. As of January 31, 2000, Leap had $52.9 million available to it under the credit agreement, with $14.1 million available under the working capital sub-facility and $38.8 million available under the investment sub-facility. Amounts borrowed under the credit agreement are due and payable in September 2006, unless the maturity of the loans is accelerated pursuant to the provisions of the credit agreement. Amounts borrowed under the credit agreement bear interest at a variable rate equal to the prime rate plus 4.25% per annum or LIBOR plus 5.25% per annum. The consummation of the units offering is conditioned upon the closing of this offering; however, the closing of this offering is not conditioned upon the closing of the units offering. If the units offering is not consummated, we will not repay any of our outstanding borrowings under the credit agreement. See "Relationship with Qualcomm."

     In addition, if the units offering is consummated, Leap will use approximately $78.3 million of the net proceeds from the sale of the Senior Notes to purchase U.S. government securities and will pledge such government securities for the benefit of the holders of the Senior Notes to secure the first seven interest payments on the Senior Notes. The precise amount of proceeds to be used to purchase such government securities will depend on interest rates on such government securities prevailing at the closing date.

     We anticipate spending $620.8 million during the next 12 months to continue our network build-out, the substantial majority of which we expect to invest in Cricket wireless networks in the U.S. These capital expenditures will be funded primarily through the proceeds of vendor financing agreements, together with the proceeds of this offering, the sale of Units in the units offering and other sources. A portion of the net proceeds from this offering and the sale of Units in the units offering may also be used to invest in complementary businesses or new business ventures. Pending these uses, the net proceeds of this offering and the sale of Units in the units offering will be invested in short term, interest-bearing, investment grade securities.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     Leap's common stock is quoted on the Nasdaq National Market under the symbol "LWIN." The following table sets forth the high and low sale prices from Leap's common stock for the periods indicated as reported by the Nasdaq National Market.

                                                               HIGH      LOW
                                                              -------   ------
Fiscal Year ended August 31, 1999
  First Quarter (from September 24, 1998)...................  $  9.00   $ 2.69
  Second Quarter............................................     7.88     4.75
  Third Quarter.............................................    25.50     5.88
  Fourth Quarter............................................    21.75    16.00
Fiscal Year ended August 31, 2000
  First Quarter.............................................    94.06    14.56
  Second Quarter (through February 16, 2000)................   102.38    47.00

     A recent reported last sale price per share for Leap's common stock as reported on the Nasdaq National Market is set forth on the cover page of this prospectus. At February 16, 2000, there were approximately 1,840 holders of record of Leap's common stock.

     As of the date of this prospectus, we have never declared or paid any cash dividends on shares of Leap common stock. The terms of our credit agreement with Qualcomm have prohibited, and if the units offering is not consummated, will continue to prohibit, us from declaring or paying cash dividends. For a more detailed discussion, see "Relationship with Qualcomm." If the units offering is consummated, the terms of the indenture governing the Notes will restrict our ability to declare or pay dividends. We currently intend to retain our earnings for future growth and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth the capitalization of Leap as of November 30, 1999:

     - on an actual basis;

     - on a pro forma basis to give effect to the acquisition in January 2000 of wireless licenses from AirGate and the pending acquisitions of Chase Telecommunications and wireless licenses from PCS Devco, Radiofone and Zuma;

     - on a pro forma as adjusted basis to reflect the sale of 4,000,000 shares of common stock in this offering at a public offering price of $88 per share and the application of the net proceeds therefrom; and

     - on a pro forma as adjusted basis to reflect the sale of shares of common stock in this offering, the sale of the Units in the units offering and the application of the estimated net proceeds from both offerings. The consummation of the units offering is conditioned upon the closing of this offering; however, the closing of this offering is not conditioned upon the closing of the units offering.

                                                            AS OF NOVEMBER 30, 1999
                                            --------------------------------------------------------
                                                                        PRO FORMA        PRO FORMA
                                                                       AS ADJUSTED      AS ADJUSTED
                                                           PRO          FOR THIS          FOR BOTH
                                             ACTUAL     FORMA(1)       OFFERING(1)      OFFERINGS(1)
                                            ---------   ---------   -----------------   ------------
                                                       (IN THOUSANDS, EXCEPT SHARE DATA)
Cash and cash equivalents.................  $  40,249   $  12,742       $ 342,722        $  628,809
                                            =========   =========       =========        ==========
Restricted cash(2)........................  $      --   $      --       $      --        $   78,337
                                            =========   =========       =========        ==========
Short-term debt(3)........................  $  17,566   $  17,566       $  17,566        $   17,566
                                            =========   =========       =========        ==========
Long-term debt:
  Credit agreements(4)....................  $ 154,991   $ 207,638       $ 207,638        $   39,956
  Deferred payment agreement(5)...........     89,220      89,220          89,220            89,220
  Note payable to Telex-Chile.............     16,607      16,607          16,607            16,607
  Debt obligations to the FCC(6)..........         --      77,669          77,669            77,669
  12 1/2% Senior Notes due 2010(7)........         --          --              --           157,243
  14 1/2% Senior Discount Notes due
     2010(7)..............................         --          --              --           228,494
                                            ---------   ---------       ---------        ----------
          Total long-term debt............    260,818     391,134         391,134           609,189
                                            ---------   ---------       ---------        ----------
Stockholders' equity:
  Common stock(8), 75,000,000 shares
     authorized, 18,954,636 shares issued
     and outstanding, 19,357,764 shares
     issued and outstanding on a pro forma
     basis and 23,357,764 shares issued
     and outstanding on a pro forma as
     adjusted basis.......................          2           2               2                 2
  Additional paid-in capital(7)...........    292,651     313,262         643,242           807,607
  Accumulated deficit.....................   (263,157)   (263,157)       (263,157)         (267,674)
  Accumulated other comprehensive loss....     (4,323)     (4,323)         (4,323)           (4,323)
                                            ---------   ---------       ---------        ----------
          Total stockholders' equity......     25,173      45,784         375,764           535,612
                                            ---------   ---------       ---------        ----------
             Total capitalization.........  $ 285,991   $ 436,918       $ 766,898        $1,144,801
                                            =========   =========       =========        ==========

-------------------------
(1) Amounts for Chase Telecommunications included in the pro forma and pro forma as adjusted amounts are as of December 31, 1999.

(2) The pro forma as adjusted for both offerings restricted cash amount reflects approximately $78.3 million of the proceeds from the units offering which are being pledged to secure the first seven interest payments on the Senior Notes.

(3) Leap has loans payable to banks in Chile of $9.0 million and $6.7 million which, along with capitalized interest and fees of $1.9 million at November 30, 1999, bear interest at rates of 8.1% and 8.5% per annum, respectively. In February 2000, we were granted extensions which require amounts to be repaid in September 2000.

(4) Qualcomm and Leap entered into a credit agreement in which Qualcomm has agreed to provide up to $35.2 million for working capital and $229.8 million for investment capital purposes. As of November 30, 1999, Leap had $114.7 million available to it under the credit agreement, with $20.2 million available under the working capital sub-facility and $94.5 million available under the investment sub-facility. In January 2000, we borrowed an additional $12.7 million under the investment sub-facility to purchase wireless licenses from AirGate. Pro forma and pro forma as adjusted amounts include $31.4 million of borrowings by Chase Telecommunications under its vendor financing agreement with Qualcomm and $8.6 million of borrowings by Chase Telecommunications for equipment and services purchased from Cricket Communications under Cricket Communications's infrastructure equipment purchase and financing agreement. We intend to use a portion of the net proceeds of this offering to repay all outstanding borrowings under the Qualcomm credit agreement, and we intend to terminate the Qualcomm credit agreement. However, if the units offering is not consummated, we will not repay any of our outstanding borrowings under the Qualcomm credit agreement. Amount shown under pro forma as adjusted for both offerings reflects the repayment of $172.2 million of borrowings and accrued interest under the Qualcomm credit agreement as of November 30, 1999 (including the $12.7 million borrowed to purchase wireless licenses from AirGate) and a $4.5 million loss on the early extinguishment of debt under the Qualcomm credit agreement. As of January 31, 2000, outstanding borrowings and accrued interest under the credit agreement totaled $225.0 million and Leap had $52.9 million available to it under the credit agreement, with $14.1 million available under the working capital sub-facility and $38.8 million available under the investment sub-facility. See "Relationship with Qualcomm."

(5) Qualcomm and Smartcom have entered into a deferred payment agreement under which Qualcomm agreed to defer collection of amounts related to Smartcom's purchase of equipment, software and services from Qualcomm.

(6) In connection with the acquisitions of Chase Telecommunications and wireless licenses from AirGate, PCS Devco and Radiofone, Leap will assume principal amounts of debt obligations to the FCC of approximately $78.8 million, $11.1 million, $1.1 million and $1.5 million, respectively. Under the purchase method of accounting, these obligations, which bear interest at a below-market rate, will be recorded in Leap's accounts at their fair value assuming an interest rate of 11.36%. The fair value of these obligations included in the pro forma and pro forma as adjusted amounts are $65.8 million, $9.5 million and $0.9 million and $1.5 million, respectively. We completed the acquisition of wireless licenses from AirGate in January 2000. The other acquisitions have not yet been consummated and remain subject to certain conditions, including FCC approval.

(7) A total value of approximately $164.4 million has been assigned to the Warrants.

(8) Each share of our common stock includes a right to purchase one one-thousandth of a share of our Series A Junior Participating preferred stock issued in connection with our rights plan. For a description of the rights plan, see "Description of Leap Capital Stock -- Rights Plan."

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     AND UNAUDITED PRO FORMA FINANCIAL DATA

     The following tables contain selected historical consolidated statement of operations data, consolidated balance sheet data and other financial data for Leap. The historical consolidated financial data for the fiscal years ended August 31, 1997, 1998 and 1999 are derived from the audited consolidated financial statements of Leap, as restated, which are included elsewhere in this prospectus. The historical consolidated financial data as of November 30, 1999 and for the three months ended November 30, 1998 and 1999 are derived from the unaudited consolidated financial statements of Leap, as restated, which are included elsewhere in this prospectus. The historical consolidated financial data for the fiscal year ended August 31, 1996 were derived from the audited consolidated financial statements of Leap which are not included in this prospectus. The historical consolidated statement of operations gives effect to the distribution of Leap common stock as if it had occurred as of September 1, 1995.

     The unaudited pro forma financial data are derived from the unaudited pro forma financial information that gives effect to Leap's acquisition of the remaining 50% interest in Smartcom S.A., formerly named Chilesat Telefonia Personal S.A., that it did not already own, the pending acquisition of substantially all the assets of Chase Telecommunications Holdings, Leap's acquisition of wireless licenses from AirGate in January 2000 and Leap's pending wireless license acquisitions from PCS Devco, Radiofone and Zuma as if they had already occurred. The unaudited pro forma financial data are based upon available information and assumptions that management believes are reasonable. The unaudited pro forma consolidated balance sheet data give effect to the pending acquisitions of substantially all the assets of Chase Telecommunications Holdings and the wireless licenses as if they had occurred as of November 30, 1999. The unaudited pro forma consolidated statement of operations gives effect to the acquisition of the remaining 50% interest in Smartcom, the pending acquisition of substantially all the assets of Chase Telecommunications Holdings, the acquisition of wireless licenses from AirGate and the pending acquisitions of wireless licenses from PCS Devco, Radiofone and Zuma as if they had occurred as of September 1, 1998. The unaudited pro forma financial data are provided for illustrative purposes only and do not purport to represent what Leap's results of operations or financial condition actually would have been had these acquisitions in fact occurred on such dates or to project Leap's results of operations or financial condition for any future period or date.

     These tables should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the audited consolidated financial statements and unaudited pro forma financial information included elsewhere in this prospectus.

                                                      YEAR ENDED AUGUST 31,                      THREE MONTHS ENDED NOVEMBER 30,
                                    ---------------------------------------------------------   ---------------------------------
                                                                                    PRO FORMA                           PRO FORMA
                                     1996      1997(1)      1998(1)       1999       1999(2)     1998(1)       1999      1999(2)
                                    -------   ----------   ----------   ---------   ---------   ----------   --------   ---------
                                              (RESTATED)   (RESTATED)                           (RESTATED)
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA(3):
Operating revenues................  $    --    $    --      $     --    $   3,907   $  11,966    $     --    $  5,484   $  7,821
Operating expenses:
  Cost of operating revenues......       --         --            --       (3,810)    (13,285)         --      (7,384)   (10,650)
  Selling, general and
    administrative expenses.......     (396)    (1,361)      (23,888)     (28,745)    (48,839)     (4,240)    (13,538)   (15,805)
  Depreciation and amortization...       --         --            --       (5,824)    (22,480)       (124)     (5,175)   (17,960)
                                    -------    -------      --------    ---------   ---------    --------    --------   --------
      Total operating expenses....     (396)    (1,361)      (23,888)     (38,379)    (84,604)     (4,364)    (26,097)   (44,415)
                                    -------    -------      --------    ---------   ---------    --------    --------   --------
  Operating loss..................     (396)    (1,361)      (23,888)     (34,472)    (72,638)     (4,364)    (20,613)   (36,594)
Equity in net loss of
  unconsolidated wireless
  operating companies.............       --     (3,793)      (23,118)    (100,300)    (66,271)    (16,029)    (16,193)   (10,693)
Write-down of investments in
  unconsolidated wireless
  operating companies.............       --         --            --      (27,242)    (27,242)         --          --         --
Interest income...................       --         --           273        2,505       1,460         462         397        409
Interest expense and amortization
  of discount and facility fee....       --         --            --      (10,356)    (28,225)     (1,051)     (7,174)    (8,511)
Foreign currency transaction
  losses..........................       --         --            --       (7,211)    (11,410)         --      (2,794)    (2,794)
Gain on sale of wholly owned
  subsidiary......................       --         --            --        9,097       9,097          --          --         --
Gain on issuance of stock by
  unconsolidated wireless
  operating company...............       --         --            --        3,609       3,609          --          --         --
Other income (expense), net.......       --         --            --         (243)       (584)         --         116        114
                                    -------    -------      --------    ---------   ---------    --------    --------   --------
Net loss..........................  $  (396)   $(5,154)     $(46,733)   $(164,613)  $(192,204)   $(20,982)   $(46,261)  $(58,069)
                                    =======    =======      ========    =========   =========    ========    ========   ========
Basic and diluted net loss per
  common share(4).................  $ (0.02)   $ (0.29)     $  (2.65)   $   (9.19)  $  (10.50)   $  (1.19)   $  (2.45)  $  (3.01)
                                    =======    =======      ========    =========   =========    ========    ========   ========
Shares used to calculate basic and
  diluted net loss per common
  share(4)........................   17,648     17,648        17,648       17,910      18,313      17,663      18,857     19,264
                                    =======    =======      ========    =========   =========    ========    ========   ========
OTHER FINANCIAL DATA:
EBITDA(5).........................  $  (396)   $(5,154)     $(47,006)   $(150,938)  $(142,959)   $(20,269)   $(34,309)  $(32,007)
Capital expenditures..............       --         --            --       (6,864)                 (2,876)     (6,268)
Net cash used in operating
  activities......................     (285)    (1,193)      (18,378)     (34,105)                (10,054)    (17,934)
Net cash used in investing
  activities......................       --    (46,000)     (140,742)    (158,333)               (100,356)     (3,534)
Net cash provided by financing
  activities......................      285     47,193       159,120      216,476                 117,906      33,156
Ratio of earnings to fixed
  charges(6)......................       --         --            --           --                      --          --

                                                                 AS OF AUGUST 31,                 AS OF NOVEMBER 30, 1999,
                                                    ------------------------------------------   ---------------------------
                                                    1996       1997         1998        1999        ACTUAL      PRO FORMA(2)
                                                    -----   ----------   ----------   --------   ------------   ------------
                                                            (RESTATED)   (RESTATED)
BALANCE SHEET DATA(3):
Cash and cash equivalents.........................  $  --     $    --     $     --    $ 26,215     $ 40,249       $ 12,742
Working capital (deficit).........................   (111)       (279)     (14,789)      6,587       22,945         (7,911)
Total assets......................................     --      42,267      157,752     335,331      333,341        489,407
Long-term debt....................................     --          --           --     221,812      260,818        391,134
Stockholders' equity (deficit)....................   (111)     41,988      142,963      70,900       25,173         45,784

-------------------------
(1) These amounts have been restated for the adoption during fiscal 1999 of the equity method retroactive to the initial date of Leap's investment in Chase Telecommunications Holdings, Inc. See Note 2 of the notes to the consolidated financial statements included elsewhere in this prospectus.

(2) Pro forma amounts for Chase Telecommunications are as of and for the year ended September 30, 1999 and as of and for the three months ended November 30, 1999.

(3) For the fourth quarter of fiscal 1999, the financial statements of Smartcom are included in the consolidated financial data as a result of Leap's acquisition of the remaining 50% interest in Smartcom in April 1999. Before the fourth quarter, Leap's investment in Smartcom was accounted for using the equity method of accounting.

(4) The basic and diluted net loss per common share for the year ended August 31, 1999 and for the three months ended November 30, 1998 and 1999 was calculated by dividing the net losses by 17,910,440, 17,662,760 and 18,856,656, respectively, the weighted average number of common shares outstanding during each of the periods. The basic and diluted net loss per common share for the pro forma year ended August 31, 1999 and pro forma three months ended November 30, 1999 was calculated by dividing the net losses by 18,313,568 and 19,264,214, respectively, the weighted average number of common shares outstanding during each of the periods. Leap was a wholly owned subsidiary of Qualcomm before September 23, 1998. The basic and diluted net loss per common share for the fiscal years ended August 31, 1996, 1997 (restated) and 1998 (restated) were calculated by dividing the net loss by the 17,647,685 shares of Leap common stock issued in the distribution to Qualcomm's stockholders on September 23, 1998.

(5) EBITDA represents net income (loss) before interest, income taxes, depreciation and amortization. EBITDA is a measure commonly used in the telecommunications industry to analyze companies on the basis of operating performance and as a measure of debt service ability. It is not a measure of financial performance under generally accepted accounting principles.

(6) For the years ended August 31, 1996, 1997, 1998 and 1999 and the pro forma year ended August 31, 1999, our earnings were insufficient to cover fixed charges by $0.4 million, $1.4 million, $23.6 million, $26.5 million and $70.0 million, respectively. For the three months ended November 30, 1998 and 1999 and the pro forma three months ended November 30, 1999, our earnings were insufficient to cover fixed charges by $3.9 million, $23.0 million and $38.8 million, respectively. Fixed charges consist of interest expense, including capitalized interest, amortized discounts related to indebtedness and that portion of rent expenses deemed to be interest.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis is based upon our financial statements as of the dates and for the periods presented in this section. You should read this discussion and analysis in conjunction with our financial statements and related notes contained in this prospectus.

OVERVIEW

     Leap is a wireless communications carrier with a unique approach to providing digital wireless service that is designed to appeal to the mass market. We intend to transform wireless into a mass consumer product by deploying customer-oriented, low-cost, simple wireless services. We generally seek to address a much broader population segment than incumbent wireless operators have addressed to date. In the United States, we are employing a unique business strategy to extend the benefits of mobility to the mass market by offering wireless service under the brand name Cricket that is as simple as, and priced at rates competitive with, traditional landline service. Cricket service was introduced in Chattanooga, Tennessee in March 1999 by Chase Telecommunications, Inc., a company that we have agreed to acquire, under a management agreement that requires the management of Chase Telecommunications to control the business until our proposed acquisition is completed. Cricket service was launched in Nashville, Tennessee in late January 2000. To expand the Cricket service, we currently have acquired or agreed to acquire wireless licenses covering approximately 30 million potential customers.

     Internationally, we currently are involved in developing and operating nationwide digital wireless systems in Mexico and Chile. We plan to focus our efforts in markets primarily in the Americas where we believe the combination of unfulfilled demand and our attractive wireless service offerings will fuel rapid growth. In Mexico, we were a founding shareholder and have invested $100 million in Pegaso, a joint venture with Grupo Pegaso and Grupo Televisa, the largest media company in the Spanish-speaking world. We currently own 28.6% of Pegaso, which is deploying the first 100% digital wireless communications network in Mexico. Pegaso holds wireless licenses generally in the 1900 MHz band to provide nationwide service covering all of Mexico, with approximately 99 million potential customers. Pegaso recently announced that it has signed a non-binding memorandum of understanding with Sprint PCS under which Sprint PCS would invest up to $250 million by purchasing shares from Pegaso and shareholders other than Leap. If the contemplated transaction is consummated, Sprint PCS will acquire a 30.5% interest in Pegaso and our percentage interest in Pegaso will decrease to 20.5%.

     In Chile, in April 1999, we acquired the 50% of our wireless venture that we did not already own, and in November 1999, we re-launched the venture's service under a new brand name and corporate identity, SMARTCOM PCS. We acquired the remaining 50% interest for $28 million in cash and a $22 million interest-free note due in May 2002. Smartcom holds a nationwide wireless license in the 1900 MHz band and operates a nationwide digital wireless system in Chile. Smartcom's network is the only CDMA-based network in the country, and it covers approximately 12 million potential customers representing 80% of Chile's total population.

     We are in the early stages of development. Start-up wireless communications companies typically require substantial capital expenditures for the construction of their networks and license acquisition costs. In addition, these companies typically incur significant marketing and other expenses as they begin commercial operations. Accordingly, as we continue to build-out our networks, expand our operations, and amortize our capitalized costs, our net operating losses and our proportionate share of the losses in our unconsolidated wireless operating companies is expected to grow.

RECENT OR PENDING ACQUISITIONS

     Chase Telecommunications. In December 1998, we agreed to acquire substantially all the assets of Chase Telecommunications Holdings, including wireless licenses, subject to customary closing condi-tions. The purchase price includes approximately $6.3 million in cash, the assumption of principal amounts of liabilities that totaled approximately $121.7 million at December 31, 1999, a warrant to purchase 1% of the common stock of our subsidiary Cricket Communications Holdings at an exercise price of $1.0 million, and contingent earn-out payments of up to $41.0 million based on Chase Telecommunications's earnings during the fifth full year following the closing of the acquisition. The liabilities to be assumed include approximately $78.8 million in principal amounts owed to the FCC associated with the wireless licenses that bear interest at the rate of 7.0% per annum and must be repaid in quarterly installments of principal and interest through September 2006. In February 2000, the FCC consented to the transfer of Chase Telecommunications's licenses to us, although the decision could be subject to further judicial or administrative review. An acquisition agreement has been signed, but the transaction has not yet been completed and is subject to customary closing conditions.

     Following the closing of the acquisition, amounts owed by Chase Telecommunications to Qualcomm under an equipment financing agreement become due and payable within five days and will be repaid from borrowings under Cricket Communications's credit facility with Lucent. As of November 30, 1999, Chase Telecommunications owed approximately $31.0 million to Qualcomm under the equipment financing agreement.

     Our subsidiary, Cricket Communications, has entered into a credit facility with Chase Telecommunications under which Cricket Communications agreed, at its discretion, to provide working capital loans to Chase Telecommunications. The maximum principal amount of working capital loans that may be drawn under the facility is $50 million. Borrowings under the facility bear interest at the prime rate plus 4.5%. The borrowings are collateralized by substantially all of the assets of Chase Telecommunications and are subordinated in right of payment to amounts Chase Telecommunications owes to Qualcomm under its equipment financing agreement. As of November 30, 1999, Chase Telecommunications's borrowings under its working capital facility with Cricket Communications totaled $43.4 million, including $4.5 million of accrued and capitalized interest.

     Until our pending acquisition of Chase Telecommunications is completed, Cricket Communications plans to purchase the equipment and services required by Chase Telecommunications under its existing equipment purchase and financing agreements and then resell the equipment and services to Chase Telecommunications on substantially similar terms, including financing. If we fail to close the acquisition of Chase Telecommunications by September 20, 2000, we will be required to pay in full up to $60 million of debt incurred for the purchase and sale of equipment and services to Chase Telecommunications under Cricket Communications's credit agreement with Lucent Technologies.

     Other Wireless Licenses. In September 1999, we agreed to acquire a wireless license covering the Dayton, Ohio market from PCS Devco for a purchase price of approximately $2.4 million in cash and the assumption of principal amounts of approximately $1.1 million in debt obligations to the FCC. Amounts owed to the FCC bear interest at the rate of 6.25% per annum and must be repaid in quarterly installments of principal and interest through June 2007. In addition, Leap has agreed to transfer to PCS Devco a wireless license that covers 135,000 potential customers. Until closing, Leap is required to make PCS Devco's payments under its FCC debt, with any payments made by Leap reducing the cash payment to PCS Devco. An acquisition agreement has been signed, but the transaction has not yet been completed and is subject to a final order from the FCC and other conditions. In February 2000, the FCC consented to the transfer of PCS Devco's license to us, although the decision has not yet become a final order and could be subject to further judicial or administrative review. Our agreement with PCS Devco expires in March 2000 if the transaction is not consummated by such date. A final order from the FCC will not be received prior to the expiration date of the agreement.

     In January 2000, we acquired three wireless licenses covering markets in North Carolina from AirGate for a purchase price of approximately $13.9 million in cash and the assumption of principal amounts of approximately $11.1 million in debt obligations to the FCC. Amounts owed to the FCC bear interest at the rate of 6.25% per annum and must be repaid in quarterly installments of principal and interest through April 2007.

     Also in January 2000, we agreed to acquire two wireless licenses covering the Pittsburgh, Pennsylvania and Denver, Colorado markets from Radiofone. The purchase price for the Pittsburgh license is approximately $18.4 million in cash and the purchase price for the Denver license is 232,754 shares of our common stock and approximately $3.4 million in cash, less the amount of debt owed by Radiofone to the FCC associated with the Denver license which will be assumed by Leap at the closing. As of November 30, 1999, the outstanding principal amount owed to the FCC associated with the Denver license was approximately $1.5 million. The amounts owed to the FCC must be repaid in quarterly installments of principal and interest through April 2007. As a condition to closing the purchase of the Denver license, we must file and have declared effective a resale shelf registration statement with the SEC covering the shares of our common stock to be issued to the seller, subject to certain "lock-up" restrictions on resale. The transaction is subject to FCC approval and other conditions. Our agreement with Radiofone expires in October 2000 if the transaction is not consummated by such date.

     In February 2000, we agreed to acquire all of the outstanding stock of three subsidiaries of Zuma which own wireless licenses covering markets in Albany, Columbus and Macon, Georgia for an aggregate purchase price of 170,374 shares of our common stock. The merger agreement provides that these corporations will have no indebtedness or other liabilities at the closing. The merger agreement also provides that we must file and have declared effective a resale shelf registration statement with the SEC covering the shares of our common stock issued to the seller as soon as reasonably practicable after the closing of the transaction, subject to certain "lock-up" restrictions on resale. The transaction is subject to FCC approval and other conditions. The merger agreement may be terminated by either party in February 2001 if the transaction is not consummated by such date.

PRESENTATION

     Management's Discussion and Analysis of Financial Condition and Results of Operations reviews the financial condition of the businesses that Qualcomm transferred to us in September 1998 as if we were a separate entity for all periods discussed. We adopted the equity method of accounting for our investment in Chase Telecommunications Holdings, Inc. in the third quarter of fiscal 1999. Before that, we accounted for our investment in Chase Telecommunications Holdings under the cost method. Accordingly, all prior periods presented in the accompanying financial statements have been adjusted retroactively in accordance with generally accepted accounting principles.

     In April 1999, we increased our ownership interest in Smartcom from 50% to 100%. As a result of the reporting lag we have adopted for our foreign operating companies, we began fully consolidating Smartcom's results of operations in June 1999, the beginning of the fourth quarter of fiscal 1999. Before that, we accounted for our investment in Smartcom under the equity method of accounting. We account for our interest in Pegaso under the equity method of accounting. As of November 30, 1999, we owned 28.6% of Pegaso.

     The directors of the Transworld Companies, partially owned subsidiaries of a company in which we have an indirect interest, recently voted to liquidate the companies. The decision followed the Transworld Companies' loss of leased satellite transmission capacity and the companies' failure to develop an acceptable business plan that did not utilize satellite transmission. As a result of these developments, we wrote down our indirect investment in the Transworld Companies in the fourth quarter of fiscal 1999. In addition, we have ceased funding loans to Metrosvyaz and, as a result, have written-off our remaining investment in Metrosvyaz. For additional information on these discontinued foreign ventures see "Business -- Discontinued Foreign Ventures."

     The term "operating company" refers to Cricket Communications, Chase Telecommunications, Pegaso, Smartcom, the Transworld Companies, Orrengrove, Metrosvyaz and OzPhone.

RESULTS OF OPERATIONS

     The results of operations discussed below include period to period comparisons that may not reflect the character of our future results of operations because of the following events that took place during our most recent fiscal year:

     - the decision to liquidate the Transworld Companies and the sale of our interest in OzPhone;

     - the initial launch of the Cricket service in the U.S.;

     - our agreements to acquire the wireless licenses and other assets of Chase Telecommunications Holdings and the wireless licenses of AirGate, PCS Devco, Radiofone and Zuma; and

     - the consolidation of Smartcom with Leap after our purchase of the remaining 50% interest in Smartcom that we did not already own.

     THREE MONTHS ENDED NOVEMBER 30, 1999 COMPARED TO THREE MONTHS ENDED NOVEMBER 30, 1998

     We incurred a net loss of $46.3 million during the three month period ended November 30, 1999 compared to a net loss of $21.0 million in the corresponding period of the prior fiscal year. The increase resulted primarily from start-up costs associated with our operating companies. Net losses for our consolidated and unconsolidated wireless operating companies relate primarily to the expenditures incurred in launching network services, including marketing and other expenses, and the amortization of capitalized network costs. Smartcom, accounted for under the equity method until the fourth quarter of fiscal 1999, launched nationwide service in September 1998. Pegaso launched operations in Tijuana, Guadalajara and Monterrey in February through September 1999 and in Mexico City in December 1999. Chase Telecommunications launched its traditional mobile service in the U.S. in September 1998 and re-launched service utilizing Leap's Cricket wireless concept in March 1999.

     As a direct result of the consolidation of Smartcom, we recorded $5.4 million of operating revenues, $7.4 million of cost of operating revenues, $7.4 million of additional selling, general and administrative expenses, $5.0 million of additional depreciation and amortization, $2.9 million of additional net interest expense, and $2.8 million of foreign currency transaction losses during the fiscal quarter ended November 30, 1999. Smartcom's net loss of $20.7 million recognized during the three month period ended November 30, 1999, before intercompany eliminations, compares to $3.4 million that we recognized under the equity method for our 50% interest in the corresponding period of the prior fiscal year. During the first quarter of fiscal 1999, we did not report any operating revenues because all of our operating companies were accounted for under the equity method of accounting. Our operating companies did not generate material revenues in the first quarter of fiscal 1999.

     We incurred $13.5 million of selling, general and administrative expenses during the three month period ended November 30, 1999 compared to $4.2 million in the corresponding period of the prior fiscal year. The increase includes $7.4 million from the consolidation of Smartcom. Excluding Smartcom, selling, general and administrative expenses remained relatively flat, despite increased staffing and business development activities related to our domestic subsidiary, Cricket Communications.

     We incurred an operating loss of $20.6 million during the three month period ended November 30, 1999 compared to an operating loss of $4.4 million in the corresponding period of the prior fiscal year. The $16.2 million increase primarily reflects the consolidation of Smartcom. We expect that the results of operations for the quarter ended November 30, 1999 may not reflect the character of our future results of operations and believe operating revenues and expenses will increase in the future. We expect substantial growth in subscribers, operating revenues and operating expenses as a result of our pending acquisition and consolidation of Chase Telecommunications, the planned development and launch of Cricket service in multiple U.S. markets, and an increase in Smartcom's marketing efforts. We also expect substantial growth in Pegaso's subscribers, operating revenues and operating expenses; however, because Pegaso is accounted for under the equity method, its operating revenues and expenses are not fully consolidated.

     Equity in net loss of unconsolidated wireless operating companies was $16.2 million during the three month period ended November 30, 1999 compared to $16.0 million in the corresponding period of the prior fiscal year. During the first fiscal quarter, our equity share in the net loss of our unconsolidated wireless operating companies related to Pegaso, which launched service in Tijuana, Guadalajara and Monterrey in February through September 1999, and Chase Telecommunications, which re-launched service utilizing Leap's Cricket wireless concept in March 1999. During the corresponding quarter of fiscal 1999, our equity share in the net loss of our unconsolidated wireless operating companies related primarily to Smartcom (prior to Leap's acquisition of the remaining 50 percent interest), Chase Telecommunications (for which Leap adopted the equity method of accounting in the third quarter of fiscal 1999 and retroactively adjusted prior periods) and our Russian investments which have been subsequently written-down, liquidated or are in the process of liquidation.

     Interest expense was $7.2 million during the three month period ended November 30, 1999 compared to $1.1 million in the corresponding period of the prior fiscal year. Interest expense related primarily to borrowings under our credit agreement with Qualcomm, and Smartcom's interest expense related primarily to the financing of its wireless communications network. We expect interest expense to increase substantially in the future due to expected borrowings used to fund the construction of wireless networks in various markets across the United States.

     Foreign currency transaction losses of $2.8 million during the three month period ended November 30, 1999 reflected unrealized foreign exchange losses recognized by Smartcom on U.S. dollar denominated loans as a result of changes in the exchange rate between the U.S. dollar and the Chilean peso.

     FISCAL YEAR ENDED AUGUST 31, 1999 COMPARED TO FISCAL YEAR ENDED AUGUST 31, 1998

     We incurred a net loss of $164.6 million in fiscal 1999 compared to a net loss of $46.7 million in fiscal 1998. The increase resulted primarily from start-up costs associated with our international operating companies. Our share of these start-up costs, $100.3 million in fiscal 1999, is recorded as equity in net loss of unconsolidated wireless operating companies. In addition, in fiscal 1999, we recorded a write-down of equity investments of $27.2 million, interest expense and amortization of debt discount and facility fee of $10.4 million, foreign currency transaction losses of $7.2 million, a gain on the sale of a wholly owned subsidiary of $9.1 million and a gain on issuance of stock by an unconsolidated wireless operating company of $3.6 million.

     As a direct result of the consolidation of Smartcom in the fourth quarter of fiscal 1999, we recorded $3.9 million of operating revenues, $3.8 million of cost of operating revenues, $4.5 million of additional selling, general and administrative expenses, $5.3 million of additional depreciation and amortization, $2.9 million of additional interest expense, and $7.2 million of foreign currency transaction losses. Smartcom's full consolidation increased our net loss in fiscal 1999 by $9.9 million. During the prior fiscal year, we did not report any operating revenues because all of our operating companies were accounted for under the equity method of accounting. Our operating companies did not generate material revenues in the prior fiscal year.

     We incurred $28.7 million of selling, general and administrative expenses in fiscal 1999 compared to $23.9 million in fiscal 1998. The increase resulted from the consolidation of Smartcom in the fourth quarter of fiscal 1999. Excluding Smartcom, selling, general and administrative expenses remained relatively flat, despite increased staffing as a result of Leap becoming a stand-alone entity. We expect that general and administrative expenses will increase in the future as a result of ongoing development efforts on current and new projects.

     We incurred an operating loss of $34.5 million in fiscal 1999 compared to an operating loss of $23.9 million in fiscal 1998. The $10.6 million increase primarily reflects the consolidation of Smartcom in the fourth quarter of fiscal 1999. We expect that fiscal 1999 operating revenues, operating expenses and operating losses are not representative of future results and believe operating revenues and expenses will increase in the future. We expect substantial growth in customers, operating revenues and operating expenses as a result of our pending acquisition and consolidation of Chase Telecommunications, the planned development and launch of Cricket service in multiple U.S. markets, and an increase in marketing efforts in Chile. We also expect substantial growth in Pegaso's number of customers, operating revenues and operating expenses; however, because Pegaso is accounted for under the equity method, its operating revenues and expenses are not fully consolidated.

     Equity in net loss of unconsolidated wireless operating companies was $100.3 million in fiscal 1999 compared to $23.1 million in fiscal 1998. The significant increase in our share of the net loss of our unconsolidated wireless operating companies related primarily to the expenditures they incurred in launching their network services, including marketing and other expenses, and the amortization of their capitalized network costs. Smartcom, accounted for under the equity method until the fourth quarter of fiscal 1999, launched nationwide service in September 1998. Pegaso launched operations in Tijuana, Guadalajara and Monterrey in February through September 1999. Chase Telecommunications launched its traditional mobile service in the U.S. in September 1998 and re-launched service utilizing Leap's Cricket wireless concept in March 1999. In addition, Petrosvyaz, a Metrosvyaz joint venture, launched commercial service in St. Petersburg in April 1999.

     Equity in net loss of unconsolidated wireless operating companies included a $16.9 million asset impairment charge in fiscal 1999. Orrengrove, a company in which we have an indirect ownership interest, recorded the charge when the satellite that the Transworld Companies relied on to deliver long-distance service in Russia failed. The Transworld Companies are partially owned subsidiaries of Orrengrove. As a result of the satellite failure, the Transworld Companies began using fiber lines to provide long-distance service as a short-term alternative to the satellite transmission option they previously used. They also began to explore long-term alternative methods to provide long-distance services.

     After reviewing a series of alternative business plans that did not meet their minimum financial performance criteria, the directors of the Transworld Companies voted to liquidate the companies and to distribute their net assets to their stockholders. As a result, we recorded a $17.6 million write-down in the fourth quarter of fiscal 1999, reducing our investment in Orrengrove to the liquidation proceeds we expect to receive.

     We also wrote off our remaining $9.6 million investment in Metrosvyaz in fiscal 1999 as a result of our decision to stop funding loans to Metrosvyaz. Metrosvyaz, a joint venture attempting to enter the Russian wireless communications market, had not satisfied certain funding conditions under its loan agreement with Leap and was in default of that agreement. In addition, we had been prevented from securing full reporting and documentation of performance, results and expenditures of Metrosvyaz in spite of repeated efforts to obtain that information. Preliminary results of a special investigation of Metrosvyaz also disclosed serious irregularities, including unaccounted for funds and questionable contracts and payments.

     We expect our share of the equity losses of our unconsolidated wireless operating companies to decrease in fiscal 2000 as a result of the consolidation of Smartcom, the expected acquisition of Chase Telecommunications, the discontinuance of funding to Metrosvyaz and the reduction in our percentage equity interest in Pegaso from 33.3% to 28.6%. We expect the decrease to be offset in part by increased equity losses from Pegaso's continued build-out in Mexico.

     Interest expense in fiscal 1999 related primarily to borrowings under our credit agreement with Qualcomm and the consolidation of $2.9 million of Smartcom interest expense in the fourth quarter of fiscal 1999. Smartcom's interest expense related primarily to the financing of its wireless communications network. We expect interest expense to substantially increase in fiscal 2000 as a result of the consolidation of Smartcom and expected borrowings to fund the construction of domestic telecommunications networks. Leap did not incur any interest expense during the prior fiscal year.

     Foreign currency transaction losses of $7.2 million in fiscal 1999 reflected unrealized foreign exchange losses recognized by Smartcom on U.S. dollar denominated loans as a result of changes in the exchange rate between the U.S. dollar and the Chilean peso during the fourth quarter of fiscal 1999.

     Gain on sale of wholly owned subsidiary of $9.1 million in fiscal 1999 resulted from our sale of OzPhone Pty. Ltd., our Australian operating company. OzPhone held wireless licenses but had not initiated service.

     Gain on issuance of stock by unconsolidated wireless operating company of $3.6 million in fiscal 1999 effectively reflects a reduction in our share of Pegaso's accumulated losses as a result of a decrease in our percentage ownership of Pegaso. In July 1999, several other investors increased their ownership interest in Pegaso by contributing $50 million of capital as previously planned.

     FISCAL YEAR ENDED AUGUST 31, 1998 COMPARED TO FISCAL YEAR ENDED AUGUST 31, 1997

     General and administrative expenses were $23.9 million for fiscal 1998, compared to $1.4 million for fiscal 1997. The increase was due principally to increases in business development activities relating to projects to create our operating companies in Mexico and Russia. These development activities resulted in significantly higher consulting expenses and an increase in Qualcomm's corporate overhead allocated to us. We expect that general and administrative expenses will increase in the future as a result of ongoing development efforts on current and new projects.

     Equity in net loss of unconsolidated wireless operating companies for fiscal 1998 was $23.1 million, compared to $3.8 million in fiscal 1997. The net loss for fiscal 1998 represented our share of the net losses of the wireless operating companies in which we then held an ownership interest accounted for under the equity method of accounting. These losses consisted of costs incurred before service launch during the network build-out and testing phases, such as salary and related benefits, overhead expenses, professional and consulting fees, and interest on long-term debt. Through August 31, 1998, there was no depreciation of network equipment and no amortization of licenses, as service had not been launched commercially. Equity in net loss of unconsolidated wireless operating companies of $3.8 million for fiscal 1997 primarily reflected our equity share in the net loss of Chase Telecommunications Holdings, which began network planning and initial build-out activities earlier in the year.

LIQUIDITY AND CAPITAL RESOURCES

     GENERAL

     Over the next twelve months, we have budgeted a total of approximately $925.9 million for the following capital requirements, assuming completion of the units offering:

     - approximately $226.8 million to repay outstanding borrowings and accrued interest under our credit agreement with Qualcomm;

     - approximately $500.0 million for capital expenditures for the build-out of our first 17 Cricket networks in our initial phase of development and to fund operating losses expected to be incurred by Cricket Communications;

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     - approximately $75.0 million for capital expenditures for the build-out of
       Smartcom's networks in Chile and operating losses expected to be incurred by Smartcom;

     - approximately $28.8 million to complete our pending acquisitions, including the acquisitions of Chase Telecommunications and wireless licenses from PCS Devco, Radiofone and Zuma;

     - approximately $17.0 million for general corporate overhead and other expenses; and

     - approximately $78.3 million to purchase a portfolio of U.S. government securities to secure and fund the first seven interest payments on the Senior Notes.

Our actual expenditures may vary significantly depending upon whether we purchase additional wireless licenses and the progress of the build-out of our networks and other factors, including unforeseen delays, cost overruns, unanticipated expenses, regulatory expenses, engineering design changes and other technological risks.

     Together with the estimated net proceeds of this offering, the sale of Units in the units offering and vendor financing, as of November 30, 1999 and assuming the closing of the units offering, we will have a total of approximately $1,587.8 million in unused capital resources for our future cash needs as follows:

     - approximately $330.0 million in estimated net proceeds of this offering;

     - approximately $536.6 million in estimated net proceeds from the units offering;

     - approximately $40.2 million in consolidated cash on hand (including $28.6 million held by Leap); and

     - approximately $681.0 million in commitments under vendor financing arrangements with Lucent Technologies and Qualcomm, with availability subject to the total amounts of equipment purchased.

The consummation of the units offering is conditioned upon the closing of this offering; however, the closing of this offering is not conditioned upon the closing of the units offering. If the units offering is not consummated, we will not repay any of our outstanding borrowings under the Qualcomm credit agreement or be required to purchase U.S. government securities to secure the first seven interest payments on the Senior Notes. In addition, we will have approximately $52.9 million available for future borrowings under the Qualcomm credit agreement. Consequently, if we do not complete the units offering, we will have available approximately $1,104.1 million in unused capital resources in place for our future cash needs. Accordingly, we believe that if we do not make any additional license acquisitions or any investments in new ventures, we have adequate capital resources to fund our operations for the next twelve months.

     We are exploring other debt and equity financing alternatives, including the sale from time to time of convertible preferred stock, convertible debentures and other debt and equity securities. However, we may not be able to raise additional capital in fiscal 2000 on terms which are acceptable to us, or at all. If we do not obtain sufficient financing, we believe we can reduce our capital needs sufficiently to meet our liquidity requirements through fiscal 2000, by slowing or reducing the scope of our planned deployments in the U.S. and by reducing or deferring additional license acquisitions.

     As of the date of this prospectus, we expect that we will require $875 million over the next several years to substantially complete the build-out of our planned wireless networks in the U.S. and Chile, not including the acquisition of additional licenses and the build-out of markets related to additional licenses. These capital requirements include license acquisition costs, capital expenditures for network construction, operating cash flow losses and other working capital costs, debt service and closing fees and expenses. As is typical for start-up telecommunications networks, we expect our networks to incur operating expenses significantly in excess of revenues in their early years of operations. We intend to

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

finance the construction and operation of Cricket networks primarily through the proceeds of equipment financing agreements and additional financings.

     We intend to finance the planned upgrade and expansion and the operation of Smartcom's network in fiscal 2000 through the proceeds of equipment financing agreements that we expect to negotiate in connection with planned equipment purchases by Smartcom and additional financings. Smartcom recently entered into a new equipment purchase agreement with Ericsson. In addition, Smartcom has engaged an investment banker to assist it in selling equity and is exploring other capital raising alternatives. Smartcom may not conclude a sale of equity or other financing transaction or obtain additional vendor funding. If Smartcom does not obtain additional financing in fiscal 2000, we expect to delay or reduce the scope of Smartcom's planned expansion.

     We have no direct obligation to fund the operations of Pegaso, our venture in Mexico, and expect Pegaso to be funded independently. Although Pegaso has raised or obtained commitments for debt and equity capital in excess of $1.0 billion, Pegaso will need to obtain substantial additional capital to complete the build-out, launch and operation of its planned networks. As a result, Pegaso is seeking additional debt and equity financing, including additional vendor financing. See "Business -- Pegaso -- Strategic Partners."

     CREDIT FACILITIES AND OTHER FINANCING ARRANGEMENTS

     Qualcomm Credit Agreement. The credit agreement consists of two sub-facilities. We may use the working capital sub-facility to borrow up to $35.2 million to fund the corporate operating expenses of Leap at the parent level. The investment capital sub-facility enables us to borrow up to $229.8 million to make identified portfolio investments. As of January 31, 2000, Leap had $52.9 million available to it under the credit agreement, with $14.1 million available under the working capital sub-facility and $38.8 million available under the investment sub-facility. Amounts available under the investment sub-facility are allocated to specific projects and may not be reallocated to other projects without Qualcomm's written consent. As a condition to the FCC's recognition of Leap's qualification to hold C-Block and F-Block licenses, we must take steps so that by January 2001, Qualcomm holds no more than 50% of our outstanding debt obligations. We expect that we will have borrowed substantially all of the funds available to us under our credit agreement with Qualcomm by the end of calendar year 2000. Leap may not be able to reduce its debt to Qualcomm to 50% or less of its outstanding debt obligations.

     Amounts borrowed under the credit agreement are due and payable in September 2006, unless the maturity of the loans is accelerated pursuant to the provisions of the credit agreement. Qualcomm has a security interest in substantially all of the assets of Leap, other than the stock of special purpose subsidiaries formed to hold wireless licenses, for so long as any amounts are outstanding under the credit agreement. Amounts borrowed under the credit agreement bear interest at a variable rate equal to the prime rate plus 4.25% per annum or LIBOR plus 5.25% per annum. Interest is payable quarterly beginning September 30, 2001. Before this time, accrued interest is added to the principal amount outstanding. If Qualcomm assigns more than 10% of the total funding commitments to other lenders, we must pay a commitment fee of 0.5% to the lenders on unused balances under the credit agreement.

     If the units offering is consummated, we intend to use a portion of the net proceeds of this offering to repay all outstanding borrowings under the credit agreement, and we intend to terminate the credit agreement. If the units offering is not consummated, we will not repay any of our outstanding borrowings under the credit agreement.

     Lucent Equipment Financing. Cricket Communications has agreed to purchase $330 million of infrastructure products and services from Lucent Technologies. The agreement is subject to early termination at Cricket Communications's convenience subject to payments for equipment purchased. Lucent agreed to finance these purchases plus additional working capital under a credit facility. The

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

credit facility permits up to $641 million in total borrowings by Cricket Communications with borrowing availability based on total amounts of equipment purchased, subject to various covenants and conditions typical for a loan of this type, including minimum levels of customers and covered potential customers which must increase over time, limits on annual capital expenditures and dividend restrictions and other financial ratio tests. Borrowings under the Lucent credit facility accrue at an interest rate equal to LIBOR plus 3.5% to 4.25% or a bank base rate plus 2.5% to 3.25%, in each case with the specific rate based on the ratio of total indebtedness to EBITDA. Cricket Communications must pay a commitment fee equal to 1.25% per annum of the commitments under the credit facility until the aggregate principal amount of borrowings equals $175 million, at which time the rate decreases to 1.0% until the aggregate principal amount equals $350 million, at which time the rate further decreases to 0.75%. Principal payments are scheduled to begin after three years with a final maturity after eight years. Repayment is weighted to the later years of the repayment schedule. The obligations under the Lucent credit agreement are secured by all of the stock of Cricket Communications and its subsidiaries, all of their respective assets, the assets of Cricket Communications Holdings, Inc. and the stock of each special purpose subsidiary of Leap formed to hold wireless licenses.

     Ericsson Equipment Financing. Cricket Communications also has agreed to purchase $330 million of next-generation infrastructure products which are currently in development and related services from Ericsson. Purchases from Ericsson will be on substantially similar terms to the Lucent agreement, including a credit facility providing for borrowings up to $495.0 million with borrowing availability based on a ratio of total amounts of equipment purchased. The commitment of funds by Ericsson is subject to the development of the next generation equipment, the negotiation of definitive documentation and the approval of Ericsson's board of directors.

     Obligations to the FCC. We have assumed $11.1 million in debt obligations to the FCC as part of the purchase price for the wireless licenses from AirGate in January 2000. We also will assume additional debt obligations to the FCC in the aggregate principal amount of approximately $81.4 million as part of the purchase price for the pending acquisitions of Chase Telecommunications and wireless licenses from PCS Devco and Radiofone. For a discussion of the terms of these debt obligations to the FCC, see "-- Recent and Pending Acquisitions."

     Smartcom Deferred Payment Agreements. Smartcom has entered into a Deferred Payment Agreement with Qualcomm related to Smartcom's purchase of equipment, software and services from Qualcomm. The obligations under the Deferred Payment Agreement are secured by all of the assets of Smartcom. A Leap subsidiary has agreed to pledge its shares in Smartcom as collateral for its guarantee of Smartcom's obligations to Qualcomm under the agreement. The Deferred Payment Agreement requires Smartcom to meet certain financial and operating covenants, including a debt to equity ratio and restrictions on Smartcom's ability to pay dividends and to distribute assets. As a result, substantially all the net assets of Smartcom are restricted from distribution to Leap. Under the terms of the agreement, Qualcomm agreed to defer collection of principal amounts up to a maximum of $84.5 million. The agreement was amended in October 1999 to capitalize interest payments as part of Smartcom's capital restructuring. As of that date, the deferred payment balance was approximately $90.7 million and the capitalized interest commitment was $14.6 million. The deferred payments bear interest at either a prime or LIBOR rate, plus an applicable margin. At November 30, 1999, the weighted average effective rate of interest was 12.6%. Accrued interest may be added to the outstanding principal amount of the applicable borrowing until October 2001. Amounts deferred under the agreement must be repaid by September 2006. Leap and Qualcomm have entered into a binding letter agreement under which Qualcomm has agreed to provide to Smartcom an additional $30 million in infrastructure equipment financing and $10 million in handset financing. The parties are currently negotiating definitive agreements.

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

     PEGASO FINANCING

     Qualcomm and another equipment vendor have agreed to provide approximately $580 million of secured equipment financing to Pegaso, a portion of which has already been advanced to the venture. The shares of Pegaso Communicaciones y Sistemas, S.A. de C.V., Pegaso's subsidiary which holds wireless licenses, serve as collateral for Pegaso's obligations under the equipment financing.

     In addition, in May 1999, Pegaso entered into a loan agreement with several banks with credit support from Qualcomm. We guaranteed 33% of Pegaso's obligations under the initial commitment from the lenders of $100 million. In December 1999, as a condition of the guarantee, Leap received an option to subscribe for and purchase up to 243,090 limiting voting series "N" treasury shares of Pegaso. The number of shares to be purchased by Leap under the option will be calculated to provide a total internal rate of return on the average outstanding balance of the bridge loan of 20%. The options have an exercise price of $0.01 per share and expire ten years from the date of issuance. The options are exercisable at any time after the date on which all amounts under the loan agreement are paid in full.

     In July 1999, several existing investors contributed $50 million to Pegaso as previously planned. In addition, Pegaso recently announced that it has signed a non-binding memorandum of understanding with Sprint PCS under which Sprint PCS would invest up to $250 million by purchasing shares from Pegaso and shareholders other than Leap. Pegaso expects to fund a large portion of its development and operating activities in fiscal 2000 with cash from operations, proceeds of the $50 million investment from several existing investors and the pending investment from Sprint PCS, and borrowings under the $100 million loan agreement. Several other existing investors are committed to contribute $50 million in additional equity capital to Pegaso by August 2000. In addition, Pegaso is seeking additional debt and equity financing, including additional vendor financing.

     OPERATING ACTIVITIES

     We used $34.1 million in cash for operating activities in fiscal 1999, compared to $18.4 million in fiscal 1998. Cash used in operating activities in fiscal 1999 included $8.5 million attributable to the consolidation of Smartcom during the fourth quarter. We expect that cash used in operating activities will increase further as we expand our project development efforts. In addition, we expect that cash used in operating activities will increase substantially in the future as a result of our acquisition and consolidation of Smartcom, our pending acquisition of Chase Telecommunications, and other activities related to the launch of our networks in additional U.S. markets.

     We used $17.9 million in cash for operating activities during the three month period ended November 30, 1999 compared to $10.1 million in the corresponding period of the prior fiscal year. The increase is primarily attributable to the full consolidation of Smartcom. We expect that cash used in operating activities will increase substantially in the future as a result of our pending acquisitions and other activities related to the launch of our U.S. network.

     INVESTING ACTIVITIES

     Cash used in investing activities was $158.3 million in fiscal 1999 compared to $140.7 million in fiscal 1998. Significant investments in fiscal 1999 consisted of $124.5 million of investments in and loans to our operating companies ($71.4 million made before we began to operate as an independent company), $28.0 million for our acquisition of the remaining shares of Smartcom, and $18.7 million on U.S. license acquisitions. Cash used in investing activities was offset by $16.0 million provided from the sale of our OzPhone subsidiary. In fiscal 2000, Leap and its subsidiaries expect to make significant investments in capital assets, including network equipment and wireless licenses.

     Cash used in investing activities was $3.5 million during the three month period ended November 30, 1999 compared to $100.4 million in the corresponding period of the prior fiscal year. Investments during the three month period ended November 30, 1999 consisted of loans to Chase

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

Telecommunications of $5.5 million and capital expenditures, primarily by Smartcom, of $5.0 million offset by $7.0 million of proceeds received from the liquidation of the Transworld Companies. We expect to receive an additional $4.5 million of liquidation proceeds during the remainder of the fiscal year. Investments in the corresponding period of the prior fiscal year consisted primarily of a $60.7 million capital contribution to Pegaso, loans and advances of $26.1 million to our operating companies and a $17.5 million loan, net of repayments of $7.5 million, provided to a related party. In the remainder of fiscal 2000, Leap and its subsidiaries expect to make significant investments in capital assets, including network equipment and wireless communications licenses.

     FINANCING ACTIVITIES

     Cash provided by financing activities during fiscal 1999 amounted to $216.5 million, representing $95.3 million of funding from Qualcomm for our operating and investing activities before the distribution of our common stock to Qualcomm's stockholders in September 1998 and $111.1 million of net borrowings under the credit agreement with Qualcomm after the distribution.

     Cash provided by financing activities during the three month period ended November 30, 1999, primarily from borrowings under the credit agreement with Qualcomm, was $33.2 million. Cash provided by financing activities in the corresponding period of the prior fiscal year was $117.9 million, representing $95.3 million of funding from Qualcomm for our operating and investing activities prior to the distribution of our common stock to Qualcomm's stockholders in September 1998, and $22.6 million of net borrowings under the credit agreement and from banks.

     CURRENCY FLUCTUATION RISKS

     We report our financial statements in U.S. dollars. Our international operating companies report their results in local currencies. Consequently, fluctuations in currency exchange rates between the U.S. dollar and the applicable local currency will affect our results of operations as well as the value of our ownership interests in our operating companies.

     Generally, our international operating companies generate revenues which are paid in their local currency. However, many of these operating companies' major contracts, including financing agreements and contracts with equipment suppliers, are denominated in U.S. dollars. As a result, a significant change in the value of the U.S. dollar against the national currency of an operating company could result in a significant increase in the operating company's expenses and could have a material adverse effect on the operating company and on us. In some emerging markets, including Mexico, significant devaluations of the local currency have occurred and may occur again in the future.

     We do not currently hedge against foreign currency exchange rate or interest rate risks.

     INFLATION

     Inflation has had and may continue to have negative effects on the economies and securities markets of emerging market countries and could have negative effects on our operating companies and any new start-up project in those countries, including their ability to obtain financing. Chile and Mexico, for example, have periodically experienced relatively high rates of inflation. The operating companies, where permitted and subject to competitive pressures, intend to increase their tariffs to account for the effects of inflation. However, in those jurisdictions where tariff rates are regulated or specified in the wireless license, the operating companies may not successfully mitigate the impact of inflation on their operations.

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QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     INTEREST RATE RISK

     Our exposure to market risk for changes in interest rates relates primarily to our variable rate long-term debt obligations. For a description of our long term debt obligations, see Note 7 to the Consolidated Financial Statements which are included elsewhere in this prospectus. The general level of U.S. interest rates and/or LIBOR affect the interest expense that we recognize on our variable rate long-term debt obligations. As of August 31, 1999, the principal amounts of our variable rate long-term debt obligations amounted to $210.3 million. An increase of 10% in interest rates would increase our interest expense for fiscal year 2000 by approximately $2.3 million. This hypothetical amount is only suggestive of the effect of changes in interest rates on our results of operations in fiscal year 2000.

     FOREIGN EXCHANGE MARKET RISK

     The long-term debt obligations of our wholly owned Chilean subsidiary, Smartcom, which are denominated in U.S. dollars, are subject to the effects of currency fluctuations and may affect reported earnings and losses. A significant change in the value of U.S. dollars against the Chilean peso could result in a significant increase in our consolidated expenses. As of August 31, 1999, Smartcom's long-term debt obligations that were denominated in U.S. dollars amounted to $101.7 million. Our results of operations would be negatively impacted by approximately $11.9 million for fiscal year 2000 if U.S. dollars were to appreciate against the Chilean peso by 10%. This hypothetical amount is only suggestive of the effect of currency fluctuations on our results of operations in fiscal year 2000.

     HEDGING POLICY

     We do not currently hedge against foreign currency exchange rate or interest rate risks.

YEAR 2000 ISSUE

     The Year 2000 issue arises from the fact that many computer software programs use two digits rather than four to represent a specific year. Any computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculation causing disruptions of operations, including a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     We have recently begun our operations and have designed and built our wireless communications networks and support systems with the Year 2000 issue in mind. The recent acquisition of network equipment and software does not guarantee, however, that such equipment and software are Year 2000 compliant.

     We conducted an inventory to identify our critical systems that may have been subject to Year 2000 problems. We worked with our primary telecommunications and business software systems vendors on Year 2000 readiness issues. Those vendors had informed us that their products would be Year 2000 ready. To date, we have not incurred any material costs in support of the Year 2000 issue.

     As of the date of this prospectus, our systems have operated without any apparent Year 2000 related problems and appear to be Year 2000 compliant. We are not aware that any of our primary vendors or systems maintained by third parties (such as landline, long-distance and power systems) have experienced significant Year 2000 compliance problems. However, while no such problem has been discovered as of the date of this prospectus, Year 2000 issues may not become apparent immediately and therefore, we may be affected in the future. We will continue to monitor the issue and work to remediate any Year 2000 issues that may arise.

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FUTURE ACCOUNTING REQUIREMENTS

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 (FAS 133), "Accounting for Derivative Instruments and Hedging Activities," which we must adopt for fiscal year 2001. This statement establishes a new model for accounting for derivatives and hedging activities. Under FAS 133, all derivatives must be recognized as assets and liabilities and measured at fair value. We do not expect that the adoption of this new accounting standard will have a material impact on our consolidated financial position or results of operations.

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                                    BUSINESS

OVERVIEW

     Leap is a wireless communications carrier that is deploying unique, low-cost, simple wireless services designed to accelerate the transformation of mobile wireless into a mass consumer product. We generally seek to address a much broader population segment than incumbent wireless operators have addressed to date. In the United States, we are offering wireless service under the brand name "Cricket." Our innovative Cricket strategy is to extend the benefits of mobility to the mass market by offering wireless service that is as simple to understand and use as, and priced competitively with, traditional landline service. To expand the Cricket service, we currently have acquired or agreed to acquire wireless licenses covering approximately 30 million potential customers. We are also currently involved in developing and operating nationwide digital wireless networks in Mexico and Chile. In each of our markets, we are deploying 100% digital, CDMA networks that provide higher capacity and more efficient deployment of capital than competing technologies. This, when combined with our efforts to streamline operation and distribution systems, allows us to be a low-cost provider of wireless services in each of our markets.

BUSINESS STRATEGY

     Our business strategy is to bring innovative wireless communications products and services to markets with strong growth potential in the U.S. and elsewhere in the Americas. Key elements of this strategy include:

     - Enhancing the Mass Market Appeal of Wireless Service. We are working to remove the price and complexity barriers that we believe have prevented many potential customers from using wireless service. We believe that large segments of the population do not use wireless service because they view wireless service as an expensive luxury item, believe they cannot control the cost of service, or find existing service plans too confusing. Our service plans are designed to offer appealing value in simple formats that customers can understand and budget for.

     - Offering an Appealing Value Proposition. Specific service plans will differ among our operations and ventures; however, we strive to provide service offerings that combine high quality and advanced features with simplicity and attractive pricing to create a "high value/reasonable price" proposition and broaden the market for wireless services. These offerings include, for example, the Cricket flat rate service plan in the U.S. and such innovative features as a fully-functioning phone out-of-the-box and per-second billing in our Mexican and Chilean operations.

     - Controlling and Minimizing Costs. To become one of the lowest-cost providers in the wireless industry, we are deploying advanced network technology to minimize our capital costs and streamlining marketing, distribution and back-office procedures.

     - Leveraging CDMA Technology. We are deploying state-of-the-art CDMA networks that provide higher capacity at a lower capital cost and can be easily upgraded to support enhanced capacity. We believe this enables us to operate superior networks that support rapid customer growth and high usage with lower costs per unit than other wireless carriers. In addition, we believe our CDMA networks will provide a better platform to expand into data and other services based on advances in second generation systems and on third generation digital technology in the future.

     - Expanding Our Service Through Acquisitions of Domestic Licenses. As a designated entity under the FCC rules, we intend to expand the Cricket service to selected metropolitan areas in the U.S. through the acquisition of additional wireless licenses. We believe that our designated entity status gives us opportunities that are not available to many of our larger competitors to acquire additional wireless licenses at generally attractive prices.

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

     - Investing Selectively in New Foreign Ventures. We plan to pursue wireless ventures in foreign markets with strong growth potential. When investing in foreign ventures, we generally seek investment partners that provide familiarity and marketing know-how in their local markets, financial and technical resources, or other attributes that can contribute to building a successful wireless business. We expect to be actively involved in the operations of each foreign venture in which we participate.

     Although each of our subsidiaries and ventures has adopted a strategy particular to its competitive strengths and market opportunities, they uniformly strive to offer high-quality, digital CDMA-based services to customers under simple, value-conscious rate plans.

     When making new international investments, we generally expect to seek investment partners that provide familiarity with local markets, financial and technical resources, an ability to facilitate development in a particular market, or other attributes that can contribute to a successful network-building enterprise. We seek to ensure that our strategic alliances will enable us to better prepare and equip our subsidiaries and ventures for successful development.

     Although we may not hold a majority ownership in many of the ventures in which we elect to participate due to, among other things, regulatory requirements or our investment priorities, we expect to exercise, to varying degrees, significant management influence and oversight over the businesses in which we invest. We believe our experience and business relationships enable us to add value to our subsidiaries and ventures and increase their performance and likelihood of success.

LEAP OPERATING COMPANIES

     CRICKET

     General. In the U.S., our business strategy is different from existing models used by typical cellular or PCS wireless providers. Most of these providers offer consumers a complex array of rate plans that include additional charges for minutes above a set maximum as well as fees for roaming and long distance that may result in monthly service charges that are higher than expected. Approximately 70% of the U.S. population currently does not subscribe to wireless service, and we believe that many of these potential customers perceive wireless service to be too expensive and complicated. The Cricket service is based on our vision that the mass market wants mobile wireless service to be: predictable, affordable and as simple to understand and use as traditional landline telephone service, but with the benefits of mobility.

     We have designed the Cricket service to appeal to consumers who make the majority of their calls within the local areas in which they live, work and play. The Cricket service allows customers to make and receive virtually unlimited calls within a local calling area for a low, flat monthly rate of $29.95 that is competitive with landline service. Because the Cricket service is provided on a prepaid basis only, there are no long-term contracts or credit checks, and customers are not obligated to continue to pay for a service that may not meet their needs. In addition to local calling, long distance minutes can be purchased on a prepaid basis and direct dialed without the use of a special code or card by debiting the customer's prepaid long distance balance.

     We expect Cricket's simple pricing to attract customers who have been apprehensive about the more complicated and unpredictable pricing plans offered by other wireless providers. The simplicity of the Cricket service also allows us to control costs by eliminating costly features of wireless services, such as expansive geographic coverage and roaming, that our target customers are likely to use infrequently. We are therefore able to offer our customers a high quality mobile service at a compelling price.

     Strategy. We believe that the Cricket service offering will help transform wireless phone service from a luxury product into a mass consumer product. The Cricket strategy is to provide digital wireless service to the mass market with a simple, easy to understand approach. As a part of the Cricket strategy, we intend to:

     - attract new customers more quickly than other wireless providers that offer complex pricing plans with peak/off-peak rates, roaming charges and expensive "extra" minutes;

     - maintain low customer acquisition costs by offering one simple service plan with a choice of only one or two handsets, and distributing our product through company stores and multiple points of sale where the mass market shops;

     - sustain lower operating costs per customer compared to other wireless providers through streamlined billing procedures, reduced customer care expenses, lower credit investigation costs and reduced bad debt; and

     - deploy our capital efficiently by building our networks to cover only the urban and suburban areas of our markets where our potential customers live, work and play, while avoiding rural areas and corridors between distant markets.

     Market Opportunity. Wireless penetration was approximately 28% in the U.S. at the end of June 1999, according to the Cellular Telecommunications Industry Association. Wireless companies have generally focused their U.S. marketing on highly mobile customers, including business users, who are likely to generate the highest revenues. Customers are typically offered multiple service plans with prices based on the customer's minutes of use during the billing period. Leap believes that the numerous plans offered by wireless companies have tended to confuse many potential customers. Market research indicates that many people are interested in a wireless product but are concerned about the cost and complexity of wireless pricing plans.

     Sales and Distribution. We expect to distinguish the Cricket service concept and increase our market share through promoting a simplified buying process and focusing marketing efforts on potential customers in the communities covered by our local wireless networks. The Cricket approach is to rapidly penetrate our target markets while minimizing our sales and marketing expenses, primarily by keeping the customer's purchase decision simple and minimizing the need for sales agents.

     The Cricket service and wireless handsets will be sold through three main channels:

     - Cricket retail stores in high-traffic strip malls and Cricket kiosks located in major shopping malls;

     - the local stores of national retail chains such as Walmart, Staples and Office Depot; and

     - independent third-party dealers who are well positioned through their principal lines of business to reach our target potential customers, such as furniture and appliance retailers and rental companies, convenience stores, beauty shops and other local service businesses.

     The Cricket service plan is designed so that a potential customer can make a purchase decision with little or no sales assistance. Customers can read about the Cricket service on the retail package for our wireless handsets and learn virtually all they need to know about the service without consulting a complicated plan summary or a specialized sales person. We simplify the customer's decision process by limiting the Cricket handset options to just two models. Upon opening the box and dialing any telephone number from a new Cricket handset, the customer is automatically routed to the Cricket customer care center for immediate activation and any assistance required in using the phone. We believe the sales costs for the Cricket service are significantly lower than most other wireless providers because of this streamlined sales approach.

     We currently offer just two types of handsets: one is presented as an economically-priced handset at approximately $100, and the other is positioned as a premium handset at approximately $130. We expect to continue to charge customers a subsidized price for handsets to ensure that they have made an investment in the equipment related to our wireless service and provide a moderate economic incentive to maintain the Cricket service rather than switching to the services of a competitor. We do not, however, require customers to sign a service contract, a feature which we believe customers find appealing compared to other wireless providers that require long-term commitments.

     We combine mass marketing strategies and tactics to build awareness of the Cricket service concept and brand name within the communities we service. Because the Cricket service is offered in distinct markets with local calling capacity only, we target our advertising at the community level. We advertise in local publications, on local radio stations and in local spot television commercials. In addition to local advertising efforts, we maintain an informational Web site for the Cricket service, although we currently do not sell our products or services over the Internet.

     Network and Operations. The Cricket service is based on providing customers with near-landline levels of usage at prices that are competitive with traditional landline services and substantially lower than our wireless competitors. We believe our success depends on designing our networks to provide high, concentrated capacity rather than broad, geographically dispersed coverage. We plan to build the Cricket networks only in high-use local population centers of self-contained communities where roaming is not an important component of service for our target customers. Unlike traditional wireless providers who build comprehensive networks to permit full-roaming by their customers, we believe that we can deploy our capital more efficiently by tailoring our networks only to our target population centers and omitting underutilized roaming sites between those population centers.

     The principal objectives for the build-out of the Cricket networks are to:

     - Establish quality wireless networks in targeted markets that enable us to offer appealing service with full mobility throughout the local population centers where a high concentration of potential customers live, work and play.

     - Initiate service in new markets on a phased basis. The appeal of our service in any given market is not dependent on the Cricket service having ubiquitous coverage in the rest of the country or region surrounding the market. Because our business model is scalable, we can roll out our networks on a market-by-market basis.

     - Complete or commence building networks in 17 markets in the year 2000, in our initial phase of construction. We believe we can build each new market with an average expected time from initiating network construction to commercial launch of 12 to 15 months. By the end of 2000, we expect Cricket networks in the U.S. will cover approximately 7.0 million potential customers.

     - Deploy capital efficiently by tailoring the coverage footprint of local Cricket networks to the urban and suburban areas of our target markets and purchasing network infrastructure equipment in large volumes and at correspondingly favorable prices and terms. We also intend to rely on tower co-locations to minimize cell site costs and to employ third generation equipment which is less expensive to operate than the existing technology already installed by many incumbent wireless providers.

     We believe that our status as a "designated entity" under FCC rules will allow us to acquire C-Block and F-Block licenses at attractive prices and terms. We recently acquired 36 wireless licenses in the federal government's 1999 reauction of wireless licenses, which was open only to designated entities. We also have entered into agreements to purchase 19 other wireless licenses, including those of Chase Telecommunications.

     The following table shows the wireless licenses for approximately 30 million potential customers that we have acquired or agreed to acquire.

                             1998 BTA
                        POPULATION(1)   MHZ
                        -------------   ---
MARKETS LAUNCHED
  Chattanooga, TN(2)..        548,320    15
  Nashville, TN(2)....      1,662,927    15
                        -------------
                            2,211,247
                        =============
OTHER MARKETS
SOUTH EAST REGION
  Florence, AL(2).....        183,960    15
  Albany, GA(3).......        343,557    15
  Columbus, GA(3).....        357,594    30
  Macon, GA(3)........        640,286    30
  Middlesboro,
    KY(2).............        120,774    15
  Charlotte, NC(4)....      1,915,210    10
  Greensboro, NC(4)...      1,371,782    10
  Hickory, NC(4)......        322,521    10
  Clarksville,
    TN(2).............        258,087    15
  Cookeville, TN(2)...        131,891    15
  Kingsport, TN(2)....        690,437    15
  Knoxville, TN(2)....      1,073,640    15
                        -------------
                            7,409,739
                        =============
NORTH WEST REGION
  Anchorage, AK.......        442,324    30
  Merced, CA..........        211,145    15
  Modesto, CA.........        477,212    15
  Redding, CA.........        276,425    15
  Boise, ID...........        534,196    30
  Idaho Falls, ID.....        212,301    30
  Lewiston, ID........        123,479    30
  Twin Falls, ID......        158,946    30
  Salem, OR...........        512,535    30
  Bozeman, MT.........         78,996    30
  Kenewick, WA........        183,433    15
  Spokane, WA.........        725,591    15
  Yakima, WA..........        253,207    15
                        -------------
                            4,189,790
                        =============
NORTH EAST REGION
  Dayton, OH(5).......      1,222,446    10
  Pittsburgh, PA(6)...      2,503,000    10
                        -------------
                            3,725,446
                        =============

                             1998 BTA
                        POPULATION(1)   MHZ
                        -------------   ---
CENTRAL REGION
  Blytheville, AR.....         72,228    30
  Fayetteville, AR....        287,594    30
  Fort Smith AR.......        312,750    30
  Hot Springs, AR.....        135,173    15
  Little Rock, AR.....        928,467    30
  Pine Bluff, AR......        150,421    30
  Russellville, AR....         93,530    30
  Coffeyville, KS.....         61,901    15
  Wichita, KS.........        633,382    30
  Fargo, ND...........        310,802    30
  Grand Forks, ND.....        212,006    15
  Tulsa, OK...........        913,095    15
  Dyersburg, TN(2)....        118,191    15
  Jackson, TN(2)......        275,578    15
  Memphis, TN(2)......      1,499,222    15
                        -------------
                            6,004,340(7)
                        =============
SOUTH WEST REGION
  Nogales, AZ.........         38,020    15
  Tucson, AZ..........        790,975    30
  Denver, CO(6).......      2,471,000    10
  Pueblo, CO..........        299,154    30
  Albuquerque, NM.....        800,201    15
  Gallup, NM..........        140,668    15
  Santa Fe, NM........        205,922    15
  Provo, UT...........        341,401    30
  Salt Lake City,
    UT................      1,527,987    30
                        -------------
                            6,615,328
                        =============

-------------------------
(1) Demographic data related to 1998 population and population growth estimates provided by Easy Analytic Software Incorporated.

(2) Represents licenses that Leap has agreed to acquire from Chase Telecommunications Holdings. An acquisition agreement has been signed, but the transaction has not yet been completed and is subject to customary closing conditions. The acquisition is expected to be completed in the first calendar quarter of 2000. The Chattanooga market was launched in March 1999 using the existing infrastructure of Chase Telecommunications and the Nashville market was launched in late January

    2000. Both markets are operated under a management agreement that requires the management of Chase Telecommunications to control the business until our proposed acquisition receives all necessary governmental approvals and is completed.

(3) Represents licenses that Leap has agreed to acquire from Zuma. A merger agreement has been signed under which Leap will acquire the outstanding capital stock of three Zuma subsidiaries which own the licenses. The transaction is subject to FCC approval and other closing conditions.

(4) Represents licenses that Leap acquired from AirGate in January 2000.

(5) Represents a license that Leap has agreed to acquire from PCS Devco. An acquisition agreement has been signed, but the transaction has not yet been completed and is subject to a final order from the FCC and other closing conditions. In February 2000, the FCC consented to the transfer of PCS Devco's license to us, although the decision has not yet become a final order and could be subject to further judicial or administrative review. Our agreement with PCS Devco expires in March 2000 if the transaction is not consummated by such date. A final order from the FCC will not be received prior to the expiration date of the agreement. As part of the consideration to acquire the wireless license from PCS Devco, Leap has agreed to transfer to PCS Devco a license that covers 135,000 potential customers, which, accordingly, is not included in the table above.

(6) Represents licenses that Leap has agreed to acquire from Radiofone. An acquisition agreement has been signed, but the transaction has not yet been completed and is subject to FCC approval and other closing conditions.

(7) Leap has agreed to sell two wireless licenses covering approximately 234,000 potential customers in Grand Island and North Platte, Nebraska, which, accordingly, are not included in the table above.

     Cricket Communications has entered into an infrastructure equipment purchase agreement with Lucent Technologies to lead the overall build-out of our initial phase of Cricket networks. Under the terms of the agreement, Cricket Communications is responsible for all site acquisition activities and Lucent is responsible for providing all other products and services associated with site development. Lucent expects to subcontract many of these services to a number of different suppliers.

     As part of the Cricket strategy we seek to maintain lower operating costs than other wireless providers and large landline carriers and pass the savings on to customers in the form of our low, flat monthly charges. We believe that our network operating costs are less than those of most other wireless service providers because of the concentrated coverage footprint of a Cricket network compared to the broad, geographically dispersed footprints of our wireless competitors. Based on call traffic patterns in Chattanooga, we believe the inbound/outbound call ratio of Cricket networks is higher than other wireless carriers. The Cricket service also does not permit roaming, which allows us to sustain lower costs than other wireless providers. The technology used in Cricket networks is designed to permit migration to third generation technology which costs less to operate than less-advanced wireless platforms.

     We also seek to maintain lower operating costs through simplified billing. Our simple, straight-forward bills show the monthly flat rate of $29.95 and no per-call itemization. This simple format should result in fewer billing inquiries to our customer service center. Fewer calls to our customer service center should, in turn, result in reduced customer service expenses compared to more traditional wireless providers. In addition, because Cricket customers prepay each month's service, we minimize our costs of credit checks, bad debt expenses and customer fraud. We also maintain low operating costs by outsourcing our customer service center to a third-party in Devil's Lake, North Dakota. By centralizing nationwide customer service in a single location, we are able to streamline our customer care operations and gain economies of scale while maximizing customer service availability.

     Leap's Rights and Interests. Cricket Communications Holdings owns Cricket Communications, which is the operating company that is implementing the Cricket strategy. As of December 31, 1999,

Cricket Communications Holdings had 75,000,000 shares of common stock authorized for issuance under its charter, of which 52,000,100 shares were issued and outstanding. As of the same date, Leap held 96.2% of Cricket Communications Holdings's outstanding common stock and directors of Cricket Communications Holdings held the remaining 3.8% of the outstanding common stock.

     Cricket Communications Holdings has adopted an option plan that provides for the issuance of options to purchase common stock to its directors and to employees and consultants of Cricket Communications and its parent and subsidiary corporations. As of February 11, 2000, 1,916,000 shares of common stock of Cricket Communications Holdings were reserved for issuance upon the exercise of options that have been granted under the option plan. The plan permits Cricket Communications Holdings to grant options to purchase up to an additional 3,684,000 shares of common stock.

     As part of the consideration for our acquisition of substantially all the assets of Chase Telecommunications Holdings, we have agreed to cause Cricket Communications Holdings to issue a warrant to purchase 1% of the outstanding common stock of Cricket Communications Holdings at an exercise price of $1 million.

     Leap's current ownership of 96.2% of Cricket Communications Holdings will be reduced upon the exercise of options granted under the option plan and exercise of the warrant described above.

     Capital Requirements and Projected Investments. We will require substantial capital to develop and operate wireless networks in the numerous markets in which we plan to operate the Cricket service in the U.S. The amount of financing that we will require for these efforts will vary depending on the number of these networks that are developed (including any markets covered by our future license acquisitions) and the speed at which we construct and launch these networks. In fiscal 2000, we expect to finance these development and operation costs largely through vendor financing as well as from a portion of the net proceeds from this offering, the units offering, if consummated, and other financings. We expect, however, that we will also need to raise additional capital to fund our planned roll-out of domestic networks and acquisitions of spectrum in fiscal 2000.

     Regulatory Environment. Our business plan anticipates and depends on our acquisition and operation of C-Block and F-Block licenses in the U.S. Although C-Block and F-Block licenses are generally more available and less expensive to obtain than licenses in other wireless blocks, a licensee may hold these licenses only if it qualifies as a "designated entity" under FCC rules. For a description of the extensive regulation governing our domestic business, see "Business -- Government Regulation."

     In July 1999, the FCC issued an opinion and order that found that we were qualified to acquire C-Block and F-Block licenses. The order also approved our acquisition of the 36 C-Block licenses for which we were the high bidder in the FCC's 1999 spectrum reauction, and approved the transfer to Leap of three F-Block licenses covering portions of North Carolina, in each case subject to the fulfillment of certain conditions. In October 1999, the FCC issued the 36 licenses we acquired in the reauction.

     Each of the conditions imposed by the FCC has been satisfied except for the condition that we reduce our debt to Qualcomm to 50% or less of our outstanding debt by January 2001 and except for our continuing obligation, during the designated entity holding period for our C-Block and F-Block licenses, to ensure that persons who are or were previously officers or directors of Qualcomm do not comprise a majority of our board of directors or a majority of our officers. We anticipate satisfying the debt reduction condition through additional financing activities, but we may not be able to reduce our debt to Qualcomm to the required level. If we fail in the future to meet any of the conditions imposed by the FCC or otherwise fail to maintain our qualification to own C-Block and F-Block licenses, that failure would have a material adverse effect on our financial condition and business prospects.

     Various parties, including the U.S. Small Business Administration, previously challenged our qualification to hold C-Block and F-Block licenses, and a wireless operating company has requested that the FCC review its order. In addition, one or more of these parties may appeal the FCC's order approving our acquisition of C-Block and F-Block licenses.

     Competition. The U.S. telecommunications industry is very competitive and competition is increasing. The Cricket service will compete directly with other wireless providers and traditional landline carriers in each of our markets, many of whom have greater resources than we do and entered the market before us. A few of our competitors operate wireless telecommunications networks covering most of the U.S. Competitors' earlier entry and broader presence in the U.S. telecommunications market may have a negative effect on our ability to successfully implement our strategy. In addition, other wireless providers in the U.S. could attempt to implement our domestic strategy of providing virtually unlimited local service at a low, flat monthly rate if our strategy proves successful. The landline services with which we will compete generally are used already by our potential customers, and we may not be successful in our efforts to persuade potential customers to adopt our wireless service in addition to, or in replacement of, their current landline service. Also, some competitors will likely market other services, including cable television access, landline telephone service and Internet access, that we do not currently intend to market. We also expect to compete with new entrants to the U.S. wireless market as well as other telecommunications technologies, including paging, enhanced specialized mobile radio and global satellite networks.

     CHASE TELECOMMUNICATIONS

     The Cricket service was introduced in Chattanooga, Tennessee in March 1999 by Chase Telecommunications, a company that we have agreed to acquire. Chase Telecommunications owns wireless licenses covering approximately 6.6 million potential customers in a region that includes approximately 97% of Tennessee. Chase Telecommunications began offering wireless service in Chattanooga in October 1998. In March 1999, Chase Telecommunications re-launched its service, offering the Cricket concept in Chattanooga, Tennessee under a management agreement that requires the management of Chase Telecommunications to control the business until our proposed acquisition receives all necessary governmental approvals and is completed. In Chattanooga, Chase Telecommunications's network covers approximately 315,000 of the 550,000 potential customers in the license area, concentrated in an area that is similar to Chattanooga's local calling area for landline telephone service. Chase Telecommunications has begun efforts to expand the Cricket service to other markets in Tennessee and launched service in Nashville in late January 2000.

     We currently own 7.2% of Chase Telecommunications Holdings and, in December 1998, we agreed to purchase substantially all the assets of Chase Telecommunications Holdings, including the stock of the company that holds its wireless licenses and all of the stock of its operating company, Chase Telecommunications. Because the pending acquisition involves the transfer of wireless licenses, we sought, and recently received, approval of the transfer by the FCC. However, one party formally challenged the license transfers and may seek further judicial or administrative review of the FCC's decision. In consideration for substantially all the assets of Chase Telecommunications Holdings we have agreed to pay $6.3 million in cash, assume principal amounts of liabilities that totaled approximately $121.7 million at December 31, 1999, issue a warrant to purchase 1% of the common stock of our subsidiary, Cricket Communications Holdings, with an exercise price of $1 million, and make contingent earn-out payments of up to $41 million based on Chase Telecommunications's earnings during the fifth full fiscal year following the closing of the acquisition. The acquisition is anticipated to be completed in the first calendar quarter of 2000.

     Until the completion of our pending acquisition, Chase Telecommunications plans to finance the construction and operation of its networks in Tennessee through borrowings from our subsidiary, Cricket Communications. Cricket Communications has entered into a credit facility with Chase Telecommunications under which Cricket Communications agreed, at its discretion, to provide working capital loans to

Chase Telecommunications. The maximum principal amount of working capital loans that may be drawn under the facility is $50 million. Borrowings under the facility bear interest at the prime rate plus 4.5%. The borrowings are collateralized by substantially all of the assets of Chase Telecommunications and are subordinated in right of payment to amounts Chase Telecommunications owes to Qualcomm under an equipment financing agreement. As of November 30, 1999, Chase Telecommunications's borrowings under its working capital facility with Cricket Communications totaled $43.4 million, including $4.5 million of accrued and capitalized interest. In addition, until the completion of our pending acquisition, Cricket Communications plans to purchase equipment and services required by Chase Telecommunications under Cricket Communications's existing equipment purchase and financing agreements and then resell the equipment and services to Chase Telecommunications on substantially similar terms, including financing. If our acquisition of Chase Telecommunications is not completed, we have the right to continue in our role as manager under the management agreement until December 2005. In addition, if we fail to close the acquisition by September 20, 2000, Leap will be required to purchase up to $60 million of debt plus accrued interest which may be incurred by Cricket Communications under its credit agreement with Lucent Technologies. Such debt would be incurred to purchase equipment from Lucent to be resold to Chase Telecommunications.

     PEGASO

     General. We were a founding shareholder and currently own 28.6% of Pegaso, a joint venture formed to construct and operate the first 100% digital wireless communications network in Mexico. In October 1998, a wholly owned subsidiary of Pegaso acquired nine regional PCS licenses and a public telecommunications network license constituting nationwide coverage generally in the 1900 MHz band in Mexico for approximately $234 million (based on exchange rates in effect on the dates the license payments were made). Pegaso launched commercial service in Tijuana in February 1999 and extended its coverage area with launches in Mexico's three largest cities, Mexico City, Guadalajara and Monterrey, in December, September and August 1999, respectively. As of December 31, 1999, Pegaso had approximately 110,000 customers. In December 1999, Pegaso launched service in Mexico City, bringing its total covered potential customers in Mexico to approximately 27.7 million. Pegaso is continuing its network expansion and plans to build networks in up to 63 additional metropolitan areas throughout Mexico.

     Strategy. To implement its goal of becoming a leading provider of wireless communications services in Mexico, Pegaso's strategy is to:

     - compete with other wireless service providers by delivering higher-quality digital service through Mexico's only all-digital wireless network;

     - offer Pegaso handsets and services through multiple points of sale targeted to a broad range of consumers;

     - simplify the purchase process for wireless phones and service by offering a fully functional "phone in a box" that is activated in prepaid mode when initially turned on after purchase, after which a customer service representative contacts the new customer to determine the most appropriate rate plans going-forward;

     - promote distinct Pegaso brand awareness that focuses on Pegaso's core philosophy of simplicity, honesty, and commitment to innovation;

     - offer service plans that provide superior value, for example by billing calls per the second, and offer superior prepaid service options, including Mexico's only digital prepaid plans and the ability of prepaid customers to obtain value-added features such as voicemail; and

     - leverage the strengths of its strategic investors, including Leap, Grupo Televisa and Grupo Pegaso.

     Market Opportunity. In early 1998, Pegaso acquired nine regional PCS licenses and a public telecommunications network license constituting nationwide coverage of Mexico's population of approximately 99 million people. Before Pegaso entered the market, only two wireless carriers operated in each of Mexico's nine regions. Although other licensees may begin to offer nationwide coverage, we believe Pegaso currently is well-positioned to obtain a significant market share because it is one of only three nationwide wireless carriers. Mexico's population is approximately 70% urban with approximately 45% living in the regions containing Mexico City, Guadalajara and Monterrey. In 1998, Mexico's teledensity was approximately 10.4% and its cellular penetration was approximately 3.5%.

     Sales and Distribution. Pegaso's sales strategy is to offer a simplified "phone in a box" product which enables broad distribution through multiple channels and makes it easy for a customer to obtain a wireless handset and begin service. This sales approach is designed to make the purchase of a wireless handset and accompanying service as simple as the sale of any consumer electronics item.

     Pegaso's distribution channels include Pegaso-owned stores, grocery store chains, master distributors, other retail chains and a direct sales force targeting corporate and other large accounts. The majority of Pegaso's sales currently occur at grocery stores like Gigante, convenience retail stores like 7-Eleven and Oxxo, and Pegaso-owned stores. In addition, Pegaso has negotiated distribution agreements with select national and regional merchandisers specializing in consumer electronics and appliances, including SKY TV, an electronics retailer.

     Similar to the Cricket strategy, Pegaso's "phone in a box" approach permits potential customers to make a purchase decision with little or no sales assistance. Pegaso offers a variety of handsets, which are packaged in brightly colored boxes that are well-suited for in-store displays. Each handset includes a block of prepaid minutes which permits a new customer to begin making wireless calls immediately upon purchase. Within hours of a customer's first use of a Pegaso handset, a customer service representative calls the new customer to offer assistance with any questions about the service and to explain Pegaso's postpaid and prepaid plans to determine the package best-suited for that particular customer. This "Welcome to Pegaso" phone call is a key part of Pegaso's customer service and follow-on sales strategy.

     As part of its dynamic sales strategy, Pegaso seeks to develop innovative payment options to reduce the barriers to entry to Mexican consumers of utilizing its wireless service. Pegaso's initial prepaid service from its "phone in a box" followed by the option to adopt a postpaid plan permits the consumer ongoing flexibility in payment options. Pegaso offers the same choice of handsets, national roaming capabilities and access to calling features to prepaid and postpaid customers. Customers who select the prepaid option may purchase phone cards for wireless minutes in various denominations at approximately 1,300 retail outlets in Mexico.

     Pegaso seeks to differentiate its wireless service with simplicity, honesty, and a commitment to innovation. Pegaso's primary marketing message for its initial launch into the Mexican market is "Pago Justo Por Segundo" which means "pay just for the second and justly for what you use," referring to Pegaso's per second billing approach. Also, we believe that other providers charge from the moment customers press the "send" button on their wireless phone while Pegaso charges only for connected calls.

     Pegaso also offers roaming across the U.S-Mexico border as a result of its agreement with Sprint PCS. The agreement permits Pegaso customers to use Sprint PCS's nationwide wireless network in the U.S. and will allow Sprint PCS customers to roam on Pegaso's network in Mexico. Pegaso believes this feature will be attractive to the highly-mobile customers in Mexico's border cities.

     Pegaso believes that, to achieve long-term success, it must establish a strong national brand position throughout Mexico. Pegaso builds brand recognition though national television and print advertising coupled with a strong local radio presence and sponsorship of local and regional sports teams and events. Pegaso has sponsored the Mexican national soccer team and other professional soccer teams in its efforts to increase consumer awareness of the Pegaso wireless brand. Pegaso also seeks to leverage its relationship with Grupo Televisa, one of its key investors and the largest media company in the Spanish-speaking world, to enhance its marketing efforts. Pegaso maintains a Web site that provides product and service information, although no sales currently are transacted over the Internet.

     Pegaso operates one central customer care center in Mexico City. Pegaso distinguishes its customer care from its competitors through "one touch" service, whereby the customer service representative who answers the initial call is trained to respond to all of the customer's concerns without transferring the customer to another department. The center's information technology systems permit representatives to identify new customers for the initial "Welcome to Pegaso" call and monitor the status of customer inquiries from the first call to the customer care center to ultimate resolution of the question.

     Network and Operations. Pegaso's principal objective for the build-out of its network is to target its capital expenditures to provide full coverage within targeted geographic areas, rather than building out the widest possible coverage area. It has successfully launched service in Mexico's four largest cities -- Mexico City, Guadalajara, Monterrey and Tijuana -- and plans to launch service in approximately 14 more cities by the end of 2000. In addition, Pegaso intends to selectively build sites along major highways to connect the cities it currently services or will service by the end of 2000. Ultimately, Pegaso plans to construct and operate wireless systems in up to an additional 63 metropolitan areas in Mexico, subject to the availability of additional capital.

     The following table presents the approximate number of potential customers covered by Pegaso's network in the four cities in which Pegaso launched service in 1999.

                                                                 1999
                                                                COVERED
                                                               POTENTIAL
                       LICENSED AREAS                          CUSTOMERS
                       --------------                         -----------
Mexico City.................................................  19,200,000
Guadalajara.................................................   3,900,000
Monterrey...................................................   3,500,000
Tijuana.....................................................   1,100,000
                                                              ----------
Total.......................................................  27,700,000
                                                              ==========

     In bidding for its wireless licenses, Pegaso agreed to provide coverage to municipalities containing at least 20% of the total population of most of the licensed regions by October 2001 and to provide coverage to municipalities containing at least 50% of the total population of most of the licensed regions by October 2003.

     Because Pegaso's systems are 100% digital, it does not face the operating difficulties of many of its wireless competitors that are seeking to manage both analog and digital systems and to transition to all-digital platforms while maintaining quality analog systems. Pegaso's operations include an advanced prepaid platform and related systems that administer customers' use of their prepaid wireless minutes and other features. Pegaso's advanced information technology systems also support the billing process and the variety of payment plans offered to Pegaso's customers, and assist the customer care center's activities, including scheduling "Welcome to Pegaso" calls and monitoring customer inquiries.

     Leap has entered into a management and operations agreement with Pegaso to provide operator services and, in turn, has subcontracted those services to GTE Data Services Mexico, a subsidiary of GTE.

     Strategic Partners. In addition to Leap, Pegaso Comunicaciones y Servicios, S.A. de C.V. and an affiliate of Grupo Televisa have interests in Pegaso. Grupo Televisa is the largest media company in the Spanish-speaking world and a major participant in the international entertainment business. Pegaso Comunicaciones y Servicios is 99%-owned by Alejandro Burillo Azcarraga, a member of our board of

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

directors, and is affiliated with Grupo Pegaso, a private investment group with investments in various industries including cable television, communications, retail electronics, real estate, sports and entertainment. Our management believes that the strong financing resources of Grupo Televisa and Grupo Pegaso, as well as their political access in Mexico, provide Pegaso critical resources and relationships for assisting the network build-out and in marketing and distributing Pegaso's wireless services. Citicorp, the Latin America Infrastructure Fund and Nissho Iwai have also invested in Pegaso.

     Pegaso recently announced that it has signed a non-binding memorandum of understanding with Sprint PCS under which Sprint PCS would invest up to $250 million by purchasing shares from Pegaso and shareholders other than Leap. If the contemplated transaction is consummated, Sprint PCS will acquire a 30.5% interest in Pegaso.

     Leap's Rights and Interests. We currently own a 28.6% interest in Pegaso and have invested $100 million of the $350 million of capital that has been contributed by the members of the joint venture. If the pending transaction with Sprint PCS is consummated, our percentage interest in Pegaso will decrease to 20.5%. We expect that our ownership interest in Pegaso will be reduced in the future. Several other existing investors are committed to contribute an additional $50 million of financing by August 2000 and Pegaso is currently seeking additional debt and equity financing. As noted above, we also provide operator services to Pegaso under a management and operations agreement.

     In December 1999, as a condition of our guarantee of a portion of Pegaso's obligations under its working capital facility, Leap received an option to subscribe for and purchase up to 243,090 limiting voting series "N" treasury shares of Pegaso. The number of shares to be purchased by Leap under the option will be calculated to provide a total internal rate of return on the average outstanding balance of the bridge loan of 20%. The options have an exercise price of $0.01 per share and expire ten years from the date of issuance. The options are exercisable at any time after the date on which all amounts under the loan agreement are paid in full.

     Capital Requirements and Projected Investments. Pegaso has already raised or obtained commitments for substantial amounts of capital. To date, the members of the joint venture have contributed $350 million of equity, and other members have committed an additional $50 million of equity contributions. In addition, Qualcomm and another equipment vendor have agreed to provide approximately $580 million of secured equipment financing to the venture, a portion of which has already been advanced. In May 1999, a Pegaso subsidiary also entered into a working capital facility with several banks and credit support from Qualcomm. We guaranteed 33% of Pegaso's obligations under the initial commitment from the lenders of $100 million. To complete the build-out, launch and operation of its planned networks, however, Pegaso will need to obtain substantial additional capital.

     As a result, Pegaso is seeking additional debt and equity financing, including additional vendor financing.

     Regulatory Environment. The Mexican Secretariat of Communications and Transportation (SCT) and Federal Telecommunications Commission (COFETEL), an independent regulatory body within the SCT, regulate the provision and operation of telecommunications services in Mexico. The principal law governing the provision of telecommunications services in Mexico is the 1995 Federal Telecommunications Law and regulations promulgated thereunder; however, other federal laws and regulations apply.

     To provide PCS service in Mexico, the service provider must obtain two licenses (concessions) from the SCT: a frequency license and a public telecommunications network license. A frequency license specifies the type of service (for example, PCS), allocated spectrum, geographical region, and certain other rights and obligations. A public telecommunications network license specifies the licensee's rights and obligations as a provider of telephone service to the public. Pegaso holds frequency licenses in each of the nine geographic regions in Mexico allowing it to provide nationwide service. Pegaso is also licensed as a public telecommunications network provider. The frequency licenses are for initial terms of 20 years

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

and may be renewed at the discretion of the SCT. The public telecommunications network license is for an initial term of 30 years, and may be renewed as long as Pegaso complies with applicable regulations.

     The SCT may grant licenses only to Mexican individuals and to Mexican corporations in which non-Mexicans hold no more than 49% of the voting shares. Cellular and PCS licensees may be more than 49% foreign-owned through a structure involving limited- or non-voting interests with the prior approval of the Mexican Foreign Investment Commission. Licenses may be sold or otherwise transferred only with the prior authorization of the SCT. In addition, any transfer of the shares of the holder of a license in excess of 10% of the total equity outstanding requires the prior approval of the SCT and may require notification to the Federal Competition Commission. A license may be terminated upon expiration or dissolution of the holder of the license. The SCT may revoke a license prior to its expiration under certain circumstances, including failure to comply with the obligations and conditions specified in the license. The Mexican government may also expropriate or temporarily seize assets related to a license, but is obligated to compensate at market value the owner of such assets.

     Pegaso is interconnected nationwide with other Mexican wireless and landline operators. Though interconnection arrangements are negotiated privately, Telmex is required by law to interconnect with wireless operators, and COFETEL will intervene where private parties reach an impasse. Wireless rates are not regulated in Mexico but the rates must be registered with the SCT.

     Competition. Although the deployment of advanced telecommunications services is in its early stages in Mexico, we believe competition is increasing as a number of international telecommunications companies, including Bell Atlantic, AT&T, MCI, Motorola, Nextel and SBC, and local competitors such as Telmex and other Mexican telecommunications companies, actively engage in developing telecommunications services in Mexico. Following the Mexican government's recent wireless auctions, there is one existing nationwide wireless operator, Telmex, which operates through its subsidiaries Telcel and Dipsa; one carrier, Iusacell, with a large mixed band footprint (four 800 MHz licenses and two 1900 MHz licenses); and Pegaso, which holds PCS licenses with nationwide coverage. In addition, Unefon has been granted nationwide licenses, and recently launched wireless local loop service. There are also several regional wireless carriers who offer wireless service in one or more of Mexico's nine regions but who do not have a broad national presence.

     SMARTCOM

     General. Smartcom, a wholly owned, indirect subsidiary of Leap, acquired a nationwide license in 1997 in the 1900 MHz band to offer PCS services in Chile. Smartcom's nationwide system began operation in September 1998. In April 1999, we increased our ownership of Smartcom from 50% to 100% when our Chilean subsidiary purchased 50% of Smartcom from Telex-Chile, a Chilean telecommunications company, and one of its affiliates for $28 million in cash and a $22 million interest-free note payable in three years. Since the acquisition, we have recruited a new management team, upgraded the network capabilities and, in November 1999, relaunched service under a new brand name, SMARTCOM PCS. As of December 31, 1999, Smartcom had approximately 78,000 customers.

     Strategy. Smartcom's principal strategy is to develop a strong brand image for SMARTCOM PCS wireless services in Chile and bring its service to the mass market. Smartcom intends to:

     - compete with other wireless service providers by positioning SMARTCOM PCS wireless service as a high-value, high-quality service with innovative pricing plans and features, such as nationwide long distance service without surcharge and per second billing;

     - offer SMARTCOM PCS handsets and services through multiple points of sale targeted to a broad range of consumers;

     - promote distinct SMARTCOM PCS brand awareness through a mix of media advertising that focuses on Smartcom's service as "easy to buy, easy to use and easy to pay for";

     - differentiate the SMARTCOM PCS brand from other wireless competitors by providing exceptional customer service; and

     - leverage Leap's experience in the U.S. wireless communications market.

     Market Opportunity. Chile has a population of approximately 15 million people and a low fixed landline penetration of approximately 21%. Over half of the population is concentrated in the center of the country in the Santiago and Valparaiso regions where Smartcom's networks are concentrated. The Chilean Minister of Communications estimates that total wireless customers in Chile will exceed 2 million persons by the end of 1999 which represents an increase of 120% during 1999.

     Sales and Distribution. By creating an overall customer experience that is "easy to buy, easy to use and easy to pay for," Smartcom presents consumers with a simplified value proposition that differentiates SMARTCOM PCS from other wireless services in Chile. Smartcom reaches potential customers through a wide range of distribution points to carry out the "easy to buy" component of its sales philosophy. As of November 30, 1999, Smartcom distributed its handsets and wireless service through over 170 points of sale. Smartcom's distribution channels include SMARTCOM PCS brand retail stores and kiosks, department stores such as Ripleys, Falabella and Almacenes Paris, specialty stores including electronics retailers such as Radio Shack, and a direct sales force targeting corporate and other large accounts. At the end of 1999, Smartcom operated approximately 20 of its own retail showrooms and an additional 78 kiosks situated primarily in shopping malls to attract the attention of a broad customer base.

     Smartcom has designed its services to be "easy to use and easy to pay for" by offering a newly-launched prepaid option and a simple postpaid plan structure with three strategically priced alternatives. The SMARTCOM PCS wireless service, whether prepaid or postpaid, is distinguished as a high value proposition by Smartcom's providing nationwide long distance calls at the same price as local calls. In addition, we believe that Smartcom was the first wireless provider to offer per second billing in Chile. These distinctive components of Smartcom's service help position it as a simple, honest, and innovative provider of wireless services. Smartcom is currently developing services such as two-way short message service, circuit switched data and fax options to further distinguish itself from its competitors.

     Smartcom's media advertising includes national television and print advertisements and regional radio spots, and is complemented with billboard and other outdoor advertisements targeted to high-traffic areas. In addition to focusing its marketing efforts on the central region of the country, including Santiago and Valparaiso, Smartcom intends to market its services locally to customers in Chile's northern and southern regions where other wireless providers generally have not been aggressive in marketing their services. In addition, Smartcom will engage in an initial customer education campaign to counter a market perception that wireless services include hidden costs and may be unreliable in some geographic areas.

     Smartcom intends to enhance its competitive position and increase loyalty and retention of customers by offering high-quality customer service. Smartcom operates a central customer service center in Santiago, Chile where representatives are trained to efficiently and thoroughly respond to customer inquiries 24 hours a day, seven days a week. Customer service representatives undertake intensive training and education to provide rapid response to customer inquiries about SMARTCOM PCS services. Through its customer service center, Smartcom strives to provide "one call" resolution of customer inquiries. In addition, Smartcom believes it offers uniquely attractive customer service by offering a customer care specialist in each SMARTCOM PCS brand store to address customer concerns face-to-face rather than exclusively over the telephone.

     Network and Operations. Smartcom already has a nationwide network in place. However, as part of Leap's acquisition of full control and subsequent rebranding of SMARTCOM PCS services, Smartcom has begun to significantly enhance its existing network to increase coverage and capacity.

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

Smartcom intends to add approximately 20% more cell sites and install new network infrastructure equipment designed to support high call volumes to accommodate customer growth. Smartcom has contracted with Ericsson to provide the infrastructure for new site development which, along with local subcontractors, will install and build each new site. Smartcom strives to provide the best possible network and product and service performance in the industry by utilizing its 100% CDMA digital network to provide high capacity, increased network access and superior voice quality.

     Smartcom has experienced reliability problems with respect to its network infrastructure equipment. Leap and Smartcom are working with equipment vendors to address these problems. A new switch has been installed in Santiago, Chile which we expect will significantly improve the network. Smartcom is upgrading existing equipment and purchasing additional equipment in other areas which it expects will enhance the quality and reliability of its system and accommodate expected customer growth. Resolution of these initial problems, however, is ongoing and may require additional equipment and enhancements.

     Capital Requirements and Projected Investments. As discussed above, Smartcom is in the process of upgrading existing equipment and purchasing additional equipment to enhance the reliability of its system and to accommodate expected customer growth. We intend to finance the planned upgrade and expansion and the operation of Smartcom's network in fiscal 2000 through the proceeds of equipment financing agreements that we expect to negotiate in connection with planned equipment purchases by Smartcom and additional financings. Smartcom recently entered into a new equipment purchase agreement with Ericsson. Smartcom also has engaged an investment banker to assist it in selling equity and is exploring other capital raising alternatives. Smartcom may not be able to conclude a sale of equity or other financing transaction or obtain additional vendor funding.

     Regulatory Environment. The Chilean Telecommunications Law is the principal law governing the provision and operation of telecommunications services in Chile. The Telecommunications Law requires that PCS providers obtain a license from the Secretariat of Transportation and Telecommunications, through the Subsecretariat of Telecommunications (SUBTEL). SUBTEL may grant licenses only to corporate entities organized and resident in Chile, although they may be foreign-owned. Licenses specify the conditions that the license holder must fulfill in order to install, operate and exploit the licensed service. SUBTEL may terminate a license after giving notice of non-compliance if the license holder has violated the law or the terms and conditions of its license. Grounds for termination are clearly defined in the regulations. Licenses may be sold, leased or transferred to a third party only with the authorization of SUBTEL.

     In 1997, SUBTEL awarded Smartcom a nationwide PCS license. Smartcom made no payment for the license, but committed to certain buildout obligations that it has since met. The license is valid for an initial period of 30 years and may thereafter be renewed upon request as long as Smartcom complies with applicable regulations. In order to receive its license, Smartcom was required to file with SUBTEL a technical plan for its system. Since then, Smartcom has filed four applications to amend the license, each to account for technical modifications to its system. Three of these amendments have been reviewed by SUBTEL, and Smartcom is operating under related provisional authorizations granted by SUBTEL. The provisional authorization procedure is customary in Chile. Smartcom believes that final authorization with respect to these three amendments should be granted this year. The fourth amendment is currently under review by SUBTEL, no provisional authorization has been granted and Smartcom has not implemented the amendment to its license.

     Smartcom is interconnected nationwide with other Chilean wireless and landline operators. Rates to customers for wireless services are not regulated in Chile, however, providers cannot adopt discriminatory practices in the application of rates.

     Competition. In addition to Smartcom, there are three major operators of wireless services in Chile, each of which effectively provides nationwide service. CTC/Startel operates a nationwide cellular

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system. Bell South operates in central Chile, but has acquired the cellular license for the regions outside of Santiago from Entel Cellular. In addition to these cellular services, Entel Cellular launched a commercial PCS service using GSM technology in March 1998. The Chilean telecommunications market historically has been very price competitive. We expect the prices that Smartcom may charge for its products and services will decline over the next few years as competition increases in the Chilean market.

DISCONTINUED FOREIGN VENTURES

     Through a subsidiary, we own a 35% interest in Orrengrove Investments Limited, which in turn owns a 60% interest in three related companies referred to as the Transworld Companies, which are being liquidated. The third party satellite that the companies used to provide long distance service failed in April 1999. The directors of the Transworld Companies voted to liquidate the companies after reviewing a series of alternative business plans that did not meet their minimum financial performance criteria. As a result, we wrote down our investment in Orrengrove to the proceeds we expect to receive in connection with the pending liquidations.

     Through another subsidiary, we also own a 35% interest in Metrosvyaz Limited, a company that is attempting to establish joint ventures in Russia to construct and operate networks providing wireless local loop service. Metrosvyaz was funding its activities through vendor financing from an equipment supplier and through a working capital facility from us. We have ceased funding loans to Metrosvyaz and, as a result, have written-off our remaining investment in Metrosvyaz. As described in greater detail in "Legal Proceedings," we have initiated an arbitration against Metrosvyaz and one of its directors, and Metrosvyaz has subsequently filed a lawsuit against Leap and certain of its executive officers.

     In August 1999, we sold our Australian subsidiary, OzPhone Pty. Limited, for $16.0 million. We had invested approximately $6.9 million in OzPhone before the sale. We concluded that we could achieve greater stockholder return through this sale than we could through years of continued investment in and development of OzPhone. Although OzPhone owned wireless licenses, it had not yet introduced service.

CDMA TECHNOLOGY

     The primary digital technologies available for wireless fixed and mobile applications are CDMA and Time Division Multiple Access (TDMA). TDMA includes several variants, including Digital Advanced Mobile Phone System also known as D-AMPS which is deployed primarily in North and South America, and Global System for Mobile Communication (GSM), which is widely deployed in Europe, where the technology was developed, and in many other markets around the world.

     We are currently committed to owning and participating in networks that utilize CDMA technology. We believe that CDMA technology is the best platform to meet current network requirements as well as the best platform for migration to third generation, or "3G," based services. We believe CDMA technology is best-suited to our general business strategy of providing high quality, high volume wireless service at a low cost. We believe CDMA technology provides important system performance benefits, including the following:

     - Greater Capacity. CDMA technology allows a larger number of calls within one allocated frequency and reuses the full frequency spectrum in each cell. CDMA systems are expected to provide capacity gains of at least seven times over the current analog systems and at least three times greater than TDMA and GSM systems. Because CDMA networks provide high capacity using less spectrum and fewer cell site towers, our initial capital expenditures as well as ongoing operational and maintenance costs should be less than wireless providers that use analog, TDMA or GSM technologies.

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

       Additional capacity improvements are expected for CDMA networks over the next two years as new third generation standards are approved and implemented that will allow for high-speed data and an even greater increase in the voice traffic capacity. In addition, "1XRTT," the first phase of third generation CDMA technology, is expected to provide more than double the voice capacity of existing CDMA systems and to deliver high speed data to users.

       The capacity advantages of CDMA not only provide the highest available efficiency of valuable spectrum, but in doing so also permit operators using CDMA the flexibility of deploying other services, such as data services, in the spare spectrum.

     - Wireless Local Loop. CDMA systems have the unique advantage of providing even greater capacity in fixed terminal systems known as Wireless Local Loop, or "WLL." The approximate capacity increase of CDMA systems in fixed environments is two times the capacity of mobile environments. This capacity gain permits deployment of WLL systems at competitive costs to existing copper-based telephony systems.

     - Seamless Handoffs. CDMA systems transfer calls throughout the network using a technique referred to as a soft hand-off, which connects a mobile customer's call with a new cell site while maintaining a connection with the cell site currently in use. CDMA networks monitor the quality of the transmission received by both cell sites simultaneously to select a better transmission path and to ensure that the network does not disconnect the call in one cell until it is clearly established in a new one. As a result, fewer calls are dropped compared to analog, TDMA and GSM networks which use a "hard hand-off" and disconnect the call from the current cell site as it connects with a new one.

     - Simplified Frequency Planning. Frequency planning is the process used to analyze and test alternative patterns of frequency use within a wireless network to minimize interference and maximize capacity. Currently, cellular service providers spend considerable money and time on frequency planning. With CDMA technology, the same subset of allocated frequencies can be reused in every cell, substantially reducing the need for costly frequency reuse patterning and constant frequency plan management. Because TDMA and GSM based systems have frequency reuse constraints similar to present analog systems, frequency reuse planning for TDMA and GSM based systems is comparable to planning for the current analog systems.

     While we believe CDMA has the inherent benefits discussed above, TDMA networks are generally less expensive when overlaying existing analog systems because the TDMA spectrum usage is more compatible with analog spectrum planning. In addition, the GSM technology standard generally allows multi-vendor equipment to be used in the same network more easily than CDMA technology. GSM technology also is currently more widely deployed throughout the world than CDMA, which provides economies of scale for handset and equipment purchases for wireless providers using that standard. A standards process is also underway which will allow wireless handsets to support analog, TDMA and GSM technologies in a single unit. Currently, there are no plans to have CDMA handsets that support either the TDMA or GSM technologies.

GOVERNMENT REGULATION

     The spectrum licensing, construction, operation, sale and interconnection arrangements of wireless communications networks are regulated to varying degrees by state regulatory agencies, the FCC, Congress, the courts and other governmental bodies. Proceedings before these bodies, such as the FCC and state regulatory authorities, could have a significant impact on the competitive market structure among wireless providers and on the relationships between wireless providers and other carriers. These mandates may impose significant financial obligations on us and other wireless providers. We are unable to predict the scope, pace or financial impact of legal or policy changes that could be adopted in these proceedings.

     Licensing of PCS Systems. A broadband PCS system operates under a protected geographic service area license granted by the FCC for a particular market on one of six frequency blocks allocated for broadband PCS. Broadband PCS systems generally are used for two-way voice applications. Narrowband PCS systems, in contrast, are for non-voice applications such as paging and data service and are separately licensed. The FCC has segmented the U.S. PCS markets into 51 large regions called major trading areas, which are comprised of 493 smaller regions called basic trading areas. The FCC awards two broadband PCS licenses for each major trading area and four licenses for each basic trading area. Thus, generally, six licensees will be authorized to compete in each area. The two major trading area licenses authorize the use of 30 MHz of spectrum. One of the basic trading area licenses is for 30 MHz of spectrum, and the other three are for 10 MHz each. The FCC permits licensees to split their licenses and assign a portion, on either a geographic or frequency basis or both to a third party. Two cellular licenses are also available in each market. Cellular markets are defined as either metropolitan statistical or rural service areas.

     The FCC's spectrum allocation for PCS includes two licenses, the 30 MHz C-Block license and a 10 MHz F-Block license, that are designated as "Entrepreneur's Blocks." The FCC requires holders of these licenses to meet certain threshold financial size qualifications. In addition, the FCC has determined that designated entities who qualify as small businesses or very small businesses, as defined by a complex set of FCC rules, receive additional benefits, such as bidding credits in C- or F-Block spectrum auctions or reauctions, and in some cases, an installment loan from the federal government for a significant portion of the dollar amount of the winning bids in the FCC's initial auctions of C- and F-Block licenses. The FCC's rules also allow for publicly traded corporations with widely dispersed voting power, as defined by the FCC, to hold C- and F-Block licenses and to qualify as small or very small businesses. In July 1999, the FCC issued an opinion and order that found that we were entitled to acquire C-Block and F-Block licenses as a publicly traded corporation with widely dispersed voting power and a very small business under FCC rules.

     Under the FCC's current rules specifying spectrum aggregation limits affecting broadband PCS and cellular licensees, no entity may hold attributable interests, generally 20% or more of the equity of, or an officer or director position with, the licensee, in licenses for more than 45 MHz of PCS, cellular and certain specialized mobile radio services where there is significant overlap, except in rural areas. In rural areas, up to 55 MHz of spectrum may be held. Passive investors may hold up to a 40% interest. Significant overlap will occur when at least 10% of the population of the PCS licensed service area is within the cellular and/or specialized mobile radio service area(s). In a September 15, 1999 FCC order revising the spectrum cap rules, the FCC noted that new broadband wireless services, such as third generation wireless services, may be included in the cap when those services are authorized.

     All PCS licenses have a 10-year term, at the end of which they must be renewed. The FCC will award a renewal expectancy to a PCS licensee that has:

     - provided substantial service during its past license term; and

     - has substantially complied with applicable FCC rules and policies and the Communications Act.

     All PCS licensees must satisfy coverage requirements. Licensees that fail to meet the coverage requirements may be subject to forfeiture of the license.

     For a period of up to five years, subject to extension, after the grant of a PCS license, a licensee will be required to share spectrum with existing licensees that operate certain fixed microwave systems within its license area. In an effort to balance the competing interests of existing microwave users and newly authorized PCS licensees, the FCC has adopted a transition plan to relocate such microwave operators to other spectrum blocks and a cost sharing plan so that if the relocation of an incumbent benefits more

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than one PCS licensee, those licensees will share the cost of the relocation. To secure a sufficient amount of unencumbered spectrum to operate our PCS systems efficiently and with adequate population coverage, we may need to relocate one or more of these incumbent fixed microwave licensees.

     This transition plan currently allows most microwave users to operate in the PCS spectrum for a two-year voluntary negotiation period and an additional one-year mandatory negotiation period. Parties unable to reach agreement within these time periods may refer the matter to the FCC for resolution, but the incumbent microwave user is permitted to continue its operations until final FCC resolution of the matter. The transition and cost sharing plans expire on April 4, 2005, at which time remaining microwave incumbents in the PCS spectrum will be responsible for the costs of relocating to alternate spectrum locations.

     PCS services are subject to certain FAA regulations governing the location, lighting and construction of transmitter towers and antennas and may be subject to regulation under Federal environmental laws and the FCC's environmental regulations. State or local zoning and land use regulations also apply to our activities. We expect to use common carrier point to point microwave facilities to connect the transmitter, receiver, and signaling equipment for each PCS or cellular cell, the cell sites, and to link them to the main switching office. The FCC licenses these facilities separately and they are subject to regulation as to technical parameters and service.

     The Communications Act preempts state and local regulation of the entry of, or the rates charged by, any provider of private mobile radio service or of commercial mobile radio service, which includes PCS. The FCC does not regulate commercial mobile radio service or private mobile radio service rates.

     Transfer and Assignments PCS Licenses. The Communications Act and FCC rules require the FCC's prior approval of the assignment or transfer of control of a license for a PCS or cellular system. Non-controlling interests in an entity that holds an FCC license generally may be bought or sold without FCC approval subject to the FCC's spectrum aggregation limits.

     In addition, C- and F-Block licenses are subject to certain other transfer and assignment restrictions. These licenses cannot be assigned for a period of at least five years from the initial license grant date to any entity that fails to satisfy financial qualification requirements for a designated entity. If such an assignment occurs to an entity that does not qualify for the same level of bidding credits or installment payments, if any, granted to the licensee, then the assignment would be conditioned upon a repayment of the bidding credit and an adjustment of its installment payment, if any, to the FCC to effect the payment plan applicable to the new entity. After the fifth year, C- and F-Block licenses may be transferred to non-designated entities, subject again to certain costs and reimbursements to the government of bidding credits and/or outstanding principal and interest payments owed to the FCC.

     Continuation of C- and F-Block Eligibility Rules. The FCC has announced plans to hold a reauction of C- and F-Block licenses in July 2000. In connection with this reauction, two companies, SBC Communications, Inc., and Nextel Communications, Inc., have requested that the FCC, via waiver or a rulemaking proceeding, relax the eligibility rules for acquiring C- and F-Block licenses, such that these and possibly other large companies would be able to compete with us and other designated entities and small businesses in acquiring C- and F-Block licenses. While we plan to vigorously oppose the requests from SBC and Nextel, FCC action approving them could have a material adverse effect on our business and financial condition, including our ability to continue acquiring C- and F-Block licenses.

     Foreign Ownership. Under existing law, no more than 20% of an FCC licensee's capital stock may be owned, directly or indirectly, or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. If an FCC licensee is controlled by another entity, as is the case with our ownership structure, up to 25% of that entity's capital stock may be owned or voted by non-US citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. Foreign ownership above the 25% level may be allowed should the FCC find such

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

higher levels not inconsistent with the public interest. The FCC has ruled that higher levels of foreign ownership, even up to 100%, are presumptively consistent with the public interest with respect to investors from certain nations. If our foreign ownership were to exceed the permitted level, the FCC could revoke our wireless licenses, although we could seek a declaratory ruling from the FCC allowing the foreign ownership or take other actions to reduce our foreign ownership percentage in order to avoid the loss of our licenses. We have no knowledge of any present foreign ownership in violation of these restrictions.

     Recent Industry Developments. FCC rules currently require wireless carriers to make available emergency 911 services, including enhanced emergency 911 services that provide the caller's telephone number. While the FCC's rules include a requirement that emergency 911 services be made available to users with speech or hearing disabilities, the FCC has granted waivers of this requirement to various vendors pending the development of adequate technology. We may need to acquire such a waiver. Additionally, FCC regulations will require wireless carriers to identify the location of emergency 911 callers by use of either network-based or handset-based technologies. In a September 15, 1999 order, the FCC ruled that carriers electing to use handset-based technologies must:

     - begin selling compliant handsets by March 1, 2001;

     - ensure that 50% of all newly activated handsets are compliant by October 1, 2001 and that at least 95% of all newly activated digital handsets are compliant by October 1, 2002; and

     - comply with additional requirements relating to passing location information upon the request of emergency 911 operators.

     On November 18, 1999, the FCC made certain modifications to its wireless emergency 911 requirements, including removal of a requirement that a mechanism be in place for wireless carriers to recover their costs of emergency 911 implementation before the emergency 911 obligation is triggered. The potential effect of this development on our business is uncertain.

     The Telecommunications Act mandated significant changes in existing regulation of the telecommunications industry intended to promote the competitive development of new service offerings, expand the public availability of telecommunications services and streamline regulation of the industry. The Telecommunications Act establishes a general duty of all telecommunications carriers, including PCS licensees, to interconnect with other carriers, directly or indirectly. The Telecommunications Act also contains a detailed list of requirements with respect to the interconnection obligations of local exchange carriers.

     On August 8, 1996, the FCC released its order implementing the interconnection provisions of the Telecommunications Act. Although many of the provisions of this order were struck down by the U.S. Court of Appeals for the Eighth Circuit, on January 25, 1999, the U.S. Supreme Court reversed the Eighth Circuit and upheld the FCC in all respects material to our operations. On June 10, 1999, the Eighth Circuit issued an order requesting briefs on certain issues it did not address in its earlier order, including the pricing regime for interconnection. While appeals have been pending, the rationale of the FCC's order has been adopted by many states' public utility commissions, with the result that the charges that PCS operators pay to interconnect their traffic to the public switched telephone network have declined significantly from pre-1996 levels.

     Under the FCC's rules, commercial mobile radio service providers are potentially eligible to receive universal service subsidies for the first time. However, they are also required to contribute to both federal and state universal service funds. Many states are also moving forward to develop state universal service fund programs, which require contributions from commercial mobile radio service providers.

     The FCC has adopted rules on telephone number portability that will enable customers to migrate their landline and cellular telephone numbers to cellular or PCS providers and from a cellular or PCS

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

provider to another service provider. On February 8, 1999, the FCC extended the deadline for compliance with this requirement to November 24, 2002, subject to any later determination that an earlier number portability deadline is necessary to conserve telephone numbers. The FCC also has adopted rules requiring providers of wireless services that are interconnected to the public switched telephone network to provide functions to facilitate electronic surveillance by law enforcement officials. On August 26, 1999, the FCC adopted an order requiring wireless providers to provide information that identifies the cell sites at the origin and destination of a mobile call to law enforcement personnel in response to a lawful court order or other legal requirement. Providers may petition the FCC for a waiver of these law enforcement obligations if they can prove under a multi-factor test that these requirements are not reasonably achievable.

     The FCC has determined that commercial mobile radio service providers are subject to "rate integration" requirements added by the Telecommunications Act that mandate providers of interstate interexchange (commonly referred to as "long distance") services to charge the same rates for these services in every state. However, the implementation and application of these requirements to various commercial mobile radio service offerings is still subject to pending FCC proceedings, and neither the outcome of these proceedings nor the impact of the rate integration requirement generally on our operations can be predicted at this time.

     The FCC recently adopted an order which gives wireless carriers broader discretion to use customer proprietary network information, without customer approval, to market their services used in the provision of wireless services. The FCC's order was issued following a decision by the U.S. Court of Appeals for the 10th Circuit, which overturned the FCC's rules, but not the underlying statute, on First Amendment grounds. The FCC has requested a rehearing of the court's order by the full 10th Circuit. Until further court action, the FCC's rules remain in effect.

     In addition, state commissions have become increasingly aggressive in their efforts to conserve numbering resources. These efforts may impact wireless service providers disproportionately by imposing additional costs or limiting access to numbering resources. On June 2, 1999, the FCC released a notice of proposed rulemaking soliciting comments on a variety of administrative and technical measures that would promote more efficient allocation and use of numbering resources. Adoption of some of the proposed methods could have a disproportionate impact on commercial mobile radio services providers.

     The FCC has adopted billing rules for landline telecommunications service providers and is considering whether to extend those rules to commercial mobile radio services providers. The FCC may require that more billing detail be provided to consumers, which could add to the expense of the billing process. Adoption of some of the FCC's proposals could increase the complexity of our billing processes and restrict our ability to bill customers for services in the most commercially advantageous way.

     The FCC has adopted an order that determines the obligations of telecommunications carriers to make their services accessible to individuals with disabilities under Section 255 of the Telecommunications Act. The order requires telecommunications services providers, including Leap, to offer equipment and services that are accessible to and usable by persons with disabilities, if "readily achievable," meaning easily accomplishable and able to be carried out without much difficulty or expense, as determined by a number of factors enumerated in the Americans with Disabilities Act. The rules require us to develop a process to evaluate the accessibility, usability and compatibility of covered services and equipment. While we expect our vendors to develop equipment compatible with the rules, we may be required to make material changes to our network, product line or services, depending upon how the rules are interpreted and enforced.

     In June 1999, the FCC initiated an administrative rulemaking proceeding to help facilitate the offering of calling party pays as an optional wireless service. Under the calling party pays service, the party placing the call to a wireless customer pays the wireless airtime charges. Most wireless customers in

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

the U.S. now pay both to place calls and to receive them. Adoption of a calling party pays system on a widespread basis could make commercial mobile radio service providers more competitive with traditional landline telecommunications providers for the provision of regular telephone service. The FCC's implementation of calling party pays may adversely affect our business.

     State Regulation and Local Approvals. Congress has given the FCC the authority to preempt states from regulating rates or entry into commercial mobile radio service, including PCS. The FCC, to date, has denied all state petitions to regulate the rates charged by commercial mobile radio service providers. State and local governments are permitted to manage public rights of way and can require fair and reasonable compensation from telecommunications providers, on a competitively neutral and nondiscriminatory basis for the use of such rights of way by telecommunications carriers, including PCS providers, so long as the compensation required is publicly disclosed by the government. The siting of base stations also remains subject to state and local jurisdiction, although proceedings are pending at the FCC to determine the scope of that authority. States may also impose competitively neutral requirements that are necessary for universal service, to protect the public safety and welfare, to ensure continued service quality and to safeguard the rights of consumers. While a state may not impose requirements that effectively function as barriers to entry or create a competitive disadvantage, the scope of state authority to maintain existing or to adopt new such requirements is unclear.

EMPLOYEES

     On November 30, 1999, we employed approximately 85 full time employees, including the employees of our subsidiary Cricket Communications. In addition, our subsidiary Smartcom employed approximately 590 employees on that date.

FACILITIES

     We have leased approximately 50,000 square feet of office space in San Diego, California. We currently lease this building for sales, marketing, product development and administrative purposes. We do not own any real property.

     Smartcom has leased approximately 50,000 square feet of office space in Santiago, Chile, excluding a lease which is expiring in the near future and will not be renewed. Smartcom uses this space for sales, marketing, customer service, operations and administrative purposes, as well as for its primary telecommunications switching equipment. In addition, Smartcom owns or leases space at three sites in Temuco, Antafagasta and Punta Arena, Chile aggregating approximately 10,000 square feet for additional switching equipment. Smartcom also leases space for SMARTCOM PCS brand stores and kiosks throughout Chile and maintains numerous small sites throughout the country for radio transmission equipment that support its telecommunications network. Most of these radio transmission sites are leased.

LEGAL PROCEEDINGS

     In September 1999, we announced that we had stopped funding loans to Metrosvyaz and had written-off our remaining $9.6 million investment in Metrosvyaz. Metrosvyaz had not satisfied certain conditions required for funding and was in default under its loan agreement with us. In addition, we had been prevented from securing full reporting and documentation of performance, results and expenditures of Metrosvyaz despite repeated efforts to obtain that information. Preliminary results of a special investigation of Metrosvyaz also disclosed serious irregularities, including unaccounted for funds and questionable contracts and payments. On September 29, 1999, we issued a demand for arbitration seeking a full accounting and damages from Metrosvyaz and one of its directors with respect to these matters. It is too early to evaluate the likely outcome of the arbitration.

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

     In response to our demand for arbitration, on December 2, 1999, Metrosvyaz filed suit against us and certain of our officers in the U.S. District Court for the Central District of California. The Metrosvyaz suit alleges claims for libel, trade libel, intentional and negligent interference with prospective advantage and breach of fiduciary duty. The suit seeks compensatory damages in excess of $100 million as well as punitive damages and injunctive relief. We believe the Metrosvyaz claims are without merit, and we will vigorously defend against them. We cannot, however, be certain of the outcome of this litigation. If Metrosvyaz prevails in its claims it could have a material adverse effect on our business and financial condition.

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

                           RELATIONSHIP WITH QUALCOMM

     To transfer the Leap business from Qualcomm to us, Qualcomm entered into various agreements with us that are described below. The agreements have been amended from time to time, including recent changes required by the FCC as a condition to allowing us to acquire specific wireless licenses. In May 1999, Qualcomm sold its network infrastructure division to Ericsson. In connection with that sale, Qualcomm transferred to Ericsson its rights to sell network infrastructure equipment to Leap and its subsidiaries and ventures.

     Qualcomm may purchase $150.0 million (original purchase price) of Units in the units offering. We intend to use a portion of the net proceeds of this offering to repay all outstanding borrowings under our credit agreement with Qualcomm, and we intend to terminate the credit agreement. The consummation of the units offering is conditioned upon the closing of this offering; however, the closing of this offering is not conditioned upon the closing of the units offering. If the units offering is not consummated, we will not repay any of our outstanding borrowings under the credit agreement. As a result of Qualcomm's participation in the units offering, however, Qualcomm would remain a significant lender to us even if we terminate the credit agreement. Our relationship with Qualcomm may also create conflicts of interest between us and Qualcomm. In addition, Qualcomm is not restricted from competing with us or directly pursuing wireless telecommunications businesses or interests which would also be attractive to us.

SEPARATION AND DISTRIBUTION AGREEMENT

     Immediately before the distribution of Leap common stock to Qualcomm's stockholders, we entered into the Separation and Distribution Agreement with Qualcomm. The Separation and Distribution Agreement governed the principal transactions required to effect the separation of the companies and the distribution, and other agreements governing the relationship between the parties.

     To effect the separation of the companies, Qualcomm transferred some of its businesses and ventures to us. Qualcomm also contributed to us the following:

     - $10 million in cash;

     - Qualcomm's right to receive payment of approximately $113 million of debt from the operating companies;

     - Qualcomm's rights under specific agreements relating to our business and ventures; and

     - other assets.

     Qualcomm's performance as an equipment vendor is not a condition of payment to us under the notes and other debt transferred. We did not receive any intellectual property in connection with the separation of the companies, and Qualcomm retained all rights not expressly transferred regarding agreements with our subsidiaries and ventures.

     In connection with the transfer of assets and rights by Qualcomm, we issued a warrant to Qualcomm to purchase 5,500,000 shares of our common stock for $6.11 per share. In March 1999, in exchange for consideration valued at $5.4 million, Qualcomm agreed to amend the warrant to reduce the number of shares which may be acquired upon exercise of the warrant to 4,500,000. The warrant is currently exercisable and remains exercisable until 2008. Qualcomm has agreed that it will not exercise the warrant in a manner that would cause Qualcomm and its officers and directors to collectively hold more than 15% of our outstanding common stock.

     In the Separation and Distribution Agreement, we also assumed some liabilities of Qualcomm, including: (1) funding obligations to our subsidiaries and ventures totaling approximately $75 million;

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

(2) Qualcomm's rights and obligations to manage our subsidiaries and ventures; and (3) $2 million of accrued liabilities regarding our employees.

     The Separation and Distribution Agreement provides for: (1) releases of claims of each party against the other; (2) the allocation of potential liabilities; and (3) indemnification rights between the parties.

     The Separation and Distribution Agreement also provides that, in international markets, we will deploy, and will cause our affiliates to deploy, only systems using cdmaOne until January 1, 2004. CdmaOne is the original standard for fixed or mobile wireless communications systems based on or derived from Qualcomm's CDMA technology and successor standards that Qualcomm has adopted. The Telecommunications Industry Association and other recognized international standards bodies have adopted cdmaOne as an industry standard. We also agreed that, in international markets, we would invest only in companies using cdmaOne systems until January 1, 2004.

     Under the Separation and Distribution Agreement, we also granted Qualcomm a non-exclusive, royalty-free license to any patent rights developed by us or our affiliates. In addition, under the Separation and Distribution Agreement, we granted Qualcomm a right of first refusal for a period of three years with respect to proposed transfers by us of our investments and joint venture interests. We further agreed to take an active role in the management of companies in which we hold stock or joint venture interests. The parties also generally agreed that, for a period of three years following our spin-off from Qualcomm, neither party would solicit or hire employees of the other.

CREDIT AGREEMENT

     Immediately before the distribution of Leap common stock to Qualcomm's stockholders, we entered into a credit agreement with Qualcomm. The credit agreement consists of two sub-facilities. We may use the working capital sub-facility to borrow up to $35.2 million from Qualcomm. We may only use the proceeds from the working capital sub-facility to meet our normal working capital and operating expenses. These normal expenses include salaries and overhead, but exclude strategic investments, substantial acquisitions of capital equipment and the acquisition of telecommunications licenses. The investment capital sub-facility enables us to borrow up to $229.8 million from Qualcomm. We may only use the proceeds from the investment capital sub-facility to make identified portfolio investments. Amounts available under the investment sub-facility are allocated to specific projects and may not be reallocated to other projects without Qualcomm's written consent. As one of the conditions to the FCC's recognition of us as a designated entity qualified to hold C-Block and F-Block licenses, we must take steps so that by January 2001, Qualcomm holds no more than 50% of our outstanding debt obligations.

     Amounts borrowed under the credit agreement are due and payable in September 2006, unless the maturity of the loans is accelerated pursuant to the provisions of the credit agreement. The credit agreement required a 2% origination fee. Qualcomm has a security interest in substantially all of the assets of Leap, other than the stock of special purpose subsidiaries formed to hold wireless licenses, for so long as any amounts are outstanding under the credit agreement. Amounts borrowed under the credit agreement bear interest at a variable rate equal to the prime rate plus 4.25% per annum or LIBOR plus 5.25% per annum. Interest is payable quarterly beginning September 30, 2001. Before this time, accrued interest is added to the principal amount outstanding. If Qualcomm assigns more than 10% of the total funding commitments to other lenders, we must pay a commitment fee of 0.5% to the lenders on unused balances under the credit agreement.

     The credit agreement contains operating covenants, including restrictions on our ability to incur debt, merge, consolidate or transfer substantially all of our assets, create, incur or permit the existence of liens or pay dividends. Under the credit agreement, we agreed that we will not permit the quotient

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obtained by dividing our total debt by total capitalization to exceed the following level during the indicated period:

PERIOD                                                        LEVEL
------                                                        -----
Through February 23, 2002...................................   70%
After February 23, 2002.....................................   50%

     The terms total debt and total capitalization are each defined in the credit agreement.

     We were in compliance with the financial covenant as of November 30, 1999. In addition, the credit agreement limits our use of borrowed funds, restricts our joint venture and stock ownership, and imposes other restrictions on the operation of our business. Further, if we sell some of our assets, we must prepay the credit agreement with a percentage of the proceeds.

     We intend to use a portion of the net proceeds of this offering to repay all outstanding borrowings under the credit agreement, and we intend to terminate the credit agreement. If the units offering is not consummated, we will not repay any of our outstanding borrowings under the credit agreement, and our maximum permitted ratio of total debt to total capitalization under the credit agreement through February 23, 2002 will be reduced to 65%.

MASTER AGREEMENT REGARDING EQUIPMENT ACQUISITION

     The Master Agreement Regarding Equipment Acquisition contains our obligations regarding the purchase and sale of terrestrial-based cdmaOne infrastructure and customer equipment. As a result of Qualcomm's sale of its network infrastructure division to Ericsson, we owe some purchase obligations to Ericsson with respect to network equipment and to Qualcomm with respect to customer equipment. Under the Master Agreement Regarding Equipment Acquisition, we generally agreed that:

     - For five years, we will purchase at least 50% of our requirements for infrastructure equipment from Ericsson and 50% of our requirements for customer equipment from Qualcomm.

     - For each initial investment by us made before October 2002 in a wireless telecommunication entity operating in the U.S., we will require the U.S. operator to enter into an equipment requirements agreement with Qualcomm and Ericsson. The equipment requirements agreement will require the U.S. operator to purchase at least 50% of its requirements for infrastructure equipment from Ericsson and 50% of its requirements for customer equipment from Qualcomm, in each case for a five year period.

     - For each investment by us in a U.S. operator of wireless communications made after October 2002, we will attempt to require the U.S. operator to provide Ericsson and Qualcomm with an opportunity to bid on its requirements for infrastructure equipment and customer equipment, respectively. We also will encourage the U.S. operator to acquire equipment from Ericsson and Qualcomm.

     Leap and the U.S. companies in which it invests must comply with these requirements only if Qualcomm or Ericsson, as applicable, offers competitive equipment on competitive terms, and its bid to sell equipment and related services is less than or equal to the lowest competing bid that Leap or such companies would accept; provided, however, until Qualcomm has received contracts from us and the companies in which we invest for at least $250 million of customer equipment for use in the U.S., Leap and U.S. companies in which it initially invests before 2002 must comply with these requirements if Qualcomm's bid is 110% or less than the lowest competing bid Leap or such other company would accept.

     Until the earlier of (1) October 2002 and (2) the date on which we receive an aggregate of $60 million of financing from parties other than Qualcomm, we must require each wireless telecommuni-

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cation entity operating outside the U.S. in which we initially invest to enter into an equipment requirements agreement with Qualcomm and Ericsson. The equipment requirements agreement will provide that the foreign operator of wireless communications will purchase at least 50% of its requirements for infrastructure equipment from Ericsson and 50% of its requirements for customer equipment from Qualcomm, in each case for a five year period. The equipment requirements agreement will also require the foreign operator to notify Qualcomm if its bid is not competitive, to explain how Qualcomm must modify its bid to make it competitive, and to give Qualcomm the opportunity to submit a modified bid. If we make an initial investment in a wireless communications company operating outside of the U.S. after the date described above, we will seek to provide Qualcomm and Ericsson with an opportunity to bid on the foreign operator's infrastructure and customer equipment. We will also encourage the foreign operator to acquire its equipment from Qualcomm and Ericsson. The obligations of all the foreign operators will depend on Qualcomm and Ericsson offering competitive equipment on competitive terms, including price.

     All the obligations of Leap regarding equipment purchases under the Master Agreement Regarding Equipment Acquisition will expire in September 2007.

     If Leap attempts to acquire equipment on a "bundled" basis, then Ericsson and Qualcomm are entitled, in some cases, to respond separately to each portion of the proposed bundled acquisition. If Leap does not attempt to acquire the equipment on a competitive basis from multiple vendors, but instead decides to negotiate exclusively with Ericsson or Qualcomm, then Ericsson or Qualcomm, as applicable, will offer and sell the equipment to us on a "most favored pricing" basis.

CONVERSION AGREEMENT

     Under the Conversion Agreement, we agreed to issue up to 2,271,060 shares of our common stock to the holders of the Trust Convertible Preferred Securities of Qualcomm Financial Trust I, a wholly owned statutory business trust of Qualcomm, upon the conversion of their securities. We also agreed to reserve and keep available shares of our common stock for issuance and delivery upon that conversion. We also filed and must keep effective a registration statement covering the shares of our common stock issuable upon conversion of the Trust Convertible Preferred Securities. If we determine that any event requires changes to the registration statement so that the registration statement and the prospectus contained therein do not contain a material misstatement or omission, or if the continued effectiveness of the registration statement would require us to disclose a material financing, acquisition or other material corporate transaction or development (and our board of directors has determined that such disclosure is not in our best interests or the best interests of our stockholders), then we may suspend the issuance of our common stock issuable upon conversion of the Trust Convertible Preferred Securities until we have prepared and filed, and the SEC has declared effective, a post-effective amendment to the registration statement which contains the required disclosures.

     We anticipate that all of the shares reserved for issuance under the Conversion Agreement will be issued. Upon conversion of the Trust Convertible Preferred Securities, Qualcomm will receive a benefit in the form of forgiveness of debt, but we will receive no benefit or other consideration. Qualcomm has announced that it has issued a call for the redemption of these securities on March 6, 2000. Given the recent trading prices of Qualcomm and Leap stock, it is likely that the holders will convert the Trust Convertible Preferred Securities and we would issue all shares reserved for issuance, which as of February 11, 2000 was 609,659.

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DEFERRED PAYMENT AGREEMENT OF SMARTCOM

     Qualcomm and our Chilean subsidiary, Smartcom, have entered into a Deferred Payment Agreement under which Qualcomm agreed to defer collection of amounts related to Smartcom's purchase of equipment, software and services from Qualcomm. The Deferred Payment Agreement requires Smartcom to meet certain financial and operating covenants, including a debt to equity ratio and restrictions on Smartcom's ability to pay dividends and to distribute assets. For a description of the terms of this agreement, see "Management's Discussion and Analysis of Financial Condition -- Liquidity and Capital
Resources -- Smartcom Deferred Payment Agreements." Leap and Qualcomm have entered into a binding letter agreement under which Qualcomm has agreed to provide to Smartcom an additional $30 million in infrastructure equipment financing and $10 million in handset financing. The parties are currently negotiating definitive agreements. In addition, Qualcomm has provided a letter of credit to guarantee Smartcom's obligations to certain lenders in Chile.

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                                   MANAGEMENT
DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information concerning the directors and executive officers of Leap as of February 11, 2000:

             NAME               AGE                         POSITION
             ----               ---                         --------
Harvey P. White...............  65    Chairman of the Board, Chief Executive Officer and
                                      Director
Thomas J. Bernard.............  67    Vice Chairman, President -- International Business
                                      Division and Director
Susan G. Swenson..............  51    President, Chief Operating Officer and Director of
                                      Leap and Chief Executive Officer of Cricket
                                      Communications
William R. Hinchliff..........  49    Senior Vice President, International Operations
James E. Hoffmann.............  49    Senior Vice President, General Counsel and Secretary
Daniel O. Pegg................  54    Senior Vice President, Public Affairs
Leonard C. Stephens...........  42    Senior Vice President, Human Resources
Thomas D. Willardson..........  49    Senior Vice President, Finance and Treasurer
Alejandro Burillo Azcarraga...  47    Director
Robert C. Dynes...............  57    Director
Scot B. Jarvis................  39    Director
John J. Moores................  55    Director
Michael B. Targoff............  55    Director
Jeffrey P. Williams...........  48    Director

     Additional information concerning the directors and executive officers is set forth below:

     HARVEY P. WHITE has served as Chairman of the Board, Chief Executive Officer and a Director of Leap since its formation in June 1998 and also served as President of Leap from June 1998 to July 1999. Mr. White is one of the founders of Qualcomm and served as Vice Chairman of the Board of Qualcomm from June 1998 to September 1998. From May 1992 until June 1998, he served as President of Qualcomm and from February 1994 to August 1995, as Chief Operating Officer of Qualcomm. Before May 1992, he was Executive Vice President and Chief Operating Officer, and was also a Director of Qualcomm since it began operations in July 1985 until he resigned in September 1998 when Leap became an independent, publicly-traded company. From March 1978 to June 1985, Mr. White was an officer of LINKABIT (M/A-COM LINKABIT after August 1980), where he was successively Chief Financial Officer, Vice President, Senior Vice President and Executive Vice President. Mr. White became Chief Operating Officer of LINKABIT in July 1979 and a Director of LINKABIT in December 1979. Mr. White is currently a Director of Verance, Inc., a privately-held multimedia technology start-up company, Applied Micro Circuits Corporation, a supplier of high-bandwidth silicon connectivity and Cibernet Corp., a company that provides financial settlement services to telecommunications companies. Mr. White holds a B.A. from Marshall University.

     THOMAS J. BERNARD has served as a Director of Leap since its formation in June 1998. Mr. Bernard is also the Vice Chairman and President-International Business Division of Leap. From June 1998 to July 1999, he served as Executive Vice President of Leap. From April 1996 to June 1998, Mr. Bernard served as a Senior Vice President of Qualcomm and General Manager of Qualcomm's Infrastructure Products division. Mr. Bernard had retired in April 1994, but returned to Qualcomm in August 1995 as Executive Consultant and became Senior Vice President, Marketing, in December 1995. Mr. Bernard first joined Qualcomm in September 1986. He served as Vice President and General Manager for the OmniTRACS division and in September 1992 was promoted to Senior Vice President of Qualcomm. Before joining Qualcomm, Mr. Bernard was Executive Vice President and General Manager, M/A-COM LINKABIT, Telecommunications Division, Western Operations. Mr. Bernard also serves

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

as a Director of AirFiber Inc., a privately-held company that markets high-speed open-air optical communication systems; Advanced Remote Communications Solutions, Inc., a provider of remote information technology solutions; and JNI Corporation, a developer and manufacturer of fibre channel technology products.

     SUSAN G. SWENSON has served as President and a Director since July 1999 and Chief Operating Officer since October 1999. She has also served as Cricket Communications's Chief Executive Officer since July 1999. From March 1994 to July 1999, she served as President and Chief Executive Officer of Cellular One, a joint venture between AirTouch and AT&T Wireless that provided wireless telecommunications services to regions covering approximately 10 million potential customers. From 1979 to 1994, Ms. Swenson held various operating positions with Pacific Telesis Group, including Vice President and General Manager of Pacific Bell's San Francisco Bay Area operating unit for one year and President and Chief Operating Officer of PacTel Cellular for two and one-half years. Ms. Swenson also serves as a Director of Wells Fargo & Company, General Magic, Inc., Working Assets Funding Service and Palm Computing, Inc., a subsidiary of 3Com Corporation. Ms. Swenson holds a B.A. from San Diego State University.

     WILLIAM R. HINCHLIFF joined Leap in August 1999 and has served as Senior Vice President, International Operations since October 1999. From July 1998 to August 1999, Mr. Hinchliff was President of Nextel del Peru, where he was in charge of all aspects of start-up, launch and ongoing operations of the Nextel property in Peru. From May 1994 to June 1998, Mr. Hinchliff held several management positions with Motorola Network Management Group, where he was most recently involved with business operations for Motorola's satellite ventures division and was general director of both Cedetel and Norcel, two Motorola joint ventures in Mexico. Mr. Hinchliff holds a B.S. from Stetson University and an M.B.A. from the University of Miami.

     JAMES E. HOFFMANN has served as Senior Vice President, General Counsel and Secretary of Leap since its formation in June 1998. Mr. Hoffmann also served as a Director of Leap from September 1998 to July 1999. From June 1998 to September 1998, Mr. Hoffmann was Vice President, Legal Counsel of Qualcomm. From February 1995 to June 1998, he served as Vice President of Qualcomm and Division Counsel for the Infrastructure Products Division, having joined Qualcomm as Senior Legal Counsel in June 1993. Before joining Qualcomm, Mr. Hoffmann was a partner in the law firm of Gray, Cary, Ames & Frye, where he practiced transactional corporate law. Mr. Hoffmann holds a B.S. from the United States Naval Academy, an M.B.A. from Golden Gate University and a J.D. from University of California, Hastings College of the Law.

     DANIEL O. PEGG has served as Senior Vice President, Public Affairs since September 1998. From March 1997 to September 1998, Mr. Pegg served as Senior Vice President, Public Affairs of Qualcomm. Before joining Qualcomm, Mr. Pegg was President and Chief Executive Officer of the San Diego Economic Development Corporation for 14 years. Mr. Pegg served on the Board of Directors of Gensia Pharmaceuticals from 1986 to 1996. Mr. Pegg holds a B.A. from California State University at Los Angeles.

     LEONARD C. STEPHENS has served as Senior Vice President, Human Resources since September 1998. From December 1995 to September 1998, Mr. Stephens was Vice President, Human Resources Operations for Qualcomm. Before joining Qualcomm, Mr. Stephens was employed by Pfizer Inc., where he served in a number of human resources positions over a 14 year career. Mr. Stephens holds a B.A. from Howard University.

     THOMAS D. WILLARDSON has served as Senior Vice President, Finance and Treasurer since July 1998. From July 1995 to July 1998, Mr. Willardson was Vice President and Associate Managing Director of Bechtel Enterprises, Inc., a wholly owned investment and development subsidiary of Bechtel Group, Inc.

From January 1986 to July 1995, Mr. Willardson was a principal at The Fremont Group, an investment company. Mr. Willardson has served as a Director of Cost Plus, Inc. since March 1991. Mr. Willardson holds a B.S. in Finance from Brigham Young University and an M.B.A. from the University of Southern California.

     ALEJANDRO BURILLO AZCARRAGA has served as a Director of Leap since September 1998. Mr. Burillo has more than 30 years experience working for Grupo Televisa. Mr. Burillo presently serves as Vice-Chairman of the Board of Directors of Grupo Televisa, a position to which he was appointed in 1991. In addition, Mr. Burillo served as President of International Affairs of Grupo Televisa from 1997 to 1999, and before that time served as Chief Operating Officer of Grupo Televisa. Mr. Burillo also holds a controlling interest in Grupo Pegaso, a private investment group with interests in various industries including cable television, communications, retail electronics, real estate, sports and entertainment. Mr. Burillo also serves as a Director of Grupo Desc, an NYSE-listed company and one of Mexico's main industrial groups.

     ROBERT C. DYNES has served as a Director of Leap since July 1999. He has served as the Chancellor of the University of California, San Diego since 1996 and as a Professor of Physics at UCSD since 1991 and was Senior Vice
Chancellor -- Academic Affairs of UCSD from 1995 to 1996. Before 1991, Chancellor Dynes held numerous research science positions at AT&T Bell Laboratories. Chancellor Dynes holds a B.Sc. in Mathematics and Physics from the University of Western Ontario and a M.Sc. and Ph.D. in Physics from McMaster University in Hamilton, Ontario. Chancellor Dynes is a member of the National Academy of Sciences and a Fellow of the American Academy of Arts and Sciences, the Canadian Institute of Advanced Research and the American Physical Society. Chancellor Dynes serves on numerous scientific and educational boards and committees.

     SCOT B. JARVIS has served as a Director of Leap since September 1998. Mr. Jarvis is a cofounder and managing member of Cedar Grove Partners, LLC, a privately-owned company formed to make investments in telecommunications ventures. From 1994 to 1996, Mr. Jarvis was a Vice President of Operations for Eagle River, Inc., a telecommunications investment company owned by Craig O. McCaw. While at Eagle River, Mr. Jarvis was the cofounder and acting President of Nextlink Communications, Inc., now a publicly-traded competitive local exchange company. Mr. Jarvis was also responsible for certain operations and was a Director of NEXTEL Communications, a nationwide provider of specialized mobile radio service. From 1985 to 1994, Mr. Jarvis held a number of executive positions at McCaw Cellular Communications which was sold to AT&T in August 1994. His responsibilities included Acquisitions and Development, International Development, and he operated two separate Cellular One Districts in California from 1990 to 1993. Mr. Jarvis also serves as a Director of Point.com, Metawave Communications Corp. and Wireless Facilities, Inc. Mr. Jarvis holds a B.A. from the University of Washington.

     JOHN J. MOORES has served as a Director of Leap since June 1999. Since December 1994, Mr. Moores has served as owner and Chairman of the Board of the San Diego Padres Baseball Club, L.P., and since September 1991 as Chairman of the Board of JMI Services, Inc., a private investment company. In 1980, Mr. Moores founded BMC Software, Inc. and served as its President and Chief Executive Officer from 1980 to 1986 and as Chairman of its Board of Directors from 1980 to 1992. Mr. Moores also serves as a Director of Bindview Development Corporation, NEON Systems, Inc., Peregrine Systems, Inc. and several privately-held corporations. Mr. Moores holds a B.S. and a J.D. from the University of Houston.

     MICHAEL B. TARGOFF has served as a Director of Leap since September 1998. He is founder and CEO of Michael B. Targoff and Co., a company that seeks controlling investments in telecommunications and related industry companies. From its formation in January 1996 through January 1998, Mr. Targoff was President and Chief Operating Officer of Loral Space & Communications Limited. Before that time,

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

Mr. Targoff was Senior Vice President of Loral Corporation. From 1991, Mr. Targoff was a Director and a principal Loral executive responsible for Loral's satellite manufacturing joint venture with Alcatel, Aerospatiale, Alenia and Daimler Benz Aerospace. Mr. Targoff was also the President and is a Director of Globalstar Telecommunications Limited, the company that is the public owner of Globalstar, Loral's global mobile satellite system. Before joining Loral Corporation in 1981, Mr. Targoff was a Partner in the New York law firm of Willkie Farr and Gallagher. Mr. Targoff is also a Director of Foremost Corporation of America. Mr. Targoff holds a B.A. from Brown University and a J.D. from Columbia University School of Law, where he was a Hamilton Fisk Scholar and Editor of the Columbia Journal of Law and Social Problems.

     JEFFREY P. WILLIAMS has served as a Director of Leap since September 1998. He has been a Managing Partner at Greenhill & Co., LLC, an investment banking firm, since 1998. From September 1996 to January 1998, Mr. Williams was Executive Vice President, Strategic Development and Global Markets for McGraw-Hill Companies, and from 1984 through 1996, he was an investment banker with Morgan Stanley & Co. Incorporated in their Telecommunications and Media Group. Mr. Williams has a Bachelor of Architecture from the University of Cincinnati and an M.B.A. from Harvard University Graduate School of Business Administration.

EMPLOYMENT AGREEMENT

     Leap and Ms. Swenson entered into an employment offer letter dated June 11, 1999 which provides that Ms. Swenson will serve as President of Leap. Ms. Swenson currently serves as President, Chief Operating Officer and Director of Leap and Chief Executive Officer of Cricket Communications. Under the letter, Ms. Swenson is entitled to an annual salary of $400,000 and, beginning with fiscal 1999, an annual bonus of up to 60% of her base salary. In connection with the letter, Ms. Swenson received an option under Leap's option plan to acquire 250,000 shares of Leap common stock at a price of $19.00 per share. The option vests at the rate of 20% per year upon each anniversary of the grant date. Under the letter, Ms. Swenson also received an option to purchase 350,000 shares of Cricket Communications Holdings, Inc. common stock at a price of $2.00 per share, that will become fully vested after five years from the grant date. Under the letter, Ms. Swenson is eligible to participate in Leap's executive retirement plan and is also entitled to comprehensive benefits. The letter includes a special termination provision that requires Leap to pay to Ms. Swenson 12 months base pay if her employment is terminated for other than gross misconduct or gross neglect of duty within 12 months of her date of hire. If Ms. Swenson is terminated for other than gross misconduct or gross neglect of duty within 13 to 24 months of her date of hire, Leap is required to make payment to Ms. Swenson equal to nine months of her base pay.

EXECUTIVE OFFICER DEFERRED STOCK PLAN

     In December 1999, Leap established an Executive Officer Deferred Stock Plan that provides for mandatory deferral of 25% and voluntary deferral of up to 75% of executive officer bonuses. Bonus deferrals are converted into share units credited to the participant's account, with the number of share units calculated by dividing the deferred bonus amount by the fair market value of Leap's common stock on the bonus payday. Share units represent the right to receive shares of Leap's common stock in accordance with the plan. Leap will also credit to a matching account that number of share units equal to 20% of the share units credited to the participant's accounts. Matching share units vest ratably over three years on each anniversary date of the applicable bonus payday. Leap has reserved 25,000 shares of its common stock for issuance under the plan.

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

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of February 11, 2000, information with respect to the beneficial holdings of each director, the Chief Executive Officer and the four most highly-paid executive officers during fiscal 1999, and all of our executive officers and directors as a group, as well as each of our stockholders who, based on our records, was known to us to be the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, of more than 5% of our common stock.

                                                                                  PERCENTAGE OF
                                                                                     SHARES
                                                                                  BENEFICIALLY
                                                                                      OWNED
                                                                               -------------------
                                                         NUMBER OF SHARES       BEFORE     AFTER
       NAME AND ADDRESS OF BENEFICIAL OWNER(1)         BENEFICIALLY OWNED(2)   OFFERING   OFFERING
       ---------------------------------------         ---------------------   --------   --------
Qualcomm Incorporated(3).............................        4,500,000           18.0%      15.5%
Harvey P. White(4)(5)................................          519,795            2.5        2.1
Thomas J. Bernard(5)(6)..............................           34,526              *          *
James E. Hoffmann(5)(7)..............................           26,474              *          *
Daniel O. Pegg(5)(8).................................           17,415              *          *
Leonard C. Stephens(5)...............................           14,074              *          *
Scot B. Jarvis(5)(9).................................            8,700              *          *
Alejandro Burillo Azcarraga(5).......................            8,000              *          *
Jeffrey P. Williams(5)...............................            8,000              *          *
Robert C. Dynes(5)...................................            2,000              *          *
John J. Moores(5)....................................            2,000              *          *
Michael B. Targoff(5)................................            2,000              *          *
All executive officers and directors as a group (14
  persons)...........................................          655,883            3.2        2.7

-------------------------
  *  Less than one percent.

 (1) This table is based upon information supplied by officers, directors and principal stockholders of Leap and by Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to marital property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned and has a business address of Leap Wireless International, Inc., 10307 Pacific Center Court, San Diego, California 92121. Applicable percentages are based on 20,472,953 shares of Leap common stock outstanding, adjusted as required by rules promulgated by the SEC.

 (2) In addition to shares held in the individual's sole name, this column includes shares held by the spouse and other members of the named person's immediate household who share that household with the named person, and shares held in family trusts.

 (3) Consists entirely of the right to purchase shares of Leap common stock for approximately $6.11 per share, or an aggregate purchase price of approximately $27.5 million, under a warrant. The warrant is fully exercisable and expires in September 2008. On a fully diluted basis, as of February 11, 2000, Qualcomm would own approximately 13.7% of our common stock upon exercise of the warrant. This table does not include Warrants to purchase approximately 771,450 shares of common stock which Qualcomm may purchase in the units offering, which Warrants will not be exercisable until February 23, 2001. Qualcomm's business address is 5775 Morehouse Dr., San Diego, California 92121.

 (4) Includes 2,500 shares held in a foundation of which Mr. White disclaims beneficial ownership. Also includes 359,148 shares held in family trusts, 7,500 shares held in a family limited partnership, 250 shares held in a charitable remainder trust, 61,500 shares held in a family trust for the benefit of grandchildren and 27,947 shares held in trusts for the benefit of relatives.

 (5) Includes shares issuable upon exercise of options exercisable within 60 days of February 11, 2000 as follows: Mr. Bernard, 23,450 shares (including 5,450 shares subject to options held by Mr. Bernard's spouse); Mr. Burillo, 8,000 shares; Mr. Dynes, 2,000 shares; Mr. Hoffmann, 15,700 shares; Mr. Jarvis, 8,000 shares; Mr. Moores, 2,000 shares; Mr. Pegg, 11,000 shares; Mr. Stephens, 9,200 shares; Mr. Targoff, 2,000 shares; Mr. White, 60,950 shares; and Mr. Williams, 8,000 shares.

 (6) Includes 60 shares held by Mr. Bernard's spouse.

 (7) Includes 2,500 shares held in a custodial account for the benefit of Mr. Hoffmann's spouse and 8,274 shares held in a family trust.

 (8) Includes 5,000 shares held by a family trust, 525 shares held in a custodial account for the benefit of Mr. Pegg's spouse and 25 shares held for the benefit of Mr. Pegg's minor son.

 (9) Includes 50 shares held in an IRA account and 150 shares held for the benefit of Mr. Jarvis's children.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH DIRECTORS

     Before the spin-off of Leap from Qualcomm, Scot B. Jarvis and Jeffrey P. Williams, two of our directors, worked with Qualcomm to develop the Cricket unlimited local calling strategy that Leap has adopted and refined for use in domestic wireless markets. Messrs. Jarvis and Williams are also directors of Cricket Communications Holdings, Inc., a subsidiary of Leap that owns the company that is implementing the Cricket strategy. In June 1999, Cricket Communications Holdings granted Messrs. Jarvis and Williams options to purchase 795,000 and 410,000 shares, respectively, of its common stock, exercisable at $1.00 per share. Messrs. Jarvis and Williams have exercised these options in full, and as a result they own approximately 1.5% and 0.8%, respectively, of the outstanding common stock of Cricket Communications Holdings.

     Mr. Jarvis fully exercised his Cricket Communications Holdings stock options in July 1999. Upon exercise, Mr. Jarvis paid $346,334 in cash and issued to Cricket Communications Holdings a promissory note for the remaining balance of $448,666. The promissory note is secured by 498,666 shares of Cricket Communications Holdings common stock. The note accrues interest at a rate of 9% per annum, compounded annually, on the outstanding balance of the loan. The loan matures on August 31, 2000.

     Mr. Williams fully exercised his Cricket Communications Holdings stock options in July 1999 and paid to Cricket Communications the exercise price of $410,000 in cash.

     In late September 1998, we provided a $17.5 million loan to Pegaso Comunicaciones y Servicios, S.A. de C.V., a Mexican company 99%-owned by Alejandro Burillo Azcarraga, one of our directors and a member of the board's compensation committee. The purposes of this loan were to facilitate investment by Pegaso Comunicaciones in Pegaso, a joint venture in which we have an interest, and to ensure that the investors in Pegaso made all capital contributions to Pegaso that were required for the acquisition of certain Mexican telecommunications licenses on September 30, 1998. This loan was paid in full, as scheduled, in two payments of $7.5 million and $10 million made in October 1998 and December 1998, respectively. We earned interest at the rate of 13% per annum on the loan to Pegaso Comunicaciones.

     In April 1999, we entered into an agreement with Pegaso to provide it with network management and operations services for five years, subject to earlier termination in accordance with the terms of the agreement. We generally subcontracted these services to a subsidiary of an international telecommunications company. From the September 23, 1998 spin-off of Leap until April 1999, we also provided management and operations services to Pegaso through a subsidiary of the international telecommunications company. In fiscal 1999, Pegaso paid us $28.2 million for services plus related expenses under these arrangements. Mr. Burillo is a director of Leap and he and his affiliates own an interest of approximately 18.6% in Pegaso. We own an interest of approximately 28.6% in Pegaso.

TRANSACTIONS WITH QUALCOMM

     For a discussion of Leap's relationship with Qualcomm, see "Relationship with Qualcomm."

                       DESCRIPTION OF LEAP CAPITAL STOCK

     Under the charter, the total number of shares of all classes of stock that we have authority to issue is 85,000,000, consisting of 10,000,000 shares of preferred stock and 75,000,000 shares of common stock.

COMMON STOCK

     As of February 11, 2000, we had 20,472,953 shares of common stock outstanding. The holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders. The holders of our common stock possess all voting power, except as otherwise required by law or provided in any resolution adopted by our board of directors regarding any series of preferred stock. Subject to any preferential or other rights of any outstanding series of our preferred stock that may be designated by our board, the holders of our common stock will be entitled to such dividends as may be declared from time to time by our board from available funds and upon liquidation will be entitled to receive pro rata all of our assets available for distribution to the holders. The terms of our credit agreement with Qualcomm prohibit us from declaring or paying cash dividends. If the units offering is consummated, the terms of the indenture governing the Notes will restrict our ability to declare or pay dividends. For a more detailed discussion see "Dividend Policy" and "Relationship with Qualcomm."

PREFERRED STOCK

     Our board of directors is authorized to issue shares of preferred stock, in one or more series, and to determine, regarding any series, the terms and rights of the series, including the following: (1) the designation of the series; (2) the rate and time of, and conditions and preferences regarding, dividends, and whether the dividends are cumulative; (3) the voting rights, if any, of shares of the series; (4) the price, timing and conditions regarding the redemption of shares of the series and whether a sinking fund should be established for the series; (5) the rights and preferences of shares of the series in the event of our voluntary or involuntary dissolution, liquidation or winding up of our affairs; and (6) the right, if any, to convert or exchange shares of the series into or for stock or securities of any other series or class.

     We believe that the availability of the preferred stock will provide us with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. Having authorized shares available for issuance will allow us to issue shares of preferred stock without the expense and delay of a special stockholders' meeting. The authorized shares of preferred stock, as well as shares of our common stock, will be available for issuance without further action by our stockholders, unless action is required by applicable law or the rules of any stock exchange on which our securities may be listed or unless we are restricted by the preferred stock.

WARRANTS

     In connection with the spin-off of Leap from Qualcomm, we issued a warrant to purchase 5,500,000 shares of our common stock to Qualcomm at an exercise price of approximately $6.11 per share. In March 1999, in exchange for consideration valued at $5.4 million, Qualcomm agreed to amend the warrant to reduce the number of shares which may be acquired upon exercise to 4,500,000. The warrant is exercisable during the 10 years following the spin-off of Leap. Upon exercise in full of this warrant, Qualcomm would hold approximately 13.7% of our outstanding common stock, assuming exercise of all outstanding options, warrants and convertible securities. The warrant provides that Qualcomm may not exercise the warrant if, as a result, Qualcomm, together with its officers and directors, would own equity securities of Leap in an amount that would disqualify Leap from being a "designated entity" under FCC rules.

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

     The warrant issued to Qualcomm includes three types of registration rights which require Leap to register the shares of Leap common stock issuable upon exercise of the warrant. First, the warrant provides for a one-time "demand" registration right which permits Qualcomm to require Leap to register a minimum of $5 million of Leap common stock issuable upon exercise of the warrant. Second, the warrant provides for "piggy-back" registration rights which require Leap to notify Qualcomm of its intention to register shares of Leap common stock with the SEC and, upon request, to include Qualcomm's shares issuable upon exercise of the warrant in the registration. If Qualcomm exercises its piggy-back or demand registration rights and the offering is underwritten, the shares to be registered may be reduced by the underwriters based on market conditions. However, after Leap's first firm commitment underwritten public offering of common stock, the shares to be registered may be reduced to no less than 30% of the shares requested to be registered. The registration rights in the warrant may be assigned by Qualcomm with any transfer of the warrant. Third, the warrant provides for "Form S-3" registration rights which generally permit Qualcomm to require Leap to register a minimum of $5 million of shares issuable upon exercise of the warrant if Form S-3, a short-form registration statement, is available for the proposed registration. Qualcomm has agreed to waive its piggy-back registration rights with respect to this offering and with respect to any shelf registration statement filed with respect to the warrants issued in the units offering. We will be able to suspend the effectiveness of such registration statement under certain circumstances.

     If our units offering is consummated, we will be offering Warrants to purchase an aggregate of 2,829,854 shares of our common stock, or approximately 7.333% of our common stock on a fully diluted basis assuming exercise of all outstanding Warrants. The terms and conditions of the Warrants to be issued in the units offering are described in the prospectus under "Description of Units -- Warrants."

LEAP COMMON STOCK RESERVED FOR ISSUANCE

     Future sales of substantial amounts of our common stock in the public market could adversely affect the trading price of our common stock. As of February 11, 2000, we had 20,472,953 shares of common stock outstanding, the large majority of which were freely tradable without restriction or further registration under the Securities Act of 1933. Also, as of February 11, 2000, in addition to the 609,659 shares of common stock reserved for issuance upon conversion of outstanding Trust Convertible Preferred Securities, 12,926,379 shares of common stock were reserved for issuance as follows: 4,500,000 shares reserved for issuance upon exercise of a warrant held by Qualcomm; 3,685,086 shares of common stock reserved for issuance to employees, officers, directors and consultants under Leap equity incentive plans; 3,728,506 shares of common stock reserved for issuance upon exercise of options granted in connection with the spin-off of Leap to holders of options for Qualcomm common stock (including our employees who were former employees of Qualcomm); and 403,128 shares issuable upon consummation of our pending acquisitions of a wireless license in Denver and three wireless licenses in Albany, Columbus and Macon, Georgia, which acquisitions are subject to FCC approval and other conditions. In addition, 2,829,854 shares of common stock will be reserved for issuance upon exercise of Warrants to be issued in the units offering.

NO PREEMPTIVE RIGHTS

     No holder of any stock of Leap has any preemptive right to subscribe for any securities of Leap of any kind or class.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for our common stock is Harris Trust Company of California.

DELAWARE LAW AND CHARTER PROVISIONS

     We must comply with the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns at the time of the business combination (or within three years prior, did own) 15% or more of the corporation's voting stock.

     Our charter also requires that any required or permitted action by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. In addition, special meetings of our stockholders may be called only by a majority of the authorized number of directors, the Chairman of the Board or the President of Leap. The charter also provides for a classified board of directors consisting of three classes as nearly equal in number as possible with the directors in each class serving staggered three-year terms. In addition, the charter provides that the authorized number of directors may be changed only by resolution of our board of directors. Our bylaws require advance notice by a stockholder of a proposal or director nomination which such stockholder desires to present at the annual meeting of stockholders. Our charter and bylaws also require that the holders of at least 66 2/3% of our voting stock must approve any amendment to either the charter or bylaws affecting certain provisions. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Leap.

RIGHTS PLAN

     On September 9, 1998, our board of directors adopted a shareholder rights plan. Under the rights plan, a dividend of one preferred share purchase right was declared for each outstanding share of our common stock. The common stock currently trades with a right to purchase Series A Junior Participating preferred stock. A preferred share purchase right will be attached to each share of common stock issued during the term of the rights plan, including shares issued in this offering. Each right entitles shareholders to buy one one-thousandth of a share of our Series A preferred stock at an exercise price of $90.00, subject to anti-dilution adjustments, upon the triggering event of a person acquiring, or making a tender or exchange offer for, 15% or more of our outstanding common stock. Each right entitles its holder, other than the person acquiring 15% or more of the outstanding common stock, to purchase shares of our common stock with a market value of twice the right's exercise price. Ownership of our common stock in excess of the 15% threshold by Qualcomm as a result of its warrant to purchase 4,500,000 shares of our common stock or the Warrants to purchase approximately 771,450 shares of common stock which Qualcomm may purchase in the units offering, however, will not trigger the rights plan, unless and until Qualcomm acquires one or more additional shares of our common stock. In addition, if a company acquires us in a merger or other business combination, or if we sell more than 50% of our consolidated assets or earning power, these rights will entitle our shareholders, other than the acquirer, to purchase, for the exercise price, shares of the common stock of the acquiring company having a market value of two times the exercise price. At any time prior to these events, the board of directors may redeem the rights at one cent per right.

     The rights plan is intended to protect shareholders in the event of an unsolicited attempt to acquire. The right is transferred automatically with the transfer of the common stock until separate rights certificates are distributed upon the occurrence of certain events. The right could have the effect of delaying, deferring or preventing a person from acquiring us or accomplishing a change in control of the board of directors. This description of the rights plan is intended as a summary only and is qualified in its

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

entirety by reference to the Rights Agreement dated as of September 14, 1998 between Leap and Harris Trust Company of California, a form of which is incorporated by reference as an exhibit to our registration statement on Form S-3, of which this prospectus is a part.

LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our officers and directors are covered by the provisions of the Delaware General Corporation Law (DGCL), the charter, the bylaws, individual indemnification agreements with us and insurance policies which serve to limit, and, in some instances, to indemnify them against, liabilities which they may incur in such capacities. None of such provisions would have retroactive effect for periods before the distribution of Leap, and we are not aware of any claim or proceeding in the last three years, or any threatened claim, which would have been or would be covered by these provisions. These various provisions are described below.

     Elimination of Liability in Certain Circumstances. The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. This duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all significant information reasonably available to them. Absent the limitations authorized by the DGCL, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting negligence or gross negligence in the exercise of their duty of care. Although the statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our charter limits the liability of directors to Leap or our stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by the Delaware statute. Specifically, our directors will not be personally liable for monetary damages for breach of a director's fiduciary duty as director, except for liability:

     - for any breach of the director's duty of loyalty to Leap or its stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - for unlawful payments of dividends or unlawful share repurchases or redemptions as provided in Section 174 of the DGCL; or

     - for any transaction from which the director derived an improper personal benefit.

     Indemnification and Insurance. Under the DGCL, we have the power, under specified circumstances generally requiring the directors or officers to have acted in good faith and in a manner they reasonably believe to be in or not opposed to our best interests, to indemnify our directors and officers in connection with actions, suits or proceedings brought against them by a third party or in our name, by reason of the fact that they were or are such directors or officers; and against expenses, judgments, fines and amounts paid in settlement in connection with any such action, suit or proceeding. The bylaws generally provide for mandatory indemnification of our directors and officers to the full extent provided by Delaware corporate law. In addition, we have entered into indemnification agreements with our directors and officers which generally provide for indemnification of the officers and directors to the fullest extent permitted under the DGCL, including under circumstances for which indemnification would otherwise be discretionary under Delaware law.

     We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer of Leap, or is or was a director or officer of Leap serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not we would have the power or obligation to indemnify him against such liability under the provisions of our charter or bylaws.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling pursuant to the foregoing provisions, those provisions are, in the opinion of the SEC, against public policy as expressed in the Securities Act of 1933 and are therefore unenforceable.

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

                            DESCRIPTION OF THE UNITS

     If the units offering is consummated, each Senior Unit that we will offer consists of one Senior Note and one Warrant to purchase 5.146 shares of common stock at a price of $96.80 per share, subject to adjustment. Each Senior Discount Unit consists of one Senior Discount Note and one Warrant to purchase
2.503 shares of common stock at a price of $96.80 per share, subject to adjustment. The Notes and Warrants will become separately transferable upon the occurrence of certain events but not later than six months after the closing of the units offering. The consummation of the units offering is conditioned upon the closing of this offering; however, the closing of this offering is not conditioned upon the closing of the units offering. The Units will be offered only to qualified institutional buyers under Rule 144A.

SENIOR NOTES AND SENIOR DISCOUNT NOTES

     The Senior Notes will initially be limited to $225 million aggregate principal amount, and will mature on April 15, 2010. Each Senior Note will bear interest at the rate of 12 1/2% per annum from the most recent interest payment date or, if no interest has been paid or duly provided for, from the closing date for the units offering. Interest on the Senior Notes will be payable semiannually in arrears on each April 15 and October 15, beginning April 15, 2000. Approximately $78.3 million of the proceeds of the offering of the Senior Notes will be used to purchase a portfolio of U.S. government securities and this portfolio will be pledged to secure and fund the first seven interest payments on the Senior Notes.

     The Senior Discount Notes will be initially limited to $668 million aggregate principal amount at maturity, and will mature on April 15, 2010. The Senior Discount Notes are being offered at a discount from their aggregate principal amount at maturity, with the initial accreted value per $1,000 in principal amount of Senior Discount Notes equal to $486.68 (representing the original price at which the Senior Discount Notes are being offered). The Senior Discount Notes will accrete to their full principal amount at maturity on April 15, 2005. No interest is payable on the Senior Discount Notes before April 15, 2005, other than interest payable if a registration statement with respect to the Senior Discount Notes is not filed and declared effective by the SEC within 180 days after the closing date of the units offering. Beginning on April 15, 2005, the Senior Discount Notes will accrue interest at the rate of 14 1/2% per annum payable semiannually in arrears on each April 15 and October 15, commencing October 15, 2005.

     We will have the right to redeem all or part of the Senior Notes on or after April 15, 2005, at redemption prices (expressed as percentages of principal amount) beginning at 106.25% in 2005, and decreasing to 100.00% in 2008 and thereafter, in each case together with accrued and unpaid interest, if any. In addition, before April 15, 2003, we may use the net proceeds from certain equity offerings to redeem up to 35% of the aggregate principal amount of the Senior Notes originally issued at a redemption price of 112.50% plus accrued and unpaid interest, provided that at least 65% of the aggregate principal amount of Senior Notes originally issued remains outstanding immediately after the redemption.

     We will have the right to redeem all or part of the Senior Discount Notes on or after April 15, 2005, at redemption prices (expressed as percentages of principal amount at maturity) beginning at 107.25% in 2005 and decreasing to 100.00% in 2008 and thereafter, in each case together with accrued and unpaid interest, if any. In addition, before April 15, 2003, we may use the net proceeds from certain equity offerings to redeem up to 35% of the aggregate principal amount at maturity of the Senior Discount Notes originally issued at a redemption price of 114.50% of the accreted value plus accrued and unpaid interest, provided that at least 65% of the aggregate principal amount at maturity of the Senior Discount Notes originally issued remains outstanding immediately after the redemption.

     The Notes are guaranteed by Cricket Communications Holdings. The Notes are not subject to any sinking fund.

     Holders of Notes will have the right to require us to repurchase all or part of the Notes at a premium upon the occurrence of events constituting a change in control of Leap. Any such repurchases would be for cash at an aggregate price of 101% of the principal amount of the Senior Notes or accreted value of the Senior Discount Notes to be repurchased plus accrued and unpaid interest thereon. Under the indenture governing the Notes, a change of control includes:

     - consummation of a transaction in which a person becomes the beneficial owner of more than 35% of our voting stock; or

     - continuing directors ceasing to comprise a majority of our board of directors.

     In addition, under certain circumstances, if we sell assets, we must offer to repurchase the Notes at a purchase price equal to 100% of the principal amount of the Senior Notes or accreted value of the Senior Discount Notes, plus accrued and unpaid interest thereon. The indenture governing the Notes will contain covenants that, among other things, will limit our ability and the ability of some of our subsidiaries to:

     - pay dividends, make distributions in respect of capital stock or redeem capital stock;

     - make investments or other restricted payments;

     - incur additional indebtedness;

     - create liens on assets;

     - merge, consolidate or dispose of assets;

     - issue or sell stock of some of our subsidiaries;

     - enter into transactions with stockholders or affiliates; and

     - engage in sale-leaseback transactions.

     These limitations are subject to a number of important qualifications and exceptions contained in the indenture.

     Events of default under the Notes include:

     - default for 30 days in the payment when due of interest on the Notes;

     - default in payment when due of the principal of or premium, if any, on the Notes;

     - our failure, or the failure of some of our subsidiaries, to comply with provisions of the Notes indenture relating to change of control and with limitations on asset sales;

     - our failure, or the failure of some of our subsidiaries, to comply with any other provisions of the Indenture or the pledge agreement relating to the Senior Notes;

     - our default, or default by some of our subsidiaries, with respect to other debt of $5.0 million or more, which default either is caused by failure to pay the principal or premium thereof or results in acceleration of the other debt;

     - our failure, or the failure of some of our subsidiaries, to pay within 60 days a final judgment exceeding $5.0 million;

     - failure of the pledge agreement to be in full force and effect or enforceable, other than in accordance with its terms;

     - a judicial determination rendering the guarantee unenforceable or the guarantor's denial or disaffirmance of its obligations under the guarantee; and

     - bankruptcy or insolvency of Leap or some of our subsidiaries.

     In the case of an event of default arising from certain events of bankruptcy or insolvency, all outstanding Notes would become due and payable immediately. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the Senior Notes or the holders of at least 25% of the aggregate principal amount at maturity of the Senior Discount Notes, as the case may be, then outstanding may declare the Senior Notes or the Senior Discount Notes, as the case may be, to be due and payable immediately.

WARRANTS

     The warrants issued in the units offering will be issued pursuant to a warrant agreement between Leap and State Street Bank and Trust Company, as the warrant agent.

     At the completion of the units offering, the holders of the Warrants will be entitled, in the aggregate, to purchase 2,829,854 shares of our common stock, representing approximately 7.333% of the issued and outstanding shares of our common stock on a fully diluted basis, assuming exercise of all outstanding warrants, options and convertible securities. Each Warrant included as part of the Senior Units, when exercised, will entitle the holder to receive 5.146 fully paid and non-assessable shares of our common stock, at an exercise price of $96.80 per share, and each Warrant included as part of the Senior Discount Units, when exercised, will entitle the holder to receive 2.503 fully paid and non-assessable shares of our common stock at an exercise price of $96.80 per share, in each case subject to adjustment from time to time upon the occurrence of the following:

          (1) the payment by us of dividends and other distributions on our common stock other than in our common stock;

          (2) subdivision, combinations and reclassifications of our common stock;

          (3) the issuance to all holders of common stock of such rights, options or warrants entitling them to subscribe for our common stock or securities convertible into, or exchangeable or exercisable for, our common stock at a price which is less than the fair market value per share of our common stock;

          (4) the distribution to all holders of our common stock or any of our assets or debt securities or any rights or warrants to purchase any such securities, excluding those rights and warrants referred to in clause (3) above;

          (5) the issuance of shares of our common stock for consideration per share less than the then fair market value per share of our common stock; and

          (6) the issuance of securities convertible into or exercisable or exchangeable for our common stock for a conversion, exercise or exchange price that is less than the then current market value per share of our common stock.

     The warrants cannot be exercised until one year after the closing date of the units offering. The shares of common stock underlying the Warrants will not be initially registered under the Securities Act. Until such time, if any, as a registration statement with respect to resale of the warrant shares is declared effective, the warrant shares will be subject to certain restrictions on transfer. Pursuant to the terms of a warrant agreement, we will use our best efforts to have a shelf registration statement covering the Warrants declared effective by the SEC within 180 days of the closing date of the units offering. We will be required to maintain the effectiveness of such shelf registration until all of the Warrants have expired or been exercised. We will be able to suspend the effectiveness of such registration statement under certain circumstances.

                  CERTAIN U.S. FEDERAL TAX CONSIDERATIONS FOR
                        NON-U.S. HOLDERS OF COMMON STOCK

     The following is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of common stock by a beneficial owner thereof that is a non-U.S. holder. A non-U.S. holder is a person or entity that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership, or a foreign estate or trust.

     This discussion is based on the Internal Revenue Code of 1986, as amended, and administrative interpretations as of the date hereof, all of which are subject to change, including changes with retroactive effect. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. Holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. You should consult your own tax advisor with respect to the particular tax consequences to you of owning and disposing of common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

DIVIDENDS

     Subject to the discussion below, dividends paid to a non-U.S. holder of common stock generally will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. For purposes of determining whether tax is to be withheld at a 30% rate or at a reduced rate as specified by an income tax treaty, we ordinarily will presume that dividends paid on or before December 31, 2000 to an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted.

     Under United States Treasury Regulations issued on October 6, 1997, which are applicable to dividends paid after December 31, 2000, to obtain a reduced rate of withholding under a treaty, a non-U.S. holder will generally be required to provide an Internal Revenue Service Form W-8 certifying such non-U.S. holder's entitlement to benefits under a treaty. The new regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends paid to a non-U.S. holder that is an entity should be treated as paid to the entity or those holding an interest in that entity.

     There will be no withholding tax on dividends paid to a non-U.S. holder that are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States if an Internal Revenue Service Form 4224 stating that the dividends are so connected is filed with us. Instead, the effectively connected dividends will be subject to regular U.S. income tax in the same manner as if the non-U.S. holder were a U.S. resident. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional branch profits tax that is imposed, under certain circumstances, at a rate of 30%, or such lower rate as may be specified by an applicable treaty, on the non-U.S. corporation's effectively connected earnings and profits, subject to certain adjustments. Under the new regulations, Internal Revenue Service Form W-8 will replace Internal Revenue Form 4224.

     Generally, we must report to the U.S. Internal Revenue Service the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or certain other agreements, the U.S. Internal Revenue Service may make such reports available to tax authorities in the recipient's country of residence.

     Dividends paid to a non-U.S. holder at an address within the United States may be subject to backup withholding imposed at a rate of 31% if the non-U.S. holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and certain other information.

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

     Under current United States federal income tax law, backup withholding imposed at a rate of 31% generally will not apply to dividends paid on or before December 31, 2000 to a non-U.S. holder at an address outside the United States unless the payer has knowledge that the payee is a U.S. person. Under the new regulations, however, a non-U.S. holder will be subject to backup withholding unless applicable certification requirements are met.

GAIN ON DISPOSITION OF COMMON STOCK

     A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of common stock unless:

     - the gain is effectively connected with a trade or business of such holder in the United States;

     - in the case of certain non-U.S. holders who are non-resident alien individuals and hold the common stock as a capital asset, such individuals are present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met;

     - the non-U.S. holder is subject to a tax pursuant to the provisions of the Internal Revenue Code regarding the taxation of U.S. expatriates; or

     - we are or have been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code at any time within the shorter of the five-year period preceding such disposition or such holder's holding period. We are not, and do not anticipate becoming, a U.S. real property holding corporation.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING ON DISPOSITION OF COMMON STOCK

     Under current U.S. federal income tax law, information reporting and backup withholding imposed at a rate of 31% will apply to the proceeds of a disposition of common stock by a non-corporate holder through a U.S. office of a broker unless the disposing holder certifies as to its non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. However, unless such broker has documentary evidence in its files of the holder's non-U.S. status and has no actual knowledge to the contrary or unless the holder establishes an exemption, U.S. information reporting requirements, but not backup withholding, will apply to a payment of disposition proceeds where the transaction is effected outside the United States by or through an office outside the United States of a broker that is either:

     - a U.S. person;

     - a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

     - a controlled foreign corporation for U.S. federal income tax purposes; or

     - in the case of payments made after December 31, 2000, a foreign partnership with connections to the United States.

     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the U.S. Internal Revenue Service.

FEDERAL ESTATE TAX

     An individual non-U.S. holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in the common stock will be required to include the value thereof in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the U.S. underwriters named below, for whom Morgan Stanley & Co. Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, Credit Suisse First Boston Corporation and ABN AMRO Incorporated are acting as U.S. representatives, and the international underwriters named below for whom Morgan Stanley & Co. International Limited, Donaldson, Lufkin & Jenrette International, Credit Suisse First Boston (Europe) Limited and ABN AMRO Incorporated are acting as international representatives, have severally agreed to purchase, and Leap has agreed to sell to them, severally, the number of shares indicated below:

                                                              NUMBER OF
                            NAME                               SHARES
                            ----                              ---------
U.S. Underwriters:
  Morgan Stanley & Co. Incorporated.........................  1,140,000
  Donaldson, Lufkin & Jenrette Securities Corporation.......    855,000
  Credit Suisse First Boston Corporation....................    570,000
  ABN AMRO Incorporated.....................................    285,000
  Banc of America Securities LLC............................     50,000
  Deutsche Bank Securities Inc. ............................     50,000
  Gerard Klauer Mattison & Co., Inc. .......................     50,000
  J.P. Morgan Securities Inc................................     50,000
  Ramirez & Co., Inc. ......................................     50,000
  SG Cowen Securities Corporation...........................     50,000
  Tejas Securities Group, Inc. .............................     50,000
                                                              ---------
     Subtotal...............................................  3,200,000
                                                              ---------
International Underwriters:
  Morgan Stanley & Co. International Limited................    320,000
  Donaldson, Lufkin & Jenrette International................    240,000
  Credit Suisse First Boston (Europe) Limited...............    160,000
  ABN AMRO Incorporated.....................................     80,000
                                                              ---------
     Subtotal...............................................    800,000
                                                              ---------
          Total.............................................  4,000,000
                                                              =========

     The U.S. underwriters and the international underwriters, and the U.S. representatives and the international representatives, are collectively referred to as the "underwriters" and the "representatives," respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from Leap and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

     In the agreement between the U.S. and international underwriters, sales may be made between U.S. underwriters and international underwriters of any number of shares as may be mutually agreed. The per share price of any shares sold by the underwriters shall be the public offering price listed on the cover page of this prospectus, in United States dollars, less an amount not greater than the per share amount of the concession to dealers described below.

     The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $3.43 a share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

     Leap has granted to the U.S. underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 600,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The U.S. underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each U.S. underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the U.S. underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all U.S. underwriters in the preceding table. If the U.S. underwriters' option is exercised in full, the total price to the public would be $404,800,000, the total underwriters' discounts and commissions would be $24,288,000 and total proceeds to Leap would be $380,512,000.

     The underwriters have informed Leap that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them. In addition, the underwriters have informed us that they will not confirm sales to any accounts over which they exercise discretionary authority without prior approval of the transaction by the customer.

     The common stock is quoted on the Nasdaq National Market under the symbol "LWIN."

     Each of Leap and its directors, executive officers and certain other stockholders that in the aggregate hold approximately 655,883 shares of common stock has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not, during the period ending 90 days after the date of this prospectus:

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

     - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock,

whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, those directors, executive officers and stockholders have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, they will not, during the period ending 90 days after the date of this prospectus, make any demand for, or exercise any right with respect to, the filing of a registration statement with respect to any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock.

     The restrictions described in this paragraph do not apply to:

     - the sale of shares to the underwriters;

     - the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

     - the registration of and issuance by us of shares of common stock in connection with acquisitions of wireless licenses provided that such shares may not be sold by the seller until 90 days after the date of this prospectus;

     - transactions by any person other than Leap relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares;

     - the grant of options or stock under our equity and incentive plans as in effect on the date of this prospectus; and

     - the transfer of shares by any person other than Leap to a member of that person's immediate family or any affiliate of that person if the transferee agrees to be subject to the restrictions described above.

     In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     Leap and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933.

     Morgan Stanley & Co. Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, Credit Suisse First Boston Corporation and ABN AMRO Incorporated are also acting as placement agents under our units offering for which they will receive discounts and commissions customary for performing such services. An affiliate of ABN AMRO Incorporated serves as administrative agent under our credit facility with Qualcomm and as a lender to Smartcom. This affiliate and ABN AMRO Incorporated are also providing financial advisory services for Smartcom. ABN AMRO Incorporated and its affiliate have received fees customary for performing such services in the past and expect to continue to receive such fees in the future.

                                 LEGAL MATTERS

     Latham & Watkins in San Diego, California will pass upon the validity of the shares of common stock offered under this prospectus and certain other legal matters. O'Melveny & Myers LLP in San Francisco, California will pass upon certain legal matters relating to the offering for the underwriters.

                                    EXPERTS

     The consolidated financial statements as of August 31, 1999 and 1998 and for each of the three years in the period ended August 31, 1999 of Leap Wireless International, Inc. included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company's adoption of the equity method of accounting for its investment in Chase Telecommunications Holdings, Inc. as discussed in Note 2 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements as of December 31, 1998 and 1997 and for the year ended December 31, 1998, for the period from March 3, 1997 (inception) to December 31, 1997 and for the period from March 3, 1997 (inception) to December 31, 1998 of Smartcom S.A. included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to Smartcom S.A.'s negative working capital, lack of compliance with certain financial conditions of the credit agreement and the revised credit agreement as discussed in Note 8 and 14 to the financial statements) of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements as of December 31, 1998 and for the period from July 28, 1998 (inception) to December 31, 1998 of Orrengrove Investments Ltd. included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Board of Directors of three of the Orrengrove Investments Ltd.'s subsidiaries voting to liquidate as discussed in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements as of December 31, 1998 and for the period from June 24, 1998 (date of incorporation) to December 31, 1998 of Pegaso Telecomunicaciones, S.A. de C.V. included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company being in a development stage as discussed in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements as of August 31, 1999 and 1998 and for each of the two years in the period ended August 31, 1999, for the period from December 1, 1996 (inception) to August 31, 1997 and for the period from December 1, 1996 (inception) to August 31, 1999 of Cricket Communications Holdings, Inc. included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE TO FIND ADDITIONAL INFORMATION

     Leap is subject to the informational requirements of the Securities Exchange Act of 1934, and files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements and other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0300 for further information on the public reference rooms. You may also access filed documents at the SEC's Website at www.sec.gov.

     We have filed a registration statement on Form S-3 and related exhibits with the SEC under the Securities Act of 1933. The registration statement contains additional information about Leap and the securities. You may inspect the registration statement and exhibits without charge and obtain copies from the SEC at prescribed rates at the locations above.

     The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the SEC:

     - Our Annual Report on Form 10-K for the fiscal year ended August 31, 1999 filed with the SEC on October 20, 1999 and Amendment No. 1 thereto filed on Form 10-K/A with the SEC on December 13, 1999;

     - Our Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 1999 filed with the SEC on January 14, 2000;

     - The description of our common stock contained in our Registration Statement on Form 10 filed with the SEC on July 1, 1998, as amended;

     - Our Proxy Statement for the 1999 Annual Meeting of Stockholders filed with the SEC on November 2, 1999; and

     - All documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of this offering.

     A statement contained in a document incorporated by reference herein shall be deemed to be modified or superceded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated herein modifies or replaces such statement. Any statements so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this prospectus.

     You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

                       Leap Wireless International, Inc.
                           10307 Pacific Center Court
                          San Diego, California 92121
                                 (858) 882-6000

     You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the dates on the front of these documents.

                       LEAP WIRELESS INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              -----
LEAP WIRELESS INTERNATIONAL, INC.
Pro Forma Financial Information.............................    F-3
  Unaudited Pro Forma Consolidated Balance Sheet at November
     30, 1999...............................................    F-4
  Unaudited Pro Forma Consolidated Statement of Operations
     for the three months ended November 30, 1999...........    F-5
  Unaudited Pro Forma Consolidated Statement of Operations
     for the year ended August 31, 1999.....................    F-6
  Notes to the Pro Forma Financial Information
     (unaudited)............................................    F-7
LEAP WIRELESS INTERNATIONAL, INC.
Consolidated Financial Statements:
  Report of Independent Accountants.........................   F-11
  Consolidated Balance Sheets at August 31, 1999 and 1998
     (restated).............................................   F-12
  Consolidated Statements of Operations and Comprehensive
     Loss for the fiscal years ended August 31, 1999, 1998
     (restated) and 1997 (restated).........................   F-13
  Consolidated Statements of Cash Flows for the fiscal years ended August 31, 1999, 1998 (restated) and 1997
     (restated).............................................   F-14
  Consolidated Statements of Stockholders' Equity for each
     of the fiscal years in the period from September 1,
     1996 to August 31, 1999................................   F-15
  Notes to Consolidated Financial Statements................   F-16
LEAP WIRELESS INTERNATIONAL, INC.
Condensed Consolidated Financial Statements:
  Condensed Consolidated Balance Sheets at November 30, 1999
     (unaudited) and August 31, 1999........................   F-39
  Condensed Consolidated Statements of Operations and
     Comprehensive Loss (unaudited) for the three months
     ended November 30, 1999 and 1998 (restated)............   F-40
  Condensed Consolidated Statements of Cash Flows
     (unaudited) for the three months ended November 30,
     1999 and 1998 (restated)...............................   F-41
  Notes to Condensed Consolidated Financial Statements
     (unaudited)............................................   F-42
SMARTCOM S.A. (COMPANY IN THE DEVELOPMENT STAGE)
Financial Statements:
  Report of Independent Accountants.........................   F-52
  Balance Sheet at March 31, 1999 (unaudited), December 31,
     1998 and 1997..........................................   F-53
  Statement of Income and Comprehensive Income for the three months ended March 31, 1999 (unaudited) and March 31,
     1998 (unaudited), for the year ended December 31, 1998
     and for the periods from inception (March 3, 1997) to
     December 31, 1997, to March 31, 1999 (unaudited) and to
     December 31, 1998......................................   F-54
  Statement of Cash Flows for the three months ended March
     31, 1999 (unaudited) and March 31, 1998 (unaudited),
     for the year ended December 31, 1998 and for the
     periods from inception (March 3, 1997) to December 31,
     1997, to March 31, 1999 (unaudited) and to December 31,
     1998...................................................   F-55
  Statement of Shareholders' Equity for the period from
     inception (March 3, 1997) to December 31, 1998 and for
     the period from January 1, 1999 to March 31, 1999
     (unaudited)............................................   F-57
  Notes to the Financial Statements.........................   F-58

                                                              PAGE
                                                              -----
ORRENGROVE INVESTMENTS LTD. AND SUBSIDIARIES (A DEVELOPMENT
  STAGE COMPANY)
Consolidated Financial Statements:
  Report of Independent Accountants.........................   F-73
  Consolidated Balance Sheet at December 31, 1998...........   F-74
  Consolidated Statement of Operations for the period from
     July 27, 1998 (inception) to December 31, 1998.........   F-75
  Consolidated Statement of Cash Flows for the period from
     July 27, 1998 (inception) to December 31, 1998.........   F-76
  Consolidated Statement of Stockholders' Deficit for the
     period from July 27, 1998 (inception) to December 31,
     1998...................................................   F-77
  Notes to the Consolidated Financial Statements............   F-78
PEGASO TELECOMUNICACIONES, S. A. DE C. V. (DEVELOPMENT STAGE
  ENTERPRISE)
Consolidated Financial Statements:
  Report of Independent Accountants.........................   F-85
  Consolidated Balance Sheet at September 30, 1999
     (unaudited) and December 31, 1998......................   F-86
  Consolidated Statement of Income for the nine-month period ended September 30, 1999 (unaudited) and for the period
     from June 24, 1998 (date of inception) to December 31,
     1998...................................................   F-87
  Consolidated Statement of Cash Flows for the nine-month
     period ended September 30, 1999 (unaudited) and for the
     period from June 24, 1998 (date of inception) to
     December 31, 1998......................................   F-88
  Statement of Stockholders' Equity for the period from June
     24, 1998 (date of inception) to December 31, 1998 and
     for the period from January 1, 1999 to September 30,
     1999 (unaudited).......................................   F-89
  Notes to the Consolidated Financial Statements............   F-90
CRICKET COMMUNICATIONS HOLDINGS, INC. (A DEVELOPMENT STAGE
  COMPANY)
Consolidated Financial Statements:
Report of Independent Accountants...........................  F-102
  Consolidated Balance Sheets at November 30, 1999
     (unaudited) and August 31, 1999 and 1998...............  F-103
  Consolidated Statements of Operations for the three months ended November 30, 1999 and 1998 (unaudited), for the
     years ended August 31, 1999 and 1998, for the period
     from December 1, 1996 (inception) to August 31, 1997,
     for the period from December 1, 1996 (inception) to
     August 31, 1999 and for the period from December 1,
     1996 (inception) to November 30, 1999 (unaudited)......  F-104
  Consolidated Statements of Cash Flows for the three months ended November 30, 1999 and 1998 (unaudited), for the
     years ended August 31, 1999 and 1998, for the period
     from December 1, 1996 (inception) to August 31, 1997,
     for the period from December 1, 1996 (inception) to
     August 31, 1999 and for the period from December 1,
     1996 (inception) to November 30, 1999 (unaudited)......  F-105
  Consolidated Statements of Stockholders' Equity (Deficit)
     for the period from December 1, 1996 (inception) to
     August 31, 1999 and for the three months ended November
     30, 1999 (unaudited)...................................  F-106
  Notes to Consolidated Financial Statements................  F-107

                       LEAP WIRELESS INTERNATIONAL, INC.

                        PRO FORMA FINANCIAL INFORMATION

     The Pro Forma Financial Information is based on the historical consolidated financial statements of Leap Wireless International, Inc. and its subsidiaries ("Leap" or the "Company") at November 30, 1999, for the three months ended November 30, 1999 and for the year ended August 31, 1999, adjusted to give effect to: a) the Company's acquisition in April 1999 of the remaining 50% of Smartcom S.A. ("Smartcom"), formerly named Chilesat Telefonia Personal, S.A., that it did not already own; b) the Company's pending acquisition of substantially all the assets of Chase Telecommunications Holdings, Inc. ("Chase Telecommunications Holdings") as if it had occurred; c) the Company's wireless license acquisition from AirGate Wireless, L.L.C. ("AirGate") in January 2000; and d) the Company's pending wireless license acquisitions from PCS Devco, Inc. ("PCS Devco"), Radiofone PCS, L.L.C. ("Radiofone") and Zuma PCS, LLC ("Zuma") as if they had already occurred. The Unaudited Pro Forma Consolidated Balance Sheet at November 30, 1999 gives effect to the pending acquisition of substantially all the assets of Chase Telecommunications Holdings and the acquisition and pending acquisitions of wireless licenses from AirGate, PCS Devco, Radiofone and Zuma as if they had occurred as of November 30, 1999. The Unaudited Pro Forma Statement of Operations for the three months ended November 30, 1999 gives effects to the pending acquisition of substantially all the assets of Chase Telecommunications Holdings and the acquisition and pending acquisition of wireless licenses from AirGate, PCS Devco, Radiofone and Zuma as if they had occurred as of September 1, 1998. The Unaudited Pro Forma Consolidated Statement of Operations for the year ended August 31, 1999 gives effect to the acquisition of the remaining 50% interest in Smartcom, the pending acquisition of substantially all the assets of Chase Telecommunications Holdings and the acquisition and pending acquisitions of wireless licenses from AirGate, PCS Devco, Radiofone and Zuma as if they had occurred as of September 1, 1998. The acquisitions and related adjustments are described in the accompanying notes. The Pro Forma Financial Information is based upon available information and certain assumptions that management believes are reasonable. In our opinion, all adjustments have been made that are necessary to present fairly the pro forma data. The final recorded amounts could differ although such differences are not expected to be material.

     The Pro Forma Financial Information is provided for illustrative purposes only and does not purport to represent what the Company's results of operations or financial condition actually would have been had these acquisitions in fact occurred on such dates or to project the Company's results of operations or financial condition for any future period or date. The Pro Forma Financial Information and accompanying notes should be read in conjunction with the historical financial statements of the Company and Smartcom.

                       LEAP WIRELESS INTERNATIONAL, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                            NOVEMBER 30, 1999
                                          -------------------------------------------------------------------------------------
                                                    HISTORICAL                     PRO FORMA ADJUSTMENTS
                                          ------------------------------   -------------------------------------       LEAP
                                                            CHASE                CHASE          WIRELESS LICENSE   CONSOLIDATED
                                            LEAP      TELECOMMUNICATIONS   TELECOMMUNICATIONS     ACQUISITIONS      PRO FORMA
                                          ---------   ------------------   ------------------   ----------------   ------------
ASSETS
Cash and cash equivalents...............  $  40,249        $  1,960             $ (6,300)(8)        $(23,167)(11)   $  12,742
Accounts receivable, net................      3,980             716                   --                  --            4,696
Inventories.............................      4,329             781                   --                  --            5,110
Recoverable taxes.......................      6,592              --                   --                  --            6,592
Other current assets....................      5,500             281                   --                  --            5,781
                                          ---------        --------             --------            --------        ---------
      Total current assets..............     60,650           3,738               (6,300)            (23,167)          34,921
                                          ---------        --------             --------            --------        ---------
Property and equipment, net.............    112,841          27,148                   --                  --          139,989
Investments in and loans receivable from
  unconsolidated wireless operating
  companies.............................     77,398              --                   --(10)              --           77,398
Intangible assets, net..................     71,475          60,102               25,755(9)           69,059(11)      226,391
Deposits and other assets...............     10,977             431                   --                (700)(11)      10,708
                                          ---------        --------             --------            --------        ---------
      Total assets......................  $ 333,341        $ 91,419             $ 19,455            $ 45,192        $ 489,407
                                          =========        ========             ========            ========        =========
LIABILITIES AND
  STOCKHOLDERS' EQUITY
Accounts payable and accrued
  liabilities...........................  $  20,139        $  2,319             $     --            $     --        $  22,458
Unearned revenue........................         --             663                   --                  --              663
Loans payable to banks..................     17,566              --                   --                  --           17,566
Interest payable........................         --           2,145                   --                  --            2,145
                                          ---------        --------             --------            --------        ---------
      Total current liabilities.........     37,705           5,127                   --                  --           42,832
                                          ---------        --------             --------            --------        ---------
Long-term debt..........................    260,818         152,468              (46,733)(10)         24,581(11)      391,134
Other long-term liabilities.............      9,272              12                   --                  --            9,284
                                          ---------        --------             --------            --------        ---------
      Total liabilities.................    307,795         157,607              (46,733)             24,581          443,250
                                          ---------        --------             --------            --------        ---------
Minority interest in consolidated
  subsidiary............................        373              --                   --                  --              373
                                          ---------        --------             --------            --------        ---------
Stockholders' equity:
  Preferred stock.......................         --              --                   --                  --               --
  Common stock..........................          2                                   --                  --                2
  Additional paid-in capital............    292,651          (9,965)               9,965(10)          20,611(11)      313,262
  Accumulated deficit...................   (263,157)        (56,223)              56,223(10)              --         (263,157)
  Accumulated other comprehensive
    loss................................     (4,323)             --                   --                  --           (4,323)
                                          ---------        --------             --------            --------        ---------
      Total stockholders' equity
         (deficit)......................     25,173         (66,188)              66,188              20,611           45,784
                                          ---------        --------             --------            --------        ---------
      Total liabilities and
         stockholders' equity
         (deficit)......................  $ 333,341        $ 91,419             $ 19,455            $ 45,192        $ 489,407
                                          =========        ========             ========            ========        =========

See Notes to the Pro Forma Financial Information.

                       LEAP WIRELESS INTERNATIONAL, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   THREE MONTHS ENDED NOVEMBER 30, 1999
                                           ------------------------------------------------------------------------------------
                                                    HISTORICAL                     PRO FORMA ADJUSTMENTS
                                           -----------------------------   -------------------------------------       LEAP
                                                            CHASE                CHASE          WIRELESS LICENSE   CONSOLIDATED
                                             LEAP     TELECOMMUNICATIONS   TELECOMMUNICATIONS     ACQUISITIONS      PRO FORMA
                                           --------   ------------------   ------------------   ----------------   ------------
Operating revenues.......................  $  5,484        $  2,337              $   --              $  --           $  7,821
                                           --------        --------              ------              -----           --------
Operating expenses:
Cost of operating revenues...............    (7,384)         (3,266)                 --                 --            (10,650)
Selling, general and administrative
  expense................................   (13,538)         (2,632)                365(4)              --            (15,805)
Depreciation and amortization............    (5,175)        (12,400)               (385)(5)             --            (17,960)
                                           --------        --------              ------              -----           --------
         Total operating expenses........   (26,097)        (18,298)                (20)                --            (44,415)
                                           --------        --------              ------              -----           --------
  Operating loss.........................   (20,613)        (15,961)                (20)                --            (36,594)
Equity in net loss of unconsolidated
  wireless operating companies...........   (16,193)             --               5,500(6)              --            (10,693)
Interest income..........................       397              12                  --(7)              --                409
Interest expense and amortization of
  discount and facility fee..............    (7,174)         (2,485)              1,487(7)            (339)(12)        (8,511)
Foreign currency transaction losses......    (2,794)             --                  --                 --             (2,794)
Other income (expense), net..............       116              (2)                 --                 --                114
                                           --------        --------              ------              -----           --------
  Net income (loss)......................  $(46,261)       $(18,436)             $6,967              $(339)          $(58,069)
                                           ========        ========              ======              =====           ========
Basic and diluted net loss per common
  share..................................  $  (2.45)                                                                 $  (3.01)
                                           ========                                                                  ========
Shares used to calculate basic and
  diluted net loss per common share......    18,857                                                                    19,264
                                           ========                                                                  ========

See Notes to the Pro Forma Financial Information.

                       LEAP WIRELESS INTERNATIONAL, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                      YEAR ENDED AUGUST 31, 1999
                             --------------------------------------------
                                              HISTORICAL
                             --------------------------------------------

                                 LEAP                        CHASE
                             CONSOLIDATED   SMARTCOM   TELECOMMUNICATIONS
                             ------------   --------   ------------------
Operating revenues.........   $   3,907     $ 3,670         $  4,389
                              ---------     --------        --------
Operating expenses:
  Cost of operating
    revenues...............      (3,810)     (2,843)          (7,572)
  Selling, general and
    administrative
    expenses...............     (28,745)    (10,566)          (9,901)
  Depreciation and
    amortization...........      (5,824)     (7,895)          (5,093)
                              ---------     --------        --------
        Total operating
          expenses.........     (38,379)    (21,304)         (22,566)
                              ---------     --------        --------
  Operating loss...........     (34,472)    (17,634)         (18,177)
Equity in net loss of
  unconsolidated wireless
  operating companies......    (100,300)         --               --
Write-down of investments
  in unconsolidated
  wireless operating
  companies................     (27,242)         --               --
Interest income............       2,505         383              203
Interest expense and
  amortization of discount
  and facility fee.........     (10,356)     (5,997)         (13,432)
Foreign currency
  transaction losses.......      (7,211)     (4,199)              --
Gain on sale of wholly
  owned subsidiary.........       9,097          --               --
Gain on issuance of stock
  by unconsolidated
  wireless operating
  company..................       3,609          --               --
Other income (expense),
  net......................        (243)       (272)             (69)
                              ---------     --------        --------
  Net loss.................   $(164,613)    $(27,719)       $(31,475)
                              ---------     --------        --------
Basic and diluted net loss
  per common share.........   $   (9.19)
                              =========
Shares used to calculate
  basic and diluted net
  loss per common share....      17,910
                              =========

                                             YEAR ENDED AUGUST 31, 1999
                             -----------------------------------------------------------
                                        PRO FORMA ADJUSTMENTS
                             --------------------------------------------
                                                               WIRELESS         LEAP
                                              CHASE            LICENSE      CONSOLIDATED
                             SMARTCOM   TELECOMMUNICATIONS   ACQUISITIONS    PRO FORMA
                             --------   ------------------   ------------   ------------
Operating revenues.........  $    --         $    --           $    --       $  11,966
                             -------         -------           -------       ---------
Operating expenses:
  Cost of operating
    revenues...............      940(1)           --                --         (13,285)
  Selling, general and
    administrative
    expenses...............       --             373(4)             --         (48,839)
  Depreciation and
    amortization...........   (2,128)(1)       (1,540)(5)                      (22,480)
                             -------         -------           -------       ---------
        Total operating
          expenses.........   (1,188)         (1,167)               --         (84,604)
                             -------         -------           -------       ---------
  Operating loss...........   (1,188)         (1,167)               --         (72,638)
Equity in net loss of
  unconsolidated wireless
  operating companies......   13,129(2)       20,900(6)             --         (66,271)
Write-down of investments
  in unconsolidated
  wireless operating
  companies................       --              --                           (27,242)
Interest income............   (1,631)(3)           --(7)                         1,460
Interest expense and
  amortization of discount
  and facility fee.........     (730)(3)        3,657(7)        (1,367)(12)    (28,225)(2)
Foreign currency
  transaction losses.......       --              --                --         (11,410)
Gain on sale of wholly
  owned subsidiary.........       --              --                --           9,097
Gain on issuance of stock
  by unconsolidated
  wireless operating
  company..................       --              --                --           3,609
Other income (expense),
  net......................       --              --                --            (584)
                             -------         -------           -------       ---------
  Net loss.................  $ 9,580         $23,390           $(1,367)      $(192,204)
                             -------         -------           -------       =========
Basic and diluted net loss
  per common share.........                                                  $  (10.50)
                                                                             =========
Shares used to calculate
  basic and diluted net
  loss per common share....                                                     18,313
                                                                             =========

See Notes to the Pro Forma Financial Information.

                       LEAP WIRELESS INTERNATIONAL, INC.

            NOTES TO THE PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

NOTE 1. DESCRIPTION OF TRANSACTIONS

SMARTCOM ACQUISITION

     In April 1999, a wholly owned subsidiary of Leap Wireless International, Inc. acquired all of the shares of Smartcom that it did not already own. Smartcom, a Chilean corporation that holds a license to offer wireless telephone services, has deployed and is operating a nationwide wireless telephone system in Chile. Prior to the acquisition, the Company's wholly owned subsidiary, Inversiones Leap Wireless Chile S.A. ("Inversiones"), owned 50% of the shares of Smartcom. The Company had previously accounted for its interest in Smartcom under the equity method.

     Inversiones acquired the remaining 50% of the shares of Smartcom for $28.0 million in cash and a $22.0 million, non-interest bearing, note payable due on May 11, 2002. The present value of the $22.0 million note payable is approximately $15.7 million. Therefore, the total estimated fair value of the acquisition was $43.7 million, of which approximately $40.8 million has been allocated under the purchase method of accounting to intangible assets, primarily wireless licenses and rights to wireless network systems. The Company obtained $28.0 million for the cash payment in the acquisition through additional borrowings under its credit agreement with Qualcomm.

     The acquisition of Smartcom occurred in April 1999, and accordingly, the results of operations of Smartcom since April 1, 1999 have been included in Leap's consolidated financial statements.

PENDING ACQUISITION OF SUBSTANTIALLY ALL THE ASSETS OF CHASE TELECOMMUNICATIONS HOLDINGS

     In December 1998, the Company agreed to purchase substantially all the assets of Chase Telecommunications Holdings for: $6.3 million in cash; the assumption of certain liabilities of Chase Telecommunications Holdings; a warrant to purchase 1% of the common stock of Cricket Communications Holdings, Inc., a majority-owned subsidiary of the Company, exercisable at $1.0 million; the Company's existing stock ownership and warrants to purchase stock in Chase Telecommunications Holdings; and certain contingent earn-outs. This acquisition is subject to customary closing conditions.

     The acquisition of substantially all the assets of Chase Telecommunications Holdings will be accounted for under the purchase method of accounting. Based on the fair value of Chase Telecommunications Holdings' liabilities in the unaudited pro forma consolidated balance sheet, the aggregate purchase price will be approximately $117.2 million ($130.2 million, excluding discount on Federal Communications Commission ("FCC") debt). Of this amount approximately $31.3 million has been allocated to property and equipment and other assets, consistent with the historical carrying values, and approximately $85.9 million to intangible assets, primarily the wireless licenses. No value has been attributed to the warrant to purchase 1% of the common stock of Cricket Communications Holdings, Inc. as the exercise price exceeds the estimated fair value of the related stock. The contingent earn-out payments, up to a maximum of $41.0 million plus certain costs, are based upon certain targeted operating results for the Chase Telecommunications Holdings properties during the fifth full fiscal year following the closing of the transaction. These payment obligations, if any, will be recorded as additional purchase price.

WIRELESS LICENSE ACQUISITION

     In January 2000, the Company purchased three wireless licenses covering markets in North Carolina from AirGate for $25.0 million. The purchase price consisted of the Company assuming $11.1 million ($9.5 million, net of discount), 6.25% per annum notes due in April 2007 to the FCC related to the licenses and the remainder in cash and borrowings under the Company's credit agreement.

                       LEAP WIRELESS INTERNATIONAL, INC.

PENDING WIRELESS LICENSE ACQUISITIONS

     In September 1999, the Company agreed to purchase a wireless license covering the Dayton, Ohio market from PCS Devco for $3.5 million. The purchase price consists of the Company assuming a $1.1 million ($0.9 million, net of discount), 6.25% per annum note due in June 2007 to the FCC related to the license and the remainder payable in cash. The Company is required to make PCS Devco's payments on the FCC note during the period prior to closing of the transaction, reducing the remaining cash payment to PCS Devco. In addition, the Company will transfer to PCS Devco one of the 36 wireless licenses it acquired in the federal government's April 1999 reauction of PCS spectrum.

     In January 2000, the Company agreed to purchase two wireless licenses covering the Pittsburgh, Pennsylvania and Denver, Colorado markets from Radiofone. The purchase price for the Pittsburgh license is $18.4 million in cash and the purchase price for the Denver license consists of 232,754 shares of the Company's common stock (valued at approximately $11.9 million at November 30, 1999) and $3.4 million in cash less a $1.8 million ($1.5 million, net of discount), 9.75% per annum note due in April 2007 to the FCC related to the license which will be assumed by the Company at the closing. As of November 30, 1999, the outstanding principal amount of the FCC debt was approximately $1.6 million.

     In February 2000, the Company agreed to purchase all the outstanding stock of three subsidiaries of Zuma which own three wireless licenses covering markets in Albany, Columbus and Macon, Georgia. The purchase price consists of 170,374 shares of the Company's common stock (valued at approximately $8.7 million at November 30, 1999).

     Each of these agreements is subject to customary closing conditions, including FCC approval.

NOTE 2. PRO FORMA ADJUSTMENTS RELATED TO SMARTCOM

     (1) (a) Additional amortization of $1.2 million for the Smartcom telecommunications licenses (amortized on a straight-line basis over a 28.7 year remaining expected useful life) resulting from the purchase price allocation; and (b) reclassification of amortization of the rights to wireless network systems of $0.9 million (amortized on a straight-line basis over a 11.5 year expected useful life) from cost of operating revenues to depreciation and amortization. Consistent with the application of generally accepted accounting principles applied to the historical financial statements of Smartcom, amortization of the wireless licenses and rights to wireless network systems began in September 1998 when commercial telephone traffic commenced.

     (2) Elimination of the Company's share of the net loss of Smartcom previously recognized under the equity method of accounting.

     (3) (a) Elimination of interest income recorded by Leap on inter-company loans advanced to Smartcom; (b) elimination of interest expense recorded by Smartcom on inter-company loans advanced by Leap to Smartcom; (c) additional interest expense for the period reflecting $28.0 million of borrowings by the Company under its credit agreement with Qualcomm to fund the cash portion of the purchase price; and (d) amortization of the discount on the $22.0 million, non-interest bearing three-year note, calculated using an imputed interest rate of 11.73% per annum commencing September 1, 1998.

                       LEAP WIRELESS INTERNATIONAL, INC.

NOTE 3. PRO FORMA ADJUSTMENTS RELATED TO PENDING ACQUISITION OF SUBSTANTIALLY ALL THE ASSETS OF CHASE TELECOMMUNICATIONS HOLDINGS

     (4) Elimination of Leap management fee expense recorded by Chase Telecommunications Holdings.

     (5) Additional amortization resulting from the preliminary purchase price allocation of: (a) $0.1 million and $0.3 million for the three months ended November 30, 1999 and the year ended August 31, 1999, respectively, for non-compete agreement (amortized on a straight-line basis over the 3 year term of the non-compete); (b) $0.3 million and $1.2 million for the three months ended November 30, 1999 and the year ended August 31, 1999, respectively, for customer list (amortized on a straight-line basis over a 33 month remaining expected useful life for the market where service has commenced); and (c) $12,000 and $49,000 for the three months ended November 30, 1999 and the year ended August 31, 1999, respectively, for wireless licenses (amortized on a straight-line basis over a 40 year remaining expected useful life for the market where service has commenced).

     (6) Elimination of the Company's share of the net loss of Chase Telecommunications Holdings previously recognized under the equity method of accounting.

     (7) (a) Elimination of interest expense recorded by Chase Telecommunications Holdings on inter-company working capital loans provided by Leap; and (b) adjustment to interest expense resulting from the amortization of the discount on the FCC debt obligations of Chase Telecommunications Holdings. Interest income due to Leap has previously been eliminated.

     (8) To record purchase consideration of $6.3 million in cash.

     (9) To record estimated fair value of non-compete agreement of $0.9 million, customer list of $3.3 million and wireless licenses of $81.7 million in connection with the preliminary purchase price allocation for Chase Telecommunications Holdings.

     (10) (a) Elimination of inter-company working capital loans of $47.7 million, including accrued and capitalized interest, provided by Leap to Chase Telecommunications Holdings; (b) adjustment to the carrying value of Chase Telecommunications Holdings debt obligation to the FCC, calculated using an interest rate of 11.36% per annum; and (c) elimination of stockholder's deficit of Chase Telecommunications Holdings upon consolidation. The carrying value of Leap's investment and working capital loans to Chase Telecommunications Holdings have previously been reduced to zero.

                       LEAP WIRELESS INTERNATIONAL, INC.

NOTE 4. PRO FORMA ADJUSTMENTS RELATED TO ACQUISITION AND PENDING ACQUISITIONS OF WIRELESS LICENSES

     (11) To record acquisitions and pending acquisitions of wireless licenses summarized as follows (in thousands):

                                     AIRGATE   PCS DEVCO   RADIOFONE    ZUMA     TOTAL
                                     -------   ---------   ---------   ------   -------
Cash...............................  $   599    $2,335      $20,233    $   --   $23,167
Application of deposits............      600       100           --        --       700
Borrowings under credit
  agreement........................   12,691        --           --        --    12,691
Fair value of FCC debt assumed
  using an interest rate of 11.36%
  per annum........................    9,509       893        1,488        --    11,890
Issuance of common stock...........       --        --       11,900     8,711    20,611
                                     -------    ------      -------    ------   -------
          Total....................  $23,399    $3,328      $33,621    $8,711   $69,059
                                     =======    ======      =======    ======   =======

     (12) To record interest expense on FCC debt obligations of AirGate, PCS Devco and Radiofone, calculated using an interest rate of 11.36% per annum.

NOTE 5. TAXES

     Pro forma adjustments for income tax expense are not required as the deferred tax assets of Leap, which are reflected net of a full valuation allowance, would be available to offset the current tax obligations.

                                   *  *  *  *

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Leap Wireless International, Inc.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive loss, of cash flows and of stockholders' equity present fairly, in all material respects, the financial position of Leap Wireless International, Inc. and its subsidiaries at August 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 1999 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Note 2 to the consolidated financial statements, the Company adopted the equity method of accounting for its investment in Chase Telecommunications Holdings, Inc. during the year ended August 31, 1999. The accompanying financial statements have been restated to reflect the adoption of the equity method retroactive to the initial date of the Company's investment in Chase Telecommunications Holdings, Inc.

PricewaterhouseCoopers LLP

San Diego, California
October 18, 1999

                       LEAP WIRELESS INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                    AUGUST 31,
                                                              -----------------------
                                                                1999          1998
                                                              ---------    ----------
                                                                           (RESTATED)
ASSETS
Cash and cash equivalents...................................  $  26,215     $     --
Accounts receivable, net....................................      2,726           --
Inventories.................................................      5,410           --
Recoverable taxes...........................................      3,907           --
Other current assets........................................      1,926           --
                                                              ---------     --------
     Total current assets...................................     40,184           --
                                                              ---------     --------
Property and equipment, net.................................    116,947           --
Investments in and loans receivable from unconsolidated
  wireless operating companies..............................     94,429      150,914
Intangible assets, net......................................     73,944        6,838
Deposits and other assets...................................      9,827           --
                                                              ---------     --------
     Total assets...........................................  $ 335,331     $157,752
                                                              =========     ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued liabilities....................  $  16,372     $  5,789
Loans payable to banks......................................     17,225        9,000
                                                              ---------     --------
     Total current liabilities..............................     33,597       14,789
                                                              ---------     --------
Long-term debt..............................................    221,812           --
Other long-term liabilities.................................      8,504           --
                                                              ---------     --------
     Total liabilities......................................    263,913       14,789
                                                              ---------     --------
Commitments and contingencies (Note 12)
Minority interest in consolidated subsidiary................        518           --
                                                              ---------     --------
Stockholders' equity:
  Preferred stock -- authorized 10,000,000 shares $.0001 par
     value, no shares issued and outstanding................         --           --
  Common stock -- authorized 75,000,000 shares; $.0001 par
     value, 18,370,974 shares issued and outstanding........          2           --
  Additional paid-in capital................................    291,189           --
  Former parent company's investment........................         --      197,598
  Accumulated deficit.......................................   (216,896)     (52,283)
  Accumulated other comprehensive loss......................     (3,395)      (2,352)
                                                              ---------     --------
     Total stockholders' equity.............................     70,900      142,963
                                                              ---------     --------
     Total liabilities and stockholders' equity.............  $ 335,331     $157,752
                                                              =========     ========

See accompanying notes to consolidated financial statements.

                       LEAP WIRELESS INTERNATIONAL, INC.

          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               YEAR ENDED AUGUST 31,
                                                       -------------------------------------
                                                         1999          1998          1997
                                                       ---------    ----------    ----------
                                                                    (RESTATED)    (RESTATED)
Operating revenues...................................  $   3,907     $     --      $    --
                                                       ---------     --------      -------
Operating expenses:
Cost of operating revenues...........................     (3,810)          --           --
Selling, general and administrative expenses.........    (28,745)     (23,888)      (1,361)
Depreciation and amortization........................     (5,824)          --           --
                                                       ---------     --------      -------
          Total operating expenses...................    (38,379)     (23,888)      (1,361)
                                                       ---------     --------      -------
  Operating loss.....................................    (34,472)     (23,888)      (1,361)
Equity in net loss of unconsolidated wireless
  operating companies................................   (100,300)     (23,118)      (3,793)
Write-down of investments in unconsolidated wireless
  operating companies................................    (27,242)          --           --
Interest income......................................      2,505          273           --
Interest expense and amortization of discount and
  facility fee.......................................    (10,356)          --           --
Foreign currency transaction losses..................     (7,211)          --           --
Gain on sale of wholly owned subsidiary..............      9,097           --           --
Gain on issuance of stock by unconsolidated wireless
  operating company..................................      3,609           --           --
Other income (expense), net..........................       (243)          --           --
                                                       ---------     --------      -------
  Net loss...........................................   (164,613)     (46,733)      (5,154)
  Other comprehensive income (loss):
  Foreign currency translation (losses) gains........     (1,043)      (2,412)          60
                                                       ---------     --------      -------
  Comprehensive loss.................................  $(165,656)    $(49,145)     $(5,094)
                                                       =========     ========      =======
Basic and diluted net loss per common share (Note
  2).................................................  $   (9.19)    $  (2.65)     $ (0.29)
                                                       =========     ========      =======
Shares used to calculate basic and diluted net loss
  per common share (Note 2)..........................     17,910       17,648       17,648
                                                       =========     ========      =======

See accompanying notes to consolidated financial statements.

                       LEAP WIRELESS INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                      YEAR ENDED AUGUST 31,
                                                              -------------------------------------
                                                                1999          1998          1997
                                                              ---------    ----------    ----------
                                                                           (RESTATED)    (RESTATED)
Operating activities:
  Net loss..................................................  $(164,613)   $ (46,733)     $ (5,154)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................      5,824           --            --
    Gain on sale of wholly owned subsidiary.................     (9,097)          --            --
    Gain on issuance of stock by unconsolidated wireless
      operating company.....................................     (3,609)          --            --
    Equity in net loss of unconsolidated wireless operating
      companies.............................................    100,300       23,118         3,793
    Write-down of investments in unconsolidated wireless
      operating companies...................................     27,242           --            --
    Interest accrued to loans receivable and
      payable -- net........................................      8,251         (273)           --
    Other...................................................       (386)          --            --
    Changes in assets and liabilities, net of effects from
      acquisition:
      Accounts receivable, net..............................     (1,203)          --            --
      Inventories...........................................      1,873           --            --
      Recoverable taxes.....................................       (599)          --            --
      Deposits and other assets.............................     (5,989)          --            --
      Accounts payable and accrued liabilities..............      9,671        5,510           168
      Other liabilities.....................................     (1,770)          --            --
                                                              ---------    ---------      --------
Net cash used in operating activities.......................    (34,105)     (18,378)       (1,193)
                                                              ---------    ---------      --------
Investing activities:
  Purchase of property and equipment........................     (3,935)          --            --
  Investments in and loans to unconsolidated wireless
    operating companies.....................................   (124,471)    (133,904)      (46,000)
  Loan receivable to related party..........................    (17,500)          --            --
  Repayment of loan receivable from related party...........     17,500           --            --
  Acquisitions, net of cash acquired........................    (26,942)        (564)           --
  Purchase of wireless communications licenses..............    (19,009)      (6,274)           --
  Proceeds from sale of wholly owned subsidiary.............     16,024           --            --
                                                              ---------    ---------      --------
Net cash used in investing activities.......................   (158,333)    (140,742)      (46,000)
                                                              ---------    ---------      --------
Financing activities:
  Proceeds from loans payable to banks......................      6,720        9,000            --
  Borrowings under credit agreement.........................    128,584           --            --
  Repayment of borrowings under credit agreement............    (17,500)          --            --
  Issuance of common stock..................................      2,301           --            --
  Exercise of subsidiary stock options......................      1,103           --            --
  Former parent company's investment........................     95,268      150,120        47,193
                                                              ---------    ---------      --------
Net cash provided by financing activities...................    216,476      159,120        47,193
                                                              ---------    ---------      --------
Effect of exchange rate changes on cash and cash
  equivalents...............................................      2,177           --            --
                                                              ---------    ---------      --------
Net increase in cash and cash equivalents...................     26,215           --            --
Cash and cash equivalents at beginning of year..............         --           --            --
                                                              ---------    ---------      --------
Cash and cash equivalents at end of year....................  $  26,215    $      --      $     --
                                                              =========    =========      ========
Supplemental disclosure of non-cash investing and financing
  activities:
  Loans to unconsolidated wireless operating companies
    converted to equity investment..........................  $  50,196    $      --      $     --
  Long-term financing to purchase assets....................  $   8,791    $      --      $     --
  Facility fee due on long-term debt........................  $   5,300    $      --      $     --
  Repurchase of warrant.....................................  $   5,355    $      --      $     --
Supplemental disclosure of cash used for acquisitions:
  Total purchase value......................................  $  43,699    $     564      $     --
  Note payable issued, net of discount......................    (15,699)          --            --
  Cash acquired.............................................     (1,058)          --            --
                                                              ---------    ---------      --------
  Cash used for acquisitions................................  $  26,942    $     564      $     --
                                                              =========    =========      ========

See accompanying notes to consolidated financial statements.

                       LEAP WIRELESS INTERNATIONAL, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                  ACCUMULATED
                                                                        FORMER                       OTHER
                                      COMMON STOCK       ADDITIONAL     PARENT                   COMPREHENSIVE
                                  --------------------    PAID-IN     COMPANY'S    ACCUMULATED      INCOME
                                    SHARES      AMOUNT    CAPITAL     INVESTMENT     DEFICIT        (LOSS)         TOTAL
                                  -----------   ------   ----------   ----------   -----------   -------------   ---------
Balance at August 31, 1996......           --     $--     $     --    $     285     $    (396)      $    --      $    (111)
  Transfers from former
    parent......................           --     --            --       47,193            --            --         47,193
  Net loss (restated)...........           --     --            --           --        (5,154)           --         (5,154)
  Foreign currency translation
    adjustment..................           --     --            --           --            --            60             60
                                  -----------     --      --------    ---------     ---------       -------      ---------
Balance at August 31, 1997......           --     --            --       47,478        (5,550)           60         41,988
  Transfers from former
    parent......................           --     --            --      150,120            --            --        150,120
  Net loss (restated)...........           --     --            --           --       (46,733)           --        (46,733)
  Foreign currency translation
    adjustment..................           --     --            --           --            --        (2,412)        (2,412)
                                  -----------     --      --------    ---------     ---------       -------      ---------
Balance at August 31, 1998......           --     --            --      197,598       (52,283)       (2,352)       142,963
  Transfers from former
    parent......................           --     --            --       95,268            --            --         95,268
  Distribution by former
    parent......................   17,647,685      2       292,864     (292,866)           --            --             --
  Repurchase of warrant.........           --     --        (5,355)          --            --            --         (5,355)
  Issuance of common stock......      723,289     --         2,356           --            --            --          2,356
  Effect of subsidiary and
    unconsolidated wireless
    operating company equity
    transactions................           --     --         1,324           --            --            --          1,324
  Net loss......................           --     --            --           --      (164,613)           --       (164,613)
  Foreign currency translation
    adjustment..................           --     --            --           --            --        (1,043)        (1,043)
                                  -----------     --      --------    ---------     ---------       -------      ---------
Balance at August 31, 1999......   18,370,974     $2      $291,189    $      --     $(216,896)      $(3,395)     $  70,900
                                  ===========     ==      ========    =========     =========       =======      =========

See accompanying notes to consolidated financial statements.

                       LEAP WIRELESS INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. THE COMPANY

     THE COMPANY AND NATURE OF BUSINESS

     Leap Wireless International, Inc., a Delaware corporation, and its wholly owned and majority-owned subsidiaries (the "Company" or "Leap") is a wireless communications carrier that deploys, owns and operates networks in domestic and international markets. Through its operating companies, Leap has launched all-digital wireless networks in the United States, Chile and Mexico. The Company was incorporated on June 24, 1998 as a wholly owned subsidiary of Qualcomm Incorporated ("Qualcomm"). On September 23, 1998 (the "Distribution Date"), Qualcomm distributed all of the outstanding shares of common stock of the Company to Qualcomm's stockholders as a taxable dividend (the "Distribution"). In connection with the Distribution, one share of Company common stock was issued for every four shares of Qualcomm common stock outstanding on September 11, 1998. Following the Distribution, the Company and Qualcomm operate as independent companies.

     THE DISTRIBUTION

     Qualcomm transferred to the Company its equity interests in the following domestic and international wireless communications operating companies: Chilesat Telefonia Personal, S.A., recently renamed Smartcom S.A. ("Smartcom"), Pegaso Telecomunicaciones, S.A. de C.V. ("Pegaso"), Chase Telecommunications Holdings, Inc. ("Chase Telecommunications Holdings"), Metrosvyaz Limited ("Metrosvyaz"), Orrengrove Investments Limited ("Orrengrove"), OzPhone Pty. Ltd. ("OzPhone"), and certain other development stage businesses which are today operating under the trade name "Cricket" (collectively, the "Leap Operating Companies"). Metrosvyaz, Orrengrove and OzPhone have been subsequently written off, written down or sold. See Notes 3 and 4. Qualcomm also transferred to the Company cash and its right to receive payment from working capital and other loans Qualcomm made to the Leap Operating Companies, as well as certain miscellaneous assets and liabilities. The aggregate net tangible book value of the assets transferred by Qualcomm to the Company in connection with the Distribution was approximately $236 million. The consolidated financial statements reflect the Company as if it were a separate entity for all periods presented.

     ADDITIONAL CAPITAL NEEDS

     The Company experienced net losses for the years ended August 31, 1999, 1998 and 1997 of $164.6 million, $46.7 million and $5.2 million, respectively. Further, the Leap Operating Companies are in the early stages of developing and deploying their respective telecommunications systems. Such systems require significant expenditures, a substantial portion of which is incurred before corresponding revenues are generated. In addition, the Company and its operating companies are expected to be highly leveraged which will lead to significant interest expense and principal repayment obligations. The Company therefore expects to incur significant expenses in advance of generating revenues and, as a result, to incur substantial additional losses in the near term. There can be no assurance that the Company or any of the Leap Operating Companies will achieve or sustain profitability in the future. Furthermore, there can be no assurance that the Company will generate sufficient cash flows to meet its debt obligations or successfully refinance any of its debt at maturity.

     The Company's ability to generate revenues will be dependent on a number of factors, including the future operations and profitability of its operating companies. The Leap Operating Companies are expected to incur substantial losses for the next several years. These operating companies will require substantial additional financing to build-out and operate their planned networks. If the Leap Operating Companies do not obtain additional financing in fiscal 2000, Leap expects that the scope of the planned

                       LEAP WIRELESS INTERNATIONAL, INC.

network build-outs will be reduced. If the Company is unable to obtain additional working capital or financing, the Company may have to restrict its activities or sell its interests in one or more operating companies.

     There can be no assurance that any of the Leap Operating Companies or any other companies in which Leap may acquire an interest will be able to obtain the additional financing they require, or become profitable. The failure of these companies to build-out their systems, meet their payment obligations or become profitable would adversely affect the value of the Company's assets and its future profitability.

     The Company expects to obtain much of its required near-term financing through borrowings under its secured credit facility with Qualcomm (the "Credit Agreement"). The Credit Agreement bears interest at a variable rate, exposing the Company to interest rate risk. The Company expects that it will have borrowed substantially all of the funds available to it under the Credit Agreement by the end of calendar year 2000. As one of the conditions to the Federal Communications Commission's ("FCC") recognition of the Company's qualification to hold C-Block and F-Block licenses of PCS spectrum, however, the Company must take steps so that by January 2001, Qualcomm holds no more than 50% of the Company's debt obligations. There can be no assurance that additional sources of debt financing will be available to the Company to finance its operations after the Credit Agreement has been fully drawn or to comply with the condition imposed by the FCC regarding the Company's debt to Qualcomm. If Leap fails to meet any of the conditions imposed by the FCC or otherwise fails to maintain its qualification to own C-Block and F-Block licenses, that failure would have a material adverse effect on Leap's financial condition and business prospects.

     INTERNATIONAL RISKS

     The Company is subject to numerous risks as a result of its international activities. The Leap Operating Companies are dependent, in large part, on the economies of the markets in which they have operations. Those markets and other markets in which the Company may operate are in countries with economies in various stages of development, some of which are subject to rapid fluctuations in currency exchange rates, consumer prices, inflation, employment levels and gross domestic product. As a result, the Company and the Leap Operating Companies are exposed to market risk from these changes, and are subject to other economic and political risks, which could impact their results of operations and financial condition.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Leap and its wholly owned and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements. Investments in entities, which Leap exercises significant influence, but does not control, are accounted for using the equity method. In fiscal 1999, to accommodate the different fiscal periods of the Company and its foreign operating companies, the Company extended the lag for recognition of its share of net earnings or losses of such foreign companies from one month to two months. The effect of this change on previously reported amounts was not significant.

     For the fourth quarter of fiscal 1999, the financial statements of Smartcom are included in the consolidated financial statements of the Company as a result of the Company's acquisition of the

                       LEAP WIRELESS INTERNATIONAL, INC.

remaining 50% of Smartcom that it did not already own. The accounts of Smartcom have been consolidated using a two-month lag.

     FINANCIAL STATEMENT PREPARATION

     The consolidated financial statements are prepared using generally accepted accounting principles. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates. Certain prior period amounts have been reclassified to conform to the current period presentation.

     RESTATEMENT

     The Company adopted the equity method of accounting for its investment in Chase Telecommunications Holdings in the third quarter of fiscal 1999. Prior to that time, Leap accounted for its investment in Chase Telecommunications Holdings under the cost method. Accordingly, all prior periods presented in these financial statements have been adjusted retroactively in accordance with generally accepted accounting principles.

     ISSUANCE OF STOCK BY SUBSIDIARIES AND EQUITY INVESTEES

     The Company recognizes gains and losses on issuance of stock by subsidiaries and equity investees in its Consolidated Statement of Operations and Comprehensive Loss, except for those subsidiaries and equity investees that are in the development stage. For those entities in the development stage, gains and losses are reflected in "effect of subsidiary and unconsolidated wireless operating company equity transactions" in the Consolidated Statements of Stockholders' Equity.

     FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

     The Company uses the local currency as the functional currency for all of its international consolidated and unconsolidated operating companies, except where such operating companies operate in highly inflationary economies. Assets and liabilities are translated into U.S. Dollars at the exchange rate in effect at the balance sheet date. Revenues and expense items are translated at the average rate prevailing during the period. Resulting unrealized gains and losses are accumulated and reported as other comprehensive income or loss.

     The functional currency of the Company's foreign investees that operate in highly inflationary economies is the U.S. Dollar. The monetary assets and liabilities of these foreign investees are re-measured into U.S. Dollars at the exchange rate in effect at the balance sheet date. Revenues, expenses, gains and losses are translated at the average exchange rate for the period, and non-monetary assets and liabilities are translated at historical rates.

     Resulting re-measurement gains or losses of foreign investees are recognized in the results of operations.

     Mexico ceased to be considered a highly inflationary economy as of January 1, 1999 and, as a result, Pegaso changed its functional currency from the U.S. Dollar to its local currency on that date.

                       LEAP WIRELESS INTERNATIONAL, INC.

     CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At August 31, 1999, the Company's cash and cash equivalents consisted of deposits with banks and investments in money market accounts and mutual funds. The Company has not experienced any losses on its deposits of cash and cash equivalents.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of certain of the Company's financial instruments, including cash equivalents, accounts receivable, recoverable taxes and accounts payable approximate fair value due to their short-term maturities. Loans payable to banks and other long-term debts approximate fair value due to their risk adjusted market rates of interest.

     ACCOUNTS RECEIVABLE

     The Company's trade accounts receivable are derived from revenue earned from customers located in Chile and are denominated in Chilean pesos. The Company records an allowance for uncollectable accounts receivable with respect to those amounts estimated not to be recoverable.

     INVENTORIES

     Inventories consist of handsets and accessories not yet placed into service and are stated at the lower of cost or market. The Company uses the first-in, first-out method of determining inventory cost.

     RECOVERABLE TAXES

     Recoverable taxes relate to value added taxes (VAT) incurred on the supply of goods and services which, are eventually borne by the final consumer. VAT payments made by the Company on the build-out of its wireless communications networks are recovered in cash from customers as services are provided.

     INVESTMENTS IN UNCONSOLIDATED WIRELESS OPERATING COMPANIES

     The Company uses the equity method to account for investments in corporate entities in which it exercises significant influence, but does not control. Under the equity method, the investment is originally recorded at cost and adjusted to recognize the Company's share of net earnings or losses of the investee, limited to the extent of the Company's investment in, advances to and financial guarantees for the investee. Such earnings or losses of the Company's investees are adjusted to reflect the amortization of any differences between the carrying value of the investment and the Company's equity in the net assets of the investee. For those unconsolidated subsidiaries where the Company is the only contributor of assets, equity in net losses of wireless operating companies includes 100% of the losses of the equity investee.

     PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Constructed assets are recorded at cost plus capitalized interest and direct costs incurred during the construction phase. Depreciation is applied using the straight-line method over the estimated useful lives of the assets, ranging from two to ten years, once the assets are placed in service. Leasehold improvements are amortized over the shorter of their

                       LEAP WIRELESS INTERNATIONAL, INC.

estimated useful lives or the remaining term of the related lease. Repairs and maintenance costs are expensed as incurred.

     INTANGIBLE ASSETS

     Intangible assets, primarily wireless licenses and rights to wireless network systems, are recorded at cost and amortized over their estimated useful lives upon commencement of commercial service, which currently range from ten to twenty-eight years.

     LONG-LIVED ASSETS

     The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the total amount of an asset may not be recoverable. An impairment loss is recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount.

     DEBT DISCOUNT AND FACILITY FEES

     Debt discount and facility fees are amortized and recognized as interest expense under the interest method.

     REVENUE RECOGNITION

     Operating revenues are recognized as telecommunications services are rendered and as handsets and other products are delivered to customers.

     STOCK-BASED COMPENSATION

     The Company measures compensation expense for its employee and outside directors stock-based compensation using the intrinsic value method. Compensation charges related to non-employee stock-based compensation are measured using the fair value method.

     INCOME TAXES

     Current income tax benefit (expense) is the amount expected to be receivable (payable) for the current year. A deferred tax asset and/or liability is computed for both the expected future impact of differences between the financial statement and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be "more likely than not" realized in future tax returns. Tax rate changes are reflected in income in the period such changes are enacted.

     REPORTING COMPREHENSIVE INCOME (LOSS)

     Effective September 1, 1998, the Company adopted the provisions of Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." This statement requires the Company to report in its financial statements, in addition to net income (loss), comprehensive income (loss) and its components, including foreign currency translation gains (losses). Prior period financial statements have been adjusted to conform to the requirements of SFAS No. 130.

                       LEAP WIRELESS INTERNATIONAL, INC.

     BASIC AND DILUTED NET LOSS PER COMMON SHARE

     Basic and diluted net loss per common share for the years ended August 31, 1999, 1998 and 1997 was calculated by dividing the net loss for each of the periods by the weighted average number of common shares outstanding for each of the periods of 17,910,440, 17,647,685 and 17,647,685, respectively. The weighted average number of common shares outstanding assumes that the 17,647,685 shares issued at Distribution were outstanding for the periods prior to Distribution. Stock options for 5,939,715 common shares, the conversion of Qualcomm's Trust Convertible Preferred Securities which are convertible into 2,270,573 shares of the Company's common stock, and the exercise of a warrant issued to Qualcomm for 4,500,000 shares of the Company's common stock have not been considered in calculating basic and diluted net loss per common share because their effect would be anti-dilutive. As a result, the Company's basic and diluted net loss per common share are the same.

     SEGMENT REPORTING

     Effective September 1, 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 adopts the management approach which designates internal reporting used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not affect results of operations or the financial position of the Company but did affect the disclosure of segment information.

     FUTURE ACCOUNTING REQUIREMENTS

     In April 1998, the Accounting Standards Executive Committee issued Statement of Position ("SOP") No. 98-5, "Reporting on the Costs of Start-Up Activities", which the Company will be required to adopt for fiscal year 2000. This SOP provided guidance on the financial reporting of start-up and organizational costs. It requires start-up and organizational costs to be expensed as incurred. The Company does not expect that the adoption of SOP No. 98-5 will have a material impact on its consolidated financial position or results of operations.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which the Company will be required to adopt for fiscal year 2001. This statement establishes a new model for accounting for derivatives and hedging activities. Under SFAS No. 133, all derivatives must be recognized as assets and liabilities and measured at fair value. The Company does not expect that the adoption of SFAS No. 133 will have a material impact on its consolidated financial position or results of operations.

NOTE 3. ACQUISITIONS AND DISPOSALS

     SMARTCOM

     In April 1999, Leap acquired the remaining 50% of Smartcom that it did not already own from Telex-Chile S.A. and its operating affiliate, Chilesat S.A. (collectively "Telex-Chile"). In exchange, the Company paid $28.0 million in cash and issued a $22.0 million, non-interest-bearing note payable to Telex-Chile due in May 2002. The present value of the $22.0 million non-interest-bearing note payable to Telex-Chile was $15.7 million upon issuance. Therefore, the total purchase price was $43.7 million. The Company accounted for the transaction as a purchase and allocated the $40.8 million excess

                       LEAP WIRELESS INTERNATIONAL, INC.

investment over the fair value of the net assets acquired to intangible assets, which include wireless licenses and rights to wireless network systems.

     The following unaudited pro forma information presents the results of operations of the Company as if the acquisition had taken place on September 1, 1997 (in thousands, except per share data):

                                                                   YEAR ENDED
                                                                   AUGUST 31,
                                                              ---------------------
                                                                1999         1998
                                                              ---------    --------
Revenues....................................................  $   7,577    $     --
                                                              =========    ========
Net loss....................................................  $(184,782)   $(55,435)
                                                              =========    ========
Pro forma basic and diluted net loss per common share.......  $  (10.32)   $  (3.14)
                                                              =========    ========

     These unaudited pro forma amounts are for comparative purposes only and do not necessarily represent what actual results of operations would have been had the acquisition occurred on September 1, 1997, nor do they necessarily indicate results of future operations.

     LICENSES

     In September 1998, the Company agreed to purchase three wireless licenses from AirGate Wireless, L.L.C. ("AirGate") for $19.5 million, paying a deposit of $0.6 million. The acquisition is subject to certain conditions.

     In July 1999, the FCC issued a Memorandum Opinion and Order that found the Company was qualified to hold C-Block and F-Block PCS licenses in the United States. The order also approved the Company's $18.7 million cash acquisition of 36 wireless communications licenses in the U.S. government's April 1999 reauction of PCS spectrum and approved the transfer of the three licenses from AirGate to the Company. The FCC order was subject to several conditions, including the Company taking steps so that by January 2001, Qualcomm holds no more than 50% of Leap's outstanding debt obligations.

     OZPHONE

     In June 1998, the Company purchased all the shares of OzPhone, an Australian company, for $564,000. The entire purchase price was allocated to goodwill. OzPhone then acquired several wireless licenses to provide mobile and wireless local loop services in Australia. The total cost of the licenses was $6.3 million. In August 1999, the Company sold all of the shares of OzPhone for $16.0 million in cash and recorded a gain of $9.1 million.

NOTE 4. INVESTMENTS AND LOANS TO WIRELESS OPERATING COMPANIES

     The Company has equity interests in companies that directly or indirectly hold wireless communications licenses. Its participation in each company differs and, except for Smartcom for the fourth quarter of fiscal 1999, the Company does not have majority interests in such companies. The Company accounts for these equity interests, except for Smartcom, under the equity method. For the fourth quarter of fiscal 1999, the financial statements of Smartcom have been consolidated. The Company's ability to withdraw funds, including dividends, from its participation in such investments is dependent in many cases on receiving the consent of lenders and the other participants, over which the Company has no control. The

                       LEAP WIRELESS INTERNATIONAL, INC.

Company and its consolidated subsidiaries have investments in wireless operating companies consisting of the following:

                                                              PERCENTAGE OF
                                                                OWNERSHIP
                                                               AUGUST 31,
                                                              -------------
                                                              1999     1998
                                                              -----    ----
Chase Telecommunications Holdings (United States)...........   7.2%    7.2%
Smartcom (Chile)............................................   100%     50%
Pegaso (Mexico).............................................  28.6%     49%
Metrosvyaz (Russia).........................................    50%     50%
Orrengrove (Russia).........................................    50%     50%

     Condensed combined financial information for the Leap Operating Companies accounted for under the equity method is summarized as follows (in thousands):

                                                                    AUGUST 31,
                                                              ----------------------
                                                                1999         1998
                                                              ---------   ----------
                                                                          (RESTATED)
Current assets..............................................  $ 140,899   $  82,575
Non-current assets..........................................    576,765     263,543
Current liabilities.........................................   (112,539)    (99,134)
Non-current liabilities.....................................   (347,590)   (178,491)
                                                              ---------   ---------
          Total stockholders' capital.......................    257,535      68,493
Other stockholders' share of capital........................    146,059      (9,208)
                                                              ---------   ---------
Company's share of capital..................................    111,476      77,701
Excess cost of investment...................................         --      20,018
Lag period loans and advances...............................     10,195      53,195
Write-down in investments...................................    (27,242)         --
                                                              ---------   ---------
  Investments in and loans receivable from unconsolidated
     wireless operating companies...........................  $  94,429   $ 150,914
                                                              =========   =========

                                                                  YEAR ENDED AUGUST 31,
                                                           -----------------------------------
                                                             1999         1998         1997
                                                           ---------   ----------   ----------
                                                                       (RESTATED)   (RESTATED)
Operating revenues.......................................  $   8,233    $     22     $     --
                                                           ---------    --------     --------
Operating expenses.......................................   (153,062)    (20,739)      (5,234)
Other income (expense), net..............................    (22,471)    (18,403)     (18,108)
Foreign currency transaction loss........................     (1,532)     (3,970)          --
                                                           ---------    --------     --------
  Net loss...............................................   (168,832)    (43,090)     (23,342)
Other stockholders' share of net loss....................    (62,491)    (19,402)     (19,549)
                                                           ---------    --------     --------
Company's share of net loss..............................   (106,341)    (23,688)      (3,793)
Amortization of excess cost of investment................       (630)         --           --
Elimination of intercompany transactions.................      6,671         570           --
                                                           ---------    --------     --------
  Equity in net loss of unconsolidated wireless operating
     companies...........................................  $(100,300)   $(23,118)    $ (3,793)
                                                           =========    ========     ========

                       LEAP WIRELESS INTERNATIONAL, INC.

     CHASE TELECOMMUNICATIONS HOLDINGS

     In December 1996, the Company purchased $4.0 million of Class B Common Stock of Chase Telecommunications Holdings, representing 7.2% of the outstanding capital stock of Chase Telecommunications Holdings. The Company has also provided a working capital facility to Chase Telecommunications Holdings and has agreed in principle to increase the maximum principal that may be drawn to $45.0 million. Borrowings under the facility are subject to interest at an annual rate of prime plus 4.5%. Semi-annual principal payments are to be made ratably over a six-year period commencing June 2000, with accrued interest payable on maturity. Borrowings are collateralized by substantially all of the assets of Chase Telecommunications Holdings and are subordinated to Chase Telecommunications Holdings' equipment vendor loans from Qualcomm. At August 31, 1999, borrowings under the facility totaled $36.1 million, including $3.3 million of accrued and capitalized interest. However, because the working capital facility is the only source of working capital for Chase Telecommunications Holdings, the carrying value of its investment and the loans under the facility have been reduced to zero as Leap has recognized 100% of the net losses of Chase Telecommunications Holdings to the extent of its investment and loans. The Company recorded equity losses from Chase Telecommunications Holdings of $20.9 million, $11.8 million and $4.0 million during fiscal 1999, 1998 and 1997, respectively.

     In December 1998, the Company agreed to purchase substantially all the assets of Chase Telecommunications Holdings for: $6.3 million; the assumption of certain liabilities of Chase Telecommunications Holdings (totaling approximately $114.4 million at August 31, 1999); a warrant to purchase 1% of the common stock of Cricket Communications, Inc., recently renamed Cricket Communications Holdings, Inc. ("Cricket Communications Holdings"), a majority-owned subsidiary of the Company, exercisable at $1.0 million; the Company's existing stock ownership and warrants to purchase stock in Chase Telecommunications Holdings; and certain contingent earn-outs. This acquisition involves the transfer of wireless communications licenses, which is subject to approval by the FCC. The acquisition will not occur unless the FCC approves the transfer of the licenses.

     SMARTCOM

     In April 1999, Leap acquired the remaining 50% of Smartcom that it did not already own. As a result of the reporting lag, the Company began fully consolidating Smartcom's results of operations commencing June 1, 1999. Prior to this time, the Company accounted for its investment in Smartcom under the equity method of accounting. The Company recorded equity (income) losses from Smartcom of $13.1 million, $3.1 million and $(0.2) million during fiscal 1999, 1998 and 1997, respectively.

     PEGASO

     The Company has a 28.6% interest in Pegaso, a Mexican corporation. During fiscal 1998, the Company advanced a portion of Pegaso's working capital requirements and provided a loan of $27.4 million to Pegaso. The purpose of the loan was to fund a portion of Pegaso's first PCS license payment. Interest on the loan accrued at a rate of 10% and was added to the principal amount of the loan outstanding. In September 1998, the Company provided $60.7 million of additional funding and converted its advances and loan, with accrued interest, into capital stock of Pegaso. The Company's total investment in Pegaso after these transactions was $100.0 million. On the same date, other investors also subscribed for and purchased capital stock of Pegaso such that, after these transactions, the total par value of the common equity of Pegaso was $300 million. As a result, the Company's ownership interest in Pegaso was diluted from 49.0% to 33.3%. In July 1999, several of the other investors subscribed for and purchased an additional $50.0 million of capital stock of Pegaso. As a result, the Company's ownership

                       LEAP WIRELESS INTERNATIONAL, INC.

interest was diluted from 33.3% to 28.6%. The Company recorded equity losses from Pegaso of $23.6 million and $2.1 million during fiscal 1999 and 1998, respectively. In fiscal 1999, the Company recognized a gain of $4.4 million on the issuance of stock by Pegaso as described above. Of this amount, $0.8 million was recognized directly to additional paid-in capital for the change in interest that occurred during Pegaso's development stage.

     METROSVYAZ

     The Company has a 35% interest in Metrosvyaz. The Company agreed to provide a $72.5 million loan facility to Metrosvyaz to support its business plan and working capital needs. Metrosvyaz also has a $102.5 million equipment loan facility from Qualcomm. The Company has pledged its equity interest in Metrosvyaz as collateral for amounts owed under Qualcomm's loan facility to Metrosvyaz, and has subordinated its $72.5 million loan facility to Qualcomm's $102.5 million loan facility. Borrowings under the $72.5 million facility are subject to interest at 13% and are due in August 2007. Interest is payable semi-annually beginning August 2000 and, prior to such time, added to the principal amount outstanding. At August 31, 1999, borrowings under the Company's loan facility to Metrosvyaz totaled $39.5 million, including $2.7 million of accrued and capitalized interest and $1.1 million of facility fees.

     The Company's investment in Metrosvyaz consists of the outstanding loan facility, less its share of equity losses. The Company recorded equity losses of $20.0 million from Metrosvyaz in fiscal 1999. In addition, the Company stopped funding Metrosvyaz and recorded a write-down of $9.6 million, the Company's remaining investment in Metrosvyaz, in the fourth quarter. The Company recorded equity losses from Metrosvyaz of $6.1 million during fiscal 1998.

     ORRENGROVE

     The Company has a 35% interest in Orrengrove. In August 1998, Orrengrove acquired a 60% interest in Transworld Telecommunications, Inc., Transworld Communications Services, Inc., and Transworld Communications (Bermuda), Ltd. (collectively, the "Transworld Companies").

     The Transworld Companies obtained, through a number of agreements, the rights to utilize the capacity on certain Russian satellites in order to provide commercial long-distance voice, video and data services to the Russian Federation. In April 1999, the Transworld Companies were notified by Mercury Telesat ("Mercury"), provider of the satellite signal transmission capacity, that the satellite equipment used to provide their long-distance service had failed. Mercury's prognosis indicated that the satellite's operational status will not be restored. The Transworld Companies identified and put into operation a short-term terrestrial transmission solution by leasing fiber capacity and began exploring long-term alternatives to the lost satellite transmission capacity. As a result of these events, Orrengrove recognized an impairment loss of approximately $16.9 million in the third quarter of fiscal 1999 to write off certain satellite related assets. This loss is included in the Company's equity in net loss from unconsolidated wireless operating companies.

     After reviewing a series of alternative business plans that did not meet their minimum financial performance criteria, the directors of the Transworld Companies voted to liquidate those companies and to distribute the net assets to their stockholders. As a result, the Company recorded a $17.6 million write-down in the fourth quarter of fiscal 1999, reducing its investment in Orrengrove to the liquidation proceeds Leap expects to receive. In addition, the Company recorded equity losses of $22.6 million from Orrengrove during fiscal 1999, which included the write-off of the satellite related assets and impairment of the license.

                       LEAP WIRELESS INTERNATIONAL, INC.

NOTE 5. BALANCE SHEET COMPONENTS

                                                                  AUGUST 31,
                                                              ------------------
                                                                1999       1998
                                                              --------    ------
                                                                (IN THOUSANDS)
Accounts receivable, net:
  Trade accounts receivable.................................  $  2,197
  Other accounts receivable.................................     1,112
                                                              --------
                                                                 3,309
  Allowance for doubtful accounts...........................      (583)
                                                              --------
                                                              $  2,726
                                                              ========
Property and equipment, net:
  Land......................................................  $    310
  Buildings and infrastructure..............................   108,958
  Machinery and equipment...................................    12,897
  Other.....................................................     6,819
                                                              --------
                                                               128,984
  Accumulated depreciation and amortization.................   (12,037)
                                                              --------
                                                              $116,947
                                                              ========
Intangible assets, net:
  Wireless licenses.........................................  $ 58,488    $6,274
  Rights to wireless network systems........................    16,225        --
  Goodwill..................................................        --       564
                                                              --------    ------
                                                                74,713     6,838
  Accumulated amortization..................................      (769)       --
                                                              --------    ------
                                                              $ 73,944    $6,838
                                                              ========    ======
Accounts payable and accrued liabilities:
  Trade accounts payable....................................  $  1,523    $   --
  Accrued payroll and related benefits......................     4,597        --
  Accrued loss on handset purchase commitment...............     7,035        --
  Other accrued liabilities.................................     3,217     5,789
                                                              --------    ------
                                                              $ 16,372    $5,789
                                                              ========    ======

NOTE 6. LOANS PAYABLE TO BANKS

     Between July and November 1998, the Company borrowed $15.7 million under notes payable to banks in Chile. In February 1999, the Company was granted a one-year extension for the payment of the loans. The renewed loans of $9.0 million and $6.7 million, along with capitalized interest and fees of $1.5 million at August 31, 1999, bear interest at rates of 8.1% and 8.5% per annum, respectively, and are due to be repaid in February 2000.

                       LEAP WIRELESS INTERNATIONAL, INC.

NOTE 7. LONG-TERM DEBT

     As of August 31, 1999, long-term debt is summarized as follows (in thousands):

Credit Agreement, net of facility fee.......................  $120,161
Deferred Payment Agreement..................................    85,483
Note payable to Telex-Chile, net of discount (See Note 3)...    16,168
                                                              --------
                                                              $221,812
                                                              ========

     CREDIT AGREEMENT

     The Company entered into a secured Credit Agreement with Qualcomm on September 23, 1998. The Credit Agreement consists of two sub-facilities. The working capital sub-facility enables the Company to borrow up to $35.2 million from Qualcomm. The proceeds from this sub-facility may be used by the Company solely to meet the normal working capital and operating expenses of the Company, including salaries and overhead, but excluding, among other things, strategic capital investments in wireless operators, substantial acquisitions of capital equipment, and the acquisition of telecommunications licenses. The investment capital sub-facility enables the Company to borrow up to $229.8 million from Qualcomm. The proceeds from this second sub-facility may be used by the Company solely to make certain identified investments. Under the terms of the Credit Agreement, if Qualcomm assigns 10% or more of the total funding commitments to other lenders, Leap must pay a commitment fee to the lenders on unused balances.

     At August 31, 1999, the Company had borrowed $10.6 million under the working capital sub-facility, including $5.3 million to pay Qualcomm a 2% facility fee which is being amortized over the term of the Credit Agreement ($0.6 million of the facility fee was amortized in 1999). At August 31, 1999, the Company had borrowed $108.8 million under the investment capital sub-facility to make further loans to and investments in the Leap Operating Companies.

     Amounts borrowed under the Credit Agreement are due September 23, 2006. Qualcomm has a collateral interest in substantially all of the assets of the Company as long as any amounts are outstanding under the Credit Agreement. The Credit Agreement requires the Company to meet certain financial and operating covenants. Amounts borrowed under the Credit Agreement bear interest at either a prime or LIBOR rate, plus an applicable margin. At August 31, 1999, the weighted average effective rate of interest was 11.35%. Interest will be payable quarterly beginning after September 2001 and, prior to such time, accrued interest will be added to the principal amount outstanding. At August 31, 1999, $5.5 million of capitalized and accrued interest had been added to the Credit Agreement.

     DEFERRED PAYMENT AGREEMENT

     Smartcom and Qualcomm are parties to a Deferred Payment Agreement related to Smartcom's purchase of equipment, software and services from Qualcomm. The assets of Smartcom collateralize its obligations under the Deferred Payment Agreement. The Company has also pledged its shares in Smartcom as collateral for the Company's guaranty of Smartcom's obligation to Qualcomm. The Deferred Payment Agreement requires Smartcom to meet certain financial and operating covenants, including a debt to equity ratio and restrictions on Smartcom's ability to pay dividends and to distribute assets. As a result, substantially all the net assets are restricted from distribution to Leap. Smartcom was in violation of certain covenants at August 31, 1999, however Qualcomm and Smartcom amended the

                       LEAP WIRELESS INTERNATIONAL, INC.

Deferred Payment Agreement subsequent to the end of the fiscal year to revise the covenants that were in default and defer the dates of repayment of the loan.

     Under the terms of the amended agreement, Qualcomm has agreed to defer collection of amounts up to a maximum of $84.5 million. The deferred payments bear interest at either a prime or LIBOR rate, plus an applicable margin. At August 31, 1999, the weighted average effective rate of interest was 8.2%. Accrued interest may be added to the outstanding principal amount of the applicable borrowing until October 2001.

     DEBT REPAYMENT SCHEDULE

     The scheduled principal repayments for long-term debt are as follows (in thousands):

                   YEAR ENDING AUGUST 31:
                   ----------------------
2000........................................................  $     --
2001........................................................        --
2002........................................................    44,732
2003........................................................     3,218
2004........................................................     8,045
Thereafter..................................................   176,333
                                                              --------
                                                              $232,328
Less unamortized discount and facility fee..................   (10,516)
                                                              --------
          Total.............................................  $221,812
                                                              ========

NOTE 8. OTHER LONG-TERM LIABILITIES

     Other long-term liabilities at August 31, 1999 consist primarily of deferred Chilean customs duties of $8.5 million. Under Chilean law, the payment of customs duties levied on property and equipment can be deferred over a period of up to seven years. The balance at August 31, 1999 represents amounts owing including accrued interest.

                       LEAP WIRELESS INTERNATIONAL, INC.

NOTE 9. INCOME TAXES

     The components of the Company's deferred tax assets (liabilities) are summarized as follows (in thousands):

                                                                  AUGUST 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
U.S. deferred tax assets:
  Net operating loss carryovers.............................  $ 32,498   $  8,754
  Equity losses in unconsolidated company...................    16,320      6,417
  Deferred charges..........................................     3,502         --
  Reserves and allowances...................................     3,402      2,984
                                                              --------   --------
                                                                55,722     18,155
Foreign deferred tax assets:
  Net operating loss carryovers.............................     8,000         --
  Reserves and allowances...................................     1,259         --
                                                              --------   --------
                                                                 9,259         --
                                                              --------   --------
Gross deferred tax assets...................................    64,981     18,155
Foreign deferred tax liabilities:
  Intangible assets.........................................    (9,136)        --
                                                              --------   --------
  Net deferred tax asset....................................    55,845     18,155
  Valuation allowance.......................................   (55,845)   (18,155)
                                                              --------   --------
                                                              $     --   $     --
                                                              ========   ========

     Management has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets.

     The net operating losses generated prior to the Distribution were retained by Qualcomm. At August 31, 1999 the Company had a federal net operating loss carryover of approximately $86.0 million which will expire in 2019. In addition, the Company had foreign net operating losses of approximately $52.5 million which do not expire. Should a substantial change in the Company's ownership occur as defined under Internal Revenue Code section 382, there will be an annual limitation on its utilization of net operating loss carryforwards.

     A reconciliation of the income tax provision (benefit) to the amount computed by applying the statutory federal income tax rate to income before income tax provision is summarized as follows (in thousands):

                                                          YEAR ENDED AUGUST 31,
                                                      -----------------------------
                                                        1999       1998      1997
                                                      --------   --------   -------
Amounts computed at statutory federal rate..........  $(57,615)  $(16,357)  $(1,804)
  Non-deductible losses of investees................    16,649      2,150        --
  State income tax, net of federal benefit..........    (5,740)    (1,428)     (229)
  Other.............................................       385       (487)       --
  Increase in valuation allowance...................    46,321     16,122     2,033
                                                      --------   --------   -------
                                                      $     --   $     --   $    --
                                                      ========   ========   =======

                       LEAP WIRELESS INTERNATIONAL, INC.

NOTE 10. STOCKHOLDERS' EQUITY

     STOCKHOLDER RIGHTS PLAN

     In September 1998, the Company's Board of Directors adopted a Stockholder Rights Plan (the "Rights Plan"). Pursuant to the Rights Plan, the Board of Directors declared a dividend, payable on September 16, 1998, of one preferred purchase right (a "Right") for each share of common stock, $.0001 par value, of the Company outstanding at the close of business on September 11, 1998. Similar Rights will generally be issued in respect to common stock subsequently issued. Each Right entitles the registered holder to purchase from the Company a one one-thousandth share of Series A Junior Participating Preferred Stock, $.0001 par value per share, at a purchase price of $90 (subject to adjustment). The Rights are exercisable only if a person or group (an "Acquiring Person"), other than Qualcomm with respect to its exercise of the warrant granted to it in connection with the Distribution, acquires beneficial ownership of 15% or more of the Company's outstanding shares of common stock. Upon exercise, holders other than an Acquiring Person, will have the right (subject to termination) to receive the Company's common stock or other securities having a market value (as defined) equal to twice the purchase price of the Right. The Rights, which expire on September 10, 2008, are redeemable in whole, but not in part, at the Company's option at any time for a price of $.01 per Right.

     In conjunction with the distribution of the Rights, the Company's Board of Directors designated 75,000 shares of Preferred Stock as Series A Junior Participating Preferred Stock and reserved such shares for issuance upon exercise of the Rights. At August 31, 1999, no shares of Preferred Stock were outstanding.

     WARRANT

     In connection with the Distribution, the Company issued Qualcomm a warrant to purchase 5,500,000 shares of the Company's common stock. In March 1999, Qualcomm agreed to reduce the number of shares to 4,500,000 for consideration of $5.4 million, which is the estimated fair value of the warrant repurchase as determined by an option pricing model. This warrant is currently exercisable and remains exercisable until September 2008.

     TRUST CONVERTIBLE PREFERRED SECURITIES

     Under the conversion agreement between the Company and Qualcomm, Leap has agreed to issue up to 2,271,060 shares of its common stock upon the conversion of the Trust Convertible Preferred Securities of a wholly owned statutory business trust of Qualcomm. After conversion of the Trust Convertible Preferred Securities, Qualcomm will have some of its debt reduced, but Leap will receive no benefit or other consideration. At August 31, 1999, 487 shares of the Company's common stock had been issued upon conversion.

NOTE 11. BENEFIT PLANS

     EMPLOYEE SAVINGS AND RETIREMENT PLAN.

     In September 1998, the Company adopted a 401(k) plan that allows eligible employees to contribute up to 15% of their salary, subject to annual limits. The Company matches a portion of the employee contributions and may, at its discretion, make additional contributions based upon earnings. The Company's contribution expense for fiscal 1999 was $133,000.

                       LEAP WIRELESS INTERNATIONAL, INC.

     STOCK OPTION PLANS

     In September 1998, the Company adopted the 1998 Stock Option Plan (the "1998 Plan") that allows the Board of Directors to grant options to selected employees, directors and consultants to the Company to purchase shares of the Company's common stock. A total of 8,000,000 shares of common stock were reserved for issuance under the 1998 Plan. The 1998 Plan provides for the grant of both incentive and non-qualified stock options. Incentive stock options are exercisable at a price not less than 100% of the fair market value of the common stock on the date of grant. Non-qualified stock options are exercisable at a price not less than 85% of the fair market value of the common stock on the date of grant. Generally, options vest over a five-year period and are exercisable for up to ten years from the grant date. The Company also adopted the 1998 Non-Employee Directors Stock Option Plan (the "1998 Non-Employee Directors Plan"), under which options to purchase common stock are granted to non-employee directors on an annual basis. A total of 500,000 shares of common stock were reserved for issuance under the 1998 Non-Employee Directors Plan. The options are exercisable at a price equal to the fair market value of the common stock on the date of grant, vest over a five-year period and are exercisable for up to ten years from the grant date.

     A summary of stock option transactions for the 1998 Plan and the 1998 Non-Employee Directors Plan follows (number of shares in thousands):

                                                                 OPTIONS OUTSTANDING
                                                              --------------------------
                                                   OPTIONS                   WEIGHTED
                                                  AVAILABLE   NUMBER OF      AVERAGE
                                                  FOR GRANT    SHARES     EXERCISE PRICE
                                                  ---------   ---------   --------------
Options authorized..............................    8,500
Options granted at Distribution.................   (5,542)      5,542         $ 3.73
Options granted after Distribution..............   (1,768)      1,768          10.52
Options cancelled...............................      513        (720)          4.03
Options exercised...............................       --        (650)          3.11
                                                   ------       -----
August 31, 1999.................................    1,703       5,940         $ 5.78
                                                   ======       =====

     The following table summarizes information about stock options outstanding under the 1998 Plan and the 1998 Non-Employee Directors Plan at August 31, 1999 (number of shares in thousands):

                         OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                  ----------------------------------   --------------------
                               WEIGHTED
                                AVERAGE
                               REMAINING    WEIGHTED               WEIGHTED
                              CONTRACTUAL   AVERAGE                AVERAGE
    RANGE OF       NUMBER        LIFE       EXERCISE    NUMBER     EXERCISE
EXERCISE PRICES   OF SHARES   (IN YEARS)     PRICE     OF SHARES    PRICE
---------------   ---------   -----------   --------   ---------   --------
$ 0.78 to $ 3.63    2,707        6.30        $ 2.75      1,240      $2.46
$ 3.67 to $ 5.04    1,799        7.87          4.45        573       4.31
$ 5.06 to $10.38      650        8.38          5.93        112       5.54
$15.63 to $22.00      784        9.83         19.14         --         --
                    -----                                -----
                    5,940        7.47        $ 5.78      1,925      $3.19
                    =====                                =====

     In June 1999, Cricket Communications adopted its own 1999 Stock Option Plan (the "1999 Cricket Plan") that allows the Cricket Communications Holdings Board of Directors to grant options to selected

                       LEAP WIRELESS INTERNATIONAL, INC.

employees, directors and consultants to purchase shares of Cricket Communications Holdings common stock. A total of 7,600,000 shares of Cricket Communications Holdings common stock were reserved for issuance under the 1999 Cricket Plan. The 1999 Cricket Plan provides for the grant of both incentive and non-qualified stock options. Incentive stock options are exercisable at a price not less than 100% of the fair market value of the Cricket Communications Holdings common stock on the date of grant. Non-qualified stock options are exercisable at a price not less than 85% of the fair market value of the Cricket Communications Holdings common stock on the date of grant. Generally, options vest over a five-year period and are exercisable for up to ten years from the grant date. In June 1999, a total of 1,205,000 options to purchase Cricket Communications Holdings common stock were granted to two directors of the Company, exercisable at $1.00 per share with accelerated vesting provisions. In July 1999, all of these options vested and were fully exercised. In addition, 795,000 other options granted in June 1999 were exercised in July 1999. Cricket Communications Holdings received promissory notes totaling $0.9 million and cash of $1.1 million in consideration for the issuance of the shares. Immediately thereafter, the Company owned 96.2% of the outstanding common stock of Cricket Communications Holdings. As Cricket Communications Holdings is in the development stage, the effect of the issuance of the shares of $0.6 million has been recorded to additional paid-in capital. These transactions in fiscal 1999 have been reflected in minority interest.

     A summary of stock option transactions for the 1999 Cricket Plan follows (number of shares in thousands):

                                                                 OPTIONS OUTSTANDING
                                                              --------------------------
                                                   OPTIONS                   WEIGHTED
                                                  AVAILABLE   NUMBER OF      AVERAGE
                                                  FOR GRANT    SHARES     EXERCISE PRICE
                                                  ---------   ---------   --------------
Options authorized..............................    7,600
Options granted.................................   (3,335)      3,335         $1.16
Options cancelled...............................        2          (2)         1.00
Options exercised...............................       --      (2,000)         1.00
                                                   ------      ------
August 31, 1999.................................    4,267       1,333         $1.41
                                                   ======      ======

     The following table summarizes information about stock options outstanding under the 1999 Cricket Plan at August 31, 1999 (number of shares in thousands):

                         OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                  ----------------------------------   --------------------
                               WEIGHTED
                                AVERAGE
                               REMAINING    WEIGHTED               WEIGHTED
                              CONTRACTUAL   AVERAGE                AVERAGE
                   NUMBER        LIFE       EXERCISE    NUMBER     EXERCISE
EXERCISE PRICES   OF SHARES   (IN YEARS)     PRICE     OF SHARES    PRICE
---------------   ---------   -----------   --------   ---------   --------
     $1.00            851        9.81        $1.00        123       $1.00
     $2.00            458        9.87         2.00         --          --
     $4.00             24        9.93         4.00         --          --
                    -----                                 ---
                    1,333        9.83        $1.40        123       $1.00
                    =====                                 ===

                       LEAP WIRELESS INTERNATIONAL, INC.

     EMPLOYEE STOCK PURCHASE PLAN

     In September 1998, the Company adopted the 1998 Employee Stock Purchase Plan (the "1998 ESP Plan") for all eligible employees to purchase shares of common stock at 85% of the lower of the fair market value of such stock on the first or the last day of each offering period. A total of 200,000 shares of common stock were reserved for issuance under the 1998 ESP Plan. Employees may authorize the Company to withhold up to 15% of their compensation during any offering period, subject to certain limitations. During fiscal 1999, a total of 63,779 shares were issued under the 1998 ESP Plan at $3.83 per share. At August 31, 1999, 136,221 shares were reserved for future issuance.

     EXECUTIVE RETIREMENT PLAN

     In September 1998, the Company adopted a voluntary retirement plan that allows eligible executives to defer up to 100% of their income on a pre tax basis. On a quarterly basis, participants receive up to a 10% match of their income in the form of the Company's common stock based on the then current market price, to be issued to the participant upon eligible retirement. The income deferred and the Company match are unsecured and subject to the claims of general creditors of the Company. The plan authorizes up to 100,000 shares of common stock to be allocated to participants. During fiscal 1999, 8,718 shares were allocated under the plan and the Company's matching contribution amounted to $86,216. At August 31, 1999, 91,282 shares were reserved for future allocation.

     ACCOUNTING FOR STOCK-BASED COMPENSATION

     Pro forma information regarding net income (loss) and net earnings (loss) per common share is required by SFAS No. 123, "Accounting for Stock-Based Compensation". This information is required to be determined as if the Company had accounted for its stock-based awards to employees and non-employee directors (including shares issued under stock options and the 1998 ESP Plan, collectively called "options") granted subsequent to September 30, 1995 under the fair value method of SFAS No. 123. The fair value of options granted in fiscal 1999 reported below has been estimated at the date of grant using the Black-Scholes option-pricing model using the following weighted average assumptions:

                                                       1998               1999          1998
                                                 STOCK OPTION PLAN    CRICKET PLAN    ESP PLAN
                                                 -----------------    ------------    --------
Risk-free interest rate........................         5.0%              5.0%           4.5%
Volatility.....................................        50.0%              0.0%          55.0%
Dividend yield.................................         0.0%              0.0%           0.0%
Expected life (years)..........................         6.0               6.0            0.5

     The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's options have characteristics significantly different than those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of its options. The weighted average estimated grant date fair values of stock options granted in fiscal 1999 under the 1998 Plan, the 1999 Cricket Plan and the 1998 ESP Plan were $2.37, $0.12 and $2.37 per share, respectively.

                       LEAP WIRELESS INTERNATIONAL, INC.

     For purposes of pro forma disclosures, the estimated fair value of the options is assumed to be amortized to expense over the options' vesting period. The Company's pro forma information for the year ended August 31, 1999 is as follows (in thousands, except per share data):

                                                          AS REPORTED    PRO FORMA
                                                          -----------    ---------
Net loss................................................   $(164,613)    $(171,415)
Basic and diluted net loss per common share.............   $   (9.19)    $   (9.57)

     The Company did not recognize a tax benefit relating to pro forma compensation expense under SFAS No. 123 for fiscal 1999 as such benefit did not meet the "more likely than not" criteria for recognition of deferred tax assets.

NOTE 12. COMMITMENTS AND CONTINGENCIES

     In May 1999, Pegaso entered into a $100 million loan agreement. The Company guaranteed 33% of Pegaso's obligations under this loan agreement in the event of Pegaso's default.

     The Company has entered into non-cancelable operating lease agreements to lease its facilities, certain equipment and rental of sites for towers and antennas required for the operation of its mobile PCS telephone system in Chile. Future minimum rental payments required for all non-cancelable operating leases at August 31, 1999 are as follows (in thousands):

                   YEAR ENDED AUGUST 31:
                   ---------------------
2000........................................................  $ 2,060
2001........................................................    2,050
2002........................................................    2,049
2003........................................................    2,056
2004........................................................    1,860
Thereafter..................................................    5,840
                                                              -------
          Total.............................................  $15,915
                                                              =======

     Rent expense totaled $1.2 million in fiscal 1999. No rent expense was incurred by the Company prior to the Distribution.

     Various claims arising in the course of business, seeking monetary damages and other relief, are pending. The amount of the liability, if any, from such claims cannot be determined with certainty; however, in the opinion of management, the ultimate liability for such claims will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

NOTE 13. SEGMENT DATA

     The Company's current reportable segments are countries in which it manages, supports, operates and otherwise participates in wireless communications business ventures. These reportable segments are evaluated separately because each geographic region presents different marketing strategies and operational issues, as well as distinct economic climates and regulatory constraints. The Company's reportable segments are comprised of Cricket Communications Holdings and Chase Telecommunications Holdings in the United States, and Leap's operating companies in Mexico and Chile.

     The accounting policies of the various segments are the same as those described in Note 2, "Summary of Significant Accounting Policies". The key operating performance criteria used by Leap

                       LEAP WIRELESS INTERNATIONAL, INC.

includes revenue growth, operating income (loss), depreciation and amortization, capital expenditures, and purchases of wireless licenses. Segment assets exclude corporate assets. Corporate expenses are comprised primarily of general and administrative expenses, which are separately managed. The segment results of Chile and Mexico do not include any corporate allocations of general and administrative expenses from Leap.

     Summary information by segment is as follows (in thousands):

                                                        AS OF AND FOR THE YEAR ENDED AUGUST 31,
                                                        ---------------------------------------
                                                           1999           1998          1997
                                                        -----------    ----------    ----------
UNITED STATES
Revenues..............................................   $   3,337      $     22      $     --
Operating loss........................................     (22,414)      (20,017)       (4,959)
Depreciation and amortization.........................      (2,033)         (120)         (120)
Capital expenditures..................................      (6,177)      (12,852)       (9,971)
Purchase of wireless licenses.........................     (18,920)           --            --
Total assets..........................................     109,437        88,991
CHILE
Revenues..............................................       7,444            --            --
Operating loss........................................     (27,479)       (4,380)         (274)
Depreciation and amortization.........................      (9,409)          (60)           --
Capital expenditures..................................     (26,666)      (85,036)      (15,058)
Purchase of wireless licenses.........................          --            --            --
Total assets..........................................     186,645       124,614
MEXICO
Revenues..............................................       1,203            --            --
Operating loss........................................     (68,847)       (5,350)           --
Depreciation and amortization.........................      (2,320)           --            --
Capital expenditures..................................      (8,315)         (822)           --
Purchase of wireless licenses.........................    (175,864)      (57,666)           --
Total assets..........................................     551,098        71,760

                       LEAP WIRELESS INTERNATIONAL, INC.

     A reconciliation of the Company's segment revenues, operating expenses, depreciation and amortization and total assets to the corresponding consolidated amounts is as follows (in thousands):

                                                        AS OF AND FOR THE YEAR ENDED AUGUST 31,
                                                        ---------------------------------------
                                                           1999           1998          1997
                                                        -----------    -----------    ---------
Segment revenues......................................   $  11,984      $      22      $    --
Revenues of unconsolidated wireless operating
  companies...........................................      (8,190)           (22)          --
Other unallocable revenues............................         113             --           --
                                                         ---------      ---------      -------
  Consolidated revenues...............................   $   3,907      $      --      $    --
                                                         =========      =========      =======
Segment operating losses..............................   $(118,740)     $ (29,747)     $(5,233)
Operating losses of unconsolidated wireless operating
  companies...........................................     101,528         15,151        5,233
Corporate and eliminations............................     (17,260)        (9,292)      (1,361)
                                                         ---------      ---------      -------
  Consolidated operating loss.........................   $ (34,472)     $ (23,888)     $(1,361)
                                                         =========      =========      =======
Segment depreciation and amortization.................   $ (13,762)     $    (180)     $  (120)
Depreciation and amortization of unconsolidated
  wireless operating companies........................       8,501            180          120
Corporate depreciation and amortization...............        (563)            --           --
                                                         ---------      ---------      -------
  Consolidated depreciation and amortization..........   $  (5,824)     $      --      $    --
                                                         =========      =========      =======
Segment total assets..................................   $ 847,180      $ 285,365
Total assets of unconsolidated wireless operating
  companies...........................................    (639,738)      (285,365)
Investments in and loans to unconsolidated wireless
  operating companies.................................      94,429        150,914
Corporate assets......................................      33,460          6,838
                                                         ---------      ---------
  Consolidated total assets...........................   $ 335,331      $ 157,752
                                                         =========      =========

     Revenues and long-lived assets related to operations in the United States and other foreign countries are as follows (in thousands):

                                                        AS OF AND FOR THE YEAR ENDED AUGUST 31,
                                                        ---------------------------------------
                                                           1999           1998          1997
                                                        ----------     ----------     ---------
REVENUES:
United States.........................................   $     --       $     --       $    --
Other foreign countries...............................      3,907             --            --
                                                         --------       --------       -------
  Total consolidated revenues.........................   $  3,907       $     --       $    --
                                                         ========       ========       =======
LONG-LIVED ASSETS:
United States.........................................   $ 23,599       $     --       $    --
Other foreign countries...............................    264,369        104,557        42,267
                                                         --------       --------       -------
  Total consolidated long-lived assets................   $287,968       $104,557       $42,267
                                                         ========       ========       =======

NOTE 14. SUBSEQUENT EVENTS

     INFRASTRUCTURE AGREEMENTS

     In September 1999, a subsidiary of Leap entered into separate infrastructure equipment purchase agreements with two major telecommunications suppliers. Under the agreements, each supplier will sell $330 million in infrastructure equipment to the subsidiary. In connection with the sales of infrastructure equipment, the suppliers will provide vendor financing that will be used for equipment, services and operations needed to deploy the subsidiary's wireless networks in various markets across the United States.

                       LEAP WIRELESS INTERNATIONAL, INC.

If the Chase Telecommunications acquisition fails to close by September 20, 2000, the Company has an obligation to repay up to $60 million of debt plus accrued interest borrowed to finance equipment which is resold to Chase Telecommunications. One of the purchase agreements is subject to the approval of the applicable supplier's board of directors.

NOTE 15. SUBSEQUENT EVENTS (UNAUDITED)

PENDING WIRELESS LICENSE ACQUISITIONS

     On December 17, 1999, the Company agreed to increase the purchase price of the Airgate Wireless licenses by $5.5 million. On January 18, 2000, the Company completed the acquisition.

     On September 10, 1999, the Company agreed to purchase a wireless license covering the Dayton, Ohio market from PCS Devco, Inc. ("PCS Devco") for a purchase price of approximately $2.4 million in cash and the assumption of approximately $1.1 million in debt obligations to the FCC. In addition, the Company will transfer to PCS Devco one of the 36 wireless licenses it acquired in the federal government's April 1999 reauction of PCS spectrum. During the escrow period Leap is required to make PCS Devco's payments under the FCC debt, with any payments made by Leap reducing the remaining cash payment to PCS Devco at closing.

     On January 7, 2000, the Company agreed to acquire two wireless licenses covering the Pittsburgh, Pennsylvania and Denver, Colorado markets from Radiofone PCS, L.L.C. ("Radiofone"). The purchase price for the Pittsburgh license is $18.4 million in cash and the purchase price for the Denver license is 232,754 shares of the Company's common stock and $3.4 million in cash less the amount of debt owed by Radiofone to the FCC related to the license which will be assumed by the Company at the closing. As of November 30, 1999, the outstanding principal amount of the FCC debt was approximately $1.5 million. The amounts owed to the FCC must be repaid in quarterly installments of principal and interest through April 2007.

     On February 9, 2000, the Company agreed to purchase all of the outstanding stock of three subsidiaries of Zuma PCS, LLC, which own three wireless licenses covering markets in Albany, Columbus and Macon, Georgia. The purchase price consists of 170,374 shares of the Company's common stock.

     Each of these agreements is subject to customary closing conditions, including FCC approval, but no assurance can be given that they will be closed on schedule or at all.

CHASE TELECOMMUNICATIONS HOLDINGS

     On November 15, 1999, the Company increased to $50.0 million the maximum amount of working capital loans that may be drawn by Chase Telecommunications Holdings.

LITIGATION

     On December 2, 1999, Metrosvyaz filed suit against the Company and certain of its officers in the U.S. District Court for the Central District of California. The Metrosvyaz suit alleges claims for libel, trade libel, intentional and negligent interference with prospective advantage and breach of fiduciary duty. The suit seeks compensatory damages in excess of $100 million as well as punitive damages and injunctive relief. The Company believes the Metrosvyaz claims are without merit and will vigorously defend against them. The Company cannot, however, be certain of the outcome of this litigation. If Metrosvyaz prevails in its claims it could have a material adverse effect on the Company's business and financial condition.

                       LEAP WIRELESS INTERNATIONAL, INC.

EXECUTIVE OFFICER DEFERRED STOCK PLAN

     In December 1999, the Company established an Executive Officer Deferred Stock Plan that provides for mandatory deferral of 25% and voluntary deferral of up to 75% of executive officer bonuses. Bonus deferrals are converted into share units credited to the participant's account, with the number of share units calculated by dividing the deferred bonus amount by the fair market value of the Company's common stock on the bonus payday. Share units represent the right to receive shares of the Company's common stock in accordance with the plan. The Company will also credit to a matching account that number of share units equal to 20% of the share units credited to the participant's accounts. Matching share units vest ratably over 3 years on each anniversary date of the applicable bonus payday. The Company has reserved 25,000 shares of its common stock for issuance under the plan.

                                   *  *  *  *

                       LEAP WIRELESS INTERNATIONAL, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              NOVEMBER 30,    AUGUST 31,
                                                                  1999           1999
                                                              ------------    ----------
                                                              (UNAUDITED)
ASSETS
Cash and cash equivalents...................................   $  40,249      $  26,215
Accounts receivable, net....................................       3,980          2,726
Inventories.................................................       4,329          5,410
Recoverable taxes...........................................       6,592          3,907
Other current assets........................................       5,500          1,926
                                                               ---------      ---------
     Total current assets...................................      60,650         40,184
Property and equipment, net.................................     112,841        116,947
Investments in and loans receivable from unconsolidated
  wireless operating companies..............................      77,398         94,429
Intangible assets, net......................................      71,475         73,944
Deposits and other assets...................................      10,977          9,827
                                                               ---------      ---------
     Total assets...........................................   $ 333,341      $ 335,331
                                                               =========      =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued liabilities....................   $  20,139      $  16,372
Loans payable to banks......................................      17,566         17,225
                                                               ---------      ---------
     Total current liabilities..............................      37,705         33,597
Long-term debt..............................................     260,818        221,812
Other long-term liabilities.................................       9,272          8,504
                                                               ---------      ---------
     Total liabilities......................................     307,795        263,913
                                                               ---------      ---------
Commitments and contingencies (Notes 2, 6 and 8)
Minority interest in consolidated subsidiary................         373            518
                                                               ---------      ---------
Stockholders' equity:
  Preferred stock -- authorized 10,000,000 shares $.0001 par
     value, no shares issued and outstanding................          --             --
  Common stock -- authorized 75,000,000 shares; $.0001 par
     value, 18,954,636 shares issued and outstanding........           2              2
  Additional paid-in capital................................     292,651        291,189
  Accumulated deficit.......................................    (263,157)      (216,896)
  Accumulated other comprehensive loss......................      (4,323)        (3,395)
                                                               ---------      ---------
     Total stockholders' equity.............................      25,173         70,900
                                                               ---------      ---------
     Total liabilities and stockholders' equity.............   $ 333,341      $ 335,331
                                                               =========      =========

See accompanying notes to condensed consolidated financial statements.

                       LEAP WIRELESS INTERNATIONAL, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       AND COMPREHENSIVE LOSS (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                THREE MONTHS ENDED
                                                                   NOVEMBER 30,
                                                              ----------------------
                                                                1999         1998
                                                              --------    ----------
                                                                          (RESTATED)
Operating revenues..........................................  $  5,484     $     --
                                                              --------     --------
Operating expenses:
  Cost of operating revenues................................    (7,384)          --
  Selling, general and administrative expenses..............   (13,538)      (4,240)
  Depreciation and amortization.............................    (5,175)        (124)
                                                              --------     --------
       Total operating expenses.............................   (26,097)      (4,364)
                                                              --------     --------
     Operating loss.........................................   (20,613)      (4,364)
Equity in net loss of unconsolidated wireless operating
  companies.................................................   (16,193)     (16,029)
Interest income.............................................       397          462
Interest expense and amortization of discount and facility
  fee.......................................................    (7,174)      (1,051)
Foreign currency transaction losses.........................    (2,794)          --
Other income (expense), net.................................       116           --
                                                              --------     --------
     Net loss...............................................   (46,261)     (20,982)
Other comprehensive income (loss):
  Foreign currency translation losses.......................      (928)        (587)
                                                              --------     --------
     Comprehensive loss.....................................  $(47,189)    $(21,569)
                                                              ========     ========
Basic and diluted net loss per common share.................  $  (2.45)    $  (1.19)
                                                              ========     ========
Shares used to calculate basic and diluted net loss per
  common share..............................................    18,857       17,663
                                                              ========     ========

See accompanying notes to condensed consolidated financial statements.

                       LEAP WIRELESS INTERNATIONAL, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                THREE MONTHS ENDED
                                                                   NOVEMBER 30,
                                                              ----------------------
                                                                1999         1998
                                                              --------    ----------
                                                                          (RESTATED)
Operating activities:
  Net cash used in operating activities.....................  $(17,934)   $ (10,054)
                                                              --------    ---------
Investing activities:
  Purchase of property and equipment........................    (5,040)      (2,876)
  Investments in and loans to unconsolidated wireless
     operating companies....................................    (5,500)     (86,791)
  Proceeds from liquidation of discontinued foreign
     venture................................................     7,006           --
  Loan receivable to related party..........................        --      (17,500)
  Repayment of loan receivable from related party...........        --        7,500
  Acquisition of wireless licenses..........................        --         (689)
                                                              --------    ---------
Net cash used in investing activities.......................    (3,534)    (100,356)
                                                              --------    ---------
Financing activities:
  Proceeds from loans payable to banks......................        --        6,720
  Borrowings under credit agreement.........................    30,905       23,315
  Repayment of borrowings under credit agreement............        --       (7,500)
  Issuance of common stock..................................     1,439          103
  Deferred customs duties and other.........................       812           --
  Former parent company's investment........................        --       95,268
                                                              --------    ---------
Net cash provided by financing activities...................    33,156      117,906
                                                              --------    ---------
Effect of exchange rate changes on cash and cash
  equivalents...............................................     2,346           --
                                                              --------    ---------
Net increase in cash and cash equivalents...................    14,034        7,496
Cash and cash equivalents at beginning of period............    26,215           --
                                                              --------    ---------
Cash and cash equivalents at end of period..................  $ 40,249    $   7,496
                                                              ========    =========
Supplemental disclosure of non-cash investing and financing
  activities:
  Loans to unconsolidated wireless operating company
     converted to equity investment.........................  $     --    $  28,196
  Long-term financing to purchase property and equipment....  $  4,739    $      --
  Facility fee due on long-term debt........................  $     --    $   5,300

See accompanying notes to condensed consolidated financial statements.

                       LEAP WIRELESS INTERNATIONAL, INC.

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1. BACKGROUND AND BASIS OF PRESENTATION

THE COMPANY AND NATURE OF BUSINESS

     Leap Wireless International, Inc., a Delaware corporation, and its wholly owned and majority-owned subsidiaries (the "Company" or "Leap") is a wireless communications carrier that deploys, owns and operates networks in domestic and international markets. Through its operating companies, Leap has launched all-digital wireless networks in the United States, Chile and Mexico. The Company was incorporated on June 24, 1998 as a wholly owned subsidiary of Qualcomm Incorporated ("Qualcomm"). On September 23, 1998, Qualcomm distributed all of the outstanding shares of common stock of the Company to Qualcomm's stockholders as a taxable dividend (the "Distribution"). In connection with the Distribution, one share of Company common stock was issued for every four shares of Qualcomm common stock outstanding on September 11, 1998. Following the Distribution, the Company and Qualcomm operate as independent companies. The condensed consolidated financial statements reflect the Company as if it were a separate entity for all periods presented.

INTERIM FINANCIAL STATEMENTS

     The accompanying interim condensed consolidated financial statements have been prepared by the Company without audit, in accordance with the instructions to Form 10-Q and, therefore, do not include all information and footnotes necessary for a fair presentation of its financial position, results of operations, cash flows and stockholders' equity in accordance with generally accepted accounting principles. In the opinion of management, the unaudited financial information for the interim periods presented reflects all adjustments (which include only normal, recurring adjustments) necessary for a fair presentation. These condensed consolidated financial statements and notes thereto should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report to Shareholders for the Fiscal Year Ended August 31, 1999 incorporated by reference in the Company's 1999 Annual Report on Form 10-K. Operating results for interim periods are not necessarily indicative of operating results for an entire fiscal year.

     The condensed consolidated financial statements are prepared using generally accepted accounting principles. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates. Certain prior period amounts have been reclassified to conform to the current period presentation.

RESTATEMENT

     The Company adopted the equity method of accounting for its investment in Chase Telecommunications Holdings, Inc. ("Chase Telecommunications Holdings") in the third quarter of fiscal 1999. Prior to that time, the Company accounted for its investment in Chase Telecommunications Holdings under the cost method. Accordingly, all prior periods presented in these condensed consolidated financial statements have been adjusted retroactively in accordance with generally accepted accounting principles.

BASIC AND DILUTED NET LOSS PER COMMON SHARE

     Basic and diluted net loss per common share for the three months ended November 30, 1999 and 1998 was calculated by dividing the net loss for each of the periods by the weighted average number of common shares outstanding for each of the periods of 18,856,656 and 17,662,760, respectively. The weighted average number of common shares outstanding assumes that the 17,647,685 shares issued at

                       LEAP WIRELESS INTERNATIONAL, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                            (UNAUDITED) (CONTINUED)

Distribution were outstanding for the periods prior to Distribution. Stock options for 5,705,485 common shares, the conversion of Qualcomm's Trust Convertible Preferred Securities which are convertible into 1,959,053 shares of the Company's common stock, and the exercise of a warrant issued to Qualcomm for 4,500,000 shares of the Company's common stock have not been considered in calculating basic and diluted net loss per common share because their effect would be anti-dilutive. As a result, the Company's basic and diluted net loss per common share are the same.

FUTURE ACCOUNTING REQUIREMENTS

     In June 1998, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which the Company will be required to adopt for fiscal year 2001. This statement establishes a new model for accounting for derivatives and hedging activities. Under SFAS No. 133, all derivatives must be recognized as assets and liabilities and measured at fair value. The Company does not expect that the adoption of SFAS No. 133 will have a material impact on its consolidated financial position or results of operations.

NOTE 2. PENDING WIRELESS LICENSE ACQUISITIONS

     In September 1998, the Company entered into an agreement, as amended in December 1999, to purchase three wireless licenses covering markets in North Carolina from AirGate Wireless, L.L.C. ("AirGate") for $25.0 million. The purchase price consists of the Company assuming $11.7 million of 6.25% per annum notes due April 2007 to the Federal Communications Commission ("FCC") related to the licenses and the remainder payable in cash. The remaining cash payment is increased for any principal payments made by AirGate on the notes during the period prior to the closing of the transaction.

     In September 1999, the Company agreed to purchase a wireless license covering the Dayton, Ohio market from PCS Devco, Inc. ("PCS Devco") for $3.5 million. The purchase price consists of the Company assuming a $1.1 million, 6.25% per annum note due June 2007 to the FCC related to the license and the remainder payable in cash. The Company is required to make PCS Devco's payments on the FCC note during the period prior to the closing of the transaction, reducing the remaining cash payment to PCS Devco. In addition, the Company will transfer to PCS Devco one of the 36 wireless licenses it acquired in the federal government's April 1999 reauction of PCS spectrum.

     Each of these agreements is subject to FCC approval and other conditions to closing, and no assurance can be given that they will be closed on schedule or at all. See Note 8.

NOTE 3. INVESTMENTS AND LOANS TO UNCONSOLIDATED WIRELESS OPERATING COMPANIES

     The Company has equity interests in companies that directly or indirectly hold telecommunications licenses. Its participation in each company differs and the Company does not have majority interests in such companies. The Company accounts for these equity interests under the equity method. The Company accounts for its investments in foreign operating companies using a two-month lag. The Company's ability to withdraw funds, including dividends, from its participation in such investments is dependent in many cases on receiving the consent of lenders and the other participants, over which the Company has no control.

     Commencing with the fourth quarter of fiscal 1999, the Company began accounting for Smartcom S.A. ("Smartcom") as a consolidated entity. Prior to the fourth quarter of fiscal 1999,

                       LEAP WIRELESS INTERNATIONAL, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                            (UNAUDITED) (CONTINUED)

Smartcom was accounted for under the equity method. The Company recorded equity losses from Smartcom of $3.4 million during the three months ended November 30, 1998.

     Condensed combined financial information for the Leap operating companies accounted for under the equity method is summarized as follows (in thousands):

                                                              NOVEMBER 30,   AUGUST 31,
                                                                  1999          1999
                                                              ------------   ----------
                                                              (UNAUDITED)
Current assets..............................................   $  33,109     $ 140,899
Non-current assets..........................................     561,395       576,765
Current liabilities.........................................     (89,899)     (112,539)
Non-current liabilities.....................................    (331,549)     (347,590)
                                                               ---------     ---------
     Total stockholders' capital............................     173,056       257,535
Other stockholders' share of capital........................      95,658       146,059
                                                               ---------     ---------
Company's share of capital..................................      77,398       111,476
Lag period loans and advances...............................          --        10,195
Write-down in investments...................................          --       (27,242)
                                                               ---------     ---------
  Investments in and loans receivable from unconsolidated
     wireless operating companies...........................   $  77,398     $  94,429
                                                               =========     =========

                                                                  THREE MONTHS ENDED
                                                                     NOVEMBER 30,
                                                              ---------------------------
                                                                 1999            1998
                                                              -----------    ------------
                                                              (UNAUDITED)    (UNAUDITED &
                                                                              RESTATED)
Operating revenues..........................................   $  3,501        $    807
                                                               --------        --------
Operating losses............................................    (50,319)        (13,142)
Other income (expense), net.................................     (8,887)         (5,434)
Foreign currency transaction gains..........................      5,926             426
                                                               --------        --------
  Net loss..................................................    (53,280)        (18,150)
Other stockholders' share of net loss.......................    (35,761)         (1,677)
                                                               --------        --------
Company's share of net loss.................................    (17,519)        (16,473)
Amortization of excess cost of investment...................         --            (244)
Elimination of intercompany transactions....................      1,326             688
                                                               --------        --------
  Equity in net loss of unconsolidated wireless operating
     companies..............................................   $(16,193)       $(16,029)
                                                               ========        ========

CHASE TELECOMMUNICATIONS HOLDINGS

     In December 1996, the Company purchased $4.0 million of Class B Common Stock of Chase Telecommunications Holdings, representing 7.2% of the outstanding capital stock. The Company has also provided a $50.0 million working capital facility to Chase Telecommunications Holdings. At November 30, 1999, borrowings under the facility totaled $43.4 million, including $4.5 million of accrued and capitalized interest. However, because the facility is the only source of working capital for Chase Telecommunications Holdings, the carrying value of the Company's investment and the loans under the facility have been reduced to zero as the Company has recognized 100% of the net losses of Chase

                       LEAP WIRELESS INTERNATIONAL, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                            (UNAUDITED) (CONTINUED)

Telecommunications Holdings to the extent of its investment and loans. The Company recorded equity losses from Chase Telecommunications Holdings of $5.5 million and $8.6 million during the three months ended November 30, 1999 and 1998, respectively.

     In December 1998, the Company agreed to acquire substantially all the assets of Chase Telecommunications Holdings, including wireless licenses, subject to FCC approval and other conditions. The purchase price includes approximately $6.3 million in cash, the assumption of principal amounts of liabilities that totaled approximately $109.8 million at November 30, 1999, a warrant to purchase 1% of the common stock of the Company's subsidiary Cricket Communications Holdings, Inc. ("Cricket Communications Holdings") at an exercise price of $1.0 million, the Company's existing stock ownership and warrants to purchase stock in Chase Telecommunications Holdings, and contingent earn-out payments of up to $41.0 million based on the earnings of the business acquired during the fifth full year following the closing of the acquisition. The liabilities to be assumed include approximately $78.8 million in principal amounts owed to the FCC associated with the wireless licenses that bear interest at the rate of 7.0% per annum and must be repaid in quarterly installments of principal and interest through September 2006.

PEGASO

     At November 30, 1999, the Company has a 28.6% interest in Pegaso, a Mexican corporation which is deploying the first 100% digital wireless communications network in Mexico. The Company invested $100.0 million in Pegaso from June to September 1998 as a founding shareholder. The Company recorded equity losses from Pegaso of $10.7 million and $0.6 million during the three months ended November 30, 1999 and 1998, respectively.

DISCONTINUED FOREIGN VENTURES

     Through a subsidiary, the Company has an interest in Orrengrove Investments Limited ("Orrengrove"), which in turn owned a 60% interest in three related companies (the "Transworld Companies") which are being liquidated. The third party satellite that the Transworld Companies used to provide long distance service failed in April 1999. The directors of the Transworld Companies voted to liquidate the companies after reviewing a series of alternative business plans that did not meet their minimum financial performance criteria. As a result, the Company wrote down its investment in Orrengrove in the fourth quarter of fiscal 1999 to the proceeds it expects to receive in connection with the liquidations. The Company recorded equity losses from Orrengrove of $0.9 million during the three months ended November 30, 1998.

     Through another subsidiary, the Company owns a 35% interest in Metrosvyaz Limited ("Metrosvyaz"), a company that is attempting to establish joint ventures in Russia to construct and operate networks providing wireless local loop service. Metrosvyaz was funding its activities through vendor financing from an equipment supplier and through a working capital facility provided by the Company. The Company has ceased funding loans to Metrosvyaz and, as a result, wrote down its remaining $9.6 million investment in Metrosvyaz in the fourth quarter of fiscal 1999. As described in Note 6, Leap has initiated arbitration against Metrosvyaz and one of its officers, and Metrosvyaz has subsequently filed a lawsuit against the Company and certain of its executive officers. The Company recorded equity losses from Metrosvyaz of $2.5 million during the three months ended November 30, 1998.

                       LEAP WIRELESS INTERNATIONAL, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                            (UNAUDITED) (CONTINUED)

NOTE 4. BALANCE SHEET COMPONENTS

                                                            NOVEMBER 30,    AUGUST 31,
                                                                1999           1999
                                                            ------------    ----------
                                                            (UNAUDITED)
                                                                  (IN THOUSANDS)
ACCOUNTS RECEIVABLE, NET:
  Trade accounts receivable...............................     $3,445         $2,197
  Other accounts receivable...............................      1,238          1,112
                                                               ------         ------
                                                                4,683          3,309
  Allowance for doubtful accounts.........................       (703)          (583)
                                                               ------         ------
                                                               $3,980         $2,726
                                                               ======         ======
INVENTORIES:
  Handsets................................................     $3,337         $4,320
  Accessories.............................................        992          1,090
                                                               ------         ------
                                                               $4,329         $5,410
                                                               ======         ======

NOTE 5. LONG-TERM DEBT

     Long-term debt is summarized as follows (in thousands):

                                                              NOVEMBER 30,
                                                                  1999
                                                              ------------
                                                              (UNAUDITED)
Credit Agreement, net of facility fee.......................    $154,991
Deferred Payment Agreement..................................      89,220
Note payable to Telex-Chile, net of discount................      16,607
                                                                --------
                                                                $260,818
                                                                ========

CREDIT AGREEMENT

     The Company entered into a secured credit facility (the "Credit Agreement") with Qualcomm on September 23, 1998. The Credit Agreement consists of two sub-facilities. The working capital sub-facility enables the Company to borrow up to $35.2 million from Qualcomm for working capital needs. The investment capital sub-facility enables the Company to borrow up to $229.8 million from Qualcomm for strategic capital investments. At November 30, 1999, the Company had borrowed $15.0 million and $135.3 million under the working capital sub-facility and investment capital sub-facility, respectively.

DEFERRED PAYMENT AGREEMENT

     Smartcom and Qualcomm are parties to a Deferred Payment Agreement, as amended, related to Smartcom's purchase of equipment, software and services from Qualcomm. The assets of Smartcom collateralize its obligations under the Deferred Payment Agreement. The Company has also pledged its shares in Smartcom as collateral for the Company's guaranty of Smartcom's obligation to Qualcomm. The Deferred Payment Agreement requires Smartcom to meet certain financial and operating covenants, including a debt to equity ratio and restrictions on Smartcom's ability to pay dividends and to distribute

                       LEAP WIRELESS INTERNATIONAL, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                            (UNAUDITED) (CONTINUED)

assets. As a result, substantially all the net assets are restricted from distribution to Leap. Under the terms of the amended agreement, Qualcomm has agreed to defer collection of principal amounts up to a maximum of $84.5 million plus accrued and capitalized interest.

NOTE 6. COMMITMENTS AND CONTINGENCIES

PEGASO

     In May 1999, Pegaso entered into a $100 million loan agreement with several banks with credit support from Qualcomm. The Company guaranteed 33% of Pegaso's obligations under this loan agreement in the event of Pegaso's default. In December 1999, as a condition of the guarantee, the Company received an option to subscribe for and purchase up to 243,090 limiting voting series "N" treasury shares of Pegaso. The number of shares to be purchased by the Company under the option will be calculated to provide a total internal rate of return on the average outstanding balance of the bridge loan of 20%. The options have an exercise price of $0.01 per share and expire 10 years from the date of issuance. The options are exercisable at any time after the date on which all amounts under the loan agreement are paid in full.

INFRASTRUCTURE EQUIPMENT PURCHASE AND FINANCING AGREEMENTS

     In September 1999, a subsidiary of the Company entered into separate agreements providing for the purchase of infrastructure equipment and the financing of such purchases with two major telecommunications suppliers. Under the agreements, the subsidiary has agreed to purchase $330 million in infrastructure equipment from each supplier. In connection with the sales of infrastructure equipment, the suppliers will provide vendor financing that will be used for equipment, services and operations needed to deploy the subsidiary's wireless networks in various markets across the United States. One of the finance agreements is subject to the approval of the applicable supplier's board of directors.

     Until the pending acquisition of substantially all the assets of Chase Telecommunications Holdings is completed, the Company plans to purchase equipment and services required by Chase Telecommunications Holdings and then resell the equipment and services to Chase Telecommunications Holdings on substantially similar terms. If the Company fails to consummate the Chase Telecommunications Holdings acquisition by September 20, 2000, the Company will be required to pay in full up to $60.0 million of debt plus accrued interest incurred from the purchase and sale of equipment and services to Chase Telecommunications Holdings. As of November 30, 1999, no equipment had been purchased and resold to Chase Telecommunications Holdings.

     Following the closing of the Chase Telecommunications Holdings acquisition, amounts owed by Chase Telecommunications Holdings to Qualcomm under an equipment financing agreement become due and payable within five days and will be repaid from borrowings under one of the new equipment financing agreements. As of November 30, 1999, Chase Telecommunications Holdings owed approximately $31.0 million to Qualcomm under its equipment financing agreement.

LITIGATION

     In September 1999, the Company announced that it had stopped funding loans to Metrosvyaz. Metrosvyaz had not satisfied certain conditions required for funding and was in default under its loan agreement with the Company. In addition, the Company had been prevented from securing full reporting and documentation of performance, results and expenditures of Metrosvyaz despite repeated efforts to

                       LEAP WIRELESS INTERNATIONAL, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                            (UNAUDITED) (CONTINUED)

obtain that information. Preliminary results of a special investigation of Metrosyvaz disclosed serious irregularities, including unaccounted for funds and questionable contracts and payments. On September 29, 1999, the Company issued a demand for arbitration seeking a full accounting and damages from Metrosvyaz and one of its directors with respect to these matters. Management cannot determine the likely outcome of the arbitration.

     In December 1999, Metrosvyaz filed suit against the Company and certain of its officers in the U.S. District Court for the Central District of California. The Metrosvyaz suit alleges claims for libel, trade libel, intentional and negligent interference with prospective advantage and breach of fiduciary duty. The suit seeks compensatory damages in excess of $100 million as well as punitive damages and injunctive relief. The Company believes the Metrosvyaz claims are without merit and will vigorously defend against them. The Company cannot, however, be certain of the outcome of this litigation. If Metrosvyaz prevails in its claims it could have a material adverse effect on the Company's business and financial condition.

     Various others claims arising in the course of business, seeking monetary damages and other relief, are pending. The amount of the liability, if any, from such claims cannot be determined with certainty; however, in the opinion of management, the ultimate liability for such claims will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

                       LEAP WIRELESS INTERNATIONAL, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                            (UNAUDITED) (CONTINUED)

NOTE 7. SEGMENT DATA

     The Company's current reportable segments are countries in which it manages, supports, operates and otherwise participates in wireless communications business ventures. These reportable segments are evaluated separately because each geographic region presents different marketing strategies and operational issues, as well as distinct economic climates and regulatory constraints. The Company's reportable segments are comprised of Cricket Communications Holdings and Chase Telecommunications Holdings in the United States, and Leap's operating companies in Mexico and Chile.

     Summary information by segment is as follows (in thousands):

                                                               AS OF AND FOR
                                                             THE THREE MONTHS
                                                            ENDED NOVEMBER 30,
                                                           ---------------------
                                                             1999        1998
                                                           --------    ---------
                                                                (UNAUDITED)
UNITED STATES
Revenues.................................................  $  2,087    $     599
Operating loss...........................................   (15,498)      (4,432)
Operating loss before depreciation and amortization......    (5,810)      (3,557)
Capital expenditures.....................................    (3,929)      (3,522)
Total assets.............................................   101,486       84,177
CHILE
Revenues.................................................     5,448          208
Operating loss...........................................   (14,325)      (5,424)
Operating loss before depreciation and amortization......    (9,309)      (3,582)
Capital expenditures.....................................    (2,899)     (17,095)
Total assets.............................................   190,297      134,274
MEXICO
Revenues.................................................     1,414           --
Operating loss...........................................   (38,024)        (534)
Operating loss before depreciation and amortization......   (35,652)        (518)
Capital expenditures.....................................   (36,279)     (60,344)
Purchase of wireless licenses............................        --     (175,864)
Total assets.............................................   508,481      362,204

                       LEAP WIRELESS INTERNATIONAL, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                            (UNAUDITED) (CONTINUED)

     A reconciliation of the total of the Company's segment revenues, operating losses and operating losses before depreciation and amortization to the corresponding consolidated amounts is as follows (in thousands):

                                                          FOR THE THREE MONTHS ENDED
                                                                 NOVEMBER 30,
                                                          --------------------------
                                                              1999           1998
                                                          ------------    ----------
                                                                 (UNAUDITED)
Total segment revenues..................................    $  8,949       $    807
Revenues of unconsolidated wireless operating
  companies.............................................      (3,501)          (807)
Other revenues..........................................          36             --
                                                            --------       --------
  Consolidated revenues.................................    $  5,484       $     --
                                                            ========       ========
Total segment operating losses..........................    $(67,847)      $(10,390)
Operating losses of unconsolidated wireless operating
  companies.............................................      50,319         13,142
Discontinued foreign ventures...........................          --         (3,752)
Corporate and eliminations..............................      (3,085)        (3,364)
                                                            --------       --------
  Consolidated operating loss...........................    $(20,613)      $ (4,364)
                                                            ========       ========
Total segment operating losses before depreciation and
  amortization..........................................    $(50,771)      $ (7,657)
Operating losses before depreciation and amortization of
  unconsolidated wireless operating companies...........      38,259         10,409
Discontinued foreign ventures...........................          --         (3,752)
Corporate and eliminations..............................      (2,926)        (3,240)
                                                            --------       --------
  Consolidated operating losses before depreciation and
     amortization.......................................    $(15,438)      $ (4,240)
                                                            ========       ========

     Revenues and long-lived assets related to operations in the United States and other foreign countries are as follows (in thousands):

                                                          FOR THE THREE MONTHS ENDED
                                                                 NOVEMBER 30,
                                                          --------------------------
                                                              1999           1998
                                                          ------------    ----------
                                                                 (UNAUDITED)
REVENUES:
United States...........................................    $     36       $     --
Other foreign countries.................................       5,448             --
                                                            --------       --------
     Total consolidated revenues........................    $  5,484       $     --
                                                            ========       ========

                                                          NOVEMBER 30,    AUGUST 31,
                                                              1999           1998
                                                          ------------    ----------
                                                          (UNAUDITED)
LONG-LIVED ASSETS:
United States...........................................    $ 22,912       $ 23,599
Other foreign countries.................................     240,840        264,369
                                                            --------       --------
     Total consolidated long-lived assets...............    $263,752       $287,968
                                                            ========       ========

                       LEAP WIRELESS INTERNATIONAL, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                            (UNAUDITED) (CONTINUED)

NOTE 8. SUBSEQUENT EVENTS

EXECUTIVE OFFICER DEFERRED STOCK PLAN

     In December 1999, the Company established an Executive Officer Deferred Stock Plan that provides for mandatory deferral of 25% and voluntary deferral of up to 75% of executive officer bonuses. Bonus deferrals are converted into share units credited to the participant's account, with the number of share units calculated by dividing the deferred bonus amount by the fair market value of the Company's common stock on the bonus payday. Share units represent the right to receive shares of the Company's common stock in accordance with the plan. The Company will also credit to a matching account that number of share units equal to 20% of the share units credited to the participant's account. Matching share units vest ratably over 3 years on each anniversary date of the applicable bonus payday. The Company has reserved 25,000 shares of its common stock for issuance under the plan.

PENDING WIRELESS LICENSE ACQUISITIONS

     On January 7, 2000, the Company agreed to acquire two wireless licenses covering the Pittsburgh, Pennsylvania and Denver, Colorado markets from Radiofone PCS, L.L.C. ("Radiofone"). The purchase price for the Pittsburgh license is $18.4 million in cash and the purchase price for the Denver license is 232,754 shares of the Company's common stock and $3.4 million in cash less the amount of debt owed by Radiofone to the FCC related to the license which will be assumed by the Company at the closing. As of November 30, 1999, the outstanding principal amount of the FCC debt was approximately $1.5 million. The amounts owed to the FCC must be repaid in quarterly installments of principal and interest through April 2007. The agreement is subject to FCC approval and other conditions to closing.

     On January 18, 2000, the Company completed the acquisition of the three wireless licenses from AirGate.

     On February 9, 2000, the Company agreed to purchase all of the outstanding stock of three subsidiaries of Zuma PCS, LLC, which own three wireless licenses covering markets in Albany, Columbus and Macon, Georgia. The purchase price consists of 170,374 shares of the Company's common stock. The agreement is subject to FCC approval and other conditions to closing.

                                   *  *  *  *

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Smartcom S.A.
(Company in the development stage)

     In our opinion, the accompanying balance sheets and the related statements of income and comprehensive income, of cash flows and of changes in shareholders' equity present fairly, in all material respects, the financial position of Smartcom S.A., formerly named Chilesat Telefonia Personal S.A., (Company in the development stage) at December 31, 1998 and 1997, and the results of its operations and cash flows for year ended December 31, 1998, for the period from inception (March 3, 1997) to December 31, 1997, and for the period from inception (March 3, 1997) to December 31, 1998, in conformity with generally accepted accounting principles of the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards of the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     At December 31, 1998, the Company had negative working capital of US$49.7 million. At that date, US$36.6 million of the current liabilities relate to debt payable to related parties who have the option to convert such debt into shares should Smartcom S.A. be unable to meet its obligations. As a result of its negative working capital, the Company had not complied with certain financial conditions of the credit agreement described in Note 8. As described in Note 14, the Company has entered into a Second Amended and Restated Deferred Payment Agreement which substantially revised the Deferred Payment Agreement covenants, including covenants that were in default, and deferred the dates of repayment of the loan, subject to certain conditions.

Price Waterhouse
Santiago, Chile,
February 25, 1999 except as to Note 14(b) which is as of March 16, 1999; Note 14(c) which is as of April 19, 1999; and Note 14(d) which is as of October 12, 1999.

                                 SMARTCOM S.A.
                       (COMPANY IN THE DEVELOPMENT STAGE)

                                 BALANCE SHEET
                      EXPRESSED IN THOUSANDS OF US DOLLARS

                                                                 AS OF      AS OF DECEMBER 31,
                                                               MARCH 31,    ------------------
                                                                 1999         1998      1997
                                                              -----------   --------   -------
                                                              (UNAUDITED)
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................   $  1,058     $    942   $24,875
  Accounts receivable -- trade..............................      1,404        1,017        --
  Accounts receivable from related company..................         --           --        10
  Other accounts receivable.................................        119          134       133
  Recoverable taxes.........................................      3,308        6,480     6,228
  Inventories...............................................      1,421        4,419        --
  Other current assets......................................      1,348          779       695
                                                               --------     --------   -------
          Total current assets..............................      8,658       13,771    31,941
PROPERTY, PLANT AND EQUIPMENT, NET..........................    123,061      124,800    40,093
OTHER ASSETS................................................        641          712         4
                                                               --------     --------   -------
          Total assets......................................   $132,360     $139,283   $72,038
                                                               ========     ========   =======
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Interest payable..........................................   $  6,962     $     --   $    --
  Interest payable to related companies.....................      2,603        6,957       543
  Accounts and note payable.................................     27,033        1,804       380
  Accounts and notes payable to related companies...........     37,167       52,572       247
  Accrued liabilities and withholdings......................        911        2,160       960
                                                               --------     --------   -------
          Total current liabilities.........................     74,676       63,493     2,130
                                                               --------     --------   -------
LONG-TERM LIABILITIES
  Note payable..............................................     43,326           --        --
  Note payable to related company...........................         --       49,807    23,655
  Other long-term liabilities...............................      8,491        8,496     4,579
                                                               --------     --------   -------
          Total long-term liabilities.......................     51,817       58,303    28,234
                                                               --------     --------   -------
COMMITMENTS AND CONTINGENCIES...............................         --           --        --
SHAREHOLDERS' EQUITY
  Preferred stock (8,400,000 shares authorized, issued and
     outstanding, with no par value; liquidation preference
     up to stated value)....................................     42,000       42,000    42,000
  Common stock (8,400,000 shares authorized, issued and
     outstanding, with no par value)........................      1,964        1,964     1,964
  Other capital contributions...............................        940          493        --
  (Deficit) surplus accumulated during the development
     stage..................................................    (33,601)     (21,943)       55
  Accumulated other comprehensive losses....................     (5,436)      (5,027)   (2,345)
                                                               --------     --------   -------
          Total shareholders' equity........................      5,867       17,487    41,674
                                                               --------     --------   -------
          Total liabilities and shareholders' equity........   $132,360     $139,283   $72,038
                                                               ========     ========   =======

The accompanying Notes 1 to 14 form an integral part of these financial statements.

                                 SMARTCOM S.A.
                       (COMPANY IN THE DEVELOPMENT STAGE)

                  STATEMENT OF INCOME AND COMPREHENSIVE INCOME
                      EXPRESSED IN THOUSANDS OF US DOLLARS

                                 FOR THE THREE MONTH                   FOR THE PERIOD        FOR THE PERIOD FROM
                                    PERIOD ENDED          FOR THE      FROM INCEPTION    INCEPTION (MARCH 3, 1997) TO
                                ---------------------    YEAR ENDED    (MARCH 3, 1997)   ----------------------------
                                MARCH 31,   MARCH 31,   DECEMBER 31,   TO DECEMBER 31,    MARCH 31,     DECEMBER 31,
                                  1999        1998          1998            1997             1999           1998
                                ---------   ---------   ------------   ---------------   ------------   -------------
                                     (UNAUDITED)                                         (UNAUDITED)
OPERATING RESULTS
  Sales.......................  $  2,386     $    --      $  1,284         $    --         $  3,670       $  1,284
  Cost of sales...............    (1,273)         --        (1,570)             --           (2,843)        (1,570)
                                --------     -------      --------         -------         --------       --------
     Gross margin.............     1,113          --          (286)             --              827           (286)
  Remunerations and other
     staff costs..............    (1,408)       (735)       (3,916)             --           (5,324)        (3,916)
  Sales commissions...........      (600)         --          (882)             --           (1,482)          (882)
  Marketing expenses..........      (196)       (352)       (3,619)             --           (3,815)        (3,619)
General and administrative
  expenses....................    (1,204)        (81)       (2,736)           (659)          (4,599)        (3,395)
  Depreciation and
     amortization.............    (4,148)        (14)       (3,743)             (4)          (7,895)        (3,747)
                                --------     -------      --------         -------         --------       --------
     Net operating loss.......    (6,443)     (1,182)      (15,182)           (663)         (22,288)       (15,845)
                                --------     -------      --------         -------         --------       --------
NON-OPERATING RESULTS
  Interest income.............        46         623         1,058           2,022            3,126          3,080
  Interest expense............    (2,702)         (7)       (3,295)             --           (5,997)        (3,295)
  Currency exchange losses....    (2,649)     (1,242)       (4,186)         (1,280)          (8,115)        (5,466)
  Other income (expenses).....        90          (4)         (393)            (24)            (327)          (417)
                                --------     -------      --------         -------         --------       --------
     Non-operating (loss)
       income.................    (5,215)       (630)       (6,816)            718          (11,313)        (6,098)
                                --------     -------      --------         -------         --------       --------
     Net (loss) income........   (11,658)     (1,812)      (21,998)             55          (33,601)       (21,943)
OTHER COMPREHENSIVE INCOME
  Currency translation
     adjustment...............      (409)     (1,390)       (2,682)         (2,345)          (5,436)        (5,027)
                                --------     -------      --------         -------         --------       --------
  Comprehensive loss..........  $(12,067)    $(3,202)     $(24,680)        $(2,290)        $(39,037)      $(26,970)
                                ========     =======      ========         =======         ========       ========

The accompanying Notes 1 to 14 form an integral part of these financial statements.

                                 SMARTCOM S.A.
                       (COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENT OF CASH FLOWS
                      EXPRESSED IN THOUSANDS OF US DOLLARS

                                  FOR THE THREE MONTH                      FOR THE PERIOD          FOR THE PERIOD FROM
                                      PERIOD ENDED           FOR THE       FROM INCEPTION     INCEPTION (MARCH 3, 1997) TO
                                 ----------------------     YEAR ENDED     (MARCH 3, 1997)    -----------------------------
                                 MARCH 31,    MARCH 31,    DECEMBER 31,    TO DECEMBER 31,     MARCH 31,      DECEMBER 31,
                                   1999         1998           1998             1997              1999            1998
                                 ---------    ---------    ------------    ---------------    ------------    -------------
                                      (UNAUDITED)                                             (UNAUDITED)
CASH FLOW FROM OPERATING
  ACTIVITIES
Net (loss) income..............  $(11,658)    $ (1,812)      $(21,998)        $     55          $(33,601)       $(21,943)
  Adjustments to reconcile to
    net cash used in operating
    activities:
    Depreciation and
      amortization.............     4,148           14          3,743                4             7,895           3,747
    Use of the network and
      signal distribution
      services.................       447           --            493               --               940             493
  Changes in working capital:
    Accounts
      receivable -- trade......      (387)        (880)        (1,017)              --            (1,404)         (1,017)
    Accounts receivable from
      related companies........        --           --             10              (10)               --              --
    Other accounts
      receivable...............        15           --             (1)            (133)             (119)           (134)
    Recoverable taxes..........     3,172        1,520           (252)          (6,171)           (3,251)         (6,423)
    Inventories................     3,161           --             --               --             3,161              --
    Other current assets.......      (569)      (5,269)          (118)            (695)           (1,382)           (813)
    Accounts and note
      payable..................     3,403          494          1,424              380             5,207           1,804
    Accrued interest and
      accounts payable to
      related
      companies................       972           --          7,168              511             8,651           7,679
    Accrued liabilities and
      withholdings.............    (1,249)        (890)         1,200              957               908           2,157
                                 --------     --------       --------         --------          --------        --------
      Cash flow used in
         operating
         activities............     1,455       (6,823)        (9,348)          (5,102)          (12,995)        (14,450)
                                 --------     --------       --------         --------          --------        --------
CASH FLOW FROM INVESTING
  ACTIVITIES
  Acquisitions of property,
    plant and equipment........    (4,033)     (22,349)       (37,766)         (14,383)          (56,182)        (52,149)
  Other........................        71            4           (708)              (4)             (641)           (712)
                                 --------     --------       --------         --------          --------        --------
      Cash flow used in
         investing
         activities............    (3,962)     (22,345)       (38,474)         (14,387)          (56,823)        (52,861)
                                 --------     --------       --------         --------          --------        --------
CASH FLOW FROM FINANCING
  ACTIVITIES
  Notes payable to related
    companies..................        --       13,207         20,271               --            20,271          20,271
  Capital increase.............        --           --             --           42,000            42,000          42,000
  Other long-term
    liabilities................        --        1,377          3,917            4,579             8,496           8,496
                                 --------     --------       --------         --------          --------        --------
      Cash flow provided by
         financing
         activities............        --       14,584         24,188           46,579            70,767          70,767
                                 --------     --------       --------         --------          --------        --------
Net (decrease) increase in
  cash.........................    (2,507)     (14,584)       (23,634)          27,090               949           3,456
Effect of exchange rate changes
  on cash......................     2,623          (52)          (299)          (2,215)              109          (2,514)
                                 --------     --------       --------         --------          --------        --------
(Decrease) increase in cash and
  cash equivalents.............       116      (14,636)       (23,933)          24,875             1,058             942
Cash and cash equivalents at
  the beginning of the
  period.......................       942       24,875         24,875               --                --              --
                                 --------     --------       --------         --------          --------        --------
CASH AND CASH EQUIVALENTS AT
  THE END OF THE PERIOD........  $  1,058     $ 10,239       $    942         $ 24,875          $  1,058        $    942
                                 ========     ========       ========         ========          ========        ========

The accompanying Notes 1 to 14 form an integral part of these financial statements.

                                 SMARTCOM S.A.
                       (COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENT OF CASH FLOWS
                      EXPRESSED IN THOUSANDS OF US DOLLARS

SUPPLEMENTAL CASH FLOW INFORMATION

                                       FOR THE THREE MONTH                   FOR THE PERIOD         FOR THE PERIOD FROM
                                          PERIOD ENDED          FOR THE      FROM INCEPTION    INCEPTION (MARCH 3, 1997) TO
                                      ---------------------    YEAR ENDED    (MARCH 3, 1997)   -----------------------------
                                      MARCH 31,   MARCH 31,   DECEMBER 31,   TO DECEMBER 31,    MARCH 31,      DECEMBER 31,
                                        1999        1998          1998            1997             1999            1998
                                      ---------   ---------   ------------   ---------------   ------------    -------------
                                           (UNAUDITED)                                                  (UNAUDITED)
Interest paid.......................     $4          $--          $695            $923            $1,622          $1,618

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES

     The following non-cash transactions occurred during the periods presented:

                                                                       FOR THE PERIOD          FOR THE PERIOD FROM
                                FOR THE THREE MONTH      FOR THE       FROM INCEPTION     INCEPTION (MARCH 3, 1997) TO
                                   PERIOD ENDED         YEAR ENDED     (MARCH 3, 1997)    -----------------------------
                                     MARCH 31,         DECEMBER 31,    TO DECEMBER 31,     MARCH 31,      DECEMBER 31,
                                       1999                1998             1997              1999            1998
                                -------------------    ------------    ---------------    ------------    -------------
                                    (UNAUDITED)                                           (UNAUDITED)
Long-term financing received
  from related company to
  purchase fixed assets and
  inventories.................        $    --            $ 14,745         $ 23,655          $ 38,400        $ 38,400
Short-term financing received
  from related company to
  purchase fixed assets and
  inventories.................             --              42,707               --            42,707          42,707
Long-term financing to
  purchase fixed assets and
  inventories.................          1,578                  --               --             1,578              --
Purchase of fixed assets from
  party providing financing...         (1,415)            (53,067)         (23,655)          (78,137)        (76,722)
Purchase of inventories from
  party providing financing...           (163)             (4,385)              --            (4,548)         (4,385)
                                      -------            --------         --------          --------        --------
                                      $    --            $     --         $     --          $     --        $     --
                                      =======            ========         ========          ========        ========

     As indicated in Note 1, Chilesat S.A. contributed non-cash assets and liabilities to the joint venture on March 3, 1997. The net assets contributed at that date are summarized as follows:

Current assets..............................................  $   57
Property, plant and equipment...............................   2,189
Current liabilities.........................................    (282)
                                                              ------
         Net assets contributed.............................  $1,964
                                                              ======

The accompanying Notes 1 to 14 form an integral part of these financial statements.

                                 SMARTCOM S.A.
                       (COMPANY IN THE DEVELOPMENT STAGE)

                       STATEMENT OF SHAREHOLDERS' EQUITY
                      EXPRESSED IN THOUSANDS OF US DOLLARS

                                                                                            (DEFICIT)
                                                                                             SURPLUS
                                                                                           ACCUMULATED    ACCUMULATED
                              NUMBER OF   NUMBER OF                            OTHER       DURING THE        OTHER
                              PREFERRED    COMMON     PREFERRED   COMMON      CAPITAL      DEVELOPMENT   COMPREHENSIVE
                               SHARES      SHARES       STOCK     STOCK    CONTRIBUTIONS      STAGE         LOSSES        TOTAL
                              ---------   ---------   ---------   ------   -------------   -----------   -------------   --------
Capital increase at
  inception on March 3,
  1997......................  8,400,000   8,400,000   $ 42,000    $1,964         --               --             --      $ 43,964
Share subscriptions
  receivable................        --          --     (42,000)      --          --               --             --       (42,000)
Payment of share
  subscriptions
  receivable................        --          --      42,000       --          --               --             --        42,000
Net income for the period...        --          --          --       --          --         $     55             --            55
Currency translation
  adjustment................        --          --          --       --          --               --        $(2,345)       (2,345)
                              ---------   ---------   --------    ------       ----         --------        -------      --------
Balance at December 31,
  1997......................  8,400,000   8,400,000   $ 42,000    $1,964         --         $     55        $(2,345)     $ 41,674
                              =========   =========   ========    ======       ====         ========        =======      ========
Balance at January 1,
  1998......................  8,400,000   8,400,000   $ 42,000    $1,964         --         $     55        $(2,345)     $ 41,674
Other contributed capital...        --          --          --       --        $493               --             --           493
Net loss for the period.....        --          --          --       --          --          (21,998)            --       (21,998)
Currency translation
  adjustment................        --          --          --       --          --               --         (2,682)       (2,682)
                              ---------   ---------   --------    ------       ----         --------        -------      --------
Balance at December 31,
  1998......................  8,400,000   8,400,000   $ 42,000    $1,964       $493         $(21,943)       $(5,027)     $ 17,487
                              =========   =========   ========    ======       ====         ========        =======      ========
Balance at January 1,
  1999......................  8,400,000   8,400,000   $ 42,000    $1,964       $493         $(21,943)       $(5,027)     $ 17,487
Other contributed capital
  (unaudited)...............        --          --          --       --         447               --             --           447
Net loss for the period
  (unaudited)...............        --          --          --       --          --          (11,658)            --       (11,658)
Currency translation
  adjustment (unaudited)....        --          --          --       --          --               --           (409)         (409)
                              ---------   ---------   --------    ------       ----         --------        -------      --------
Balance at March 31, 1999
  (unaudited)...............  8,400,00    8,400,000   $ 42,000    $1,964       $940         $(33,601)       $(5,436)     $  5,867
                              =========   =========   ========    ======       ====         ========        =======      ========

The accompanying Notes 1 to 14 form an integral part of these financial statements.

                                 SMARTCOM S.A.
                       (COMPANY IN THE DEVELOPMENT STAGE)

                       NOTES TO THE FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

NOTE 1. THE COMPANY

     Smartcom S.A., formerly named Chilesat Telefonia Personal S.A., (the "Company" or "Smartcom") is a joint venture created on March 3, 1997 by Telex-Chile S.A. and its subsidiary Chilesat S.A. (together "Chilesat") and Inversiones Leap Wireless Chile S.A. ("Inversiones", formerly Inversiones Qualcomm S.A.) for the purpose of building and operating a mobile PCS telephone system (personal communication system) in Chile. Inversiones is a wholly-owned subsidiary of Leap Wireless International, Inc.

     Pursuant to the terms of the Subscription and Shareholders' Agreement ("Shareholders' Agreement"), Chilesat and Inversiones hold all of the outstanding common and preferred shares of the Company, respectively. Each partner has a 50% ownership in the joint venture. Each partner has the right to elect two representatives to the Board of Directors and a fifth independent director is elected by a vote of at least 75% of the shareholders. Approval of 4/5 of the directors is required for a number of significant operating and management decisions. The common directors are entitled to nominate the general manager, and the preferred directors are entitled to nominate the CFO. However, approval of the nominations requires approval by 4/5 of the directors.

     During 1998, an amendment was made to the Shareholders' Agreement and Qualcomm Incorporated transferred and assigned its interest in Inversiones to Leap Wireless International, Inc. All terms and conditions of the shareholders agreement are now binding on Leap Wireless International Inc.

     Because Chilesat's contributions to the joint venture were non-cash assets and liabilities whose fair values were not readily determinable, the non-cash assets and liabilities contributed were recorded at their predecessor basis.

     As one of the non-cash assets contributed, Chilesat provided a contract entitling the Company to the right to use a part of Chilesat's network for a period of 11.5 years and the right to receive signal distribution services for the same period. The contract is for the Company's sole and exclusive use of signal transmissions. Chilesat is responsible for meeting the Company's transmission requirements as well as the supervision, control, maintenance and repair of the network. Chilesat also contributed the already existing entity Smartcom, among whose assets was the PCS license to operate in Chile.

     The Company is the holder of one of three national licenses to provide PCS services in Chile. These services were required to be ready for operations under the conditions of the license by June 23, 1998 in the case of the geographical area covered by Chile's Fourth to Tenth regions and by December 23, 1998 for the remainder of the country. The Company completed construction of its mobile PCS telephone system infrastructure by the required dates. The Company entered into a System Equipment Purchase Agreement with Qualcomm Incorporated whereby Qualcomm Incorporated will provide manufacturing, engineering, equipping, integrating, installing, testing and technical assistance for the mobile PCS telephone system.

     Under the terms of the Shareholders' Agreement, the Company will purchase from Qualcomm Incorporated all network hardware and software marketed by Qualcomm Incorporated and at least 50% of all mobile and fixed handsets purchased by the Company for a period expiring in September 2000. Similarly, until the later of five years following the formation of the joint venture or the date on which Inversiones ceases to hold preferred shares representing more than 24% of the capital stock of the Company, the Shareholders agree to cause the Company to use only IS95 CDMA technology.

                                 SMARTCOM S.A.
                       (COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) GENERAL

     Smartcom is a development stage company as defined in accordance with Statement of Financial Accounting Standards No. 7 due to the fact that the Company has not yet generated significant revenues from commercial operations. As indicated in Note 1, the Company has completed the construction of its mobile PCS telephone system infrastructure and testing of the installations between Chile's Fourth and Tenth regions with friendly users commenced in July, 1998. The mobile PCS telephone system began operations in September, 1998. The infrastructure necessary to cover the remainder of Chile was operational in December 1998.

     The financial statements have been prepared in accordance with generally accepted accounting principles in the United States ("US GAAP"). The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from those estimates.

     (b) PERIOD OF FINANCIAL STATEMENTS

     The financial statements for the Company are presented for the year ended December 31, 1998 with comparative amounts for the period from the date of formation of the joint venture on March 3, 1997 through December 31, 1997. The unaudited financial statements for three months ended March 31, 1999 are presented.

     (c) TRANSLATION OF THE CHILEAN PESO FINANCIAL STATEMENTS

     The financial statements give effect to the translation of the Chilean peso financial statements of the Company (not submitted herewith) to United States dollars. All asset and liability accounts have been translated (after eliminating the effects of accounting for inflation in Chile) at the Observed Exchange Rates determined by the Central Bank of Chile at March 31, 1999, December 31, 1998 and 1997 of Ch$484.08, Ch$472.41 and Ch$439.18 per US$1,
respectively. Capital stock has been translated at historic Observed Exchange Rates. Income and expense accounts have been translated at average monthly Observed Exchange Rates. The net effects of translation are recorded in the cumulative translation adjustment account as a component of Accumulated other comprehensive losses in the Company's equity.

     (d) MONETARY ASSETS AND LIABILITIES IN OTHER CURRENCIES

     Monetary assets and liabilities denominated in foreign currency have been translated at year-end exchange rates. The effects of such translation have been recorded as exchange gains or losses in the statement of income. Certain assets and liabilities are denominated in UFs (Unidades de Fomento). The UF is a Chilean inflation-indexed, peso-denominated monetary unit which is set daily in advance based on changes in the Consumer Price Index. The adjustment to the closing value of UF-denominated assets and liabilities have also been recorded as part of Currency exchange losses in the statement of income.

     (e) REVENUE RECOGNITION

     Revenue has been accrued at year end for the portion of fixed charge services earned to date. The Company also recognizes revenues for traffic in excess of the amounts attributable to the fixed charge

                                 SMARTCOM S.A.
                       (COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998

contracts in the month such revenues are billed. The effects of the unbilled revenues at period end not recognized are not significant.

     (f) UNCOLLECTABLE ACCOUNTS

     The Company records an allowance for uncollectable accounts receivable with respect to those amounts estimated not to be recoverable.

     (g) INVENTORY

     Inventory is comprised of handsets and accessories not yet placed into service which are stated at the lower of historical cost, determined under a first-in, first-out unit flow assumption, or market.

     (h) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at acquisition cost plus capitalized interest and direct costs incurred during the construction phase of the mobile PCS telephone system. Depreciation is applied using the straight-line method over the estimated useful lives of the assets once the assets are placed in service. Depreciation with respect to the infrastructure of the mobile PCS telephone system was applied beginning in September 1998.

     (i) ADVERTISING

     It is the Company's policy to record the cost of advertising as it is incurred. For the year ended December 31, 1998, the Company recorded US$3,619,000 (US$338,000 in 1997) as advertising expense. For the three months ended March 31, 1999 (unaudited), the Company recorded US$197,000 as advertising expense.

     (j) INCOME TAXES

     Income taxes have been recorded in accordance with Statement of Financial Accounting Standards No. 109 (FAS 109). Income taxes payable for the current year are recorded in current liabilities, if applicable. Future taxes arising from differences between the amounts shown for assets and liabilities in the balance sheet and the tax basis of those assets and liabilities at the balance sheet date have been recorded as deferred income taxes. Deferred income tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax assets will not be realized.

     (k) LONG-LIVED ASSETS

     The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the total amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount.

                                 SMARTCOM S.A.
                       (COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998

     (l) NETWORK USE AND SIGNAL DISTRIBUTION SERVICES

     It is the Company's policy to systematically recognize expense for the use of the network and signal distribution services provided by a related party as per an independent valuation on a straight-line basis over the remaining life of the contract as other capital contributions (Note 11c).

     (m) CASH EQUIVALENTS

     The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents, including securities purchased under resale agreements. Securities purchased under agreements to resell include investments in instruments issued by the Central Bank of Chile acquired under resale agreements, and are stated at cost plus accrued interest.

     Cash and cash equivalents are summarized as follows:

                                                                AS OF       AS OF DECEMBER 31,
                                                              MARCH 31,     -------------------
                                                                1999         1998       1997
                                                             -----------    ------    ---------
                                                             (UNAUDITED)
Cash and bank deposits.....................................    $  586        $452      $   899
Time deposits..............................................        --         490       10,195
Securities purchased under agreements to resell............        --          --       13,736
Other......................................................       472          --           45
                                                               ------        ----      -------
                                                               $1,058        $942      $24,875
                                                               ======        ====      =======

     (n) RECENT ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards No. 133 (FAS 133), Accounting for Derivative Instruments and Hedging Activities, is effective for fiscal years beginning after June 15, 1999. This standard establishes accounting and reporting standards for derivatives instruments, and for hedging activities. It requires that an entity recognize all derivatives on the balance sheet at fair value. Generally, changes in the fair value of derivatives must be recognized in income when they occur, the only exception being derivatives that qualify as hedges in accordance with the Standards. If a derivative qualifies as a hedge, a company can elect to use "hedge accounting" to eliminate or reduce the income-statement volatility that would arise from reporting changes in a derivative's fair value in income. The type of accounting to be applied varies depending on the nature of the exposure that is being hedged. In some cases, income-statement volatility is avoided by an entity's recording changes in the fair value of the derivative directly in shareholders' equity. In other cases, changes in the fair value of the derivative continue to be reported in earnings as they occur, but the impact is counterbalanced by the entity adjusting the carrying value of the asset or liability that is being hedged. This standard is not expected to have an effect on the reporting of the Company for the three months ended March 31, 1999 (unaudited), the year ended December 31, 1998 and period ended December 31, 1997 as it did not hold derivative instruments during such periods. The effects of FAS 133 in future periods will depend upon whether the Company enters into transactions in such periods involving derivative instruments.

                                 SMARTCOM S.A.
                       (COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998

NOTE 3. SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

     At December 31, 1998 and March 31, 1999 (unaudited), the Company held no securities purchased under agreements to resell. Securities purchased under agreements to resell at December 31, 1997 are summarized as follows:

    FINANCIAL INSTITUTION       UNDERLYING FINANCIAL INSTRUMENT    AMOUNT      MATURITY DATE
    ---------------------       -------------------------------    -------     -------------
Banco de A. Edwards...........  Central Bank of Chile Debentures   $ 6,417   February 10, 1998
Banco de A. Edwards...........  Central Bank of Chile Debentures     6,491   February 12, 1998
Banco de A. Edwards...........  Central Bank of Chile Debentures       828   February 19, 1998
                                                                   -------
     Total....................                                     $13,736
                                                                   =======

     At December 31, 1997, the underlying financial instruments were in the custody of the counter party to the agreements. Central Bank of Chile Debentures are generally considered to be low-risk securities and are generally not subject to significant market volatility.

NOTE 4. RECOVERABLE TAXES

     Recoverable taxes at December 31, 1998 relate to value added taxes (VAT) of US$6,480,000 (US$6,228,000 in 1997), incurred on the purchases of property, plant and equipment required for the Company's mobile PCS telephone system and goods and services. Recoverable taxes at March 31, 1999 (unaudited) were US$3,308,000. VAT relating to the purchases of capital goods may be recovered in cash by the Company in accordance with Chilean law. Other VAT is recovered by offset against VAT raised on services rendered.

NOTE 5. INVENTORY

     Inventory is summarized as follows:

                                                            AS OF          AS OF
                                                          MARCH 31,     DECEMBER 31,
                                                            1999            1998
                                                         -----------    ------------
                                                         (UNAUDITED)
Handsets...............................................    $  749          $3,137
Accessories............................................       672           1,282
                                                           ------          ------
                                                           $1,421          $4,419
                                                           ======          ======

                                 SMARTCOM S.A.
                       (COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998

NOTE 6. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are summarized as follows:

                                                            AS OF       AS OF DECEMBER 31,
                                                          MARCH 31,     -------------------
                                                            1999          1998       1997
                                                         -----------    --------    -------
                                                         (UNAUDITED)
Land...................................................   $    332      $    340    $   140
Buildings and infrastructure...........................    113,849       114,926     39,771
Machinery and equipment................................     13,033        10,138         88
Other..................................................      3,637         3,100         98
Less: Accumulated depreciation.........................     (7,790)       (3,704)        (4)
                                                          --------      --------    -------
          Total net....................................   $123,061      $124,800    $40,093
                                                          ========      ========    =======

     Estimated useful lives of assets are:

                                                              YEARS
                                                              -----
Machinery and equipment.....................................     10
Other.......................................................  5 - 10

     For the year ended December 31, 1998, the Company capitalized US$4,830,000 (US$1,508,000 in 1997) of interest as part of the cost of construction of the mobile PCS Telephone System. There was no interest capitalized for the three month period ended March 31, 1999.

NOTE 7. ACCRUED LIABILITIES AND WITHHOLDINGS

     Accrued liabilities and withholdings are summarized as follows:

                                                                                AS OF
                                                                AS OF        DECEMBER 31,
                                                              MARCH 31,     --------------
                                                                1999         1998     1997
                                                             -----------    ------    ----
                                                             (UNAUDITED)
Construction in progress...................................     $ --        $1,365    $597
Advertising and marketing expenses.........................      167           321     278
Employee vacations.........................................      152           203      33
Other......................................................      592           271      52
                                                                ----        ------    ----
          Total............................................     $911        $2,160    $960
                                                                ====        ======    ====

                                 SMARTCOM S.A.
                       (COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998

NOTE 8. RELATED COMPANY TRANSACTIONS

     a) BALANCES WITH RELATED COMPANIES AND QUALCOMM INCORPORATED

                                                                                           AS OF DECEMBER 31,
                                                                         AS OF MARCH 31,   -------------------
                        COMPANY                           RELATIONSHIP        1999           1998       1997
                        -------                           ------------   ---------------   --------   --------
                                                                           (UNAUDITED)
Accounts receivable from related company:
Chilesat Servicios Empresariales S.A....................  Affiliate         $     --       $     --   $     10
                                                                            ========       ========   ========
Interest payable to related companies:
Qualcomm Incorporated(1)................................  --                $     --       $ (5,326)  $   (543)
Leap Wireless International, Inc........................  Affiliate           (1,042)          (528)        --
Inversiones Leap Wireless Chile S.A.....................  Shareholder         (1,561)        (1,103)        --
                                                                            --------       --------   --------
                                                                            $ (2,603)      $ (6,957)  $   (543)
                                                                            ========       ========   ========
Accounts and notes payable to related companies:
Chilesat Servicios Empresariales S.A....................  Affiliate             (170)      $   (134)  $     --
Chilesat S.A............................................  Shareholder         (1,869)          (733)      (196)
Qualcomm Incorporated(1)................................  --                      --        (16,555)        --
Leap Wireless International, Inc........................  Affiliate          (14,745)       (14,745)        --
Inversiones Leap Wireless Chile S.A.....................  Shareholder        (20,271)       (20,271)        --
Telex-Chile S.A.........................................  Shareholder            (35)           (29)       (12)
Telsys S.A..............................................  Affiliate              (77)          (105)       (39)
                                                                            --------       --------   --------
                                                                            $(37,167)      $(52,572)  $   (247)
                                                                            ========       ========   ========
Note payable to related company -- long-term:
Qualcomm Incorporated(1)................................  --                $     --       $(49,807)  $(23,655)
                                                          ===========       ========       ========   ========

-------------------------
(1) Qualcomm Incorporated ceased to be an affiliate on September 23, 1998.

     b) RELATED COMPANY TRANSACTIONS

                                                                                FOR THE
                                                                              THREE MONTH        AMOUNT OF
                                                                              PERIOD ENDED     TRANSACTIONS
                                                                               MARCH 31,     -----------------
           COMPANY              RELATIONSHIP           TRANSACTION                1999        1998      1997
           -------              ------------           -----------            ------------   -------   -------
                                                                              (UNAUDITED)
Chilesat Servicios              Affiliate     Reimbursement of costs              $ --       $    --   $    47
  Empresariales S.A.                            incurred on their behalf
                                              Reimbursement of costs                42           130        --
                                                incurred in connection with
                                                construction
Chilesat S.A.                   Shareholder   Reimbursement of costs               646           586       589
                                                incurred in connection with
                                                construction
                                              Rental of office space               533           171        30
Leap Wireless International,    Affiliate     Financing of purchases from           --        14,745        --
  Inc.                                          Qualcomm Inc.
                                              Accrued interest on note             514           528        --
                                                payable
Inversiones Leap Wireless       Shareholder   Financing                             --        20,271        --
  Chile S.A.                                  Accrued interest on note             458         1,103        --
                                                payable

                                 SMARTCOM S.A.
                       (COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998

                                                                                FOR THE
                                                                              THREE MONTH        AMOUNT OF
                                                                              PERIOD ENDED     TRANSACTIONS
                                                                               MARCH 31,     -----------------
           COMPANY              RELATIONSHIP           TRANSACTION                1999        1998      1997
           -------              ------------           -----------            ------------   -------   -------
                                                                              (UNAUDITED)
Telex-Chile S.A.                Shareholder   Reimbursement of costs                 9            29        49
                                                incurred in connection with
                                                construction
Telsys S.A.                     Affiliate     Computer services                     15           965        39

     c) TRANSACTIONS WITH QUALCOMM INCORPORATED

Qualcomm Incorporated(1)                     Purchase of equipment and           $ --       $57,452   $23,655
                                               inventory
                                             Financing of purchases                --        42,707    23,655
                                             Accrued interest on note              --         4,783       543
                                               payable

-------------------------
(1) Qualcomm Incorporated ceased to be an affiliate on September 23, 1998.

     d)  NOTES PAYABLE TO QUALCOMM INCORPORATED AND RELATED COMPANIES

     As a means of financing the purchase of infrastructure equipment from Qualcomm Incorporated, the Company entered into a Deferred Payment Agreement whereby Qualcomm Incorporated defers collection for the equipment subject to the terms and conditions set forth in the Agreement. The assets of the Company collateralize the obligation. The shares of the Company have also been pledged by Telex-Chile and Chilesat in guaranty of the note payable to Qualcomm Incorporated.

     Under the terms of the agreement, Qualcomm Incorporated will make loans for the equipment, software and services it provides to the Company up to a maximum of US$59.5 million. The original Deferred Payment Agreement was amended on June 24, 1998 to allow for an additional commitment of US$14.7 million of principal as a means of financing of goods and services relating to the PCS system and US$25.0 million of principal as a means of financing the acquisition of subscriber equipment. The rest of the terms and conditions outlined in the original Deferred Payment Agreement remain unchanged. Loans bear interest based either upon a LIBOR or Base Rate or the Eurodollar. The obligation to repay these loans and interest is evidenced by promissory notes. Interest accrues on the principal but remains unpaid, with accrued interest added monthly to the outstanding principal amount of the applicable loan until the first principal payment, at which time interest is payable on the same dates as the principal payments.

     Principal and interest on the US$14.7 million is due in full on January 31, 1999. In addition, a conversion right, discussed below, was added to the agreement relating to this amount. This commitment was subsequently transferred by Qualcomm Incorporated, as allowed by the Deferred Payment Agreement, to Leap Wireless International, Inc.

     In addition, a Working Capital Loan agreement was entered into on June 24, 1998 with Inversiones for US$20.3 million of principal for the purpose of financing the final phase of construction, working capital requirements and operating expenses during the start-up and early operation phase of the PCS system. Principal and accrued interest is due in full on January 31, 1999 (Note
14). Interest rates and

                                 SMARTCOM S.A.
                       (COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998

other terms and conditions of this agreement match those of the Deferred Payment Agreement, including the conversion right described below.

     In the event that the Company fails to pay the outstanding principal balance plus any accrued interest thereon, or Chilesat fails to contribute to the Company an aggregate amount of not less than fifty percent of the aggregate outstanding balance of the additional commitment and the Working Capital Loan on or before January 31, 1999 pursuant to a capital call by the Company, then, at any time after January 31, 1999 and on or before July 31, 1999, at Leap Wireless International, Inc.'s sole option in the case of the additional commitment and Inversiones' sole option in the case of the Working Capital Loan, the outstanding balance shall be convertible into shares of the Company's common stock (Note 14). This option expires in the event that the outstanding balance is paid in full prior to the conversion date.

     The notes payable at December 31, 1998 are comprised of LIBOR loans and bear interest at LIBOR + 3%. The scheduled principal repayments are as follows:

                                        DEFERRED PAYMENT   ADDITIONAL   WORKING CAPITAL
                                           AGREEMENT       COMMITMENT        LOAN           1998
                                        ----------------   ----------   ---------------   --------
1999..................................      $16,555         $14,745         $20,271       $ 51,571
2000..................................       18,361                                         18,361
2001..................................       16,646              --              --         16,646
2002..................................       14,199              --              --         14,199
2003..................................          601              --              --            601
                                            -------         -------         -------       --------
  Total...............................      $66,362         $14,745         $20,271       $101,378
                                            =======         =======         =======       ========

     At March 31, 1999 (unaudited), the scheduled repayments for the deferred payment agreement increased by US$1,578,000. There was no change in the additional commitment and working capital loan.

     The terms of the financing arrangements with Qualcomm Incorporated, Inversiones and Leap Wireless International, Inc. include certain positive and negative covenants, the most significant of which are as follows:

     The Company shall not

          (i) Incur any additional encumbrances or liens

          (ii) Create any indebtedness other than indebtedness incurred for the purposes of partial or full repayment of the notes payable.

          (iii) Incur operating lease obligations greater than one year and exceeding US$1 million for any twelve month period.

          (iv) Consolidate or merge with another entity.

          (v) Guarantee any indebtedness.

          (vi) Acquire stock or the assets of any other person.

          (vii) Advance funds.

          (viii) Become liable for a capital lease obligation exceeding US$1 million.

                                 SMARTCOM S.A.
                       (COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998

          (ix) Enter into transactions with affiliates, except arm's length transactions in the ordinary course of business.

          (x) Invest in other than investment grade instruments.

          (xi) Declare or pay cash dividends or make distributions in excess of 30% of excess cash flows during the third and fourth annual periods of operations of the Company, increasing to 50% after period 4.

          (xii) Maintain funded debt to total capitalization greater than 0.65,
     0.71 and 0.75 in annual periods 1, 2 and 3 and thereafter, respectively.

          (xiii) Permit Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") to be less than US$1.

          (xiv) Permit funded debt to EBITDA to exceed 23.91, 4.74, 3.32 and 2.4 in annual periods 2, 3, 4 and 5, respectively.

          (xv) Permit EBITDA to interest expense to be less than 0.47, 2.38,
     3.00 and 3.00 in annual periods 2, 3, 4 and 5, respectively.

          (xvi) Incur capital expenditures greater than US$116 million until the Company has more than 50,000 subscribers, at which time the threshold increases.

          The Company is not in compliance with some of these covenants (Note
     14).

NOTE 9. OTHER LONG-TERM LIABILITIES

     This balance is mainly comprised of deferred customs duties of US$8.4 million at December 31, 1998 (US$4.6 million at December 31, 1997).

     Under Chilean law, the payment of customs duties levied on machinery and equipment can be deferred over a period of up to seven years. The balance at December 31, 1998 represents amounts owing at maturity including accrued interest. The scheduled repayments are as follows:

2000........................................................  $1,337
2001........................................................   1,081
2002........................................................   1,555
2003........................................................   1,266
2004 and thereafter.........................................   3,206
                                                              ------
  Total.....................................................   8,445
Other.......................................................      51
                                                              ------
  Total other long-term liabilities.........................  $8,496
                                                              ======

     At March 31, 1999 (unaudited), the deferred customs duties and other long-term liabilities were US$8,454,000 and US$37,000, respectively.

NOTE 10. INCOME TAXES

     The Company has not made a provision for current income taxes payable as it incurred tax losses for the year ended December 31, 1998.

                                 SMARTCOM S.A.
                       (COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998

     At December 31, 1998, income tax loss carryforwards of approximately US$24.3 million (US$5.2 million at December 31, 1997), were available to apply against income tax liabilities in future years. Under Chilean law, such income tax loss carryforwards never expire.

     At March 31, 1999 (unaudited), income tax loss carryforwards were approximately US$35.1 million.

     Deferred income taxes are summarized as follows:

                                                                           AS OF DECEMBER 31,
                                                        AS OF MARCH 31,    ------------------
                                                             1999            1998       1997
                                                        ---------------    --------    ------
                                                          (UNAUDITED)
Assets:
Provisions............................................      $   132        $    71     $  --
Tax loss carryforwards................................        5,259          3,649       785
Allowance for income tax loss carryforwards...........       (5,391)        (3,720)     (655)
                                                            -------        -------     -----
  Deferred income tax assets..........................           --             --       130
                                                            -------        -------     -----
Liabilities:
Other.................................................           --             --      (130)
                                                            -------        -------     -----
  Deferred income tax liabilities.....................           --             --      (130)
                                                            -------        -------     -----
  Net deferred income taxes...........................      $    --        $    --     $  --
                                                            =======        =======     =====

     Because the Company has only recently begun commercial operations and has no history of generating taxable income against which tax loss carryforwards would be applied, an allowance was recorded at December 31, 1998 with respect to those tax loss carryforwards which, based on the weight of available evidence, are not likely to be realized.

NOTE 11. SHAREHOLDERS' EQUITY

     (a) AUTHORIZED CAPITAL

     Authorized capital stock of the Company is comprised of 8,400,000 Series A preferred shares and 8,400,000 Series B ordinary shares. Inversiones holds all the outstanding preferred shares whereas Chilesat holds all the ordinary shares. The preference with respect to the preferred shares consists of the right to be paid before any other series of shares in the event of liquidation of the Company up to the amount of the stated value of the preferred shares. The preference has a duration of 6 years as from April 10, 1997, after which all shareholders shall have equal rights with respect to the liquidation of the Company.

     (b) DIVIDENDS

     Chilean law permits the payment of dividends only in Chilean pesos and these are limited to the retained earnings balances in the Company's statutory financial statements at each calendar year end. As the Company has an accumulated deficit at December 31, 1998 and 1997 in its statutory financial statements, it is prohibited from declaring and paying dividends until such time that it generates sufficient retained earnings.

                                 SMARTCOM S.A.
                       (COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998

     (c) CAPITAL INCREASE

     Pursuant to the terms of the Shareholders' Agreement, Inversiones agreed to subscribe for 8,400,000 Series A preferred shares in exchange for its cash contribution of US$42 million and Chilesat agreed to subscribe for 8,400,000 Series B ordinary shares for its contribution of a contract for the right to use a part of Chilesat's network and signal distribution services, the PCS license and certain net assets. Inversiones contributed the funds into an escrow account on March 3, 1997 and a receivable balance for share subscriptions was recorded. With the exception of US$1.5 million of funds made available to the Company, the funds were not to be distributed to it until official publication of the awarding of the PCS license. The awarding of the PCS license was published and the Company received the funds in June, 1997, at which time the share subscription receivable was settled. An independent valuation of the contract for the right to use a part of Chilesat's network and signal distribution services was undertaken and the appraised valued is being systematically recognized as capital contributions on a straight-line basis over the remaining life of the contract commencing on September 20, 1998, the date operations began. Other capital contributions in 1998 amounted to US$493,000 (none in 1997).

     At the Extraordinary Meeting held on June 24, 1998, the shareholders agreed to an increase in the Company's capital from Ch$26.638 million (US$56.4 million) divided into 8,400,000 Series A preferred shares and 8,400,000 Series B common shares, to Ch$44.498 million (US$94.2 million) divided into 8,400,000 Series A preferred shares and 16,000,000 Series B common shares, with no par value, which will be offered to existing shareholders in proportion to their shareholdings, and which must be totally subscribed and paid within a period of three years from the date of the meeting.

     Should Telex-Chile S.A. and Chilesat S.A. not subscribe their proportion of the new issue, they will cede their subscription rights to Inversiones.

     At their Extraordinary meeting held on December 30, 1998, the shareholders agreed to increase the company's capital by the equivalent in Chilean pesos of US$254 million by the issue of 32,987,013 Series B common shares to be subscribed and paid, within a maximum period of three years, at a price equivalent to US$7.70 per share on the date of payment. On agreeing to issue the shares, the Board of Directors must set the price for their subscription and payment at an amount equivalent to the US$7.70 per share mentioned previously plus a restatement of 10% per annum, or 5% per quarter, for the period elapsed between this date and the date of payment. The excess over the US$7.70 per share is to be credited to the "Share Premium Account".

     (d) CALL AND PUT OPTIONS

     As part of an amendment to the Shareholders' Agreement, Chilesat and Inversiones, each have an option to require the issuance by the Company of shares of common stock at the Exercise Price to be subscribed by Chilesat and Inversiones in proportion to their holdings in the capital stock of the Company. This option may be exercised for common stock with an aggregate value at the Exercise Price of up to US$35 million. The Exercise Price shall be determined as of the exercise date and shall be the sum of (i) $5.00 per share plus (ii) 10% per annum plus an increasing premium on the original $5.00 price thereof equal to 5% additional for each quarter after the calendar quarter ending June 30, 1997. The option expires upon the exercise of the conversion rights (Note 8c).

     If either Chilesat or Inversiones do not subscribe the shares of stock to which it is entitled as a result of the exercise of the capital call option, it shall be subject to dilution. Such shares of common stock as

                                 SMARTCOM S.A.
                       (COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998

are not exercised by Chilesat or Inversiones shall be subject to subscription at the Exercise Price by the other party (or such third party investor as a party may propose), subject to the non-subscribing party's written consent, which may not be unreasonably withheld and which may not be withheld with the purpose of preventing the capital increase.

     If Chilesat answers such capital call by making a cash capital contribution to the Company of not less than fifty percent of the balance due on the convertible loans on or before January 31, 1999, Inversiones will make its portion of the capital call by converting fifty percent of the balance due on the convertible loans into capital equity of the Company at the same price as paid by Chilesat for equity in the capital call.

     Inversiones has an option to sell its preferred shares to Chilesat in the event that the Company is no longer using Qualcomm technology in its mobile PCS telephone system.

NOTE 12. FAIR VALUE

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments at December 31, 1998 and 1997, when the estimate of such value is practicable:

     - Cash and cash equivalents, recoverable taxes and accrued liabilities and withholdings have been stated at carrying value which is equivalent to fair value.

     - The fair values of the note payable to related company and other long-term liabilities were based on interest rates currently available to the Company for debt with similar terms and remaining maturities. The carrying value of the note payable to related company approximates fair value because the terms of the loan agreement require that the stated rate of interest be periodically adjusted to the market rate.

     The estimated fair value of the Company's financial instruments are summarized as follows:

                                           AT MARCH 31, 1999     AT DECEMBER 31, 1998    AT DECEMBER 31, 1997
                                         ---------------------   ---------------------   ---------------------
                                         CARRYING                CARRYING                CARRYING
                                         AMOUNTS    FAIR VALUE   AMOUNTS    FAIR VALUE   AMOUNTS    FAIR VALUE
                                         --------   ----------   --------   ----------   --------   ----------
                                              (UNAUDITED)
Assets:
  Cash and cash equivalents............  $ 1,058     $ 1,058     $   942     $   942     $24,875     $24,875
  Recoverable taxes....................    3,308       3,308       6,480       6,480       6,228       6,228
                                         -------     -------     -------     -------     -------     -------
       Total...........................  $ 4,366     $ 4,366     $ 7,422     $ 7,422     $31,103     $31,103
                                         =======     =======     =======     =======     =======     =======
Liabilities:
  Accrued liabilities and
    withholdings.......................  $   911     $   911     $ 2,160     $ 2,160     $   960     $   960
  Note payable.........................   43,326      43,326          --          --          --          --
  Note payable to related company......       --          --      49,807      49,807      23,655      23,655
  Other long-term liabilities..........    8,491       6,121       8,496       6,013       4,579       3,117
                                         -------     -------     -------     -------     -------     -------
       Total...........................  $52,728     $50,358     $60,463     $57,980     $29,194     $27,732
                                         =======     =======     =======     =======     =======     =======

                                 SMARTCOM S.A.
                       (COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998

NOTE 13. COMMITMENTS AND CONTINGENCIES

     (a) OPERATING LEASES

     At December 31, 1998, the Company had entered into operating leases relating to the rental of sites for towers and antennas required for the operation of its mobile PCS telephone system. The following is a schedule by year of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year at December 31, 1998:

1999........................................................  $1,068
2000........................................................   1,066
2001........................................................   1,082
2002........................................................   1,063
2003........................................................   1,040
2004 to 2008................................................   3,457
2009........................................................     526
                                                              ------
  Total.....................................................  $9,302
                                                              ======

     Rental expense for the year ended December 31, 1998 was US$602,000 (US$91,000 in 1997). Rental expense for the three months ended March 31, 1999 (unaudited) was US$267,000.

     (b) SECURITY FOR DEBT

     The Company has pledged it PCS license as security against the notes payable to Qualcomm Incorporated.

     Telex-Chile S.A. and Chilesat S.A. have pledged 83,920 and 8,316,080 Series B common shares of the Company, respectively, as security for 50% of the notes payable to Qualcomm Incorporated.

NOTE 14. SUBSEQUENT EVENTS

     (a) On February 15, 1999, Inversiones communicated to the Company that it had incurred an Event of Default as a result of its failure to repay a US$20.3 million short-term Working Capital Loan plus interest accrued thereon granted on June 24, 1998 (Note 8) and noncompliance with certain loan covenants. At the time of granting the loan, Inversiones subscribed to a capital increase and reserved its right to capitalize the loan, an option that, in addition to other potential actions to obtain repayment, is still open.

     Similarly, on February 15, 1999, Leap Wireless International, Inc. informed both the Company and Telex-Chile S.A. that the former has incurred an Event of Default with respect to the Deferred Payment Agreement, as a result of which the amount of US$14.7 million plus interest accrued thereon is due and payable. Telex-Chile S.A. is guarantor of 50% of this amount. As in the previous case, the creditor has an option to capitalize this debt or to pursue payment through other means.

     (b) Subsequently on March 2, 1999, Leap Wireless International, Inc. and Inversiones indicated their withdrawal of the above-mentioned communications reserving the right to notify the defaults again in the future. On March 16, 1999, Leap Wireless International, Inc. and Inversiones communicated defaults on the short-term Working Capital Loan of US$20.3 million plus interest accrued thereon and

                                 SMARTCOM S.A.
                       (COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1998

the Deferred Payment Agreement of US$14.7 million plus interest accrued thereon on the same terms as expressed above.

     (c) On April 12, 1999, an agreement was entered into between the shareholders whereby Chilesat sold its ownership interest in the Company to Inversiones for US$28 million in cash and US$22 million, three year, non-interest bearing debt. On April 19, 1999, the Company agreed to pay Inversiones' obligation to Chilesat S.A. and, in return, the Company was relieved of the obligation to pay certain amounts to Inversiones.

     (d) On October 12, 1999, the Company entered into a Second Amended and Restated Deferred Payment Agreement with Qualcomm Incorporated. The new agreement substantially revised the Deferred Payment Agreement covenants, including covenants that were in default, and deferred the dates of repayment of the loan, subject to certain conditions.

     (e) (Unaudited) On October 29, 1999, the Company amended the System Equipment Purchase Agreement to provide for the purchase of additional infrastructure equipment. The agreement, which originally provided for the purchase of equipment from Qualcomm Incorporated, was assigned by Qualcomm Incorporated to a subsidiary of Telefonaktiebolaget LM Ericsson (publ) ("Ericsson") in connection with Qualcomm Incorporated's sale of its infrastructure division to Ericsson.

     (f) (Unaudited) In November 1999, the Company entered into a Line of Credit Agreement with ABN Amro Bank to obtain financing of US$20 million fully secured by a Stand by Letter of Credit from Leap Wireless International, Inc. On November 10 and 24, 1999 and December 7, 1999, Smartcom drew down US$5 million, US$3 million and US$3 million, respectively, which will carry an annual interest rate of 7.3%, 6.35% and 7.2%, respectively. The accrued interest can be paid or capitalized quarterly and principal matures in July 2000.

                                   *  *  *  *

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Orrengrove Investments Ltd.

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of operations, of cash flows and of stockholders' deficit present fairly, in all material respects, the financial position of Orrengrove Investments Ltd. and its subsidiaries (the Company) (a development stage company) at December 31, 1998, and the results of their operations and their cash flows for the period from July 27, 1998 (inception) to December 31, 1998, in conformity with generally accepted accounting principles in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

     As discussed in Note 1 to the consolidated financial statements, the Board of Directors of three of the Company's subsidiaries voted in September 1999 to liquidate. The planned liquidation commenced in October 1999. The accompanying consolidated financial statements do not include any adjustments to give effect to the planned liquidation as the decision to liquidate the subsidiaries was made subsequent to the period presented herein.

PricewaterhouseCoopers LLP

McLean, Virginia
April 30, 1999, except for Note 1, as to which the date is October 15, 1999

                  ORRENGROVE INVESTMENTS LTD. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                           CONSOLIDATED BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................    $35,659
  Other current assets......................................        202
                                                                -------
          Total current assets..............................     35,861
Property and equipment, net.................................      5,279
Intangible assets, net......................................     14,402
Other assets................................................          8
                                                                -------
          Total assets......................................    $55,550
                                                                -------

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued liabilities..................    $ 5,389
                                                                -------
          Total current liabilities.........................      5,389
Note payable to related party...............................     54,758
                                                                -------
          Total liabilities.................................     60,147
                                                                -------
Commitments and contingencies (Note 8)
Minority interest...........................................        679
                                                                -------
Stockholders' deficit:
  Common stock, no par value per share; authorized, issued
     and outstanding 1,000 shares...........................          2
  Deficit accumulated during the development stage..........     (5,278)
                                                                -------
          Total stockholders' deficit.......................     (5,276)
                                                                -------
          Total liabilities and stockholders' deficit.......    $55,550
                                                                =======

See accompanying notes to consolidated financial statements.

                  ORRENGROVE INVESTMENTS LTD. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                               PERIOD FROM
                                                              JULY 27, 1998
                                                              (INCEPTION) TO
                                                               DECEMBER 31,
                                                                   1998
                                                              --------------
Loss on investment in joint venture.........................     $  (670)
General and administrative expenses.........................      (3,624)
Interest expense............................................      (2,958)
Interest income.............................................         791
                                                                 -------
  Loss before minority interest.............................      (6,461)
Minority interest...........................................      (1,183)
                                                                 -------
  Net loss..................................................     $(5,278)
                                                                 =======

See accompanying notes to consolidated financial statements.

                  ORRENGROVE INVESTMENTS LTD. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               PERIOD FROM
                                                              JULY 27, 1998
                                                              (INCEPTION) TO
                                                               DECEMBER 31,
                                                                   1998
                                                              --------------
Development activities:
  Net loss..................................................     $(5,278)
  Adjustments to reconcile net loss to net cash used in
     development activities:
     Depreciation and amortization..........................       1,145
     Minority interest......................................      (1,183)
     Loss on investment in joint venture....................         670
     Changes in assets and liabilities:
       Increase in current and other assets.................        (228)
       Decrease in accounts payable and accrued
        liabilities.........................................      (2,483)
       Increase in accrued interest -- note payable to
        related party.......................................       2,958
                                                                 -------
Net cash used in development activities.....................      (4,399)
                                                                 -------
Investing activities:
  Purchases of property and equipment.......................      (2,741)
  Acquisition of Transworld Companies, net of cash
     acquired...............................................       5,997
                                                                 -------
Net cash provided by investing activities...................       3,256
                                                                 -------
Financing activities:
  Issuance of note payable to related party.................      36,800
  Issuance of common stock..................................           2
                                                                 -------
Net cash provided by financing activities...................      36,802
                                                                 -------
Net increase in cash and cash equivalents...................      35,659
Cash and cash equivalents, beginning of period..............          --
                                                                 -------
Cash and cash equivalents, end of period....................     $35,659
                                                                 =======
Supplemental disclosure of non-cash investing and financing
  activities:
  Note payable to related party issued in connection with
     acquisition of Transworld Companies....................     $15,000
                                                                 =======

See accompanying notes to consolidated financial statements

                  ORRENGROVE INVESTMENTS LTD. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                        DEFICIT
                                                                      ACCUMULATED
                                                    COMMON STOCK      DURING THE
                                                   ---------------    DEVELOPMENT
                                                   SHARES   AMOUNT       STAGE       TOTALS
                                                   ------   ------   -------------   -------
Balance at July 27, 1998 (inception).............     --     $--        $    --      $    --
  Issuance of common stock for cash..............  1,000       2                           2
  Net loss.......................................                        (5,278)      (5,278)
                                                   -----     ---        -------      -------
Balance at December 31, 1998.....................  1,000     $ 2        $(5,278)     $(5,276)
                                                   =====     ===        =======      =======

See accompanying notes to consolidated financial statements.

                  ORRENGROVE INVESTMENTS LTD. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                       NOTES TO THE FINANCIAL STATEMENTS

NOTE 1. THE COMPANY

     Orrengrove Investments Ltd. ("Orrengrove"), was incorporated in the Republic of Cyprus on July 27, 1998 as a wholly owned subsidiary of Qualcomm Telecommunications Ltd. ("QualcommTel"), an Isle of Man company. In August 1998, Orrengrove acquired a 60% interest in Transworld Telecommunications, Inc., Transworld Communications Services, Inc. and Transworld Communications (Bermuda), Ltd. (collectively the "Transworld Companies"). The Transworld Companies were created to build and operate a modern long distance telecommunications business that provides domestic long distance, backhaul, and broadband services such as high speed internet access to the Commonwealth of Independent States ("CIS"), formerly known as the Soviet Union. In October 1998, QualcommTel, a majority owned subsidiary of Leap Wireless International, Inc. ("Leap") entered into an agreement with Teletal Limited ("Teletal"), a company affiliated with ITAR-TASS, the Russian government's prime news agency and a party with certain rights granted to it by the Russian government to assist in the privatization and expansion of telecommunications in Russia. QualcommTel transferred to Teletal a 50% ownership in Orrengrove under the terms of the agreement to the joint venture in exchange for Teletal's commitment to assist in the development of the Transworld Companies long distance telecommunications business.

     PLANNED LIQUIDATION OF THE TRANSWORLD COMPANIES

     In April 1999, the Company was notified by Mercury Telesat ("Mercury"), provider of the satellite signal transmission capacity, that there was an operational failure of all transponders on the Loutch II satellite. Mercury's prognosis indicated that the transponders' operational status would not be restored.

     In June 1999, as a result of the failure of the transponders, Orrengrove and the Transworld Companies determined and recognized an impairment loss of approximately $19.9 million to write-off certain satellite related assets and write-down to fair value the book value of certain other satellite related assets and the license to carry long-distance traffic. In September 1999, after reviewing a series of alternative business plans that did not meet a minimum financial performance criteria, the directors of the Transworld Companies voted to liquidate those companies and to distribute the net assets to their stockholders. In October 1999, the Company entered into a Memorandum of Agreement to facilitate the liquidation of the Transworld Companies. In accordance with the terms of the agreement, the Company transferred all of its shares of Transworld Communications Services, Inc. ("TWS") plus $3.3 million to Teletal in exchange for: (i) TWS's assumption of certain rights, obligations and claims of the remaining Transworld Companies, (ii) the assignment by TWS of certain contractual obligations to the remaining Transworld Companies and (iii) the cancellation of shares of the Company held by Teletal. The Company's share of the remaining net assets of Transworld Telecommunications, Inc. and Transworld Communications (Bermuda), Ltd. upon final distribution is expected to total approximately $11.1 million, all of which will be used to pay the note payable to related party and the Company will have no remaining net assets or operations. The liquidation of the subsidiaries is expected to be substantially completed by December 1999.

     As a result of the failure of the transponders, management intends to assign or terminate the agreement with Mercury (see Note 8) and, due to Mercury's lack of performance, does not believe that the Company will be required to pay any of the remaining $1.7 million commitment.

     The Company's consolidated financial statements for the period presented herein do not give effect to the planned liquidation as the decision to liquidate the subsidiaries was made subsequent to the period presented.

                  ORRENGROVE INVESTMENTS LTD. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION

     The Company is a development stage enterprise, which has incurred operating losses and negative cash flows from operations since inception. The Company's consolidated financial statements reflect the financial position, results of operations, cash flows and changes in stockholders' deficit of Orrengrove and its majority-owned subsidiaries prepared in accordance with generally accepted accounting principles in the United States of America. The ownership of the other interest holder is reflected as minority interest. All significant inter-company accounts and transactions have been eliminated. The financial statements of the Company have been presented for the period since its inception on July 27, 1998.

     FINANCIAL STATEMENT PREPARATION

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

     INVESTMENT IN JOINT VENTURE

     The Company has a 50% equity investment in Tass Loutch Telecom (TLT), a joint venture. The Company uses the equity method to account for investments in corporate entities in which it has voting interest of 20% to 50% or in which it otherwise exercises significant influence. Under the equity method, the investment is originally recorded at cost and adjusted to recognize the Company's share of net earnings or losses of TLT, limited to the extent of the Company's investment in, advances to and financial guarantees for TLT. The Company is the only contributor of assets, and therefore loss on investment in joint venture included in the statement of operations includes 100% of the losses of TLT. To date, TLT has incurred recurring losses which have reduced the Company's investment in TLT to zero.

     CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

     PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation is calculated on a straight-line basis over the lesser of the estimated useful lives, generally ranging from five to ten years for telecommunications equipment and three to seven years for furniture, fixtures and equipment and other property. Construction in process reflects amounts incurred for the configuration and build-out of telecommunications equipment not yet placed in service.

     INTANGIBLE ASSETS

     Intangible assets, resulting primarily from the acquisition of the Transworld Companies (see Note 3), comprising of telecommunications licenses of $8.0 million and rights to satellite signal transmission capacity of $7.3 million are being amortized on a straight-line basis over their estimated

                  ORRENGROVE INVESTMENTS LTD. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

remaining useful lives ranging from three to five years. The telecommunications licenses began amortizing upon commencement of service. For the period ended December 31, 1998, amortization expense of $1.0 million was recorded on the rights to satellite capacity.

     LONG-LIVED ASSETS

     The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the total amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. No such impairment losses have been recognized to December 31, 1998.

     INCOME TAXES

     The Company accounts for income taxes in accordance with the liability method. Deferred income taxes are recognized for tax consequences in future years for differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end, based on enacted laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce net deferred tax assets to the amount expected to be realized. The provision for income taxes consists of the current tax provision and the change during the period in deferred tax assets and liabilities.

     FOREIGN CURRENCY

     The functional currency of the Company's foreign operations is United States dollars. The Company maintains most of the cash balances in dollar denominated bank accounts and has no significant foreign currency monetary assets and liabilities at December 31, 1998. Gains and losses resulting from the Company's foreign currency transactions are included in the consolidated statement of operations, and to date have been minimal.

     The Company does not currently hedge against foreign currency fluctuations although the Company may take such steps in the future. Under current practices, the Company's results of operations could be adversely affected by fluctuations in exchange rates.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     At December 31, 1998, the carrying amount of the Company's cash and cash equivalents, accounts payable, and notes payable approximate fair value due to the short-term maturities of these balances.

     RECENT ACCOUNTING PRONOUNCEMENTS

     As of December 31, 1998, Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income, has been adopted by the Company. SFAS No. 130 establishes standards for the reporting and display of comprehensive income (loss) and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. "Comprehensive income (loss)" is defined in this statement as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period (including net income (loss)) except those resulting from investments

                  ORRENGROVE INVESTMENTS LTD. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

by owners and distributions to owners. The adoption of this new standard did not impact the Company's financial statements because there were no differences between net loss and comprehensive loss.

     In addition, during 1998, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities was issued. This statement establishes a new model for accounting for derivatives and hedging activities. Under SFAS No. 133, all derivatives must be recognized as assets and liabilities and measured at fair value. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not expect that the adoption of SFAS No. 133 will have a material impact on its consolidated financial position or results of operations.

NOTE 3. ACQUISITION OF THE TRANSWORLD COMPANIES

     On August 4, 1998, the Company acquired a 60% common ownership interest in the Transworld Companies for an aggregate purchase price of $51.8 million, consisting of a $36.8 million cash payment to the Transworld Companies and the conversion to equity of a $15.0 million short-term loan payable to Leap, which was previously issued by the former parent of the Transworld Companies. The acquisition was recorded under the purchase method of accounting, and accordingly, the results of operations of the Transworld Companies are included in the consolidated financial statements since the date of acquisition. The sum of the fair values of the identifiable assets acquired, which include telecommunications licenses and rights to satellite signal transmission capacity, less liabilities assumed, exceeded the cost of the acquisition. The fair values of those identifiable assets acquired were reduced by a proportionate part of the excess to determine their assigned values.

     The purchase price has been allocated to the assets acquired and the liabilities assumed based upon the fair values on the date of acquisition as follows (in thousands):

Current assets..............................................    $36,841
Property and equipment......................................      2,697
Intangible assets...........................................     15,388
Other assets................................................        611
Accounts payable and other expenses.........................     (7,872)
Minority interest...........................................     (1,862)
                                                                -------
Purchase price allocation...................................     45,803
Net cash received from acquisition..........................      5,997
                                                                -------
Cash and note paid for acquisition..........................    $51,800
                                                                =======

                  ORRENGROVE INVESTMENTS LTD. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

NOTE 4. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following (in thousands):

                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
Telecommunications equipment................................     $1,448
Construction-in-progress....................................      3,524
Leasehold improvements......................................         81
Furniture, fixtures and office equipment....................        385
                                                                 ------
                                                                  5,438
Accumulated depreciation....................................       (159)
                                                                 ------
                                                                 $5,279
                                                                 ======

     The Company's telecommunications equipment and construction-in-progress are primarily maintained in a foreign country. Construction in progress consists of earth stations, not yet completed and operational as of December 31, 1998.

NOTE 5. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities consist of the following (in thousands):

                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
Accounts payable and other..................................     $  299
Consulting fee-related party (Note 6).......................      2,500
Consulting fee-third party..................................      2,590
                                                                 ------
                                                                 $5,389
                                                                 ======

NOTE 6. RELATED PARTY TRANSACTIONS

     NOTE RECEIVABLE FROM A RELATED PARTY

     Since inception, the Company has advanced certain amounts to another investor in TLT for the investor's share of TLT's expenses in exchange for a note receivable. The Company has advanced approximately $0.4 million to the related party through December 31, 1998. The note receivable was written off prior to December 31, 1998 since the related party was unable to fund its share of the losses in the joint venture.

     PAYABLE TO RELATED PARTY

     The Company was required to pay a consulting fee, bonus, and severance totaling $2.5 million to the majority shareholder of the former parent of the Transworld Companies. The $2.5 million was paid in March 1999.

     NOTE PAYABLE TO RELATED PARTY

     On July 29, 1998, the Company entered into a $51.8 million collateralized Promissory Note agreement with Leap, for the purpose of purchasing the Transworld Companies. Terms of the Promissory

                  ORRENGROVE INVESTMENTS LTD. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

Note provide for repayment of principal and accrued interest by paying Leap the greater of 1) 70% of the cash or other assets received by the Company from any sources, including the Transworld Companies, 2) 70% of the cash or other assets available for distribution to the Company's stockholders or 3) in the event of a final distribution from the Transworld Companies, 100% of the cash or other assets available for distribution to the Company's stockholders until principal and accrued interest is paid in full. Interest accrues quarterly in arrears at the rate of 13%, per annum, with any unpaid interest being added to the outstanding principal. For the period ended December 31, 1998, interest of $3.0 million has been accrued, but not paid. This amount is included in note payable to related party on the consolidated balance sheet as of December 31, 1998. The Promissory Note provides for certain restrictions related to dividends, redemptions and merger, and is collateralized by substantially all the assets of the Company.

NOTE 7. INCOME TAXES

     The Company has not recorded provisions for income taxes for the period from July 27, 1998 (inception) to December 31, 1998 due to net operating losses during the period.

     The following is a reconciliation from the statutory Cyprus income tax rate to the Company's effective rate of income tax expense for the period ended:

                                                                PERIOD FROM
                                                               JULY 27, 1998
                                                              (INCEPTION ) TO
                                                               DECEMBER 31,
                                                                   1998
                                                              ---------------
Cyprus tax at statutory rate................................         25%
Minority interest...........................................         (4)
Net change in valuation allowance...........................        (24)
Effect of foreign operations................................          3
                                                                    ---
Effective tax rate..........................................         --%
                                                                    ===

     The tax effect of temporary differences which gives rise to significant portions of the deferred tax assets as of December 31, 1998, are as follows (in thousands):

                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
Net operating loss carryforwards............................    $ 2,968
Net capitalized start-up costs..............................        717
                                                                -------
                                                                  3,685
Less: valuation allowance...................................     (3,685)
                                                                -------
                                                                $    --
                                                                =======

     Realization of net deferred tax assets is dependent on the Company's ability to generate taxable income, which is uncertain. Accordingly, a full valuation allowance was recorded against these assets as of December 31, 1998.

     As of December 31, 1998, the Company had net operating loss carryforwards of approximately $8.5 million for income tax purposes that begin to expire in various years between 2003 and 2017.

                  ORRENGROVE INVESTMENTS LTD. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

     There may be limitations on the annual utilization amount of these net operating losses as a result of certain changes in ownership that have occurred since the Company's inception.

NOTE 8. COMMITMENTS AND CONTINGENCIES

     TRANSPONDER AGREEMENTS

     The Company obtained, through a number of agreements, the rights to utilize certain Russian Loutch I and Loutch II program satellite signal transmission capacity for up to 20 years.

     The Company has an agreement with Commercial Company Mercury Ltd. ("Mercury"), the commercial subsidiary of a Russian satellite provider, for the sole and exclusive use of two transponders on each of the first two Loutch II satellites. At December 31, 1998, approximately $5.3 million had been paid to Mercury to modify the transponders on the first Loutch II satellite for commercial use. A remaining commitment of approximately $1.7 million due under this contract is contingent upon Mercury completing certain milestones related to the launch of the second satellite.

     CONSTRUCTION-IN-PROGRESS

     The Company has ordered the construction of six earth stations, plus certain upgrades and spares, under an agreement with a third party. The agreement established a price guarantee until September 1999 at approximately $1.0 million per earth station. In accordance with this agreement, approximately $3.5 million has been paid to December 31, 1998.

     LEASE COMMITMENTS

     The Company leases certain office space in the United States and internationally under non-cancelable operating lease agreements. Rent expense for the period July 27, 1998 (inception) to December 31, 1998 was approximately $200,000. Future minimum lease payments under all non-cancelable operating lease arrangements as of December 31, 1998 are as follows (in thousands):

1999........................................................  $  404
2000........................................................     414
2001........................................................     327
2002........................................................       1
2003........................................................      --
                                                              ------
          Total.............................................  $1,146
                                                              ======

     LEGAL MATTERS

     The Company is party to various legal actions and administrative proceedings arising in the normal course of business. In the opinion of the Company's management, disposition of these matters is not expected to have a material adverse effect on the financial position, results of operations or cash flows of the Company.

                                   *  *  *  *

                       REPORT OF INDEPENDENT ACCOUNTANTS

Mexico City, February 15, 1999

To the Board of Directors and Shareholders of Pegaso Telecomunicaciones, S. A. de C. V.

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of cash flows and of stockholders' equity present fairly, in all material respects, the financial position of Pegaso Telecomunicaciones, S. A. de C. V. and its subsidiaries at December 31, 1998 and the results of their operations, their cash flows and the changes in their stockholders' equity for the period from June 24, 1998 (date of incorporation) to December 31, 1998, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

     As stated in Note 1 to the consolidated financial statements, Pegaso Telecomunicaciones, S. A. de C. V. was incorporated on June 24, 1998, and at the date of issuance of this report, was in the development stage.

PricewaterhouseCoopers

Guillermo Pineda M.

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                           THOUSANDS OF U.S. DOLLARS

                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  1999             1998
                                                              -------------    ------------
                                                               (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $   1,792        $ 30,313
  Recoverable value added tax...............................        8,324           9,531
  Accounts receivable from clients..........................          331              --
  Other accounts receivable.................................        2,930             344
  Inventories...............................................        2,230              --
  Advances to suppliers and others..........................        4,636             219
  Prepaid advertising.......................................        5,369           6,256
                                                                ---------        --------
          Total current assets..............................       25,612          46,663
PROPERTY, FURNITURE AND TELECOMMUNICATIONS
  EQUIPMENT -- Net..........................................      238,134         132,296
PUBLIC TELECOMMUNICATIONS NETWORK CONCESSIONS -- Net........      244,735         233,530
                                                                ---------        --------
          Total assets......................................    $ 508,481        $412,489
                                                                =========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Bank loans................................................    $  34,601        $     --
  Vendor financing of equipment.............................       12,790         113,209
  Accounts payable for equipment............................       10,122              --
  Accounts payable for inventory............................        4,476              --
  Leap Wireless Mexico, S. A. de C. V., affiliated
     company................................................        5,207              --
  Notes payable to affiliated company.......................          428           5,941
  Other accounts payable and accrued expenses...............       17,196           5,256
  Income tax payable........................................           --             321
                                                                ---------        --------
          Total current liabilities.........................       84,820         124,727
                                                                ---------        --------
LONG-TERM LIABILITIES:
  Bank loans................................................       60,805          19,090
  Vendor financing of equipment.............................      114,306              --
                                                                ---------        --------
          Total long-term liabilities.......................      175,111          19,090
                                                                ---------        --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Capital stock.............................................      350,000         300,000
  Accumulated deficit.......................................     (119,870)        (31,328)
  Accumulated other comprehensive loss......................       18,420              --
                                                                ---------        --------
                                                                  248,550         268,672
                                                                ---------        --------
          Total liabilities and stockholders' equity........    $ 508,481        $412,489
                                                                =========        ========

The accompanying notes are an integral part of these financial statements.

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENT OF INCOME
                           THOUSANDS OF U.S. DOLLARS

                                                                                FOR THE PERIOD
                                                           FOR THE NINE-      FROM JUNE 24 (DATE
                                                         MONTH PERIOD ENDED    OF INCEPTION) TO
                                                           SEPTEMBER 30,         DECEMBER 31,
                                                                1999                 1998
                                                         ------------------   ------------------
                                                            (UNAUDITED)
Operating revenues.....................................       $  2,617             $     --
                                                              --------             --------
Operating expenses:
  Cost of operating revenues...........................         (8,471)                  --
  Selling, general and administrative expenses.........        (71,417)             (30,090)
  Depreciation and amortization........................        (11,129)                 (78)
                                                              --------             --------
          Total operating expenses.....................        (91,017)             (30,168)
                                                              --------             --------
Operating loss.........................................        (88,400)             (30,168)
Interest (expense) income..............................         (7,119)               1,194
Foreign currency exchange gain -- Net..................          5,926                   --
Other income...........................................          1,051                  441
Foreign currency exchange loss on remeasurement of
  financial statements.................................             --               (2,474)
                                                              --------             --------
Loss before income tax.................................        (88,542)             (31,007)
Provision for income tax...............................             --                 (321)
                                                              --------             --------
Net loss for the period................................        (88,542)             (31,328)
Other comprehensive income:
  Foreign currency translation adjustment..............         18,420                   --
                                                              --------             --------
Comprehensive loss.....................................       $(70,122)            $(31,328)
                                                              ========             ========

The accompanying notes are an integral part of these financial statements.

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                           THOUSANDS OF U.S. DOLLARS

                                                                                 FOR THE PERIOD
                                                           FOR THE NINE-       FROM JUNE 24 (DATE
                                                         MONTH PERIOD ENDED     OF INCEPTION) TO
                                                           SEPTEMBER 30,          DECEMBER 31,
                                                                1999                  1998
                                                         ------------------    ------------------
                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss for the period................................       $(88,542)             $(31,328)
                                                              --------              --------
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation.........................................          3,957                    78
  Amortization of public telecommunications network
     concession........................................          7,172                    --
  Other provisions.....................................          1,269                    --
  Unrealized foreign exchange gain.....................        (12,458)                   --
  Foreign exchange loss on remeasurement of financial
     statements........................................             --                 2,474
Changes in assets and liabilities:
  Recoverable value added tax..........................          1,916                (9,443)
  Accounts receivable from clients.....................           (323)                   --
  Other accounts receivable............................         (2,496)                 (341)
  Advances to suppliers and others.....................         (4,186)                 (217)
  Prepaid advertising..................................         (4,488)                  (67)
  Leap Wireless Mexico, S. A. de C. V., affiliated
     company...........................................          5,079
  Other accounts payable and accrued expenses..........          7,689                 5,432
  Income tax payable...................................           (338)                  321
                                                              --------              --------
          Total adjustments............................          2,793                (1,763)
                                                              --------              --------
Net cash used in operating activities..................        (85,749)              (33,091)
                                                              --------              --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, furniture and
  telecommunications equipment.........................        (35,012)                  (77)
Public telecommunications network concessions..........             --              (233,530)
                                                              --------              --------
Net cash used in investing activities..................        (35,012)             (233,607)
                                                              --------              --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Bank loans.............................................         33,753                    --
Capital stock issued...................................         50,000               300,000
                                                              --------              --------
Net cash provided by financing activities..............         83,753               300,000
                                                              --------              --------
Effect of exchange rate change on cash.................          8,487                (2,989)
                                                              --------              --------
Net (decrease) increase in cash and cash equivalents...        (28,521)               30,313
Cash and cash equivalents at beginning of period.......         30,313                    --
                                                              --------              --------
Cash and cash equivalents at end of period.............       $  1,792              $ 30,313
                                                              ========              ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income tax paid........................................       $    321              $     --
Interest paid..........................................          5,345                    14
Prepaid advertising contracted with notes payable......             --                 5,941
Property, furniture and telecommunications equipment
  acquired through financing...........................         58,331               132,297
Inventories acquired through financing.................          2,175                    --

The accompanying notes are an integral part of these financial statements.

                   PEGASO TELECOMUNICACIONES, S. A. DE C. V.

                       STATEMENT OF STOCKHOLDERS' EQUITY
                           THOUSANDS OF U.S. DOLLARS

                                                                    ACCUMULATED OTHER
                                           CAPITAL    ACCUMULATED     COMPREHENSIVE
                                            STOCK       DEFICIT           LOSS           TOTAL
                                           --------   -----------   -----------------   --------
Issuance of capital stock at inception on
  June 24, 1998..........................  $     11    $      --         $    --        $     11
Additional capital stock issued on June
  30 and September 28, 1998..............   299,989           --              --         299,989
Loss for the period......................        --      (31,328)             --         (31,328)
                                           --------    ---------         -------        --------
Balances at December 31, 1998............   300,000      (31,328)             --         268,672
Issuance of capital stock (unaudited)....    50,000           --              --          50,000
Loss for the period (unaudited)..........        --      (88,542)             --         (88,542)
Foreign currency translation adjustment
  (unaudited)............................        --           --          18,420          18,420
                                           --------    ---------         -------        --------
Balances at September 30, 1999
  (unaudited)............................  $350,000    $(119,870)        $18,420        $248,550
                                           ========    =========         =======        ========

The accompanying notes are an integral part of these financial statements.

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                (AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS)

NOTE 1. OPERATIONS OF THE COMPANY AND ITS SUBSIDIARIES:

     Pegaso Telecomunicaciones, S. A. de C. V. (Telecomunicaciones) a Mexican holding company, was incorporated on June 24, 1998, for a duration of 99 years. At September 30, 1999 and December 31, 1998, the stockholders and their participation in Telecomunicaciones were as follows:

                                                             PARTICIPATION(%)
                                                       -----------------------------
                                                       SEPTEMBER 30,    DECEMBER 31,
                     STOCKHOLDER                           1999             1998
                     -----------                       -------------    ------------
                                                        (UNAUDITED)
Mexican stockholders:
Corporativo del Valle de Mexico, S. A. de C. V. .....      17.14            10.00
Pegaso Comunicaciones y Servicios, S. A. de C. V. ...       8.28             9.66
Alejandro Burillo Azcarraga..........................       7.44             5.34
Carmela Azcarraga Milmo..............................       2.86
Foreign stockholders:
Leap PCS Mexico, Inc.
(formerly Qualcomm PCS Mexico, Inc.).................      28.57            33.33
International Equity Investments, Inc. ..............      15.71            18.33
LAIF X, Ltd. ........................................      14.29            16.67
NI Media Equity, LLC.................................       5.71             6.67
                                                          ------           ------
                                                          100.00           100.00
                                                          ======           ======

     Up to September 23, 1998, Qualcomm PCS Mexico, Inc. was a wholly-owned subsidiary of Qualcomm Incorporated (Qualcomm). On that date, as a consequence of Qualcomm's spin-off of Leap Wireless International, Inc. (Leap Wireless), Qualcomm transferred the Qualcomm PCS Mexico, Inc. shares to Leap Wireless.

     At September 30, 1999 (unaudited) and December 31, 1998, Telecomunicaciones indirectly held 100% of the capital stock of the following Mexican subsidiaries.

                  COMPANY                                     BUSINESS
                  -------                                     --------
Pegaso PCS, S. A. de C. V. (PCS)...........  Provides telephone services to the general public.
Pegaso Recursos Humanos, S. A. de C. V.      Provides administrative services to
  (Recursos Humanos).......................  affiliated companies.
Pegaso Comunicaciones y Sistemas, S. A. de   Holds the concessions and the
  C. V. (Comunicaciones y Sistemas)........  telecommunications equipment for telephone services to be provided by PCS.

     Telecomunicaciones and the above subsidiaries, collectively "the Company", is engaged in providing nationwide telephone services in Mexico. Comunicaciones y Sistemas holds the concessions granted by the Mexican Ministry of Communications (Secretaria de Comunicaciones y Transportes) (SCT) on October 7, 1998.

     The concessions include the rights to install, operate and exploit a nationwide public telecommunications network for a period of up to 20 years, with an option for the Company to extend the concessions at the end of the 20-year period. See Note 5.

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

     The Company's development from the date of inception has been financed by capital contributions made by the stockholders and through two lines of credit with a limit of $590,000. See Note 6. These lines of credit are collateralized by all Company properties, rights and assets. The recoverability of the Company's investment is dependent upon future events, including, but not limited to, the stability of the Mexican economic environment, obtaining adequate financing for the Company's development program and the achievement of a level of operating revenues that is sufficient to support the Company's cost structure. Additionally, the company has contracted a bridge loan for a total amount of $115,000. See Note 6.

     The Company launched telecommunications operations in the city of Tijuana,
B. C. in February, Guadalajara, Jal. in August, Monterrey in September and limited testing in Mexico City in August 1999. Prior to those dates, the Company's business consisted of the installation and construction of its network and other start up activities. Accordingly, the Company was a "development stage enterprise" as set forth in the Statement of Financial Accounting Standards No. 7 "Accounting an Reporting by Development Stage Enterprises" in 1998.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     The accompanying consolidated financial statements include the adjustment and translation/ remeasurement of the Mexican peso consolidated financial statements prepared in conformity with accounting principles generally accepted in Mexico. Such financial statements constitute a suitable basis for adjustment and translation/remeasurement into U.S. Dollars for purposes of expressing them in conformity with accounting principles generally accepted in the United States of America.

     The significant accounting policies, as adjusted are shown below.

     a. NINE MONTHS ENDED SEPTEMBER 30, 1999 HAVE BEEN PREPARED WITHOUT AUDIT:

     In the opinion of Company's management, all necessary adjustments, which are of a normal recurring nature and necessary for a fair presentation of the interim consolidated financial statements, have been included in the interim consolidated financial statements as of September 30, 1999 and for the nine-month period then ended. The results of this interim period are not necessarily indicative of the results for the entire year.

     b. CONSOLIDATION:

     The accompanying financial statements include the accounts of Telecomunicaciones and its wholly-owned subsidiaries prepared in accordance with accounting principles generally accepted in the United States of America. All significant intercompany balances and transactions have been eliminated in the consolidation.

     c. CASH EQUIVALENTS:

     Cash equivalents are recorded at cost, which approximates market value, and include all investments purchased with original maturities of three months or less.

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

     d. PROPERTY, FURNITURE AND TELECOMMUNICATIONS EQUIPMENT:

     Property, furniture and telecommunications equipment are recorded at cost.

     Depreciation is calculated by the straight-line method, based on the estimated useful lives of said items, ranging from three to ten years. See Note 4.

     Leasehold improvements are capitalized at cost and are amortizated using the straight-line method, over the shorter of the assets' useful lives or the related lease terms.

     e. PUBLIC TELECOMMUNICATIONS NETWORK CONCESSIONS:

     The public telecommunications network concessions include the cost of the radio-electric frequency band concession, and is recorded at cost.

     Amortization is calculated by the straight-line method, based on the estimated useful life (concession period, twenty years).

     f. INCOME TAXES:

     Current income tax is the amount of income tax expected to be payable for the current period. A deferred tax asset or liability is computed for both the expected future impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss carryforwards. A valuation allowance is established for deferred tax assets not expected to be realized.

     g. EMPLOYEE BENEFITS:

     Seniority premiums, to which employees are entitled upon termination of employment after fifteen years of service, are recognized as expenses of the years in which the services are rendered. As the Company was incorporated on June 24, 1998, this effect is not significant, and therefore no liability has been recognized, for each of the periods presented.

     Severance obligations to personnel for dismissal or death are charged to income in the period incurred.

     h. TRANSLATION:

     As of December 31, 1998, for the purposes of translating its Mexican peso financial statements to U.S. dollars in accordance with Statement of Financial Accounting Standard No. 52, the Company considered its functional currency to be the U.S. dollar, since Mexico was considered a hyperinflationary economy. Consequently, monetary assets and liabilities were translated into U.S. dollars at the exchange rate in effect at the balance sheet date. Revenues, expenses, gains and losses were translated at the average exchange rate for the period, and non-monetary assets were translated at historical rates. The resulting remeasurement gains or losses were included in the consolidated statement of income.

     As of January 1, 1999, Mexico is no longer considered a hyperinflationary economy. Therefore, the Company changed the functional currency from the U.S. dollar to the Mexican peso. Accordingly, monetary and non-monetary assets and liabilities are translated into U.S. dollars at the exchange rate in effect at the balance sheet date. Capital stock has been translated at historic observed exchange rates. Revenues, expenses, gains and losses are translated at the average exchange rate for the period. The net

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES equity effects of translation are recorded in the cumulative foreign currency translation adjustment account as a part of accumulated other comprehensive income.

     i. CAPITALIZED INTEREST COST:

     Property, furniture and telecommunications equipment, as well as the public telecommunications network concessions, include the capitalization of the interest costs related to their acquisition.

     j. ADVERTISING COSTS:

     Television advertising time purchased in advance is initially deferred and expensed when the advertising time is used. All other advertising costs are expensed as incurred. Advertising expense amounted to $6,739 for the nine-month period ended September 30, 1999 (unaudited). No advertising expenses were incurred for the period ended December 31, 1998.

     k. LONG-LIVED ASSETS:

     The Company assesses potential impairments of its long-lived assets when there is evidence that events or changes in circumstances have made recovery of the asset's carrying value unlikely. An impairment loss would be recognized when the sum of the expected future net undiscounted cash flows, grouped at the lowest identifiable level where the cash flows are independent of cash flows generated by other groups, is less than the carrying amount of the asset. No such impairment losses have been recorded by the Company.

     l. ESTIMATES:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

     m. REVENUE RECOGNITION:

     Revenues are recorded as service is provided. Sales of equipment and related services are recorded when goods and services are delivered.

     n. NEW ACCOUNTING REQUIREMENTS:

     The Company adopted the provision of Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities", issued by the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants (AcSEC). In accordance with this pronouncement, all start-up activities and organization costs incurred in 1998 were expensed and are included within general and administrative expenses in the consolidated statement of income.

     The Company adopted the provisions of Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" (SFAS 130) issued by the Financial Accounting Standards Board (FASB). SFAS 130 establishes new rules for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements.

     The Company adopted the Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1) issued by the AcSEC. The statement

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES provides authoritative guidance for the capitalization of external direct costs of materials and services, payroll costs for employees devoting time to software projects, and interest costs. The adoption of this statement did not have material effect in the financial statements of the Company.

     On June 15, 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", (SFAS 133). This statement establishes a new model for accounting for derivatives and hedging activities and supercedes and amends a number of existing standards. SFAS 133 is effective for fiscal years beginning after June 15, 2000, but earlier application is permitted as of the beginning of any fiscal quarter subsequent to June 15, 1998. Upon the statement's initial application, all derivatives are required to be recognized in the balance sheet as either assets or liabilities, and measured at fair value. In addition, all hedging relationships must be designated, reassessed and documented pursuant to the provisions of SFAS 133. Management does not believe that the adoption of this statement will significantly impact the financial statements of the Company.

NOTE 3. TRANSACTIONS AND BALANCES WITH AFFILIATED COMPANIES AND OTHER RELATED
PARTIES:

     Following is a summary of the main transactions and balances with affiliated companies and other related parties:

                                               TRANSACTIONS FOR
                                               THE PERIOD ENDED                  BALANCE AT
                                         ----------------------------   ----------------------------
                                         SEPTEMBER 30,   DECEMBER 31,   SEPTEMBER 30,   DECEMBER 31,
                                             1999            1998           1999            1998
                                         -------------   ------------   -------------   ------------
                                          (UNAUDITED)                    (UNAUDITED)
Equipment purchases from Qualcomm......     $    --        $80,100(1)      $   --          $   --
Interest on advances from
  stockholders.........................          --          1,697             --              --
Professional fees charged by
  stockholders.........................          --            586             --              --
Professional fees charged by affiliated
  company..............................      24,390(4)          --          5,207(3)           --
Advertising services from
  stockholder..........................       4,692          6,256            428           5,941(2)
Rent payments to stockholders..........          --             40             --              --

-------------------------
(1) Qualcomm ceased being an affiliated company on September 23, 1998 (see Note
    1).

(2) This amount is reflected as notes payable to affiliated company in the consolidated balance sheet. Equal principal amounts are payable on a quarterly basis up to September 15, 1999. These notes are non-interest bearing.

(3) Account payable to Leap Wireless Mexico, S. A. de C. V.

(4) This amount represents mainly the advisory services paid in connection with the Company's organization and start up activities.

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTE 4.  PROPERTY, FURNITURE AND TELECOMMUNICATIONS EQUIPMENT:

                                                                           ANNUAL
                                                       DECEMBER 31,   DEPRECIATION RATE
                                                           1998              (%)
                                                       ------------   -----------------
Furniture and equipment..............................    $    630            10
Computer equipment...................................         156            25
Transportation equipment.............................         248            25
Leasehold improvements...............................         969             5
                                                         --------
                                                            2,003
Accumulated depreciation.............................         (78)
                                                         --------
                                                            1,925
Land.................................................          85
Telecommunications equipment in the process of
  installation.......................................     104,874
Construction in progress.............................       2,234
Advance payments to Alcatel Indetel Industria de
  Telecomunicaciones, S. A. de C. V. (Alcatel).......      11,478
Advance payments to Qualcomm.........................       9,023
Advance payments to other suppliers..................       2,677
                                                         --------
                                                         $132,296
                                                         ========

     At September 30, 1999, property, furniture and telecommunications equipment increased from the amounts as of December 31, 1998 principally due to the continued development of the telecommunication network as well as the software implementation.

     Telecommunications equipment in the process of installation at September 30, 1999 and December 31, 1998 includes $10,013 (unaudited) and $3,114, respectively, of capitalized interest.

NOTE 5.  PUBLIC TELECOMMUNICATIONS NETWORK CONCESSIONS:

     On October 7, 1998, the Company obtained the concessions to frequency bands of the radio-electric spectrum to provide nationwide wireless fixed and mobile access telecommunication services. Balances are as follows:

                                                         SEPTEMBER 30,   DECEMBER 31,
                                                             1999            1998
                                                         -------------   ------------
                                                          (UNAUDITED)
Cost of concession.....................................    $251,907        $233,530
Accumulated amortization...............................      (7,172)             --
                                                           --------        --------
                                                           $244,735        $233,530
                                                           ========        ========

     The cost of the concessions include $1,278 of capitalized interest at September 30, 1999 (unaudited) and December 31, 1998.

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

     Concessions include the rights to provide the following:

     - Fixed or mobile wireless telephone service.

     - Transmission or reception of signals, images, voices, sounds or information of any nature through the network, and additional services authorized by the SCT.

     - Access to data networks, videos, audio and videoconferences.

     The concession agreements contain the following financial covenants:

     - The minimum capital stock must be $120,000.

     - The ratio of total liabilities to stockholders' equity should not exceed
       2.78 during the first five years of operations.

     At September 30, 1999 (unaudited) and December 31, 1998, these financial covenants were satisfactorily complied with.

NOTE 6.  FINANCING CONTRACTS:

     The Company has entered into certain agreements for the acquisition of telecommunications equipment, services, and installation consultancy. These commitments will be financed through the financing contracts which are summarized as follows:

EQUIPMENT SUPPLIER                    FINANCING AGENT                   MAXIMUM AMOUNT
------------------                    ---------------                   --------------
  Qualcomm            Qualcomm managed by ABN AMRO Bank N. V..........     $310,000(1)
  Alcatel             Syndicated loan managed by Citibank
                      International, Plc..............................      280,000(2)
                                                                           --------
                                                                           $590,000
                                                                           ========

-------------------------
(1) This line of credit is to be utilized as follows:

          CREDIT                               TERM                         MAXIMUM AMOUNT
          ------                               ----                         --------------
    Credit 1             From the date of authorization to December 31,        $200,000
                         2000.............................................
    Credit 2             From January 1, 2001 to December 31, 2002........       90,000
    Additional credit    From the date of authorization to December 31,          20,000
                         2002.............................................
                                                                               --------
                                                                               $310,000
                                                                               ========

     Advances under credits 1 and 2 are composed of "A" and "B" tranches. Tranche "A", which is for the financing of equipment purchases, is being provided by the Export Import Bank of the United States (EXIM Bank) and is subject to interest at the LIBOR plus 1.5 points. Tranche "B" is for the financing of customs duties (excluding value added taxes) and transportation costs and is subject to interest at the LIBOR plus 4.5 points. Interest is to be paid at various intervals ranging from monthly to biannually, depending upon which credit and tranche the amount has been disbursed from.

     At September 30, 1999 (unaudited) and December 31, 1998, no advances have been made under this line of credit. The short and long term vendor financing of equipment balances shown in the consolidated balance sheet includes liabilities of $91,365 and $35,731, respectively, as of September 30, 1999 (unaudited), and of $72,521 and $32,868, respectively, as of December 31,

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

     1998, payable to Qualcomm and Qualcomm Wireless Services (Mexico), S. A. de
     C. V., respectively. These dollar-denominated amounts are expected to be paid through advances on the line-of-credit facilities.

(2) This line of credit is to be utilized as follows:

          CREDIT                               TERM                         MAXIMUM AMOUNT
          ------                               ----                         --------------
    Credit 1             From the date of authorization to December 31,        $170,000
                         2000.............................................
    Credit 2             From January 1, 2001 to December 31, 2002........      100,000
    Additional Credit    From the date of authorization to December 31,          10,000
                         2000.............................................
                                                                               --------
                                                                               $280,000
                                                                               ========

     These loans are subject to interest at the Eurodollar rate (9.7 % at September 30, 1999 (unaudited) and 5.2 % at December 31, 1998) plus 4.5 points, adjusted monthly. The interest is to be paid on a quarterly basis. At September 30, 1999 and December 31,1998, $ 60,805 (unaudited) and $19,090, respectively, was outstanding under this line of credit (Credit 1) and is included in long-term bank loans. Schedule maturities of the amounts outstanding is as follows:

                        DECEMBER 31,                          AMOUNT
                        ------------                          -------
   2002.....................................................  $ 3,818
   2003.....................................................    5,727
   2004.....................................................    9,545
                                                              -------
                                                              $19,090
                                                              =======

     Principal payments of "A" and "B" tranches of credit managed by ABM AMRO Bank N. V. will be negotiated in good faith and must be agreed upon by both the parties prior to disbursement. Principal payments for other lines of credit will be made on the dates and in the proportions shown below:

                                                     PORTION PAYABLE ON DECEMBER 31,
              YEAR IN WHICH THE                --------------------------------------------
            DISBURSEMENT WAS MADE              2002    2003    2004    2005    2006    2007
            ---------------------              ----    ----    ----    ----    ----    ----
  1998 and 1999..............................   20%     30%     50%
       2000..................................           20%     30%     50%
       2001..................................                   20%     30%     50%
       2002..................................                           20%     30%     50%

     In order to collateralize the obligations derived from the financing contracts, the Company has pledged all properties, rights and assets, as described in Note 1.

     The lines of credit establish the following obligations and restrictions for the Company:

          a. Disbursements from the lines of credit should be utilized only for the acquisition of telecommunication equipment from Qualcomm and Alcatel.

          b. The capital stock should be increased by two contributions of $50,000 each, by July 31, 1999 and on August 30, 2000, respectively.

          c. Neither dividend payments nor capital distributions should be made during the loan periods.

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

UNAUDITED

     On May 27, 1999, the shareholders contracted a bridge loan for a total amount of $115,000 with a group of syndicated banks. This bridge loan is granted by Qualcomm (Qualcomm guaranty) as the lead lender, Citibank N. A. as administrative agent for the lenders, Societe Generale as syndication agent and ABN AMRO Bank N. V. as documentation agent. This loan is subject to interest at the Eurodollar rate plus 6% or a base rate plus 5%, provided that in each case, applicable margin shall increase by 0.5% on each interest adjusted date. As of September 30, 1999, $34,601 is outstanding on such loans (unaudited). The final maturity date of the bridge loan is November 28, 2000.

     On May 27, 1999, the Company entered into stock option agreements with Qualcomm, Leap Wireless International, Inc. and Alejandro Burillo Azcarraga (the Grantees). As a condition to execute the bridge loan agreement and to issue the Qualcomm guaranty, the Company granted the Grantees options to subscribe and purchase up to 353,585, 243,090 and 110,495, respectively, limited voting series "N" treasury shares of the Company's capital stock with no par value, which represent 2.4% of the aggregate capital stock.

     In accordance with the stock option agreements, in the event the bridge loan facility is repaid in full and the commitment thereunder is terminated on or before December 1, 1999, the options shall be terminated. After such date, the Grantees may receive an additional fee in the form of a stock option, if the total internal rate of return on the average outstanding balance of the bridge loan is less than 20%.

     The said options shall have customary antidilution protection for stock dividends, stock splits, stock combinations, mergers and other similar events, but not for issuances below any particular price per share. The options will have an exercise price of US$.01 per share and an expiration date of 10 years from date of issuance. The options shall be exercisable at any time after the date on which all amounts under the bridge loan agreement are paid in full and the commitments there under are terminated.

     Also, on May 27, 1999, an irrevocable administration and guarantee trust was constituted by Leap Wireless International, Inc. and Alejandro Burillo Azcarraga as trustors, Qualcomm as beneficiary, and Banco INVEX, S. A., Institucion de Banca Multiple, (INVEX) as trustee. The agreement establishes that INVEX may exercise the option for the series "N" treasury shares mentioned above to counter-guarantee the payment of obligations arising from the bridge loan agreement for $115,000.

     On June 18, 1999, Telecomunicaciones, as trustor, established an irrevocable administration and guarantee trust with Citibank Mexico, S. A. de C. V., Grupo Financiero Citibank as representative of the beneficiaries of the guarantees and as agent of the guarantees, as well as with INVEX as trustee. The purpose of this trust agreement is to guarantee payment of obligations arising from the financing vendor agreements signed with Qualcomm and Alcatel. Telecomunicaciones has transferred to the trust its shares in Comunicaciones and Sistemas, PCS and Recursos Humanos.

NOTE 7.  STOCKHOLDERS' EQUITY:

     Telecomunicaciones was incorporated on June 24, 1998, with a contribution of $11 for the subscription of 100,000 common shares, each with a par value of one Mexican peso.

     On June 30, 1998, the Company exchanged the original 100,000 common shares for 1,000 shares with no par value. On the same date, the Company received from its stockholders $1 in exchange for the issuance of an additional 200 common shares.

     On September 28, 1998, the Company received $299,988 in exchange for the issuance of 7,499,388 Series "A", Class II shares, 7,199,412 Series "B", Class II shares, and 15,300,000 Series "N", Class II

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES shares. On this same date, the stockholders decided to increase the capital stock by two contributions of $50,000 each, before July 31, 1999 and August 31, 2000, respectively.

     On July 27 and 30, 1999, the stockholders increased the capital stock by $50,000 through the issuance of 5,000,000 series "N" common shares with no par value (unaudited).

     At September 30, 1999, the authorized capital stock is 35,000,000 no-par-value shares, all of which are issued and outstanding, as follows (unaudited):

NUMBER OF SHARES                            DESCRIPTION                             AMOUNT
----------------                            -----------                            --------
                    Class I (fixed minimum portion):
          612       Series A...................................................    $      6
          588       Series B...................................................           6
                    Class II (variable portion):
    7,499,388       Series A...................................................      74,994
    7,199,412       Series B...................................................      71,994
   20,300,000       Series N...................................................     203,000
   ----------                                                                      --------
   35,000,000                                                                      $350,000
   ==========                                                                      ========

     Series "N", Class "II" shares have limited voting rights.

     In the event of a capital stock reduction, the portion of capital stock exceeding contributions made is subject to income tax, payable by the Company, equivalent to 53.85% of such excess.

NOTE 8. INCOME TAX, ASSET TAX AND EMPLOYEES' STATUTORY PROFIT SHARING:

     For the periods ended September 30, 1999 and December 31, 1998, Telecomunicaciones generated a net tax loss of $4,053 (unaudited) and $4,976 and two of its subsidiaries generated a combined net tax loss of $94,511 (unaudited) and $8,394, respectively. The company's other subsidiary, Recursos Humanos, had a net tax loss of $873 (unaudited) and taxable income of $944 for the periods ended September 30, 1999 and December 31, 1998, respectively. For the period ended December 31, 1998 the Company recognized a current tax provision of $321, in the consolidated financial statements. There was no tax provision for the nine-month period ended September 30, 1999 (unaudited).

     The Company obtained authorization from the Treasury Ministry (Secretaria de Hacienda y Credito Publico) (SHCP) to determine its income tax (IT) and asset tax (AT) on a consolidated basis starting in 1999.

     The tax loss carryforwards of $93,013 (unaudited) and of $13,370, incurred for the periods ended September 30,1999 and December 31, 1998, respectively, can be inflation indexed by applying the Mexican National Consumer Price Index from the date on which losses arise through the date of their utilization. Such restated tax loss carryforwards can be offset against future taxable income, and expire in the years 2009 and 2008, respectively.

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

     The tax effect of temporary differences that gives rise to deferred tax assets and liabilities are as follows:

                                                       SEPTEMBER 30,    DECEMBER 31,
                                                           1999             1998
                                                       -------------    ------------
                                                        (UNAUDITED)
Interest and consultancy fees capitalized............    $ (4,157)        $(1,692)
Preoperating expenses................................       4,510           4,660
Tax loss carryforwards...............................      37,234           4,546
Valuation allowance..................................     (37,587)         (7,514)
                                                         --------         -------
                                                         $     --         $    --
                                                         ========         =======

     The statutory IT rate was 35% and 34% for 1999 and 1998, respectively. The following items represent the principal differences between income taxes computed at the statutory tax rate and the Company's provision for income taxes for the periods ended September 30, 1999 and December 31, 1998:

                                                       SEPTEMBER 30,    DECEMBER 31,
                                                           1999             1998
                                                       -------------    ------------
                                                        (UNAUDITED)
Tax at statutory rate................................       (35)%           (34)%
Foreign exchange loss on remeasurement of financial
  statements.........................................        --               3%
Permanent items, including inflationary effects......         5%              7%
Interest and consultancy fees........................         3%             (5)%
Preoperating expenses................................        --              15%
Valuation allowance..................................        27%             15%
                                                            ---             ---
Effective IT rate....................................        --%              1%
                                                            ===             ===

     AT is determined by applying the rate of 1.8% to the net amount of certain assets and liabilities, and is payable only when AT exceeds IT due. For the periods ended September 30, 1999 and December 31, 1998, the Company was not subject to the payment of AT.

     For the periods ended September 30, 1999 and December 31, 1998, the Company was not subject to the payment of employees' statutory profit sharing.

           PEGASO TELECOMUNICACIONES, S. A. DE C. V. AND SUBSIDIARIES

NOTE 9. COMMITMENTS:

     The Company leases offices and other spaces related to its activity, under operating agreements expiring through 2003. At December 31, 1998 future minimum lease payments under such leases amount to approximately $8,158, as follows:

                            YEAR                              AMOUNT
                            ----                              ------
1999........................................................  $2,490
2000........................................................   1,743
2001........................................................   1,429
2002........................................................   1,407
2003........................................................   1,089
                                                              ------
                                                              $8,158
                                                              ======

     As of September 30, 1999 future minimum lease payments on the above obligations and agreements expiring through 2007 amounted to $11,464 (unaudited).

     Lease payments for the period ended September 30, 1999 and December 31,1998 recorded in the consolidated statement of income amounted to $1,891 (unaudited) and $824, respectively.

     Additionally, the Company has site operating leases for the network which amount $ 4,995, on annual basis (unaudited). This amount is recorded in the consolidated statement of income.

NOTE 10. FINANCIAL INSTRUMENTS:

     The fair value of the Company's cash and cash equivalents, recoverable taxes, other accounts receivable, trade payables, income taxes and other accounts payable and accrued expenses approximate the carrying value due to the short-maturity of these instruments.

     The estimated fair value and carrying value of other financial instruments at December 31, 1998 are as follows:

                                                              CARRYING     FAIR
                                                               VALUE       VALUE
                                                              --------    -------
Notes payable to affiliated company.........................  $ 5,941     $ 5,823
Long-term bank loans........................................   19,090      19,090

                                   *  *  *  *

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Cricket Communications Holdings, Inc.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of stockholders' equity (deficit) present fairly, in all material respects, the financial position of Cricket Communications Holdings, Inc. and its subsidiary (a development stage company) at August 31, 1999 and 1998, and the results of their operations and their cash flows for the years ended August 31, 1999 and 1998, for the period from December 1, 1996 (inception) to August 31, 1997 and for the period from December 1, 1996 (inception) to August 31, 1999 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

San Diego, California
February 15, 2000

                     CRICKET COMMUNICATIONS HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                           AUGUST 31,
                                                      NOVEMBER 30,    --------------------
                                                          1999          1999        1998
                                                      ------------    --------    --------
                                                      (UNAUDITED)
ASSETS
Property and equipment..............................    $    154      $     --    $     --
Other assets........................................         129            --          --
                                                        --------      --------    --------
          Total assets..............................    $    283      $     --    $     --
                                                        ========      ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued liabilities............    $  7,142      $  6,924    $  4,551
                                                        --------      --------    --------
          Total current liabilities.................       7,142         6,924       4,551
Commitments and contingencies (Note 8)
Stockholders' equity (deficit):
  Preferred stock -- authorized 200,000 shares
     $.0001 par value, no shares issued and
     outstanding....................................          --            --          --
  Common stock -- authorized 75,000,000 shares
     $.0001 par value, 54,133,167, 52,000,100 and
     100 shares issued and outstanding at November
     30, 1999 (unaudited) and August 31, 1999 and
     1998, respectively.............................           5             5          --
  Additional paid-in capital........................      64,793        51,995          --
  Parent's investment and advances..................          --         4,115      20,146
  Notes receivable from stockholders................        (926)         (906)         --
  Deficit accumulated during the development
     stage..........................................     (70,731)      (62,133)    (24,697)
                                                        --------      --------    --------
          Total stockholders' equity (deficit)......      (6,859)       (6,924)     (4,551)
                                                        --------      --------    --------
          Total liabilities and stockholders' equity
             (deficit)..............................    $    283      $     --    $     --
                                                        ========      ========    ========

See accompanying notes to consolidated financial statements.

                     CRICKET COMMUNICATIONS HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                        PERIOD FROM      PERIOD FROM      PERIOD FROM
                               THREE MONTHS                             DECEMBER 1,      DECEMBER 1,      DECEMBER 1,
                                   ENDED             YEAR ENDED             1996             1996             1996
                               NOVEMBER 30,          AUGUST 31,        (INCEPTION) TO   (INCEPTION) TO   (INCEPTION) TO
                             -----------------   -------------------     AUGUST 31,       AUGUST 31,      NOVEMBER 30,
                              1999      1998       1999       1998          1997             1999             1999
                             -------   -------   --------   --------   --------------   --------------   --------------
                                (UNAUDITED)                                                               (UNAUDITED)
General and administrative
  expenses.................  $(3,118)  $(1,000)  $(16,545)  $ (8,896)     $    --          $(25,441)        $(28,559)
Equity in net loss of
  unconsolidated wireless
  operating company........   (5,500)   (8,650)   (20,900)   (11,801)      (4,000)          (36,701)         (42,201)
Interest income............       20        --          9                      --                 9               29
                             -------   -------   --------   --------      -------          --------         --------
    Net loss...............  $(8,598)  $(9,650)  $(37,436)  $(20,697)     $(4,000)         $(62,133)        $(70,731)
                             =======   =======   ========   ========      =======          ========         ========

See accompanying notes to consolidated financial statements.

                     CRICKET COMMUNICATIONS HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                   THREE MONTHS                              PERIOD FROM        PERIOD FROM        PERIOD FROM
                                       ENDED             YEAR ENDED        DECEMBER 1, 1996   DECEMBER 1, 1996   DECEMBER 1, 1996
                                   NOVEMBER 30,          AUGUST 31,         (INCEPTION) TO     (INCEPTION) TO     (INCEPTION) TO
                                 -----------------   -------------------      AUGUST 31,         AUGUST 31,        NOVEMBER 30,
                                  1999      1998       1999       1998           1997               1999               1999
                                 -------   -------   --------   --------   ----------------   ----------------   ----------------
                                    (UNAUDITED)                                                                    (UNAUDITED)
Operating activities:
  Net loss.....................  $(8,598)  $(9,650)  $(37,436)  $(20,697)      $(4,000)           $(62,133)          $(70,731)
  Adjustments to reconcile net
    loss to net cash used in
    operating activities:
    Equity in net loss of
      unconsolidated wireless
      operating company........    5,500     8,650     20,900     11,801         4,000              36,701             42,201
    Interest accrued to notes
      receivable from
      stockholders.............      (20)       --         (9)        --            --                  (9)               (29)
    Changes in assets and
      liabilities:
      Deposits and other
         assets................     (129)       --         --         --            --                  --               (129)
      Accounts payable and
         accrued liabilities...      218        --      2,373      4,551            --               6,924              7,142
                                 -------   -------   --------   --------       -------            --------           --------
Net cash used in operating
  activities...................   (3,029)   (1,000)   (14,172)    (4,345)           --             (18,517)           (21,546)
                                 -------   -------   --------   --------       -------            --------           --------
Investing activities:
  Purchase of property and
    equipment..................     (154)       --         --         --            --                  --               (154)
  Investment in and loans to
    unconsolidated wireless
    operating company..........   (5,500)   (8,650)   (20,900)   (11,801)       (4,000)            (36,701)           (42,201)
                                 -------   -------   --------   --------       -------            --------           --------
Net cash used in investing
  activities...................   (5,654)   (8,650)   (20,900)   (11,801)       (4,000)            (36,701)           (42,355)
                                 -------   -------   --------   --------       -------            --------           --------
Financing activities:
  Exercise of stock options....       --        --      1,103         --            --               1,103              1,103
  Parent's investment and
    advances...................    8,683     9,650     33,969     16,146         4,000              54,115             62,798
                                 -------   -------   --------   --------       -------            --------           --------
Net cash provided by financing
  activities...................    8,683     9,650     35,072     16,146         4,000              55,218             63,901
                                 -------   -------   --------   --------       -------            --------           --------
Net change in cash.............       --        --         --         --            --                  --                 --
Cash at beginning of period....       --        --         --         --            --                  --                 --
                                 -------   -------   --------   --------       -------            --------           --------
Cash at end of period..........  $    --   $    --   $     --   $     --       $    --            $     --           $     --
                                 =======   =======   ========   ========       =======            ========           ========
Supplemental disclosure of
  non-cash investing and
  financing activities:
    Issuance of common stock
      for parent's advances....  $12,798   $    --   $     --   $     --       $    --            $     --           $ 12,798
    Exercise of stock options
      for notes receivable.....  $    --   $    --   $    897   $     --       $    --            $    897           $    897

See accompanying notes to consolidated financial statements.

                     CRICKET COMMUNICATIONS HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                                                                                DEFICIT
                                                                   PARENT'S       NOTES       ACCUMULATED
                                    COMMON STOCK     ADDITIONAL   INVESTMENT    RECEIVABLE    DURING THE
                                   ---------------    PAID-IN        AND           FROM       DEVELOPMENT
                                   SHARES   AMOUNT    CAPITAL      ADVANCES    STOCKHOLDERS      STAGE       TOTALS
                                   ------   ------   ----------   ----------   ------------   -----------   --------
Balance at December 1, 1996
  (inception)....................      --    $--      $    --      $     --       $  --        $     --     $     --
  Parent's investment and
    advances.....................      --     --           --         4,000          --              --        4,000
  Net loss.......................      --     --           --            --          --          (4,000)      (4,000)
                                   ------    ---      -------      --------       -----        --------     --------
Balance at August 31, 1997.......      --     --           --         4,000          --          (4,000)          --
  Parent's investment and
    advances.....................      --     --                     16,146          --              --       16,146
  Net loss.......................      --     --           --            --          --         (20,697)     (20,697)
                                   ------    ---      -------      --------       -----        --------     --------
Balance at August 31, 1998.......      --     --           --        20,146          --         (24,697)      (4,551)
  Parent's investment and
    advances.....................      --     --                     33,969          --              --       33,969
  Issuance of common stock to
    parent.......................  50,000      5       49,995       (50,000)         --              --           --
  Exercise of stock options......   2,000     --        2,000            --        (897)             --        1,103
  Interest accrued on notes
    receivable from
    stockholders.................      --     --           --            --          (9)             --           (9)
  Net loss.......................      --     --           --            --          --         (37,436)     (37,436)
                                   ------    ---      -------      --------       -----        --------     --------
Balance at August 31, 1999.......  52,000      5       51,995         4,115        (906)        (62,133)      (6,924)
September 1, 1999 to November 30,
  1999 (unaudited):
  Parent's investment and
    advances.....................      --     --                      8,683          --              --        8,683
  Issuance of common stock to
    parent.......................   2,133     --       12,798       (12,798)         --              --           --
  Interest accrued on notes
    receivable from
    stockholders.................      --     --           --            --         (20)             --          (20)
  Net loss.......................      --     --           --            --          --          (8,598)      (8,598)
                                   ------    ---      -------      --------       -----        --------     --------
Balance at November 30, 1999
  (unaudited)....................  54,133    $ 5      $64,793      $     --       $(926)       $(70,731)    $ (6,859)
                                   ======    ===      =======      ========       =====        ========     ========

See accompanying notes to consolidated financial statements.

                     CRICKET COMMUNICATIONS HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. THE COMPANY AND BASIS OF PRESENTATION

     THE COMPANY AND NATURE OF BUSINESS

     On August 24, 1998, Leap Wireless International, Inc. ("Leap") created a wholly owned subsidiary, Cricket Communications Holdings, Inc. (the "Company" or "Cricket Communications Holdings"), a Delaware corporation. On June 22, 1999, Leap transferred to Cricket Communications Holdings its equity interest in Chase Telecommunications Holdings, Inc. ("Chase Telecommunications Holdings") and loans to Chase Telecommunications, Inc. ("Chase Telecommunications"), a subsidiary of Chase Telecommunications Holdings, as well as certain additional assets and liabilities.

     The Company is a wireless communications carrier that is deploying a low-cost, simple wireless service. The Company's business strategy, marketed under the brand name "Cricket", is to offer consumers a service plan that allows them to make and receive virtually unlimited local calls for a low, flat monthly rate. The Cricket service was introduced in Chattanooga, Tennessee in March 1999 by Chase Telecommunications, a company that Leap and the Company have agreed to acquire. The Cricket service was launched under an agreement that requires the management of Chase Telecommunications to control the business until the proposed acquisition receives all necessary governmental approvals and is completed.

     BASIS OF PRESENTATION

     The financial statements reflect the financial position, results of operations, cash flows and changes in stockholders' equity (deficit) of the business that was transferred to the Company from Leap as if: (i) the Company was a separate entity for all periods presented, and (ii) the investment in Chase Telecommunications Holdings and loans to Chase Telecommunications prior to June 22, 1999 were entered into by the Company. The financial statements have been prepared using the historical basis in the assets and liabilities and historical results of operations related to the Company's business. The Company maintained no cash balances from December 1, 1996 (inception) through November 30, 1999 (unaudited). When Company purchases were made, liabilities paid or investments and advances made, the cash used by the Company was provided by Leap. Changes in stockholders' equity includes the conversion of Leap's investment and advances into common stock of the Company. In November 1999, the Company issued 2,133,067 shares of its common stock to Leap related to the conversion of investments and advances totaling $12.8 million (unaudited) provided to the Company from June 22, 1999 to November 30, 1999.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     DEVELOPMENTAL STAGE ACTIVITIES AND ADDITIONAL CAPITAL NEEDS

     The Company is in the early stages of developing and deploying its telecommunications systems. Through November 30, 1999, the Company had not generated any revenues from its planned principal operations and was therefore considered to be a development stage company in accordance with Statement of Financial Accounting Standards ("SFAS") No. 7 "Accounting and Reporting by Development Stage Enterprises." The Company's telecommunications systems require significant

                     CRICKET COMMUNICATIONS HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

expenditures, a substantial portion of which is incurred before corresponding revenues are generated. In addition, the Company expects to be highly leveraged which will lead to significant interest expense and principal repayment obligations. The Company therefore expects to incur significant expenses in advance of generating revenues and, as a result, to incur substantial additional losses in the near term. The Company experienced net losses totaling $70.7 million for the period from December 1, 1996 (inception) to November 30, 1999 (unaudited).

     The Company expects to obtain much of its required near-term financing primarily through proceeds from vendor financing arrangements and from capital contributions from Leap. Leap has announced a proposed underwritten public offering (the "Equity Offering") of 4,000,000 shares of its common stock plus an option to the underwriters to purchase up to 600,000 shares of its common stock solely to cover over-allotments. Leap has also announced its intention to issue units (the "Units Offering") consisting of notes and warrants, with anticipated gross proceeds of approximately $550.1 million. Leap has announced that it intends to use a substantial portion of the net proceeds of the Equity Offering and the Units Offering for capital expenditures for the build-out of Cricket networks in the initial phase of development, to fund operating losses expected to be incurred by the Company, to complete the pending acquisition of substantially all of the assets of Chase Telecommunications Holdings and to acquire additional wireless licenses to be used by the Company to offer Cricket service and for repayment of debt. If Leap does not complete the Equity Offering or the Units Offering, Leap has alternative unused capital resources in place to fund the Company's cash needs for the next twelve months, but the scope of the planned network build-outs will be reduced.

     There can be no assurance that the Company will be able to obtain the additional financing it requires, or become profitable. The failure of the Company to build-out its systems, meet its payment obligations or become profitable would adversely affect the value of the Company's assets and its future profitability.

     WIRELESS LICENSES

     The Company plans to deploy the Cricket wireless service to additional markets. Management intends to enter into long-term licensing agreements with affiliates who hold wireless licenses and pay these affiliates for the use of the licenses.

     INTERIM RESULTS (UNAUDITED)

     The accompanying consolidated balance sheet as of November 30, 1999 and consolidated statements of operations and related statements of cash flows for the three months ended November 30, 1999 and 1998 are unaudited. In the opinion of management, these consolidated statements have been prepared on the same basis as the audited consolidated financial statements included herein and include all adjustments, consisting of only normal recurring adjustments, necessary for the fair statement of the financial position and results of the interim periods. The data disclosed in these notes to consolidated financial statements for these periods is also unaudited.

                     CRICKET COMMUNICATIONS HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Cricket Communications Holdings and its wholly owned subsidiary, Cricket Communications, Inc. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

     PROPERTY AND EQUIPMENT AND NETWORK UNDER DEVELOPMENT

     Property and equipment are recorded at cost. Network development costs will be amortized on a straight-line method over their estimated useful life, estimated to be 3 to 7 years upon commencement of service. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining term of the related lease. Repairs and maintenance costs are expensed as incurred.

     Network development costs are capitalized as incurred and include all costs related to engineering, site development, interest expense and other development costs being incurred to ready the Company's networks for use.

     LONG-LIVED ASSETS

     The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the total amount of an asset may not be recoverable. An impairment loss is recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount.

     START-UP AND ADVERTISING COSTS

     Start-up costs are expensed as incurred. The Company expenses production costs of print, radio and television advertisements and other advertising costs as they are incurred.

     STOCK-BASED COMPENSATION

     The Company measures compensation expense for its employee and outside directors stock-based compensation using the intrinsic value method. Compensation charges related to non-employee stock-based compensation are measured using the fair value method.

     INCOME TAXES

     Current income tax benefit (expense) is the amount expected to be receivable (payable) for the current year. A deferred tax asset and/or liability is computed for both the expected future impact of differences between the financial statement and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be "more likely than not" realized in future tax returns. Tax rate changes are reflected in income in the period such changes are enacted.

     FUTURE ACCOUNTING REQUIREMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which the Company will be required to adopt for fiscal

                     CRICKET COMMUNICATIONS HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

year 2001. This statement establishes a new model for accounting for derivatives and hedging activities. Under SFAS No. 133, all derivatives must be recognized as assets and liabilities and measured at fair value. The Company does not expect that the adoption of SFAS No. 133 will have a material impact on its consolidated financial position or results of operations.

NOTE 3. BALANCE SHEET COMPONENTS

                                                                             AUGUST 31,
                                                          NOVEMBER 30,    ----------------
                                                              1999         1999      1998
                                                          ------------    ------    ------
                                                          (UNAUDITED)
                                                                   (IN THOUSANDS)
Property and equipment:
  Network under development.............................     $  100       $   --    $   --
  Leasehold improvements................................         54           --        --
                                                             ------       ------    ------
                                                             $  154       $   --    $   --
                                                             ======       ======    ======
Other assets:
  Billing system licensing agreement....................     $   50       $   --    $   --
  Other.................................................         79           --        --
                                                             ------       ------    ------
                                                             $  129       $   --    $   --
                                                             ======       ======    ======
Accounts payable and accrued liabilities:
  Trade accounts payable................................     $   80       $   32    $4,551
  Accrued loss on handset purchase commitment...........      6,274        6,274
  Accrued payroll and related benefits..................        788          618        --
                                                             ------       ------    ------
                                                             $7,142       $6,924    $4,551
                                                             ======       ======    ======

NOTE 4. INVESTMENT AND LOANS TO CHASE TELECOMMUNICATIONS

     The Company owns 7.2% of the outstanding capital stock of Chase Telecommunications Holdings. The Company has also provided a $50.0 million working capital facility to Chase Telecommunications. Borrowings under the facility are subject to interest at an annual rate of prime plus 4 1/2%. Principal and capitalized interest amounts outstanding at March 31, 2000 are to be repaid in semi-annual payments ratably over a six-year period commencing June 2000. Accrued and capitalized interest amounts subsequent to March 31, 2000 are payable on maturity in January 2008. Borrowings are collateralized by substantially all of the assets of Chase Telecommunications Holdings and are subordinated to Chase Telecommunication's equipment vendor loans. At November 30, 1999 (unaudited) and August 31, 1999, borrowings under the facility totaled $43.4 million and $36.1 million, including $4.5 million and $3.3 million of accrued and capitalized interest, respectively. Because the facility is the only source of working capital for Chase Telecommunications Holdings and its subsidiaries, the carrying value of the Company's investment in Chase Telecommunications Holdings and loans to Chase Telecommunications under the facility have been reduced to zero as the Company has recognized 100% of the consolidated net losses of Chase Telecommunications Holdings to the extent of its investment and loans.

     In December 1998, Leap and the Company agreed to purchase substantially all the assets of Chase Telecommunications Holdings, including all of the shares of Chase Telecommunications for: $6.3 million in cash; the assumption of principal amounts of liabilities that totaled approximately $109.8 million at

                     CRICKET COMMUNICATIONS HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

November 30, 1999 (unaudited); a warrant to purchase 1% of the common stock of the Company exercisable at $1.0 million; the Company's existing stock ownership and warrants to purchase stock in Chase Telecommunications Holdings; and certain contingent earn-outs. This acquisition is subject to customary closing conditions.

     Condensed financial information for Chase Telecommunications Holdings is summarized as follows (in thousands):

                                                                          AUGUST 31,
                                                    NOVEMBER 30,    ----------------------
                                                        1999          1999         1998
                                                    ------------    ---------    ---------
                                                    (UNAUDITED)
Current assets....................................   $   3,015      $   5,963    $   7,776
Non-current assets................................      82,293         87,282       83,528
Current liabilities...............................      (3,756)        (4,063)      (2,925)
Non-current liabilities...........................    (163,324)      (151,145)    (122,894)
                                                     ---------      ---------    ---------
          Total stockholders' equity (deficit)....     (81,772)       (61,963)     (34,515)
Other stockholders' share of equity (deficit).....     (75,884)       (57,502)     (32,030)
                                                     ---------      ---------    ---------
Company's share of equity (deficit)...............      (5,888)        (4,461)      (2,485)
                                                     ---------      ---------    ---------
  Investment in and loans receivable from Chase
     Telecommunications Holdings..................   $      --      $      --    $      --
                                                     ---------      ---------    ---------

                                                                               PERIOD FROM      PERIOD FROM      PERIOD FROM
                                                                               DECEMBER 1,      DECEMBER 1,      DECEMBER 1,
                            THREE MONTHS ENDED                                     1996             1996             1996
                               NOVEMBER 30,          YEAR ENDED AUGUST 31,    (INCEPTION) TO   (INCEPTION) TO   (INCEPTION) TO
                         -------------------------   ----------------------     AUGUST 31,       AUGUST 31,      NOVEMBER 30,
                            1999          1998         1999          1998          1997             1999             1999
                         -----------   -----------   --------      --------   --------------   --------------   --------------
                         (UNAUDITED)   (UNAUDITED)                                                               (UNAUDITED)
Operating revenues.....   $  2,087       $   599     $  3,337      $     21      $     --         $  3,358         $  5,445
                          --------       -------     --------      --------      --------         --------         --------
Operating losses.......    (12,328)       (3,432)     (15,317)       (4,915)       (4,960)         (25,192)         (37,520)
Other income (expense),
  net..................     (7,481)       (3,267)     (12,131)      (20,991)      (18,796)         (51,918)         (59,399)
                          --------       -------     --------      --------      --------         --------         --------
  Net loss.............    (19,809)       (6,699)     (27,448)      (25,906)      (23,756)         (77,110)         (96,919)
Other stockholders'
  share of net loss....    (12,680)        2,474       (3,052)      (14,105)      (19,756)         (36,913)         (49,593)
                          --------       -------     --------      --------      --------         --------         --------
Company's share of net
  loss.................     (7,129)       (9,173)     (24,396)      (11,801)       (4,000)         (40,197)         (47,326)
Elimination of
  intercompany
  transactions.........     (1,629)         (523)      (3,496)           --            --           (3,496)          (5,125)
                          --------       -------     --------      --------      --------         --------         --------
  Equity in net loss of
    Chase
    Telecommunications
    Holdings...........   $ (5,500)      $(8,650)    $(20,900)     $(11,801)     $ (4,000)        $(36,701)        $(42,201)
                          --------       -------     --------      --------      --------         --------         --------

                     CRICKET COMMUNICATIONS HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5. RELATED PARTY TRANSACTIONS

     LEAP WIRELESS INTERNATIONAL, INC.

     The consolidated financial statements include the allocation of shared general and administrative costs with Leap. Labor and other direct costs of Leap have been allocated to the Company based on estimates of incremental efforts expended and incremental costs incurred related to the Company's business. The Company's share of these costs were $0.4 million for the year ended August 31, 1999 and $0.5 million for the three months ended November 30, 1999 (unaudited). Management believes these allocations reasonably approximate costs incurred by Leap on behalf of the Company's operations. However, the costs as allocated to the Company are not necessarily indicative of the costs that would have been incurred if the Company had performed these functions as a stand-alone entity.

NOTE 6. BENEFIT PLANS

     EMPLOYEE SAVINGS AND RETIREMENT PLAN

     The Company's employees are eligible to participate in Leap's 401(k) plan established in September 1998 that allows eligible employees to contribute up to 15% of their salary, subject to annual limits. The Company matches a portion of the employee contributions and may, at its discretion, make additional contributions based on earnings. Matching contributions were $35,994 and $18,044 for the year ended August 31, 1999 and the three months ended November 30, 1999 (unaudited), respectively.

     EXECUTIVE RETIREMENT PLAN

     The Company's employees are eligible to participate in Leap's voluntary retirement plan that allows eligible executives to defer up to 100% of their income on a pre tax basis. On a quarterly basis, participants receive up to a 50% match up to 10% of their income, in the form of Leap's common stock based on the then current market price, to be issued to the participant upon eligible retirement. The income deferred and the Company match are unsecured and subject to the claims of the general creditors of Leap. For the year ended August 31, 1999 and the three months ended November 30, 1999 (unaudited), 111 shares and 154 shares, respectively, of Leap common stock were allocated under the plan for the Company's employees and the Company's matching contribution amounted to $1,817 and $3,399, respectively.

     STOCK OPTION PLANS

     In June 1999, the Company adopted the Cricket Communications 1999 Stock Option Plan (the "1999 Cricket Plan") that allows the Board of Directors to grant options to selected employees, directors and consultants to purchase shares of the Company. A total of 7,600,000 shares of common stock were reserved for issuance under the 1999 Cricket Plan. The 1999 Cricket Plan provides for the grant of both incentive and non-qualified stock options. Incentive stock options are exercisable at a price not less than 100% of the fair market value of the Company's common stock on the date of grant. Non-qualified stock options are exercisable at a price not less than 85% of the fair market value of the Company's common stock on the date of grant. Generally, options vest over a five-year period and are exercisable for up to ten years from the grant date. In July 1999, the Company received promissory notes totaling $0.9 million and cash of $1.1 million by three of the Company's directors in consideration for the issuance of 2,000,000 shares upon exercise of stock options under the 1999 Cricket Plan.

                     CRICKET COMMUNICATIONS HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     A summary of stock option transactions for the 1999 Cricket Plan follows (number of shares in thousands):

                                                                    OPTIONS OUTSTANDING
                                                   OPTIONS     -----------------------------
                                                  AVAILABLE    NUMBER OF    WEIGHTED AVERAGE
                                                  FOR GRANT     SHARES       EXERCISE PRICE
                                                  ---------    ---------    ----------------
Options authorized..............................    7,600
Options granted.................................   (3,335)       3,335           $1.16
Options cancelled...............................        2           (2)           1.00
Options exercised...............................       --       (2,000)           1.00
                                                   ------       ------
August 31, 1999.................................    4,267        1,333           $1.41
                                                   ======       ======

     The following table summarizes information about stock options outstanding under the 1999 Cricket Plan at August 31, 1999 (number of shares in thousands):

                         OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                  ----------------------------------   --------------------
                               WEIGHTED
                                AVERAGE
                               REMAINING    WEIGHTED               WEIGHTED
                              CONTRACTUAL   AVERAGE                AVERAGE
                   NUMBER        LIFE       EXERCISE    NUMBER     EXERCISE
EXERCISE PRICES   OF SHARES   (IN YEARS)     PRICE     OF SHARES    PRICE
---------------   ---------   -----------   --------   ---------   --------
     $1.00            851        9.81        $1.00        123       $1.00
     $2.00            458        9.87         2.00         --          --
     $4.00             24        9.93         4.00         --          --
                    -----                                 ---
                    1,333        9.83        $1.40        123       $1.00
                    =====                                 ===

     In September 1998, Leap adopted the 1998 Stock Option Plan (the "1998 Leap Plan") that allows the board of directors of Leap to grant options to selected employees, directors and consultants of Leap and its affiliates, including Cricket Communications Holdings, to purchase shares of the Leap common stock. A total of 8,000,000 shares of common stock were reserved for issuance under the 1998 Leap Plan. The 1998 Leap Plan provides for the grant of both incentive and non-qualified stock options. Incentive stock options are exercisable at a price not less than 100% of the fair market value of the common stock of Leap on the date of grant. Non-qualified stock options are exercisable at a price not less than 85% of the fair market value of the common stock on the date of grant. Generally, options vest over a five-year period and are exercisable for up to ten years from the grant date. Leap also adopted the 1998 Non-Employee Directors Stock Option Plan (the "1998 Leap Non-Employee Directors Plan"), under which options to purchase common stock of Leap are granted to non-employee directors on an annual basis. A total of 500,000 shares of common stock were reserved for issuance under the 1998 Leap Non-Employee Directors Plan. The options are exercisable at a price equal to the fair market value of the common stock of Leap on the date of grant, vest over a five-year period and are exercisable for up to ten years from the grant date.

                     CRICKET COMMUNICATIONS HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     A summary of Leap stock option transactions related to employees, directors and consultants of the Company for the 1998 Leap Plan and the 1998 Leap Non-Employee Directors Plan follows (number of shares in thousands):

                                                                   OPTIONS OUTSTANDING
                                                              -----------------------------
                                                              NUMBER OF    WEIGHTED AVERAGE
                                                               SHARES       EXERCISE PRICE
                                                              ---------    ----------------
Options granted.............................................   222,860          $7.99
Options cancelled...........................................    (9,750)          3.12
Options exercised...........................................    (2,555)          2.37
                                                               -------
August 31, 1999.............................................   210,555          $8.21
                                                               =======

     The following table summarizes information about Leap stock options outstanding related to employees, directors and consultants of the Company under the 1998 Leap Plan and the 1998 Leap Non-Employee Directors Plan at August 31, 1999 (number of shares in thousands):

                          OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                   ----------------------------------   --------------------
                                WEIGHTED
                                 AVERAGE
                                REMAINING    WEIGHTED               WEIGHTED
                               CONTRACTUAL   AVERAGE                AVERAGE
    RANGE OF        NUMBER        LIFE       EXERCISE    NUMBER     EXERCISE
EXERCISE PRICES    OF SHARES   (IN YEARS)     PRICE     OF SHARES    PRICE
----------------   ---------   -----------   --------   ---------   --------
       $ 1.81 to
  $ 3.03........     77,425       8.86        $ 3.00      3,275      $2.38
       $ 3.44 to
  $ 6.75........     70,130       9.00          5.79      3,480       4.28
       $10.38 to
  $22.00........     63,000       9.73         17.55         --         --
                    -------                               -----
                    210,555                   $ 8.28      6,755      $3.36
                    =======                               =====

     EMPLOYEE STOCK PURCHASE PLAN

     The Company's employees are eligible to participate in Leap's 1998 Employee Stock Purchase Plan (the "1998 Leap ESP Plan") that allows eligible employees to purchase shares of Leap's common stock at 85% of the lower of the fair market value of such stock on the first or last day of each offering period. Employees may authorize the Company to withhold up to 15% of their compensation during any offering period, subject to certain limitations. For the year ended August 31, 1999 and the three months ended November 30, 1999 (unaudited), a total of 11,209 shares and 3,905 shares, respectively, of Leap common stock were issued to the Company's employees at $3.83 and $15.51 per share, respectively.

     ACCOUNTING FOR STOCK-BASED COMPENSATION

     Pro forma information regarding net income (loss) and net earnings (loss) per common share is required by SFAS No. 123, "Accounting for Stock-Based Compensation". This information is required to be determined as if the Company had accounted for its stock-based awards and stock-based awards made by Leap to the Company's employees and non-employee directors (including shares issued under stock options) under the fair value method of SFAS No. 123. The fair value of options granted in fiscal

                     CRICKET COMMUNICATIONS HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1999 reported below has been estimated at the date of grant using the Black-Scholes option-pricing model using the following weighted average assumptions:

                                                                         1998          1998
                                                         1999         LEAP STOCK     LEAP ESP
                                                     CRICKET PLAN    OPTION PLANS      PLAN
                                                     ------------    ------------    ---------
Risk-free interest rate............................      5.0%             5.0%          4.5%
Volatility.........................................      0.0%            50.0%         55.0%
Dividend yield.....................................      0.0%             0.0%          0.0%
Expected life (years)..............................      6.0              6.0           0.5

     The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's options have characteristics significantly different than those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of its options. The weighted average estimated grant date fair values of stock options granted in fiscal 1999 under the 1999 Cricket Plan, the 1998 Leap Plan and the 1998 Leap ESP Plan were $0.12, $1.57 and $2.37 per share, respectively.

     For purposes of pro forma disclosures, the estimated fair value of the options is assumed to be amortized to expense over the options' vesting period. The Company's pro forma information for the year ended August 31, 1999 is as follows (in thousands, except per share data):

                                                  AS REPORTED    PRO FORMA
                                                  -----------    ---------
Net loss........................................   $(37,436)     $(38,308)

     The Company did not recognize a tax benefit relating to pro forma compensation expense under SFAS No. 123 for fiscal 1999 as such benefit did not meet the "more likely than not" criteria for recognition of deferred tax assets.

NOTE 7. INCOME TAXES

     The Company had not recorded provisions for federal and state income taxes due to net operating losses ("NOL"). The Company will not be able to utilize NOL carryforwards generated prior to June 22, 1999.

NOTE 8. COMMITMENTS AND CONTINGENCIES

     In September 1999, the Company entered into separate agreements providing for the purchase of infrastructure equipment and the financing of such purchases with two major telecommunications suppliers. Under the agreements, the Company has agreed to purchase $330 million in infrastructure equipment from each supplier. In connection with the sales of infrastructure equipment, the suppliers will provide vendor financing that will be used for equipment, services and operations needed to deploy the Company's wireless networks in various markets across the United States. One of the finance agreements is subject to the approval of the applicable supplier's board of directors.

     Until Leap and the Company complete their pending acquisition of substantially all the assets of Chase Telecommunications Holdings, the Company plans to purchase equipment and services required

                     CRICKET COMMUNICATIONS HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

by Chase Telecommunications and then resell the equipment and services to Chase Telecommunications on substantially similar terms. If Leap and the Company fail to consummate the Chase Telecommunications Holdings acquisition by September 20, 2000, Leap will be required to pay in full up to $60.0 million of debt plus accrued interest incurred for the purchase and sale of equipment and services to Chase Telecommunications. If any such repayment by Leap occurs, the Company's obligations to repay Leap shall be subordinate to the Company's obligations under its existing infrastructure equipment finance agreement. As of November 30, 1999 (unaudited), no equipment had been purchased and resold to Chase Telecommunications.

     Following the closing of the Chase Telecommunications acquisition, amounts owed by Chase Telecommunications under an existing equipment financing agreement become due and payable within five days and will be repaid from borrowings under one of the new equipment financing agreements. As of November 30, 1999 (unaudited), Chase Telecommunications Holdings owed approximately $31.0 million under its existing equipment financing agreement.

     Various claims arising in the course of business, seeking monetary damages and other relief, are pending. The amount of the liability, if any, from such claims cannot be determined with certainty; however, in the opinion of management, the ultimate liability for such claims will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

                                   *  *  *  *

[Inside Back Cover]

The top portion of the inside back cover page contains a map of the Americas with the countries of the United States, Mexico and Chile highlighted in color. The Leap logo is displayed at the top followed by the caption "Focused on the
Americas: Licenses Covering all of Mexico, Chile and Selected U.S. Markets." Directly beneath the map are pictures of retail stores bearing the Cricket, Pegaso and SMARTCOM PCS logos. To the left of the pictures of the stores is a picture of a woman holding a wireless handset.

                              [LEAP WIRELESS LOGO]